As filed with the Securities and Exchange Commission on November 24, 2009.
Registration No. 333-161632

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 3
to
Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
GAIN CAPITAL HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	6221 (Primary Standard Industrial Classification Code Number)	20-4568600 (I.R.S. Employer Identification Number)

550 Hills Drive
Bedminster, New Jersey 07921
(908) 731-0700
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Glenn H. Stevens
President and Chief Executive Officer
GAIN Capital Holdings, Inc.
550 Hills Drive
Bedminster, New Jersey 07921
(Name, address including zip code and telephone number, including area code, of agent for service)

Copies to:

Andrew P. Gilbert, Esq. Morgan, Lewis & Bockius LLP 502 Carnegie Center Princeton, New Jersey 08540 Tel: (609) 919-6600 Fax: (609) 919-6701	Joseph A. Hall, Esq. Davis Polk & Wardwell LLP 450 Lexington Avenue New York, New York 10017 Tel: (212) 450-4500 Fax: (212) 450-3500

Approximate date of commencement of proposed sale to the public:  As soon as practicable after the effective date hereof.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑	Smaller reporting company ☐
(Do not check if a smaller reporting company)

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated November 24, 2009

Shares

GAIN Capital Holdings, Inc.

COMMON STOCK

This is our initial public offering of common stock. Our stockholders are selling all of the shares of our common stock, par value $0.00001 per share, offered by this prospectus. We are not selling any shares in this offering and will not receive any of the proceeds from the sale of shares by the selling stockholders. Currently, no public market exists for our shares. We anticipate that the initial public offering price will be between $      and $      per share.

We intend to list the common stock on the NASDAQ Global Market under the symbol “GCAP.”

Investing in our common stock involves risks. See “Risk Factors” beginning on page 16.

PRICE $      PER SHARE

		Underwriting	Proceeds to
	Price to	Discounts and	Selling
	Public	Commissions	Stockholders

Per share	$	$	$
Total	$	$	$

The selling stockholders have granted the underwriters the right to purchase an additional shares of common stock to cover over-allotments.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares of common stock to purchasers on          , 2009.

MORGAN STANLEY	DEUTSCHE BANK SECURITIES

          , 2009

You should rely only on the information contained in this prospectus. We, the selling stockholders and the underwriters have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We, the selling stockholders and the underwriters are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or a free-writing prospectus is accurate only as of its date, regardless of its time of delivery or any sale of shares of our common stock. Our business, financial condition, results of operations and prospects may have changed since that date.

For investors outside the United States: Neither we nor any of the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.

Unless otherwise stated, all references to “us,” “our,” “GAIN,” “GAIN Capital,” “we,” the “Company” and similar designations refer to GAIN Capital Holdings, Inc. and its subsidiaries. Our logo, trademarks and service marks are the property of GAIN Capital Holdings, Inc. Other trademarks or service marks appearing in this prospectus are the property of their respective holders.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus that we believe is important to understanding how our business is currently being conducted. You should read the entire prospectus carefully, including the “Risk Factors” section, the “Management’s Discussion and Analysis” section, the consolidated financial statements and related notes included in this prospectus and the “Prospectus Summary — Recent Developments” section concerning our cessation of our operations in China during 2008, before making an investment decision. As a result of our review of our regulatory compliance in China during 2008, we decided to terminate all service offerings to residents of China and ceased our trading operations located in that country. As of December 31, 2008, we no longer accept new customers or maintain direct customer accounts from residents of China. Therefore, we have presented certain historical information throughout this prospectus that both includes and excludes customer account activity from residents of China. We believe reporting such information without our historical China operations better assists the reader in evaluating our operating performance for comparative purposes with subsequent periods. In addition, you should also note that our preferred stock contains a redemption feature which allows the holders of our preferred stock to require us to repurchase the preferred stock at a fixed price. Such repurchase right must be recorded by us at fair value as a non-cash gain or loss from the recorded level in the immediately prior period. This embedded derivative causes fluctuation in our net income which is not reflective of our operating performance and will no longer exist at and after our initial public offering. As a result, we have presented adjusted net income, a financial measure not calculated in accordance with Generally Accepted Accounting Principles in the United States, or GAAP, which represents our net income/(loss) excluding the change in fair value of the embedded derivative in our preferred stock. This non-GAAP financial measure has certain limitations in that it does not have a standardized meaning and thus our definition may be different from similar non-GAAP financial measures used by other companies and/or analysts and may differ from period to period. As a result, it may be difficult to compare our financial performance to that of other companies.

Our Company

We are an online provider of retail foreign exchange trading and related services founded in 1999 by a group of experienced Wall Street trading professionals. We offer our customers 24-hour direct access to the global over-the-counter, or OTC, foreign exchange markets, where participants trade directly with one another rather than through a central exchange or clearing house. In a foreign exchange trade, participants buy one currency and simultaneously sell another currency. Our trading platform provides a wide array of information and analytic tools that allow our customers to identify, analyze and execute their trading strategies efficiently and cost-effectively. We believe our proprietary technology, multilingual customer service professionals and effective educational programs provide a high degree of customer satisfaction and loyalty. Furthermore, our scalable and flexible technology infrastructure allows us to enhance our product service offerings to meet the rapidly changing needs of the marketplace.

Foreign exchange, or forex, trading is one of the fastest growing areas of retail trading in the financial services industry. According to its most recent report, the Aite Group, a financial services industry market research firm, reported that by the end of 2008, average daily trading volume in the retail forex market reached approximately $100.0 billion, a 900% increase from 2001. Our total annual customer trading volume, which is based on the U.S. Dollar equivalent of notional amounts traded, grew from $120.3 billion in 2004 to $1.50 trillion in 2008, representing a compounded annual growth rate of 87.9%. Our annual customer trading volume from customers residing outside of China grew from $114.3 billion in 2004 to $1.33 trillion in 2008, representing a compounded annual growth rate of 84.7%.

Our annual net revenue grew from $22.2 million in 2004 to $190.8 million in 2008, representing a compounded annual growth rate of 71.2%. Our annual net revenue from customers residing outside of China grew from $20.8 million in 2004 to $166.4 million in 2008, representing a compounded annual growth rate of 68.2%. Our net income grew from $7.1 million in 2004 to $231.4 million in 2008, representing a compounded annual growth rate of 138.9%. Our adjusted net income, a non-GAAP financial measure which represents our net income/(loss) excluding the change in fair value of the embedded derivative in our preferred stock, increased from $7.1 million in 2004 to $49.6 million in 2008, representing a compounded annual growth rate of 62.6%.

We believe customers residing outside the United States represent a significant area of growth for our business. We have a geographically diverse customer base and currently service customers residing in over 140 countries worldwide. For the year ended December 31, 2008, approximately 53.0% of our customer base was located outside of the United States, representing approximately 41.4% of our total trading volume. Customers residing in China represented approximately 18.0% of our customer base and approximately 11.5% of our total trading volume for the year ended December 31, 2008.

We use financial metrics, including tradable accounts and traded accounts, to measure our aggregate customer account activity. Tradable accounts represent customers who maintain cash balances with us that are sufficient to execute a trade in compliance with our policies. As of September 30, 2009, we had 47,374 tradable accounts. The number of tradable accounts is an important indicator of our ability to attract new customers that can potentially lead to trading volume and revenue in the future, although it does not represent actual trades executed. We believe that the most relevant measurement which correlates to volume and revenue is the number of traded accounts, because this represents customers who executed a forex transaction with us during a particular period. During the nine months ended September 30, 2009, 43,565 traded accounts executed a forex transaction with us compared to 45,001 traded accounts (including 11,403 traded accounts from customers residing in China) for the nine months ended September 30, 2008, representing an overall decrease of 3.2%. Traded accounts from customers residing outside of China increased 29.6% during the nine months ended September 30, 2009, compared to the nine months ended September 30, 2008. During the year ended December 31, 2008, 52,555 traded accounts (including 11,647 traded accounts from customers residing in China) executed trades with us, compared to 43,139 traded accounts (including 11,568 traded accounts from customers residing in China) in 2007, representing an increase of 21.8%. Traded accounts from customers residing outside of China increased 29.6% for the year ended December 31, 2008, compared to the year ended December 31, 2007.

We seek to attract and support customers through direct and indirect channels. Our primary direct channel is our retail forex trading Internet website, FOREX.com, which is available in English, traditional and simplified Chinese, Russian and Arabic. It provides currency traders of all experience levels with full trading capabilities, along with extensive educational and support tools. In addition, we utilize our relationships with retail financial services firms, such as broker-dealers and Futures Commission Merchants, or FCMs, to attract additional customers. These firms offer our forex trading services to their existing customers under their own brand in exchange for a revenue sharing arrangement with us. We refer to these firms as our white label partners. We also have relationships with introducing brokers who refer their customers to us for a fee.

Our customer base is comprised primarily of self-directed retail traders who utilize our online platform and tools to trade forex and certain other asset classes. Our customer base also includes accounts managed by authorized intermediaries, such as money managers, trading on behalf of a retail account holder, which we refer to as managed accounts. For the nine months ended September 30, 2009, self-directed investors represented 93.0% of our customer trading volume and managed accounts represented the remaining 7.0% of our customer trading volume.

The majority of our revenue is derived from our activities as a market-maker to our retail customers, where we act as the counterparty to our customers’ trades. We provide both buy and sell quotes for each of the 37 currency pairs we offer. We have extensive experience in the forex market and have used this experience to develop risk management systems and procedures that allow us to manage market and credit risk in accordance with pre-defined exposure limits in real-time. A key component of our approach to managing risk is that we do not take proprietary directional market positions where we would actively initiate market positions in anticipation of future movements in the prices of currencies. Instead, we continuously evaluate market risk exposure, and we actively hedge a portion of our customer transactions on our wholesale forex trading platform on a continuous basis. As a result of our hedging activities, we usually have open positions in various currencies at any given time. We also maintain liquidity relationships with three established, global prime brokers and at least six other wholesale forex trading partners, which we believe provide us with access to a deep forex liquidity pool. We maintain levels of capital in excess of those currently required under applicable regulations.

Our Market Opportunity

Historically, participation in the forex trading market was only available to commercial and investment banks and other large institutional investors. We believe that the expansion of online forex trading firms, such as our company, has led to reduced trading costs and increased investor awareness of the forex market, resulting in greater retail participation. We believe that improved accessibility and convenience has spurred the growth of our industry, similar to the impact online equity brokers had on growth in the U.S. equities markets in the late 1990s.

The forex market is one of the highest notional dollar volume traded financial markets in the world, with daily trading volumes growing at a compounded annual growth rate of 14.8% from approximately $1.4 trillion per day in 2001 to approximately $3.2 trillion per day by April 2007, as stated by the Bank for International Settlements.

We believe retail forex trading is poised for continued, rapid growth as a result of the following trends:

•	increasing recognition of currency trading as an alternative investment and as a tool for portfolio diversification by retail traders, authorized traders and investment professionals globally;

•	improved access to the forex market, reduced transaction costs and more efficient execution;

•	increased availability of investor education relating to the forex market and trading opportunities;

•	expansion of marketing efforts by many leading firms in the forex industry;

•	increasing media coverage of the forex market;

•	heightened domestic and international regulatory oversight; and

•	rising global broadband and wireless penetration.

Our Competitive Strengths

We believe that we have maintained and will continue to enhance our strong position in the retail forex market by leveraging the following competitive strengths:

Leading FOREX.com brand name and strong global marketing capability

We believe that we have developed FOREX.com into the category-defining brand in the online forex trading industry. For the nine months ended September 30, 2009, FOREX.com averaged approximately 1.4 million “unique” visitors per month and we currently service customers from over 140 countries. We calculate the number of unique visitors to FOREX.com by monitoring the number of visitors (as tracked by our website) over a specified period of time, and then subtracting all repeat visits by each individual visitor over such period.

Our sales and marketing strategy leverages the strength of the FOREX.com brand name by employing a combination of direct marketing techniques and focused branding programs. Through our direct marketing efforts, in 2008 we generated 1,158,682 registered users of our demonstration trading accounts which simulate live trading on our proprietary platform, referred to as registered practice trading accounts (including 380,025 registered practice trading account users in China), representing a compounded annual growth rate of 81.8% from 105,959 registered practice trading account users in 2004. For the nine months ended September 30, 2009, we generated 675,658 registered practice trading account users. Complementing our direct marketing strategy, we have assembled a multilingual, 102-person retail sales force that utilizes a highly interactive approach to convert registered practice trading accounts into tradable accounts and manages ongoing customer retention efforts. We have further leveraged the FOREX.com brand name to successfully forge partnerships with white label partners and introducing brokers to allow us to acquire customers that we believe we could not otherwise efficiently attract.

We have achieved significant growth through the international expansion of our customer base. We have grown our company internationally through an efficient business model that combines our centralized trading, middle- and back-office functions located in the United States with direct and indirect marketing techniques tailored for each local market. This approach is designed to achieve a consistent brand experience while minimizing overhead costs.

Superior customer experience and service focus

We offer current and prospective customers a high level of service and a wide range of customizable tools and resources to assist them in learning about trading forex and certain other asset classes and to prepare them for trading in the market. We have a multilingual customer service staff located in the United States that is available seven days a week to handle customer inquiries via telephone, email and online chat, with continuous coverage beginning Sunday at 10:00 a.m. through Friday at 5:00 p.m. and Saturday 9:00 a.m. to 5:00 p.m. (Eastern Standard time). We also offer comprehensive education and training programs, the majority of which are utilized by prospective customers, which have been internally developed and designed to accommodate a variety of experience levels and learning preferences, from self-study to fully instructional programs.

Our emphasis on providing a superior customer experience is evidenced by our high customer satisfaction. In July 2007, we conducted a customer survey to our English-speaking active customers who executed a trade with us 90 days prior to the survey, in which over 90.0% indicated they would recommend FOREX.com to a friend or family member. When asked to rank their reasons for choosing FOREX.com, the three most common responses were execution quality, quality of the trading platform and customer service.

Consistent execution quality

We believe our customers choose us in part due to the consistent quality of our trade execution capabilities, which is comprised of three main aspects: timing, certainty of execution and pricing. We believe that our proprietary rate engine provides our customers with access to forex liquidity at competitive market rates. We are able to provide our customers with a high degree of certainty in the execution of their trades as a result of our liquidity relationships with three established global prime brokers, Deutsche Bank, The Royal Bank of Scotland plc, or RBS, and UBS AG, or UBS, as well as relationships with at least six other wholesale forex trading partners. Through these relationships, our access to a deep pool of forex liquidity assists in ensuring that we are able to execute our customers’ trades in any of the 37 currency pairs and notional amounts they desire.

Highly scalable proprietary technology with a proven track record of innovation

We believe that our proprietary technology provides us with significant competitive advantages. Our scalable and flexible technology infrastructure allows us to quickly adapt to meet the rapidly changing needs of the marketplace. For example, in 2009 we introduced trading in the gold and silver spot market onto our platform. In addition, our proprietary technology allows us to quickly integrate other trading platforms that are attractive to our customers and can benefit from our aggregation of retail pricing received from our wholesale forex trading partners and our offsite environmentally-controlled, secure facilities housing our hardware and network connections. In 2007, we began offering MetaTrader, an online trading platform popular with the international retail trading community, which we license from a third party. We believe that our integrated online trading platform, including our proprietary rate engine which aggregates the retail prices received from our wholesale forex partners and publishes real-time quotes, offers our customers a consistent level of trade execution and decision support for all products we offer.

Extensive risk management experience and capital position in excess of current regulatory requirements

We have extensive experience in the forex market and have leveraged this experience to develop proprietary risk management systems and procedures that allow us to manage market and credit risk in accordance with predefined exposure limits in real-time and maintain a conservative capital position while taking into account specific market events and market volatility. A key component of our approach to managing risk is that we do not take proprietary directional market positions where we would actively initiate market positions in anticipation of future movements in the prices of currencies. Instead, we continuously evaluate market risk exposure, and we actively hedge customer transactions with our wholesale forex trading platform on a continuous basis. As a result of our hedging activities, we are likely to have open positions in various currencies at any given time.

As part of our risk management philosophy, we maintain capital levels in excess of those required under applicable regulations in multiple jurisdictions. We believe that our excess capital position in the United States compares favorably to that of many of our competitors that operate primarily in forex trading and positions us favorably for potential future increases in minimum capital requirements domestically and abroad. Additionally, we believe that our capital position enhances our access to foreign exchange liquidity, thereby improving our ability to provide customers with attractive pricing and facilitating our trading and hedging activities. In addition, our capital position allows us to provide capital to our affiliates as needed, to accommodate their business growth and meet potential increases in minimum capital requirements.

Experienced management team

Our senior management team is comprised of experienced executives with significant forex, financial services and financial technology expertise. In addition, our senior management team has extensive experience in many critical aspects of our business, including trading and risk management, retail brokerage operations, compliance, application development and technology infrastructure. For example, prior to joining us in 2000, Glenn Stevens, our President and Chief Executive Officer, served for seven years as managing director and chief forex dealer at Merrill Lynch & Co., Inc., and Mr. O’Sullivan, our Chief Dealer, served for six years as director of the New York sterling desk of Merrill Lynch & Co., Inc., prior to his joining us in 2000. We believe the experience of our senior management team, including over 25 years of forex trading experience for our President and Chief Executive Officer and over 20 years of forex trading experience for our Chief Dealer, has been integral to our success to date and will be critical to our successful expansion into new markets and products in the future.

Risks Associated with Our Business

An investment in our common stock involves substantial risks and uncertainties that may adversely affect our business, financial condition and results of operations and cash flows, including:

•	The retail forex market has only recently become accessible to retail investors and, accordingly, we have a limited operating history upon which to evaluate our performance. Our prospects may be materially adversely affected by the risks, expenses and difficulties frequently encountered in the operation of a new business in a rapidly evolving industry characterized by intense competition and evolving regulatory oversight and rules.

•	The susceptibility of our revenue and profitability to changes in domestic and international market and economic conditions. Our revenue and profitability is influenced by trading volume and currency volatility, which are directly impacted by disruption and volatility in domestic and international markets and economic conditions.

•	The risk that our risk management policies and procedures may not be effective and may expose us to unidentified or unanticipated risks. We depend upon our risk management policies to identify, monitor and control a variety of risks. Some of our methods for managing risk are discretionary in nature and based upon internally developed controls and observed historical market behaviors. Such policies may not adequately prevent losses or anticipate changes in the market.

•	The impact on our business from potential trading losses. A substantial portion of our revenue and operating profits is derived from our role as a market-maker. In such role, we are exposed to significant pricing and liquidity risks, as well as to risks relating to possible inaccuracies in our proprietary pricing mechanism, which may result in trading losses.

•	The risk of corruption or disruption of our proprietary technology. Our success in the past has largely been attributable to our proprietary technology. We rely on our proprietary technology to receive and properly process internal and external data in order to run our business. Any disruption or corruption of our proprietary technology may result in service interruptions or other negative consequences.

•	The loss of our key personnel. Our key employees have significant experience in the forex industry and have made significant contributions to our business and operations. Our continued success is dependent upon the retention of these employees.

•	Our dependence on wholesale forex trading partners and prime brokers in order to continually provide our market-making services. Given the level of our customers’ trading volume, we depend upon third party financial institutions to provide us with access to forex market liquidity and competitive wholesale forex pricing spreads. In the event that we no longer have access to the competitive wholesale forex pricing spreads and/or levels of liquidity that we currently have, we may be unable to provide competitive forex trading services, which will materially adversely affect our business, financial condition and results of operations and cash flows.

•	A risk of default by financial institutions holding our funds and other counterparties with whom we do business. Our forex market-making operations require a commitment of capital that involves risk of losses due to the potential failure or default by the counterparties with whom we do business.

•	The regulatory risks in jurisdictions where our operations may be restricted by existing and evolving regulatory requirements. We operate in a heavily regulated environment that imposes significant compliance requirements where failure to comply may result in regulatory actions and sanctions against us. For example, we face the potential risk of enforcement actions and sanctions for our prior operations in China.

You should consider these risks and others described in this prospectus before investing in our common stock. For a more detailed discussion of these and other significant risks associated with operating our business and investing in our common stock, you should read the section entitled “Risk Factors” beginning on page 16 of this prospectus.

Our Growth Strategy

We intend to pursue the following strategies to continue to grow our forex business and to continue to expand our product offerings to our customers:

Increase penetration in our existing markets

We plan to increase penetration in our existing markets by continuing to focus on reaching the greatest number of prospective customers who may open registered practice trading accounts. We seek to accomplish this by employing a mixture of on- and off-line advertising, search engine marketing, email marketing, television and radio advertising, attendance at industry trade shows and strategic and public media relations. We intend to continue to focus on converting our registered practice trading accounts into traded accounts in order to grow our business and increase our market share. We believe we can most effectively generate registered practice trading accounts and convert them into traded accounts by continuing to tailor our marketing strategy to each customer type we target and by offering prospective customers training, educational tools and superior customer service.

Continue the international expansion of our customer base

We intend to enhance our growth through the continued expansion of our international customer base into new markets and continue to penetrate existing international markets. We believe owning and operating a leading forex Internet domain name enhances our ability to promote our advanced trading technology and tools, as well as our market leading customer service, while also generally building awareness of the forex market among retail investors. In addition to leveraging the FOREX.com brand name globally, we intend to grow internationally by continuing to open offices in areas where a local presence is helpful to our growth efforts and by selectively pursuing strategic acquisitions. For example, we are currently seeking local registration, licensing and authorization to conduct our forex trading services in Australia and Singapore. To successfully expand into other new international markets, we intend to employ a strategy that centralizes brand management, trading, middle- and back-office functions at our U.S. headquarters and tailors marketing programs and sales and customer support to the local market.

Expand our product offering

We intend to grow our business by offering our customers additional products which are complementary to our current product offerings. Since customers who trade in forex often trade in other financial products, we believe we have significant growth opportunities to cross-sell complementary products to these customers. Expanding our product offerings to include other financial products will enable our customers to execute diversified trading strategies across various products from a single, integrated trading platform. We believe our proprietary and scaleable technology infrastructure, along with our extensive forex trading experience, will allow us to introduce new products efficiently and cost effectively. As a result, we believe the expansion of our product offerings will allow us to attract and satisfy our customers’ increased trading needs, which will in turn result in increased customer trading volume with us. For example, we recently introduced spot trading in gold and silver, and have also introduced GAIN Capital Securities Inc., or GAIN Securities, a registered broker-dealer, for trading of equity securities. Some other products we intend to offer include:

•	Forex trading products

We intend to offer additional forex trading products, including more currency pairs, currency options and a range of other currency-related investment products.

•	Contracts for difference

Outside the United States, we intend to expand on our contracts for difference, or CFDs, offerings. CFDs are instruments linked to the performance of the price of an underlying financial instrument, including precious metals, energy products and other commodities, as well as stock indices and government bonds. Because CFDs are margin-based and are OTC traded, we believe that we can effectively apply our market-making and risk management expertise to these financial instruments.

•	Listed exchange products

Our status as an FCM provides us with the regulatory ability to offer a variety of exchange-traded products, including futures and options on equity and fixed income indices, and commodities, to our customers in the United States. We also intend to expand the offerings of GAIN Securities to include advanced options trading, as well as fixed income and other equities products.

Increase our partnerships with other financial services firms

We intend to continue to develop relationships with white label partners and introducing brokers which provide us with additional channels to attract prospective customers that we believe we could not otherwise efficiently solicit. These prospective customers include individuals in jurisdictions where we are not currently registered with the local regulator and those customers who have demonstrated significant loyalty to their existing financial services firm. In these circumstances, the partnership arrangements are more profitable for us since the customers provided through these partnerships generate trading revenue for us, but generally do not require us to incur any incremental direct marketing or regulatory compliance expenses.

Pursue strategic acquisitions and alliances to expand our product and service offerings and geographic reach

We intend to continue to selectively pursue attractive acquisition and alliance opportunities. In the past, we have successfully expanded the breadth of our product and service offerings by acquiring companies with complementary products and services, such as our acquisition of the London-based RCG GAIN Limited (now known as GAIN Capital-Forex.com U.K., Ltd.), our purchase of a 51.0% interest, with rights to acquire up to a 95.0% interest, in Fortune Capital Co., Ltd. (now known as GAIN Capital Japan, Co. Ltd.) and our acquisition of a registered broker-dealer of equity securities (now known as Gain Securities). Additionally, we will consider acquisitions and alliances in key geographic markets to establish or increase our presence and accelerate our growth. Following this offering, we will have the ability to use our common stock as an additional acquisition currency with which to pursue future acquisitions.

Recent Developments

Termination of service offerings in China

Since 2006, a significant portion of our trading volume, trading revenue, net income and cash flow were generated from residents of China. When we commenced offering our forex trading services through our Chinese language website to residents of China in October 2003, we believed that our operations were in compliance with applicable Chinese regulations. However, as a result of our review of our regulatory compliance in China during 2008, in May 2008 we became aware of a China Banking and Regulatory Commission, or CBRC, prohibition on forex trading firms providing retail forex trading services to Chinese residents through the Internet without a CBRC permit. We do not have such a permit and to our knowledge, no such permit exists. As a result of this regulatory uncertainty, we decided to terminate all service offerings to residents of China and ceased our trading support operations located in that country. As of December 31, 2008, we no longer accept new customers or maintain direct customer accounts from residents of China. However, due to an ongoing relationship with one of our introducing brokers, eight immaterial legacy accounts (as of September 30, 2009) which were originally sourced through that introducing broker prior to the termination of our service offering in China, remained open. For the nine months ended September 30, 2009, the trading activity by these legacy accounts resulted in an immaterial amount of trading volume. We have taken steps to close these accounts, and expect they will be closed, by December 31, 2009. All references to “China” refer to mainland China and exclude the Hong Kong and Macau Special Administrative Regions.

We have become aware that the CBRC may, at a future date, issue regulations by which certain institutions will be allowed to engage in retail forex trading services. There is no assurance as to when these clarifying regulations will be issued or, if issued, whether we will be able to offer our trading services to Chinese residents under such regulations. As a result, we do not intend to offer our trading services and no longer accept or maintain direct customer accounts from residents of China, except as described above, until such time as we are able to obtain the necessary permits, licenses or approvals from the applicable Chinese regulators, in accordance with applicable Chinese regulations. We will continue to monitor the regulatory environment in China and, when possible, we will seek to obtain the necessary permits, licenses or approvals from the applicable Chinese regulators, or to partner with a firm with such approval, to resume our retail forex trading services in China. As our Chinese language website is also used by customers in other countries, we will continue to use it as we offer our services to Chinese-speaking customers who do not reside in China. We cannot provide any assurance that we will not be subject to fines or penalties, and if so in what amounts, relating to the period in which we provided forex trading services through the Internet to Chinese residents.

Corporate Information

We were incorporated in Delaware in October 1999 as GAIN Capital, Inc. In order to expand, either directly or through wholly-owned subsidiaries, into business activities not regulated by the Commodity Futures Trading Commission, or CFTC, or National Futures Association, or NFA, on August 1, 2003, all outstanding capital stock of GAIN Capital, Inc. was converted into capital stock of GAIN Capital Group, Inc. pursuant to an agreement and plan of merger by and among GAIN Capital Group, Inc., GAIN Merger Sub Inc. (a wholly-owned subsidiary of GAIN Capital Group, Inc.) and GAIN Capital, Inc. Pursuant to such agreement and plan of merger, GAIN Merger Sub Inc., merged with and into GAIN Capital, Inc., the surviving entity, and the holders of capital stock, warrants and options of GAIN Capital, Inc. received capital stock, warrants and options of GAIN Capital Group, Inc. on a one-for-one basis, and GAIN Capital, Inc. continued to exist as a wholly-owned subsidiary of GAIN Capital Group, Inc. The GAIN Capital, Inc. stockholders before the merger were the same as the GAIN Capital Group, Inc. stockholders after the merger.

As a condition to entering into a credit facility in 2006, the lending banks required that we pledge the ownership interests in certain of our operating subsidiaries as collateral. In order to facilitate such pledge, on March 27, 2006, all outstanding capital stock of GAIN Capital Group, Inc. was converted into capital stock of GAIN Capital Holdings, Inc. pursuant to an Agreement and Plan of Merger by and among GAIN Capital Group, Inc., GH Formation, Inc. (a wholly-owned subsidiary of GAIN Capital Group, Inc.) and GAIN Capital Holdings, Inc. Pursuant to such agreement and plan of merger, GH Formation, Inc. merged with and into GAIN Capital Group, Inc., the surviving entity, and the holders of capital stock, warrants and options of GAIN Capital Group, Inc. received capital stock, warrants and options of GAIN Capital Holdings, Inc. on a one-for-one basis, and GAIN Capital Group, Inc. continued to exist as an indirect wholly-owned subsidiary of GAIN Capital Holdings, Inc. The GAIN Capital Group, Inc. stockholders before the merger were the same as the GAIN Capital Holdings, Inc. stockholders after the merger.

For tax planning purposes, contemporaneously with the foregoing merger, on March 27, 2006, GAIN Capital Group, Inc. was converted to a limited liability company, GAIN Capital Group, LLC, and GAIN Capital, Inc. was converted to a limited liability company, GAIN Capital, LLC, thereby allowing profits and losses to pass through such entities. At the same time, GAIN Holdings, LLC, a newly created holding company and wholly-owned subsidiary of GAIN Capital Holdings, Inc., became the sole member and holder of all of the membership interests of GAIN Capital Group, LLC. On April 28, 2006, GAIN Capital, LLC merged with and into GAIN Capital Group,

LLC and ceased to exist as a separate entity. The membership interests of GAIN Holdings, LLC were pledged as collateral in connection with the credit facility referenced above.

Our principal executive offices are located at 550 Hills Drive, Bedminster, New Jersey 07921. Our telephone number is (908) 731-0700. On August 18, 2009, we entered into a lease agreement for approximately 45,000 square feet of office space at 135 Route 202/206, Bedminster, New Jersey, which we intend to use as our new principal executive offices. The term of the lease will run from January 1, 2010 to December 1, 2025, and we expect to move to our new facilities in the first quarter of 2010. We believe this new facility will accommodate our needs for the foreseeable future. We operate our market-making services out of our Bedminster (New Jersey), London and Tokyo offices and our sales and support services out of our Bedminster, New York City, Woodmere (Ohio), London, Tokyo and Hong Kong offices. We have a representative office and a technology development office in Shanghai. Consistent with the termination of our business in China, we are in the process of closing our Shanghai offices. Our corporate website address is www.gaincapital.com. The information on our website is not incorporated by reference into this prospectus and should not be considered to be a part of this prospectus. We have included our website address as an inactive textual reference only. As of September 30, 2009, we employed 362 individuals worldwide.

We are a registered FCM and Forex Dealer Merchant, or FDM, with the Commodity Futures Trading Commission, or CFTC, and a member of the National Futures Association, or NFA. In 2008, we acquired a 51.0% interest, with rights to acquire up to a 95.0% interest, in GAIN Capital Japan, Co. Ltd., a Tokyo-based introducing broker regulated by the Financial Supervisory Authority in Japan, or the Japan FSA. In October 2009, we increased our ownership interest in GAIN Capital Japan, Co. Ltd. to 70.0%. We also operate GAIN Securities, a registered broker-dealer (which is registered with the Securities and Exchange Commission, or SEC, and is a member of the Financial Industry Regulatory Authority, or FINRA). We are authorized as principal and counterparty to spot foreign currency trades, CFDs and gold and silver spot contracts in the U.K. and Japan, and we are seeking authorization in Singapore and Australia. We are also registered as a Securities Arranger with the Cayman Islands Monetary Authority, or CIMA, in the Cayman Islands and registered with the Securities and Futures Commission, or SFC, in Hong Kong to act as an introducer to Gain Capital Group, LLC in the United States.

THE OFFERING

Common Stock offered by the selling stockholders	shares

Common stock to be outstanding immediately after this offering	shares

Use of proceeds	We will not receive any of the proceeds from the sale of shares by the selling stockholders. See “Use of Proceeds.”

Proposed NASDAQ Global Market symbol	“GCAP”

Risk factors	See “Risk Factors” beginning on page 16 of this prospectus and the other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in shares of our common stock.

The number of shares of our common stock to be outstanding after this offering is based on the number of shares outstanding as of          , 2009. The number of shares of our common stock to be outstanding after this offering does not take into account:

•	shares of common stock issuable upon the exercise of outstanding stock options as of , 2009 at a weighted average exercise price of $ per share;

•	shares of common stock issuable pursuant to outstanding restricted stock units as of , 2009;

•	an aggregate of shares of common stock that will be reserved for future issuance under our 2009 Omnibus Incentive Compensation Plan as of the closing of this offering; and

•	an aggregate of shares of common stock that will be reserved for future issuance under our 2009 Employee Stock Purchase Plan.

Unless otherwise noted, the information in this prospectus assumes that the underwriters do not exercise their over-allotment option granted by the selling stockholders, and has been adjusted to reflect the -for-1 stock split of our common stock effected immediately prior to the completion of this offering, the conversion of all outstanding shares of our preferred stock into an aggregate of          shares of common stock upon the completion of this offering and the filing of our amended and restated certificate of incorporation and the adoption of our amended and restated by-laws upon the completion of this offering.

SUMMARY CONSOLIDATED FINANCIAL AND OTHER DATA

The following table presents our summary historical consolidated financial data for the periods presented and should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and notes thereto included elsewhere in this prospectus. The consolidated statements of operations data for the fiscal years ended December 31, 2006, 2007 and 2008 and the consolidated statements of financial condition data as of December 31, 2007 and 2008 are derived from our audited consolidated financial statements included elsewhere in this prospectus. The consolidated statements of operations data for the fiscal years ended December 31, 2004 and 2005 and the consolidated statements of financial condition data as of December 31, 2004, 2005 and 2006 are derived from our audited historical consolidated financial statements not included in this prospectus.

The consolidated statements of income data for the nine-month periods ended September 30, 2008 and 2009 and the consolidated statement of financial condition data as of September 30, 2009 are derived from our unaudited condensed consolidated financial statements included elsewhere in this prospectus which have been prepared on the same basis as the audited consolidated financial statements and reflect all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of our results of operations and financial position. The consolidated statements of financial condition data as of September 30, 2008 are derived from our unaudited consolidated financial statements not included in this prospectus. The results of operations for the nine months ended September 30, 2009 are not necessarily indicative of the results to be expected for the full year ended December 31, 2009.

As a result of the termination of our trading operations in China, the historical financial information presented below is not indicative of our future performance. For the year ended December 31, 2008, net revenue associated with customers residing in China was $24.4 million, compared to $20.6 million for the year ended December 31, 2007. Our total direct expenses attributable to our operations in China were $5.9 million for the year ended December 31, 2008, compared to $4.8 million for the prior year. In addition, due to the non-cash impact of the redemption feature contained in our preferred stock which requires fair value accounting, there are fluctuations in our net income which will cease upon our initial public offering and which is not reflective of our operating performance.

The pro forma consolidated statement of financial condition data as of September 30, 2009 gives effect to this offering based on an assumed initial public offering price of $      per share, which is the midpoint of the range listed on the cover page of this prospectus. The pro forma earnings per common share data for the year ended December 31, 2008 and the nine months ended September 30, 2009 reflect the sale by our selling stockholders of shares of common stock pursuant to this offering based on an assumed initial public offering price of $      per share, which is the midpoint of the range listed on the cover page of this prospectus.

						Nine Months Ended
	Year Ended December 31,					September 30,
	2004(2)	2005(2)	2006(1)	2007(1)	2008(1)	2008(1)	2009(1)
	(in thousands, except share and per share data)

Consolidated Statements of Operations Data:
REVENUE
Trading revenue	$21,257	$36,249	$69,471	$118,176	$186,004	$129,331	$113,797
Other revenue	665	223	242	437	2,366	1,984	1,654

Total non-interest revenue	21,922	36,472	69,713	118,613	188,370	131,315	115,451
Interest revenue	324	1,519	3,145	5,024	3,635	3,180	228
Interest expense	(33)	(110)	(356)	(611)	(1,208)	(980)	(554)

Net interest revenue/(expense)	291	1,409	2,789	4,413	2,427	2,200	(326)

Net revenue	22,213	37,881	72,502	123,026	190,797	133,515	115,125

EXPENSES
Employee compensation and benefits	5,035	9,511	17,258	25,093	37,024	27,453	29,621
Selling and marketing	1,186	3,256	12,517	21,836	29,312	21,975	26,791
Trading expenses and commissions	2,973	7,279	10,321	10,436	16,310	12,992	10,431
Interest expense on notes payable	—	—	2,075	3,688	2,697	2,177	1,294
Bank fees	245	507	935	2,316	3,754	2,595	3,415
Depreciation and amortization	301	494	897	1,911	2,496	1,897	2,013
Communications and data processing	155	424	873	1,659	2,467	1,681	1,950
Occupancy and equipment	306	530	1,045	1,616	2,419	1,715	2,391
Bad debt provision/(recovery)	—	836	574	1,164	1,418	1,289	593
Professional fees	877	761	1,295	1,380	3,104	1,981	2,549
Software expense	11	21	78	123	888	541	712
Professional dues and memberships	15	15	48	187	773	566	565
Write-off of deferred initial public offering costs	—	—	—	—	1,897	—	—
Change in fair value of convertible preferred stock embedded derivative(2)	—	—	61,732	165,280	(181,782)	(170,279)	40,820
Impairment of intangible assets	—	—	165	—	—	—	—
Other	477	155	3,085	(627)	1,424	1,041	1,091

Total	11,581	23,789	112,898	236,062	(75,799)	(92,376)	124,236

INCOME/(LOSS) BEFORE INCOME TAX EXPENSE AND EQUITY IN EARNINGS OF EQUITY METHOD INVESTMENT	10,632	14,092	(40,396)	(113,036)	266,596	225,891	(9,111)
Income tax expense	3,504	5,881	9,063	21,615	34,977	24,040	11,423
Equity in earnings of equity method investment	—	(3)	(43)	—	(214)	(80)	—

NET INCOME/(LOSS)	7,128	8,208	(49,502)	(134,651)	231,405	201,771	(20,534)

Net income/(loss) applicable to noncontrolling interest	—	—	—	—	(21)	—	(15)

Net income/(loss) applicable to GAIN Capital Holdings, Inc.	$7,128	$8,208	$(49,502)	$(134,651)	$231,426	$201,771	$(20,519)

Effect of redemption of preferred shares	—	—	(39,006)	—	(63,913)	(63,913)	—
Effect of preferred share accretion	(2,892)	(63)	2,205	—	—	—	—

Net income/(loss) applicable to GAIN Capital Holdings, Inc. common shareholders	$4,236	$8,145	$(86,303)	$(134,651)	$167,513	$137,858	$(20,519)

Earnings/(loss) per common share:
Basic	$0.95	$1.96	$(30.90)	$(70.89)	$130.12	$107.06	$(15.71)

Diluted	$0.27	$0.49	$(30.90)	$(70.89)	$11.17	$9.18	$(15.71)

Weighted average common shares outstanding used in computing earnings/(loss) per common share:
Basic	4,445,869	4,157,464	2,792,895	1,899,386	1,287,360	1,287,650	1,306,265

Diluted	15,838,150	16,634,016	2,792,895	1,899,386	15,002,277	15,019,396	1,306,265

Pro forma (unaudited)(3)
Pro forma earnings/(loss) per common share:
Basic					$38.56		$15.54

Diluted					$3.31		$1.36

Pro forma weighted average common shares outstanding used in computing pro forma earnings/(loss) per common share:
Basic					1,287,360		1,306,265

Diluted					15,002,277		14,932,401

(1)	For each of the periods indicated, in accordance with Statement of Financial Accounting Standards, or SFAS, No. 133, we accounted for an embedded derivative liability attributable to the redemption feature of our outstanding preferred stock. This redemption feature and the

(footnotes continued on following page)

associated embedded derivative liability will no longer be required to be recognized upon conversion of our preferred stock in connection with the completion of this offering. See “Prospectus Summary-Reconciliation of Net Income/(Loss) to Adjusted Net Income.”

(2)	These amounts do not include the impact of the embedded derivative liability of approximately $8.7 million (unaudited) and $37.6 million (unaudited) as of December 31, 2004 and 2005, respectively, and the change in fair value for the years ended December 31, 2004 and 2005 of $6.0 million (unaudited) and $28.8 million (unaudited), respectively.

(3)	These amounts do not include the impact of the change in fair value of our convertible, redeemable preferred stock embedded derivative, the effect of redemption of preferred shares and the effect of preferred share accretion. For the year ended December 31, 2008, the change in fair value resulted in a gain of $181.8 million and for the nine months ended September 30, 2009 the change in fair value resulted in a loss of $40.8 million.

								Pro Forma
	As of December 31,					As of September 30,		As of September 30,
	2004	2005	2006	2007	2008	2008	2009	2009
	(in thousands unless otherwise stated)

Consolidated Statements of Financial Condition Data:
Cash and cash equivalents	$18,188	$22,482	$31,476	$98,894	$176,431	$160,195	$197,938	$
Receivables from brokers	$36,383	$59,080	$71,750	$74,630	$75,817	$94,196	$100,171	$
Total assets	$56,084	$82,661	$113,491	$180,628	$264,816	$272,096	$315,710	$
Payables to brokers, dealers, FCMs, and other regulated entities	$6,037	$4,577	$5,248	$2,163	$1,679	$1,560	$1,732	$
Payables to customers	$29,451	$50,031	$70,321	$106,741	$122,293	$152,042	$168,266	$
Convertible, redeemable preferred stock embedded derivative	—	—	$99,286	$264,566	$82,785	$94,287	$123,604	$
Notes payable	—	—	$27,500	$49,875	$39,375	$42,000	$31,500	$
Total shareholders’ equity/(deficit)	$15,305	$23,605	$(154,242)	$(316,340)	$(172,154)	$(204,362)	$(188,831)	$

Selected Operational Data

	As of December 31,					As of September 30,
	2004	2005	2006	2007	2008	2008	2009
	($ in thousands unless otherwise stated)

Number of opened accounts(4):
Total	13,572	30,626	63,576	105,924	154,190	142,555	195,559
China	751	3,202	8,395	19,869	27,358	27,309	27,362
Number of tradable accounts:
Total	5,022	11,761	27,836	41,120	36,744	41,145	43,374
China	420	1,631	4,799	9,702	2,839	9,165	8
Adjusted net capital in excess of regulatory requirements(5)	$13,509	$20,065	$15,296	$44,856	$98,571	$70,657	$67,558

(footnotes continued on following page)

						Nine Months Ended
	Year Ended December 31,					September 30,
	2004	2005	2006	2007	2008	2008	2009

Number of traded accounts:
Total	6,432	13,896	28,270	43,139	52,555	45,001	43,565
China	642	2,416	5,533	11,568	11,647	11,403	6
Total trading volume (dollars in billions)
Total	$120.3	$231.9	$447.4	$674.5	$1,498.6	$1,124.4	$928.3
China	$6.0	$24.4	$50.8	$103.4	$172.4	$143.8	$0.2
Net deposits received from customers (dollars in millions):
Total	$33.5	$70.2	$102.8	$184.2	$277.3	$227.0	$186.9
China	$1.8	$6.8	$10.5	$26.0	$25.3	$23.5	$(1.3)
Revenue per million traded	$176.8	$156.3	$155.3	$175.2	$124.1	$115.0	$122.6

(4)	Opened customer accounts represent accounts opened with us on a cumulative basis at any time since we commenced operations.

(5)	Adjusted net capital in excess of regulatory requirements represents the excess funds over the regulatory minimum requirements as defined by the regulatory bodies that regulate our operating subsidiaries.

Selected Geographic Data

						Nine Months
	Year Ended December 31,					Ended September 30,
	2004	2005	2006	2007	2008	2008	2009

Customer trading volume by region (dollars in billions)
U.S.	$55.4	$122.2	$238.3	$355.4	$878.9	$647.4	$506.8
China(6)	6.0	24.4	50.8	103.4	172.4	143.8	0.2	(7)
Canada	4.3	9.6	29.2	58.6	122.9	91.8	122.2
Europe, Middle East and Africa	14.1	27.9	42.9	64.3	153.1	117.2	126.5
Asia (ex-China)	31.3	33.8	42.7	54.0	96.4	74.6	110.0
Rest of World	9.2	14.0	43.5	38.8	74.9	49.6	62.6

Total	$120.3	$231.9	$447.4	$674.5	$1,498.6	$1,124.4	$928.3

(6)	As a result of our review of our regulatory compliance in China, we decided to terminate our service offerings to residents of China and ceased our trading operations located in that country as of December 31, 2008. Accordingly, we do not expect to generate significant trading volume or related revenue from customers in China for the foreseeable future. For further information, please see “Prospectus Summary — Recent Developments”.

(7)	For the nine months ended September 30, 2009, a small number of existing customer accounts, which were originally opened through our relationship with one of our introducing brokers prior to the termination of our service offering in China, continued to trade using our platform. The trading activity by these residual accounts resulted in the trading volume for the period. We have taken steps to close these accounts, and expect that they will be closed, by December 31, 2009.

Reconciliation of Net Income/(Loss) to Adjusted Net Income

Our Convertible, Redeemable Preferred Stock Series A, Series B, Series C, Series D, and Series E contains a redemption feature which allows the holders of our preferred stock at any time on or after March 31, 2011, upon the written request of holders of at least a majority of the outstanding shares of preferred stock voting together as a single class, to require us to redeem all of the shares of preferred stock then outstanding. We have determined that this redemption feature effectively provides such holders with an embedded option derivative meeting the definition of an “embedded derivative” pursuant to Statement of Financial Accounting Standards, or SFAS, No. 133, Accounting for Derivative Instruments and Hedging Activities. Consequently, the embedded derivative must be bifurcated and accounted for separately. Because the embedded derivative in our preferred stock will no longer be applicable following conversion of our preferred stock in connection with this offering, there will be no further accounting adjustment required for change in fair value of the embedded derivative in our preferred stock. This redemption feature and related accounting treatment will no longer be applicable upon conversion of our preferred stock in connection with our initial public offering. Historically, in accordance with SFAS No. 133, we have adjusted the carrying value of the embedded derivative to the fair value of our company at each reporting date, based upon the Black-Scholes options pricing model, and reported the preferred stock embedded derivative liability on the Consolidated Statements of Financial Condition with change in fair value recorded in our Consolidated Statements of Operations and Comprehensive Income. This has impacted our net income but has not affected our cash flow generation or operating performance. This accounting treatment causes our earnings to fluctuate, but in our view does not reflect operating or future performance of our company. We further discuss the accounting for the embedded derivative in “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting Policies and Estimates — Fair Value Derivative Liabilities.”

To reconcile between our net income/(loss) and adjusted net income, we use a financial measure not calculated in accordance with GAAP. Adjusted net income is a non-GAAP financial measure and represents our net income/(loss) excluding the change in fair value of the embedded derivative in our preferred stock.

				Nine Months Ended
	Year Ended December 31,			September 30,
	2006	2007	2008	2008	2009

Net (loss)/income applicable to GAIN Capital Holdings, Inc.	$(49,502)	$(134,651)	$231,426	$201,771	$(20,519)
Change in fair value of convertible preferred stock embedded derivative	61,732	165,280	(181,782)	(170,279)	40,820

Adjusted net income	$12,230	$30,629	$49,644	$31,492	$20,301

Adjusted earnings per common share
Basic	$4.38	$16.13	$38.56	$24.46	$15.54

Diluted	$0.79	$2.05	$3.31	$2.10	$1.36

We believe our reporting of adjusted net income and adjusted earnings per common share better assists investors in evaluating our operating performance. We also believe adjusted net income and adjusted earnings per common share give investors a presentation of our operating performance in prior periods that more accurately reflects how we will be reporting our operating performance in future periods. However, adjusted net income and adjusted earnings per common share are not a measure of financial performance under GAAP and such measures should be considered in addition to, but not as a substitute for, other measures of financial performance reported in accordance with GAAP, such as net income/(loss) and earnings per common share.

	As of September 30, 2009
	Actual	Pro Forma
	(in thousands)

Consolidated Statement of Financial Condition Data:
Cash and cash equivalents	$197,938
Total assets	$315,710
Notes payable	$31,500
Total convertible, redeemable preferred stock	$169,390
Total shareholders’ deficit	$(188,831)

The Pro Forma financial information gives effect to the -for-1 stock split of our common stock effected immediately prior to the completion of this offering and the conversion of all of our Series A, B, C, D, and E preferred stock into an aggregate of          shares of common stock upon the closing of this offering.

Our stockholders are selling all of the shares of our common stock offered by this prospectus. We are not selling any shares in this offering and will not receive any of the proceeds from the sale of shares by the selling stockholders.

RISK FACTORS

Investing in our common stock involves a substantial risk. You should consider carefully the following risks and other information in this prospectus, including our consolidated financial statements and related notes, before deciding whether to invest in our common stock. If any of the events highlighted in the following risks actually occurs, our business, results of operations or financial condition would likely suffer. In such an event, the trading price of our common stock could decline and you could lose all or part of your investment.

Risks Related to Our Business

The retail foreign exchange, or forex, market has only recently become accessible to retail investors and, accordingly, we have a limited operating history upon which to evaluate our performance.

The retail forex market has only recently become accessible to retail investors. Prior to 1996, retail investors generally did not directly trade in the forex market and, we believe most current retail forex traders only recently viewed currency trading as an alternative investment class. We commenced doing business in October 1999. Our forex trading operations were launched in June 2000, at which time we began offering forex trading services domestically and internationally. Accordingly, we have only a limited operating history in a relatively new international retail forex trading market upon which you can evaluate our prospects and future performance. Our prospects may be materially adversely affected by the risks, expenses and difficulties frequently encountered in the operation of a new business in a rapidly evolving industry characterized by intense competition and evolving regulatory oversight and rules.

Our revenue and profitability are influenced by trading volume and currency volatility, which are directly impacted by domestic and international market and economic conditions that are beyond our control.

In the past two years, there has been significant disruption and volatility in the global financial markets and economic conditions, and many countries, including the United States, are currently in recession. Our revenue is influenced by the general level of trading activity in the forex market. Our revenue and operating results may vary significantly from period to period due primarily to movements and trends in the world’s currency markets and to fluctuations in trading levels. We have generally experienced greater trading volume in periods of volatile currency markets. In the event we experience lower levels of currency volatility, our revenue and profitability will likely be negatively affected. Like other financial services firms, our business and profitability are directly affected by elements that are beyond our control, such as economic and political conditions, broad trends in business and finance, changes in the volume of foreign currency transactions, changes in supply and demand for currencies, movements in currency exchange rates, changes in the financial strength of market participants, legislative and regulatory changes, changes in the markets in which such transactions occur, changes in how such transactions are processed and disruptions due to terrorism, war or extreme weather events. Any one or more of these factors, or other factors, may adversely affect our business and results of operations and cash flows. A weakness in equity markets, such as the current economic slowdown causing a reduction in trading volume in U.S. or foreign securities and derivatives, could result in reduced trading activity in the forex market and therefore could have a material adverse effect on our business, financial condition and results of operations and cash flows. As a result, period to period comparisons of our operating results may not be meaningful and our future operating results may be subject to significant fluctuations or declines.

Reduced spreads in foreign currencies, levels of trading activity and trading through alternative trading systems could harm our business.

Computer-generated buy and sell programs and other technological advances and regulatory changes in the forex market may continue to tighten spreads on foreign currency transactions. Tighter spreads and increased competition could make the execution of trades and market-making activities less profitable. In addition, new and enhanced alternative trading systems have emerged as an option for individual and institutional investors to avoid directing their trades through market-makers, which could result in reduced revenue derived from our market-making business.

Our risk management policies and procedures may not be effective and may leave us exposed to unidentified or unexpected risks.

We are dependent on our risk management policies and the adherence to such policies by our trading staff. Our policies, procedures and practices used to identify, monitor and control a variety of risks, including risks related to human error, customer defaults, market movements, fraud and money-laundering, are established and reviewed by the risk committee of our board of directors. Some of our methods for managing risk are discretionary by nature and are based on internally developed controls and observed historical market behavior, and also involve reliance on standard industry practices. These methods may not adequately prevent losses, particularly as they relate to extreme market movements, which may be significantly greater than historical changes in market prices. Our risk management methods also may not adequately prevent losses due to technical errors if our testing and quality control practices are not effective in preventing software or hardware failures. In addition, we may elect to adjust our risk management policies to allow for an increase in risk tolerance, which could expose us to the risk of greater losses. Our risk management methods rely on a combination of technical and human controls and supervision that are subject to error and failure. These methods may not protect us against all risks or may protect us less than anticipated, in which case our business, financial condition and results of operations and cash flows may be materially adversely affected.

We may incur material trading losses from our market-making activities.

A substantial portion of our revenue and operating profits is derived from our role as a market-maker. In our role as a market-maker, we attempt to derive a profit from the difference between the prices at which we buy and sell, or sell and buy, foreign currencies. Since these activities involve the purchase or sale of foreign currencies for our own account, we may incur trading losses for a variety of reasons, including:

•	price changes in foreign currencies;

•	lack of liquidity in foreign currencies in which we have positions; and

•	inaccuracies in our proprietary pricing mechanism, or rate engine, which evaluates, monitors and assimilates market data and reevaluates our outstanding currency quotes, and is designed to publish prices reflective of prevailing market conditions throughout the trading day.

These risks may affect the prices at which we are able to sell or buy foreign currencies, or may limit or restrict our ability to either resell foreign currencies that we have purchased or repurchase foreign currencies that we have sold.

In addition, competitive forces often require us to match the breadth of quotes other market-makers display and to hold varying amounts and types of foreign currencies at any given time. By having to maintain positions in certain currencies, we are subjected to a high degree of risk. We may not be able to manage such risk successfully and may experience significant losses from such activities, which could have a material adverse effect on our business, financial condition and results of operations and cash flows.

We are exposed to losses due to lack of accurate or timely information.

As a market-maker, we provide liquidity by buying from sellers and selling to buyers. We may frequently trade with parties who have different or more timely information than we do, and as a result, we may accumulate unfavorable positions preceding price movements in currency pairs in which we are a market-maker. We refer to the two currencies that make up a forex exchange rate as a currency pair. Should the frequency or magnitude of these unfavorable positions increase, our business, financial condition and results of operations and cash flows would be materially adversely affected.

We depend on our proprietary technology. Any disruption or corruption of our proprietary technology or our inability to maintain technological superiority in our industry could have a material adverse effect on our business, financial condition and results of operations and cash flows. We may experience failures while developing our proprietary technology.

We rely on our proprietary technology to receive and properly process internal and external data. Any disruption for any reason in the proper functioning, or any corruption, of our software or erroneous or corrupted data may cause us to make erroneous trades, accept customers from jurisdictions where we do not possess the proper licenses, authorizations or permits, or require us to suspend our services and could have a material adverse effect on our business, financial condition and results of operations and cash flows. In order to remain competitive, our proprietary technology is under continuous development and redesign. As we develop and redesign our proprietary technology, there is an ongoing risk that failures may occur and result in service interruptions or other negative consequences such as slower quote aggregation, slower trade execution, erroneous trades, or mistaken risk management information.

Our success in the past has largely been attributable to our proprietary technology that has taken many years for us to develop. We believe our proprietary technology has provided us with a competitive advantage relative to many forex market participants. If our competitors develop more advanced technologies, we may be required to devote substantial resources to the development of more advanced technology to remain competitive. The forex market is characterized by rapidly changing technology, evolving industry standards and changing trading systems, practices and techniques. We may not be able to keep up with these rapid changes in the future, develop new technology, realize a return on amounts invested in developing new technologies or remain competitive in the future.

Systems failures could cause interruptions in our services or decreases in the responsiveness of our services which could harm our business.

If our systems fail to perform, we could experience disruptions in operations, slower response times or decreased customer service and customer satisfaction. Our ability to facilitate transactions successfully and provide high quality customer service depends on the efficient and uninterrupted operation of our computer and communications hardware and software systems. These systems have in the past experienced periodic interruptions and disruptions in operations, which we believe will continue to occur from time to time. Our systems also are vulnerable to damage or interruption from human error, natural disasters, power loss, telecommunication failures, break-ins, sabotage, computer viruses, intentional acts of vandalism and similar events. We do not have fully redundant capabilities. While we currently maintain a disaster recovery plan, or DRP, which is intended to minimize service interruptions and secure data integrity, our DRP may not work effectively during an emergency. Any systems failure that causes an interruption in our services or decreases the responsiveness of our services could impair our reputation, damage our brand name and materially adversely affect our business, financial condition and results of operations and cash flows.

Our anticipated move to a new principal headquarters could be disruptive to our business.

On August 18, 2009, we entered into a new lease agreement for office space which we intend to use as our new corporate headquarters. We expect to substantially move our operations into the new facility in the first quarter of 2010. The build-out of the new facility and the move may be disruptive to our personnel and operations, and may require substantial management time and attention. In addition, we could encounter delays in executing our plans, which could entail further disruption and associated costs. If these disruptions result in a decline in productivity of our personnel, negative impacts on operations such as service and support, or if the move is delayed for any reason or we experience unanticipated expenses associated with the move, our business and operating results may be harmed.

We may not be able to protect our intellectual property rights or may be prevented from using intellectual property necessary for our business.

We rely on a combination of trademark, copyright, trade secret and fair business practice laws in the United States and other jurisdictions to protect our proprietary technology, intellectual property rights and our brand. We also enter into confidentiality and invention assignment agreements with our employees and consultants, and confidentiality agreements with other third parties. We also rigorously control access to proprietary technology. We do not have any patents. It is possible that third parties may copy or otherwise obtain and use our proprietary technology without authorization or otherwise infringe on our rights. We may also face claims of infringement that could interfere with our ability to use technology that is material to our business operations.

In the future, we may have to rely on litigation to enforce our intellectual property rights, protect our trade secrets, determine the validity and scope of the proprietary rights of others or defend against claims of infringement or invalidity. Any such litigation, whether successful or unsuccessful, could result in substantial costs and the diversion of resources and the attention of management, any of which could negatively affect our business.

Attrition of customer accounts and failure to attract new accounts could have a material adverse effect on our business, financial condition and results of operations and cash flows. Even if we do attract new customers, we may fail to attract the customers in a cost-effective manner, which could materially adversely affect our profitability and growth.

Our customer base is primarily comprised of individual retail customers who generally trade in the forex market with us for short periods. Although we offer products and tailored services designed to educate, support and retain our customers, our efforts to attract new customers or reduce the attrition rate of our existing customers may not be successful. If we are unable to maintain or increase our customer retention rates or generate a substantial number of new customers in a cost-effective manner, our business, financial condition and results of operations and cash flows would likely be adversely affected. For the year ended December 31, 2008, we incurred sales and marketing expenses of $29.3 million. Although we have spent significant financial resources on sales and marketing expenses and related expenses and plan to continue to do so, these efforts may not be cost-effective at attracting new customers. In particular, we believe that rates for desirable advertising and marketing placements, including online, search engine, print and television advertising, are likely to increase in the foreseeable future, and we may be disadvantaged relative to our larger competitors in our ability to expand or maintain our advertising and marketing commitments. Additionally, our sales and marketing methods are subject to regulation by the Commodity Futures Trading Commission, or CFTC, and National Futures Association, or NFA. The rules and regulations of these organizations impose specific limitations on our sales methods, advertising and marketing. If we do not achieve our advertising objectives, our profitability and growth may be materially adversely affected.

We are subject to litigation risk which could adversely affect our reputation, business, financial condition and results of operations and cash flows.

Many aspects of our business involve risks that expose us to liability under U.S. federal and state laws, as well as the rules and enforcement efforts of our regulators and self-regulatory organizations worldwide. These risks include, among others, disputes over trade terms with customers and other market participants, customer losses resulting from system delay or failure and customer claims that we or our employees executed unauthorized transactions, made materially false or misleading statements or lost or diverted customer assets in our custody. We may also be subject to regulatory investigation and enforcement actions seeking to impose significant fines or other sanctions, which in turn could trigger civil litigation for our previous operations that may be deemed to have violated applicable rules and regulations in various jurisdictions.

The volume of claims and the amount of damages and fines claimed in litigation and regulatory proceedings against financial services firms has been increasing, particularly in the current environment. The amounts involved in the trades we execute, together with rapid price movements in our currency pairs, can result in potentially large damage claims in any litigation resulting from such trades. Dissatisfied customers may make claims against us regarding the quality of trade execution, improperly settled trades, mismanagement or even fraud, and these claims may increase as our business expands.

Litigation may also arise from disputes over the exercise of our rights with respect to customer accounts and collateral. Although our customer agreements generally provide that we may exercise such rights with respect to customer accounts and collateral as we deem reasonably necessary for our protection, our exercise of these rights may lead to claims by customers that we did so improperly.

Even if we prevail in any litigation or enforcement proceedings against us, we could incur significant legal expenses defending against the claims, even those without merit. Moreover, because even claims without merit can damage our reputation or raise concerns among our customers, we may feel compelled to settle claims at significant cost. The initiation of any claim, proceeding or investigation against us, or an adverse resolution of any such matter could have a material adverse effect on our reputation, business, financial condition and results of operations and cash flows.

We may be subject to customer litigation, financial losses, regulatory sanctions and harm to our reputation as a result of employee misconduct or errors that are difficult to detect and deter.

There have been a number of highly publicized cases involving fraud or other misconduct by employees of financial services firms in recent years. Our employees could execute unauthorized transactions for our customers, use customer assets improperly or without authorization, carry out improper activities on behalf of customers or use confidential customer or company information for personal or other improper purposes, as well as misrecord or otherwise try to hide improper activities from us.

In addition, employee errors, including mistakes in executing, recording or reporting transactions for customers, may cause us to enter into transactions that customers disavow and refuse to settle. Employee errors expose us to the risk of material losses until the errors are detected and the transactions are unwound or reversed. The risk of employee error or miscommunication may be greater for products that are new or have non-standardized terms. Further, such errors may be more likely to occur in the aftermath of any acquisitions during the integration of or migration from technological systems.

Misconduct by our employees or former employees could subject us to financial losses or regulatory sanctions and seriously harm our reputation. It may not be possible to deter or detect employee misconduct and the precautions we take to prevent and detect this activity may not be effective in all cases. Our employees may also commit good faith errors that could subject us to financial claims for negligence or otherwise, as well as regulatory actions.

Misconduct by employees of our customers can also expose us to claims for financial losses or regulatory proceedings when it is alleged we or our employees knew or should have known that an employee of our customer was not authorized to undertake certain transactions. Dissatisfied customers can make claims against us, including claims for negligence, fraud, unauthorized trading, failure to supervise, breach of fiduciary duty, employee errors, intentional misconduct, unauthorized transactions by associated persons and failures in the processing of transactions.

Any restriction in the availability of credit cards as a payment option for our customers could adversely affect our business, financial condition and results of operations and cash flows.

We currently allow our customers to use credit cards to fund their accounts with us and 78.5% of our customers elected to fund their accounts in this manner during 2008. There is a risk that in the future, new regulations or credit card issuing institutions may restrict the use of credit and debit cards as a means to fund accounts used to trade in investment products. The elimination or a reduction in the availability of credit cards as a means to fund customer accounts, particularly for our customers outside the United States, could have a material adverse effect on our business, financial condition and results of operations and cash flows.

Our customer accounts may be vulnerable to identity theft and credit card fraud.

Credit card issuers have adopted credit card security guidelines as part of their ongoing efforts to prevent identity theft and credit card fraud. We continue to work with credit card issuers to ensure that our services, including customer account maintenance, comply with these rules. There can be no assurances, however, that our services are fully protected from unauthorized access or hacking. When there is unauthorized access to credit card data that results in financial loss, there is the potential that we could experience reputational damage and parties could seek damages from us.

In the current environment facing financial services firms, a firm’s reputation is critically important. If our reputation is harmed, or the reputation of the online financial services industry as a whole is harmed, our business, financial condition and results of operations and cash flows may be materially adversely affected.

Our ability to attract and retain customers and employees may be adversely affected if our reputation is damaged. If we fail, or appear to fail, to deal with issues that may give rise to reputation risk, we could harm our business prospects. These issues include, but are not limited to, appropriately dealing with potential conflicts of interest, legal and regulatory requirements, ethical issues, money-laundering, privacy, client data protection, record-keeping, sales and trading practices, and the proper identification of the legal, credit, liquidity, and market risks inherent in our business. Failure to appropriately address these issues could also give rise to additional legal risk to us, which could, in turn, increase the size and number of claims and damages asserted against us or subject us to regulatory enforcement actions, fines and penalties. Any such sanction would materially adversely affect our reputation, thereby reducing our ability to attract and retain customers and employees.

In addition, our ability to attract and retain customers may be adversely affected if the reputation of the online financial services industry as a whole or forex industry is damaged. In recent years, a number of financial services firms have suffered significant damage to their reputations from highly publicized incidents that in turn resulted in significant and in some cases irreparable harm to their business. The perception of instability within the online financial services industry could materially adversely affect our ability to attract and retain customers.

The loss of our key employees would materially adversely affect our business, including our ability to grow our business.

Our key employees, including Glenn Stevens, our chief executive officer, and Alexander Bobinski, our executive vice president, operations, have significant experience in the forex industry and have made significant contributions to our business. Henry Lyons, our chief financial officer, has significant experience with publicly-traded companies and has made significant contributions to our company. In addition, Timothy O’Sullivan, our chief dealer, and Andrew Haines, our chief information officer, have made significant contributions to our business. Our continued success is dependent upon the retention of these and other key executive officers and employees, as well as the services provided by our trading staff, technology and programming specialists and a number of other key managerial, marketing, planning, financial, technical and operations personnel. The loss of such key personnel could have a material adverse effect on our business. In addition, our ability to grow our business is dependent, to a large degree, on our ability to retain such employees. Currently, we have entered into an employment agreement with Mr. Stevens which will continue, unless earlier terminated by the parties, until December 31, 2009. The term of Mr. Stevens’ agreement will be automatically extended for an additional one-year period unless terminated. Our employment of Mr. Lyons, Mr. Bobinski, Mr. O’Sullivan, Mr. Haines and Ms. Roady is “at will” and not for any specified period of time.

Any future acquisitions may result in significant transaction expenses, integration and consolidation risks and risks associated with entering new markets, and we may be unable to profitably operate our consolidated company.

Although our growth strategy has not focused historically on acquisitions, we may in the future selectively pursue acquisitions and new businesses. Any future acquisitions may result in significant transaction expenses and present new risks associated with entering additional markets or offering new products and integrating the acquired companies. Because acquisitions historically have not been a core part of our growth strategy, we do not have significant experience in successfully completing acquisitions. We may not have sufficient management, financial and other resources to integrate companies we acquire or to successfully operate new businesses and we may be unable to profitably operate our expanded company. Additionally, any new businesses that we may acquire, once integrated with our existing operations, may not produce expected or intended results.

The planned expansion of our market-making and brokerage activities into other financial products, including listed securities, contracts for difference, or CFDs, over-the-counter, or OTC, currency derivatives and gold and silver spot trading entails significant risk, and unforeseen events in such business could have an adverse effect on our business, financial condition and results of operation.

All of the risks that pertain to our market-making activities in the forex market will also apply if we expand our product offering to include listed securities, CFDs, OTC currency derivatives market-making and gold and silver spot trading. These risks include market risk, counterparty risk, liquidity risk, technology risk, third party risk and risk of human error. In addition, we have very little experience outside of the forex market and even though we expect to ease into these activities very slowly through internal growth or acquisition, any kind of unexpected event can occur that can result in great financial loss to us, including our inability to effectively integrate new products into our existing trading platform or our failure to properly manage the market risks associated with making-markets for new products. With respect to CFDs, the volatility characteristics of the CFD market may have an adverse impact on our ability to maintain profit margins similar to the profit margins we have realized with respect to forex trading. In addition, by further expanding our listed securities offerings, we are expanding from what is primarily a market-making business model into a business model that includes brokerage activities that require reliance upon third party clearing firms to hold our customers’ funds and execute our customers’ trades. The introduction of these and other potential financial products also poses a risk that our risk management policies, procedures and practices, and the technology that supports such activities, will be unable to effectively manage these new risks to our business. Failure to effectively manage such risks may have a material adverse effect upon our business, financial condition and results of operations and cash flows.

We may be unable to effectively manage our rapid growth and retain our customers.

The rapid growth of our business during our short history has placed significant demands on our management and other resources. If our business continues to grow at a rate consistent with our historical growth, we may need to expand and upgrade the reliability and scalability of our transaction processing systems, network infrastructure and other aspects of our proprietary technology. We may not be able to expand and upgrade our technology systems and infrastructure to accommodate increases in our business activity in a timely manner, which could lead to operational breakdowns and delays, loss of customers, a reduction in the growth of our customer base, increased operating expenses, financial losses, increased litigation or customer claims, regulatory sanctions or increased regulatory scrutiny.

In addition, due to our rapid growth, we will need to continue to attract, hire and retain highly skilled and motivated officers and employees. We may not be able to attract or retain the officers and employees necessary to manage this growth effectively.

We may be unable to respond to customers’ demands for new services and products and our business, financial condition and results of operations and cash flows may be materially adversely affected.

The market for Internet-based forex trading is characterized by:

•	changing customer demands;

•	the need to enhance existing services and products or introduce new services and products; and

•	evolving industry practices.

New services and products provided by our competitors may render our existing services and products less competitive. Our future success will depend, in part, on our ability to respond to customers’ demands for new services and products on a timely and cost-effective basis and to adapt to address the increasingly sophisticated requirements and varied needs of our customers and prospective customers. We may not be successful in developing, introducing or marketing new services and products. In addition, our new service and product enhancements may not achieve market acceptance. Any failure on our part to anticipate or respond adequately to customer requirements or changing industry practices, or any significant delays in the development, introduction or availability of new services, products or service or product enhancements could have a material adverse effect on our business, financial condition and results of operations and cash flows.

We face significant competition. Many of our competitors and potential competitors have larger customer bases, more established name recognition and greater financial, marketing, technological and personnel resources than we do which could put us at a competitive disadvantage. Additionally, some of our competitors and many potential competitors are better capitalized than we are, and able to obtain capital more easily which could put us at a competitive disadvantage.

We compete in the forex market based on our ability to execute our customers’ trades at competitive prices, to retain our existing customers and to attract new customers. Our competitors range from numerous sole proprietors with limited resources to a few sophisticated institutions which have larger customer bases, more established name recognition and substantially greater financial, marketing, technological and personnel resources than we do. These advantages may enable them, among other things, to:

•	develop products and services that are similar to ours, or that are more attractive to customers than ours, in one or more of our markets;

•	provide products and services we do not offer;

•	provide execution and clearing services that are more rapid, reliable or efficient, or less expensive than ours;

•	offer products and services at prices below ours to gain market share and to promote other businesses, such as forex options listed securities, CFDs, spot-precious metals and OTC derivatives;

•	adapt at a faster rate to market conditions, new technologies and customer demands;

•	offer better, faster and more reliable technology;

•	outbid us for desirable acquisition targets;

•	more efficiently engage in and expand existing relationships with strategic alliances;

•	market, promote and sell their products and services more effectively; and

•	develop stronger relationships with customers.

These larger and better capitalized competitors, including commercial and investment banking firms, may have access to capital in greater amounts and at lower costs than we do and thus, may be better able to respond to changes in the forex industry, to compete for skilled professionals, to finance acquisitions, to fund internal growth and to compete for market share generally. Access to capital is critical to our business to satisfy regulatory obligations and liquidity requirements. Among other things, access to capital determines our creditworthiness, which if perceived negatively in the market could materially impair our ability to provide clearing services and attract customer assets, both of which are important sources of revenue. Access to capital also determines the degree to which we can expand our operations. Thus, if we are unable to maintain or increase our capital on competitive terms, we could be at a significant competitive disadvantage, and our ability to maintain or increase our revenue and earnings could be materially impaired. Also, new or existing competitors in our markets could make it difficult for us to maintain our current market share or increase it in desirable markets. In addition, our competitors could offer their services at lower prices, and we may be required to reduce our fees significantly to remain competitive. A fee reduction without a commensurate reduction in expenses would decrease our profitability. We may not be able to compete effectively against these firms, particularly those with greater financial resources, and our failure to do so could materially and adversely affect our business, financial condition and results of operations and cash flows. We may in the future face increased competition, resulting in narrowing bid/offer spreads which could materially adversely affect our business, financial condition and results of operations and cash flows.

If we are unable to effectively compete in emerging international markets, either directly or through joint ventures with local firms, the future growth of our business may be adversely affected.

We regard emerging international markets as an important area of potential growth for our business. Due to cultural, regulatory and other factors relevant to those markets, however, we may be at a competitive disadvantage in those regions relative to local firms or to international firms that have a well established local presence. In some regions, we may need to enter into joint ventures with local firms in order to establish a presence in the local market, and we may face intense competition from other international firms over relatively scarce opportunities for market entry. Given the intense competition from other international brokers that are also seeking to enter these fast-growing markets, we may have difficulty finding suitable local firms willing to enter into the kinds of relationships with us that we may need to gain access to these markets. This competition could make it difficult for us to expand our business internationally as planned.

Our international operations present special challenges and our failure to adequately address such challenges could have a material adverse effect on our business, financial condition and results of operations and cash flows.

In 2008, we generated approximately 41.4% of our forex trading volume from customers outside the United States, which includes 11.5% from customers residing in China. Expanding our business in other emerging markets is an important part of our growth strategy. We face significant risks in doing business in international markets, particularly in developing regions. These business, legal and tax risks include:

•	less developed or mature local technological infrastructure and higher costs, which could make our products and services less attractive or accessible in emerging markets;

•	difficulty in complying with the diverse regulatory requirements of multiple jurisdictions, which may be more burdensome, not clearly defined, and subject to unexpected changes, potentially exposing us to significant compliance costs and regulatory penalties;

•	less developed and established local financial and banking infrastructure, which could make our products and services less accessible in emerging markets;

•	reduced protection of intellectual property rights;

•	inability to enforce contracts in some jurisdictions;

•	difficulties and costs associated with staffing and managing foreign operations, including reliance on newly hired local personnel;

•	tariffs and other trade barriers;

•	currency and tax laws that may prevent or restrict the transfer of capital and profits among our various operations around the world; and

•	time zone, language and cultural differences among personnel in different areas of the world.

In addition, in order to be competitive in these local markets, or in some cases because of restrictions on the ability of foreign firms to do business locally, we may seek to operate through joint ventures with local firms as we have done, for example, in Japan. Doing business through joint ventures may limit our ability to control the conduct of the business and could expose us to reputational and greater operational risks.

As a result of our review of our regulatory compliance in China, we ceased offering our forex trading services to new and existing China customers as of December 31, 2008. We cannot provide any assurances that we will be able to resume providing our trading services to China residents.

The China Banking Regulatory Commission, or CBRC, a Chinese regulatory body, prohibits foreign firms and banking institutions from providing forex trading services to residents of China without a permit. We do not have, and may not be able to obtain, such a permit. In light of these developments, we ceased all service offerings to residents of China. We no longer market to or accept new customers resident in China and no longer provide forex trading services to pre-existing China customers, except to eight immaterial legacy customer accounts (as of September 30, 2009), which were originally opened through our relationship with one of our introducing brokers prior to the termination of our service offerings in China. We have taken steps to close these accounts, and expect they will be closed, by December 31, 2009. We cannot provide any assurances that we will be able to resume our trading operations in China. To our knowledge, the Chinese government has never issued a permit to any foreign company to allow such foreign company to conduct online forex trading services to residents of China.

The cessation of our trading operations in China and the termination of our services to residents of China may have a negative impact on our international expansion, which is one of our key growth strategies.

Historically, a significant portion of our trading volume, trading revenue, and net income in recent periods have been generated from residents of China. As a result of the cessation of our trading operations in China and the termination of our services to residents of China, we will not generate any trading volume or related revenue from customers in China until such time that we obtain the necessary permits, licenses or approvals from the applicable Chinese regulators. We cannot provide any assurances as to whether, and if so, to what extent, these developments would trigger investigations by regulatory bodies in other jurisdictions where we operate. All of these issues, individually or together may have a material adverse effect on our business, financial condition and results of operations and cash flows.

The Canadian regulatory environment is complex and evolving, and our forex trading services may not be compliant with the regulations of all provinces and territories in Canada. If we are deemed to have violated local regulations, or if local regulators so require, we may need to register our business in one or more provinces or territories, or offer our trading services through white label partners. Any such new white label partnership could negatively impact our profitability because we would have to share a portion of our revenue with the white label partner.

Approximately 13.2% of our customer trading volume for the nine months ended September 30, 2009 was generated from customers located in Canada, with more than half of such volume generated from accounts in the Province of Ontario. In Canada, the securities industry is governed locally by provincial or territorial legislation, and there is no national regulator. Local legislation differs from province to province and territory to territory. We have previously determined that the provincial laws of British Columbia would require us to register as a dealer to offer our trading services directly, so we have conducted our business in British Columbia through Questrade, Inc., a registered investment dealer in Canada, since December 1, 2004. In other provinces and territories in Canada, where we conduct the bulk of our Canadian business, we provide our services directly from our U.S. facilities, without registering as a dealer.

The Canadian regulatory environment is complex and evolving, and we cannot be certain that our forex trading services are currently compliant with the regulations of each province and territory outside British Columbia. Moreover, local regulators in one or more provinces or territories may in the future announce that forex trading services must be carried out through a registered dealer. For example, on October 30, 2009, the Ontario Securities Commission issued interim guidance pursuant to a staff notice which took the position that rolling spot foreign exchange contracts and similar over-the-counter derivative contracts fall under the definition of securities. Accordingly, we have taken preliminary steps to seek exemptive relief from the registration requirements of Ontario. If we are unsuccessful, we may seek to offer our services in the affected province or territory through a white label partnership with a registered dealer, or seek to register as a dealer in order to offer our trading services directly. In a province or territory where we needed to enter into a white label partnership, our profitability would be negatively impacted because we would have to share a portion of the revenue generated from customers in that province or territory with the white label partner. In addition, we may also be subject to enforcement actions and penalties or customer claims in any province or territory where our forex trading operations are deemed to have violated local regulations.

Gain Capital Holdings, Inc. is a holding company and accordingly depends on cash flow from its operating subsidiaries to meet our obligations. If our operating subsidiaries are unable to pay us dividends when needed, we may be unable to satisfy our obligations when they arise.

As a holding company with no material assets other than the stock of our operating subsidiaries, nearly all of our funds generated from operations are generated by our operating subsidiaries. Historically, we have accessed these funds through receipt of dividends from these subsidiaries. Some of our subsidiaries are subject to requirements of various regulatory bodies, including the Commodity Futures Trading Commission, or CFTC, and National Futures Association, or NFA, in the United States, the Financial Services Authority in the United Kingdom, the Financial Services Agency in Japan, the Securities and Futures Commission in Hong Kong and the

Cayman Islands Monetary Authority in the Cayman Islands, relating to liquidity and capital standards, which limit funds available for the payment of dividends to the holding company. Accordingly, if our operating subsidiaries are unable, due to regulatory restrictions or otherwise, to pay us dividends and make other payments to us when needed, we may be unable to satisfy our obligations when they arise.

Risks Related to the Global Economic Environment

Our business could be adversely affected if global economic conditions continue to negatively impact our customer base.

Our customer base is primarily comprised of individual retail customers who view foreign currency trading as an alternative investment class. If global economic conditions continue to negatively impact the forex market or adverse developments in global economic conditions continue to limit the disposable income of our customers, our business could be materially adversely affected as our customers may choose to curtail their trading in the forex market which could result in reduced customer trading volume and trading revenue.

A systemic market event that impacts the various market participants with whom we interact could have a material adverse effect on our business, financial condition and results of operations and cash flows.

As a forex market-maker, we interact with various third parties through our relationships with our prime brokers, wholesale forex trading partners, white label partners and introducing brokers. Some of these market participants could be overleveraged. In the event of sudden, large market price movements, such market participants may not be able to meet their obligations to brokers who, in turn, may not be able to meet their obligations to their counterparties. As a result, a system collapse in the financial system could occur, which would have a material adverse effect on our business, financial condition and results of operations and cash flows.

A further decline in short-term interest rates could have an adverse effect on our interest income and revenues.

A portion of our revenue is derived from interest income. Our interest income is directly affected by the spread between the short-term interest rates we pay our customers on their balances and the short-term rates we earn from re-investing their cash. These spreads can widen or narrow when interest rates change. In addition, a portion of our interest income relates to customer balances on which we do not pay interest and therefore is directly affected by the absolute level of short-term interest rates. As a result, a portion of our interest income will decline if interest rates continue to fall, regardless of the interest rate spreads that affect the remaining portion of our interest income. Short-term interest rates are highly sensitive to factors that are beyond our control, including general economic conditions and the policies of various governmental and regulatory authorities. For the nine months ended September 30, 2009, our net interest revenue decreased $2.5 million to a $0.3 million expense compared to $2.2 million in revenue for the nine months ended September 30, 2008. This decrease was primarily due to the decline in the average effective interest rate earned on net customer deposits and investments from 1.77% for the nine months ended September 30, 2008, compared to 0.11% for the nine months ended September 30, 2009. Our interest income and revenue may be adversely affected if interest rates continue to decline.

Our operations in certain developing regions may be subject to the risks associated with politically unstable and less economically developed regions of the world. Trading in the currencies of these developing regions may expose our clients and the third parties with whom we interact to sudden and significant financial loss as a result of exceptionally volatile and unpredictable price movements and could negatively impact our business.

Our operations in some emerging markets may be subject to the political, legal and economic risks associated with politically unstable and less economically developed regions of the world, including the risks of war, insurgency, terrorism and government appropriation. For example, we do business in countries whose currencies may be less stable than those in our primary markets. Currency instability or government imposition of currency restrictions in these countries could impede our operations in the forex markets in these countries. In addition, emerging markets may be subject to exceptionally volatile and unpredictable price movements that can expose customers and brokers to sudden and significant financial loss. Trading in these markets may be less liquid, market participants may be less well capitalized and market oversight may be less extensive, all of which can increase trading risk, particularly in markets for derivatives, commodities and currencies. Substantial trading losses by customers or customer or counterparty defaults, or the prospect of them, in turn, can drive down trading volume and market-making revenue in these markets.

Risks Related to Third Parties

We are dependent on wholesale forex trading partners to continually provide us with forex market liquidity. In the event that we no longer have access to the prices and levels of liquidity that we currently have, we may be unable to provide competitive forex trading services, which will materially adversely affect our business, financial condition and results of operations and cash flows.

Given the level of our customers’ trading volume, in order to continually provide our market-making services, we rely on third party financial institutions to provide us with forex market liquidity. As of September 30, 2009, we have established trading relationships with at least nine financial institutions, including Deutsche Bank, RBS, UBS, Barclays Bank PLC, Merrill Lynch International Bank, Dresdner Bank AG, Goldman Sachs & Co., Skandinaviska Enskilda Banken AB and Man FX Clear LLC. These wholesale forex trading partners, although under contract with us, have no obligation to provide us with liquidity and may terminate our arrangements at any time. We also rely upon these third party financial institutions to provide us with competitive wholesale forex pricing spreads. In the event that we no longer have access to the competitive wholesale forex pricing spreads and/or levels of liquidity that we currently have, we may be unable to provide competitive forex trading services, which will materially adversely affect our business, financial condition and results of operations and cash flows.

We depend on the services of prime brokers to assist in providing us access to liquidity through our wholesale forex trading partners. The loss of one or more of our prime brokerage relationships could lead to increased transaction costs and capital posting requirements, as well as having a negative impact on our ability to verify our open positions, collateral balances and trade confirmations.

We depend on the services of prime brokers to assist in providing us access to liquidity through our wholesale forex trading partners. We currently have established three prime brokerage relationships with Deutsche Bank, RBS and UBS which act as central hubs through which we are able to deal with our existing wholesale forex trading partners. In return for paying a transaction-based prime brokerage fee, we are able to aggregate our customers and our trading positions, thereby reducing our transaction costs and increasing the efficiency of the capital we are required to post as collateral in order to conduct our market-making trading activities. Since we trade with our wholesale forex trading partners through our prime brokers, they also serve as a third party check on our open positions, collateral balances and trade confirmations. If we were to lose one or more of our prime brokerage relationships, we could lose this source of third party verification of our trading activity, which could lead to an increased number of record-keeping or documentation errors. Although we have relationships with wholesale forex trading partners who could provide clearing services as a back-up for our prime brokerage services, if we were to experience a disruption in prime brokerage services due to a financial, technical or other development adversely affecting any of our current prime brokers, our business could be materially adversely affected to the extent that we are unable to transfer positions and margin balances to another financial institution in a timely fashion. In the event of the insolvency of a prime broker, we might not be able to fully recover the assets we have deposited (and have deposited on behalf of our customers) with the prime broker or our unrealized profits since we will be among the prime broker’s unsecured creditors.

We are subject to risk of default by financial institutions that hold our funds and our customers’ funds.

We have significant deposits with banks and other financial institutions. Pursuant to current guidelines set forth by NFA and CFTC for our U.S.-regulated subsidiaries, we are not required to segregate customer funds from our own funds. As such, we aggregate our customers’ funds and our funds and hold them in collateral and deposit accounts at various financial institutions. In the event of insolvency of one or more of the financial institutions with whom we have deposited these funds, both us and our customers may not be able to recover our funds. Because our customers’ funds are aggregated with our own, they are not insured by the Federal Deposit Insurance Corporation. In any such insolvency we and our customers would rank as unsecured creditors in respect of claims to funds deposited with any such financial institution. As a result, we may be subject to claims by customers due to the loss of such funds and our business would be harmed by the loss of our funds.

We are subject to counterparty risk whereby defaults by parties with whom we do business can have an adverse effect on our business, financial condition and results of operations and cash flows.

Our forex market-making operations require a commitment of capital and involve risks of losses due to the potential failure of our customers to perform their obligations under these transactions. Our margin policy allows customers to leverage their account balances by trading notional amounts that may be significantly larger than their cash balances. We mark our customers’ accounts to market each time a currency price in their portfolio changes. While this allows us to closely monitor each customer’s exposure, it does not guarantee our ability to eliminate negative customer account balances prior to an adverse currency price change. Although we have the ability to alter our margin requirements without prior notice to our customers, this may not eliminate the risk that our access to liquidity becomes limited or market conditions, including currency price volatility and liquidity constraints, change faster than our ability to modify our margin requirements. If our customers default on their obligations, we remain financially liable for such obligations, and although these obligations are collateralized, since the value of our customers’ forex positions is subject to fluctuation as market prices change, we are subject to market risk in the liquidation of customer collateral to satisfy such obligations. In light of the current turbulence in the global economy, we face increased risk of default by our customers and other counterparties. For example, during the second half of 2008, Lehman Brothers Holdings Inc. declared bankruptcy, and many major U.S. financial institutions consolidated, were forced to merge or were put into conservatorship by the U.S. federal government, including The Bear Stearns Companies, Inc. Any liability arising from our forex operations could be significant and could have a material adverse effect on our business, financial condition and results of operations and cash flows.

Failure of third-party systems or third-party service and software providers upon which we rely could adversely affect our business.

We rely on certain third party computer systems or third party service and software providers, including trading platforms, back-office systems, Internet service providers and communications facilities. For example, for the nine months ended September 30, 2009, 24.5% of our forex trading volume was derived from trades utilizing our MetaTrader platform, a third-party trading platform we license that is popular in the international retail trading community and offers our customers a choice in trading interfaces. Additionally, we also rely on an agreement we entered into with Trading Central whereby Trading Central will provide us with investment research that we distribute to our customers. Any interruption in these third party services, or deterioration in their performance or quality, could adversely affect our business. If our arrangement with any third party is terminated, we may not be able to find an alternative systems or services provider on a timely basis or on commercially reasonable terms. This could have a material adverse effect on our business, financial condition and results of operations and cash flows.

Our computer infrastructure may be vulnerable to security breaches. Any such problems could jeopardize confidential information transmitted over the internet, cause interruptions in our operations or give rise to liabilities to third parties.

Our computer infrastructure is potentially vulnerable to physical or electronic computer break-ins, viruses and similar disruptive problems and security breaches. Any such problems or security breaches could give rise to liabilities to one or more third parties, including our customers, and disrupt our operations. A party able to circumvent our security measures could misappropriate proprietary information or customer information, jeopardize the confidential nature of information we transmit over the Internet or cause interruptions in our operations. Concerns over the security of Internet transactions and the safeguarding of confidential personal information could also inhibit the use of our systems to conduct forex transactions over the Internet. To the extent that our activities involve the storage and transmission of proprietary information and personal financial information, security breaches could expose us to a risk of financial loss, litigation and other liabilities. Our current insurance policies may not protect us against all of such losses and liabilities. Any of these events, particularly if they result in a loss of confidence in our services, could have a material adverse effect on our business, financial condition and results of operations and cash flows.

We have relationships with introducing brokers who direct new customers to us. Failure to maintain these relationships could have a material adverse effect on our business, financial condition and results of operations and cash flows.

We have relationships with introducing brokers who direct new customers to us and provide marketing and other services for these customers. For example, for the nine months ended September 30, 2009, approximately 10.7% our forex trading volume was derived from Tradestation Securities, Inc., our largest introducing broker. In certain jurisdictions, we are only able to provide our services through white label partnerships. Many of our relationships with introducing brokers are non-exclusive or may be terminated by the brokers on short notice. In addition, under our agreements with introducing brokers, they have no obligation to provide us with new customers or minimum levels of transaction volume. Our failure to maintain our relationships with these introducing brokers, the failure of the introducing brokers to provide us with customers or our failure to create new relationships with introducing brokers would result in a loss of revenue, which could have a material adverse effect on our business, financial condition and results of operations and cash flows. To the extent any of our competitors offers more attractive compensation terms to one of our introducing brokers, we could lose the broker’s services or be required to increase the compensation we pay to retain the broker. In addition, we may agree to set the compensation for one or more introducing brokers at a level where, based on the transaction volume generated by customers directed to us by such brokers, it would have been more economically attractive to seek to acquire the customers directly rather than through the introducing broker. To the extent we do not enter into the most economically attractive relationships with introducing brokers, our introducing brokers terminate their relationship with us or our introducing brokers fail to provide us with customers, our business, financial condition and results of operations and cash flows would be materially, adversely affected.

Our relationships with our introducing brokers may also expose us to significant regulatory, reputational and other risks as we could be harmed by introducing broker misconduct or errors that are difficult to detect and deter.

We could be held responsible for improper conduct by our introducing brokers, even though we do not control their activities. Introducing brokers maintain customer relationships and delegate to us the responsibilities associated with forex and back-office operations. Furthermore, many of our introducing brokers operate websites, which they use to advertise our services or direct customers to us. It is difficult for us to closely monitor the contents of their websites to ensure that the statements they make in relation to our services are accurate and comply with applicable rules and regulations. Under the rules of the NFA, we are responsible for the activities of any party that solicits or introduces a customer to us unless such party is a member or associate of the NFA. As many of our introducing brokers are not members or associates of the NFA, we are responsible for any misleading statements about us made on their websites. If such misleading statements are made, we may be subject to disciplinary action by the NFA. In 2006, the NFA filed a complaint against us alleging, among other things that the NFA found misleading statements on eight such third-party websites that the NFA believed inflated the profit potential and downplayed the risk of loss of forex trading. We contested the complaint, but ultimately agreed in 2007 to settle the case with the NFA. As part of the settlement, the NFA imposed a $100,000 fine on us in connection with the website statements as well as with findings about our written procedures relating to our anti-money laundering compliance program. Although we remediated the issues identified by the NFA, we have received subsequent correspondence from the NFA about our introducing brokers’ websites and the NFA may find additional misleading statements about us on our introducing brokers’ websites, which could result in further disciplinary action by the NFA, including the imposition of restrictions on our ability to use introducing brokers. In addition to the regulations of the NFA, we may also be held responsible for the activities of our introducing brokers by international regulatory authorities in much the same way as the NFA. Any disciplinary action taken against us or any restrictions imposed on us on our ability to use introducing brokers, as a result of our relationship with such introducing brokers in the United States and abroad, could have a material adverse effect on our reputation, damage our brand name and materially adversely affect our business, financial condition and results of operations and cash flows.

We have relationships with white label partners who direct customer trading volume to us. Failure to maintain these relationships or develop new white label partner relationships could have a material adverse effect on our business, financial condition and results of operations and cash flows.

We have relationships with white label partners which provide forex trading to their customers by using our trading platform and other services and therefore provide us with an additional source of revenue. Many of our relationships with white label partners are non-exclusive or may be terminated by them on short notice. In addition, our white label partners have no obligation to provide us with minimum levels of transaction volume. Our failure to maintain our relationships with these white label partners, the failure of these white label partners to continue to offer online forex trading services to their customers using our trading platform, the loss of requisite licenses by our white label partners or our inability to enter into new relationships with white label partners would result in a loss of revenue, which could have a material adverse effect on our business, financial condition and results of operations and cash flows. For the nine months ended September 30, 2009, trading volume generated through Questrade, Inc. represented approximately 1.9% of our total trading volume. Failure to maintain these relationships or failure of these white label partners to continue to offer online forex trading services would result in a significant loss of revenue to us. To the extent any of our competitors offers more attractive compensation terms to one or more of our white label partners, we could lose the white label partnership or be required to increase the compensation we pay to retain the white label partner. Our relationships with our white label partners also may expose us to significant regulatory, reputational and other risks as we could be harmed by white label partner misconduct or errors that are difficult to detect and deter. If any of our white label partners provided unsatisfactory service to their customers or are deemed to have failed to comply with applicable laws or regulations, our reputation may be harmed as a result of our affiliation with such white label partner. Any such harm to our reputation would have a material adverse effect on our business, financial condition and results of operations and cash flows.

Risks Related to Regulation

We operate in a heavily regulated environment that imposes significant compliance requirements and costs on us. Failure to comply with the rapidly evolving laws and regulations governing our forex and other business may result in regulatory agencies taking action against us, which could significantly harm our business.

In those jurisdictions in which we are regulated, including the United States, the United Kingdom, Japan, Singapore, Australia, Hong Kong and the Cayman Islands, we are regulated by governmental bodies and/or self-regulatory organizations. In Australia and Singapore, we are currently seeking local registration, licensing and authorization to conduct our forex trading services.

Many of the regulations we are governed by are intended to protect the public, our customers and the integrity of the markets, and not necessarily our shareholders. Substantially all of our operations involving the execution and clearing of transactions in foreign currencies, CFDs, gold and silver and securities are conducted through subsidiaries that are regulated by governmental bodies or self-regulatory organizations. In the United States, we are principally regulated by the CFTC, SEC, FINRA and NFA. We are also regulated in all regions by applicable regulatory authorities and the various exchanges of which we are members. For example, we are regulated by the Financial Services Authority in the U.K., or FSA, the Monetary Authority of Singapore, or MAS, the Australian Securities and Investment Commission in Australia, or ASIC, and the Securities and Futures Commission in Hong Kong, or SFC, among others. In Australia and Singapore, we are currently seeking local registration, licensing and authorization to conduct our forex trading services. In addition, we have acquired a 70.0% interest, with rights to acquire up to a 95.0% interest, in Fortune Capital Co., Ltd. (now known as GAIN Capital Japan, Co. Ltd.), a Tokyo based market maker authorized by the Financial Supervisory Authority in Japan, or Japan FSA. These regulators and self-regulatory organizations regulate the conduct of our business in many ways and conduct regular examinations of our business to monitor our compliance with these regulations. Among other things, we are subject to regulation with regard to:

•	our sales practices, including our interaction with and solicitation of customers and our marketing activities;

•	the custody, control and safeguarding of our customers’ assets;

•	account statements, record keeping and retention;

•	maintaining specified minimum amounts of capital and limiting withdrawals of funds from our regulated operating subsidiaries;

•	making regular financial and other reports to regulators;

•	anti-money laundering practices;

•	licensing for our operating subsidiaries and our employees;

•	the conduct of our directors, officers, employees and affiliates; and

•	supervision of our business.

Compliance with these regulations is complicated, time consuming and expensive. Even minor, inadvertent irregularities can potentially give rise to claims that applicable laws and regulations have been violated. Failure to comply with all potentially applicable laws and regulations could lead to fines and other penalties which could adversely affect our revenues and our ability to conduct our business as planned.

As we operate in many jurisdictions in a manner which does not require local registration, licensing or authorization, our growth may be limited by various restrictions and we remain at risk that we may be required to cease operations if we become subject to regulation by local government bodies.

In jurisdictions outside the United States in which we have no permanent establishment (which in aggregate contributed about 41.4% of our total customer volume for 2008), we seek to operate in a manner which enables us to deal with customers in the relevant jurisdiction in compliance with applicable local law but which does not require local registration, licensing or authorization from local governmental agencies or self regulatory organizations responsible for the regulation of forex transactions. We determine the nature and extent of services we can offer and the manner in which we conduct our business in such jurisdictions based on a variety of factors.

In such jurisdictions, we are generally restricted from:

•	direct marketing to retail investors including the operation of a website specifically targeted to investors in a particular foreign jurisdiction;

•	dealing with retail customers unless they can be classified as professional, sophisticated or high net worth investors; and

•	maintaining a presence in a foreign jurisdiction including computer servers, bank accounts and the provision of local account process services.

These restrictions may limit our ability to grow our business in that jurisdiction or may result in increased overhead costs or degradation in service provision to customers in that jurisdiction. Accordingly, we currently have only a limited presence in a number of significant markets and may not be able to gain a significant presence there unless and until regulatory barriers to international firms in certain of those markets are modified. Consequently, we cannot assure you that our international expansion will continue and that we will be able to develop our business in emerging markets as we currently plan.

Furthermore, we are exposed to the risk that our regulatory analysis is subsequently determined by a local regulatory agency or other legitimate authority to be incorrect and that we have not been in compliance with local law. In these circumstances we are exposed to sanction by local enforcement agencies and our contracts with customers may be unenforceable. We may also be required to cease the conduct of our business with customers in the relevant jurisdiction and/or we may determine that compliance with the regulatory requirements for continuance of the business are too onerous to justify making the necessary changes to continue that business.

Servicing customers via the internet may require us to comply with the laws and regulations of each country in which we are deemed to conduct business. Failure to comply with such laws may negatively impact our financial results.

Since our services are available over the Internet in foreign countries and we have customers residing in foreign countries, foreign jurisdictions may require us to qualify to do business in their country. We believe that the number of our customers residing outside of the United States will increase over time. We are required to comply with the laws and regulations of each country in which we conduct business, including laws and regulations currently in place or which may be enacted related to Internet services available to their citizens from service providers located elsewhere. Any failure to develop effective compliance and reporting systems could result in regulatory penalties in the applicable jurisdiction, which could have a material adverse effect on our business, financial condition and results of operations and cash flows.

Our failure to comply with regulatory requirements could subject us to sanctions and could have a material adverse effect on our business, financial condition and results of operations and cash flows.

Many of the laws and regulations by which we are governed grant regulators broad powers to investigate and enforce compliance with their rules and regulations and to impose penalties and other sanctions for non-compliance. Our ability to comply with all applicable laws and regulations is dependent in large part on our internal compliance function as well as our ability to attract and retain qualified compliance personnel, which we may not be able to do. If a regulator finds that we have failed to comply with applicable rules and regulations, we may be subject to censure, fines, cease-and-desist orders, suspension of our business, removal of personnel, civil litigation or other sanctions, including, in some cases, increased reporting requirements or other undertakings, revocation of our operating licenses or criminal conviction. The ensuing negative publicity, potential litigation and loss of customers could have a material adverse effect on our business, financial condition and results of operations and cash flows.

The regulatory environment in which we operate is subject to continual change. Changes in the regulatory environment could have a material adverse effect on our business, financial condition and results of operations and cash flows.

The legislative and regulatory environment in which we operate has undergone significant changes in the recent past and there may be future regulatory changes in our industry. The financial services industry in general has been subject to increasing regulatory oversight in recent years. The governmental bodies and self-regulatory organizations that regulate our business have proposed and may consider additional legislative and regulatory initiatives and may adopt new or revised laws and regulations. As a result, in the future, we may become subject to new regulations that may affect the way in which we conduct our business and may make our business less profitable. For example, a regulatory body may reduce the levels of leverage we are allowed to offer to our customers, which may adversely impact our business, financial condition and results of operations and cash flows. Changes in the interpretation or enforcement of existing laws and regulations by those entities may also adversely affect our business. For example, the NFA recently revised its rules and regulations such that, beginning November 30, 2009, all Futures Dealer Merchants must, depending upon the currencies being traded, maintain customer security deposits in notional amounts equal to between 1% and 4% of the notional amounts of currencies being traded.

In addition, the regulatory enforcement environment has created uncertainty with respect to certain practices or types of transactions that in the past were considered permissible and appropriate among financial services firms, but that later have been called into question or with respect to which additional regulatory requirements have been imposed. Legal or regulatory uncertainty and additional regulatory requirements could result in a loss of business. Our business via our U.K. affiliate in the European Economic Area, or EEA, is targeted for substantial growth as part of our plan to expand our international customer base. The regulation of the financial services industry in the EEA has been the subject of recent regulatory expansion, most notably the Markets in Financial Instruments Directive, or MiFID, the implementation of which was required by EEA member states by November 1, 2007. This directive extends the coverage of the existing Investment Services Directive and introduces new and more extensive requirements for most firms engaged in financial services relating to the conduct of their business and internal organization. Further regulatory measures are expected both in relation to the conduct of the financial services industry and in relation to capital requirements. These measures when implemented by EEA member states, including the U.K., may result in an increase in our anticipated costs of conducting our business with a corresponding reduction in anticipated profitability of the businesses we plan to develop and grow in the EEA.

We are required to maintain high levels of capital, which could constrain our growth and subject us to regulatory sanctions.

The CFTC, SEC, FINRA, NFA and other U.S. and non-U.S. regulators have stringent rules requiring that we maintain specific minimum levels of regulatory capital in our operating subsidiaries that conduct our spot foreign exchange, CFDs, gold and silver spot trading and securities business. As of December 31, 2008, on a separate company basis, we would have been required to maintain approximately $10.7 million minimum capital in the aggregate across all jurisdictions, representing a 5.2% increase from our minimum regulatory capital requirement at December 31, 2007. Additionally, as a Futures Commission Merchant and Forex Dealer Member, we are required to maintain a security deposit minimum of $15.0 million in order to offer our foreign exchange customers greater than 100:1 leverage. Regulators continue to evaluate and modify regulatory capital requirements from time to time in response to market events and to improve the stability of the international financial system. For example, NFA issued a notice to forex dealer members on July 23, 2008 informing them that on July 17, 2008, the NFA’s executive committee recommended that the NFA’s board of directors approve revisions that increase the current net capital and security deposit requirements. The proposed increases to the net capital requirements would increase to $10.0 million on October 31, 2008, $15.0 million on January 17, 2009 and $20.0 million on May 16, 2009. Additionally, the proposed rule changes would require forex dealer members to maintain a security deposit equal to or greater than 150.0% of the then current net capital requirement to be exempt from collecting minimum security deposits related to customer transactions. These recommendations were approved and increased our regulatory capital requirements by approximately $13.3 million. This proposed increase largely results from the perceived enhanced risk of acting as a dealer rather than as an agent, as is the case in exchange traded futures. Additional revisions to this framework or new capital adequacy rules applicable to us may be proposed and ultimately adopted, which could further increase our minimum capital requirements in the future.

Even if regulators do not change existing regulations or adopt new ones, our minimum capital requirements will generally increase in proportion to the size of our business conducted by our regulated subsidiaries. As a result, we will need to increase our regulatory capital in order to expand our operations and increase our revenue, and our inability to increase our capital on a cost-efficient basis could constrain our growth. In addition, in many cases, we are not permitted to withdraw regulatory capital maintained by our subsidiaries without prior regulatory approval or notice, which could constrain our ability to allocate our capital resources most efficiently throughout our global operations. In particular, these restrictions could limit our ability to pay dividends or make other distributions on our shares and, in some cases, could adversely affect our ability to withdraw funds needed to satisfy our ongoing operating expenses, debt service and other cash needs.

Regulators monitor our levels of capital closely. We are required to report the amount of regulatory capital we maintain to our regulators on a regular basis, and we must report any deficiencies or material declines promptly. While we expect that our current amount of regulatory capital will be sufficient to meet anticipated short-term increases in requirements, any failure to maintain the required levels of regulatory capital, or to report any capital deficiencies or material declines in capital could result in severe sanctions, including fines, censure, restrictions on our ability to conduct business and revocation of our registrations. The imposition of one or more of these sanctions could ultimately lead to our liquidation, or the liquidation of one or more of our subsidiaries.

Procedures and requirements of the Patriot Act may expose us to significant costs or penalties.

As participants in the financial services industry, we are, and our subsidiaries are, subject to laws and regulations, including the Patriot Act of 2001, that require that they know their customers and monitor transactions for suspicious financial activities. The cost of complying with the Patriot Act and related laws and regulations is significant. We face the risk that our policies, procedures, technology and personnel directed toward complying with the Patriot Act are insufficient and that we could be subject to significant criminal and civil penalties due to noncompliance. Such penalties could have a material adverse effect on our business, financial condition and results of operations and cash flows. In 2006, the NFA filed a complaint against us alleging, among other things, that we had failed to develop and implement an adequate anti-money laundering program and that the NFA had found misleading statements on our introducing brokers’ websites. In our answer to the complaint, we acknowledged the deficiencies in our anti-money laundering compliance program, and we ultimately agreed to settle the entire case in 2007. As part of the settlement, the NFA imposed a $100,000 fine on us in connection with our anti-money laundering procedures as well as the NFA’s findings of misleading statements on certain of our introducing brokers’ websites. Although we remediated the issues identified by the NFA, the NFA may find additional deficiencies in our policies, procedures, technology and personnel directed toward complying with the Patriot Act, which could result in further disciplinary action by the NFA. In addition, as an online broker with customers worldwide, we may face particular difficulties in identifying our customers and monitoring their activities.

We may be subject to possible enforcement action and sanction for our operations in various jurisdictions, including operations which may be deemed to have violated regulations in those jurisdictions, including China. In addition, we continue to operate in certain jurisdictions where we are pursuing applicable registration.

We currently do not offer forex trading services to or accept new customers resident in China, except for a small number of existing customer accounts which were originally opened through our relationship with one of our introducing brokers prior to the termination of our service offering in China that continue to trade using our platform and have resulted in an immaterial amount of trading volume for us. However, we may be subject to possible enforcement action and sanction if we are determined to have previously offered such services in violation of Chinese regulations. In such a case, the CBRC may impose fines or other penalties on us. To our knowledge, current Chinese law and regulation does not specifically provide for any enforcement processes or penalties in this context. As a result, we are unable to estimate amounts of any potential fines or penalties.

Also, we currently provide our forex trading services through our white label partnership in British Columbia and directly in all other territories of Canada. Despite recent regulatory changes in Canada, the regulatory treatment of retail forex trading in provinces other than British Columbia and Ontario has been, and continues to be, unclear. We cannot be certain that our forex trading services are currently compliant with the regulations of all provinces and territories in Canada. If our forex trading services are deemed to have violated local regulations, or if local regulators so require, we may need to register our business in one or more provinces or territories or offer our trading services through white label partners. We are also currently seeking local registration, licensing or authorization to conduct direct forex trading activities in Australia and Singapore. We may be subject to possible enforcement action and sanction from regulators in any or all of those jurisdictions because our current and previous operations, which involve us providing forex trading services directly to customers without licenses or permits in those jurisdictions, may have violated local rules and regulations. Such sanction could be in the form of fines, suspension of business orders or other penalties.

Due to the evolving nature of financial regulations in certain jurisdictions of the world, our operations may be disrupted if a regulatory authority deems them inappropriate and requires us to comply with additional regulatory requirements.

The legislative and regulatory environment in which we operate has undergone significant changes in the recent past and there may be future regulatory changes affecting our industry. The financial services industry in general has been subject to increasing regulatory oversight in various jurisdictions throughout the world. We have benefited from recent regulatory liberalization in several emerging markets in developing regions which has enabled us to increase our presence in those markets. Our ability to continue to expand our presence in these regions, however, will depend to an important extent upon continued evolution of the regulatory environment in these several markets, and there is no assurance that favorable regulatory trends will continue. Moreover, we currently have only a limited presence in a number of significant markets and may not be able to gain a significant presence there unless and until regulatory barriers to international firms in certain of those markets are modified. Consequently, we cannot assure you that our recent success in various regions will continue or that we will be able to develop our business in emerging markets as we currently plan. To the extent current activities are deemed inappropriate, we may incur a disruption in services offered to current customers as we are forced to comply with additional regulations.

We are subject to risks relating to potential liability under securities and commodity futures laws and may incur significant legal expenses defending ourselves against or resolving any actions or investigations relating to such laws. An adverse resolution to any such action or investigation could have an adverse effect on our business, financial condition and results of operations and cash flows.

We are exposed to substantial risks of liability under federal and state securities laws, federal commodity futures laws, other federal and state laws and court decisions, as well as rules and regulations promulgated by the Securities and Exchange Commission, or SEC, the CFTC, the Federal Reserve, state securities regulators, the self-regulatory organizations, or SROs, such as NFA, and other foreign regulatory agencies. We could incur significant legal expenses in defending ourselves against and resolving actions or investigations by such regulatory agencies. An adverse resolution of any future actions or investigations by such regulatory agencies against us could result in a negative perception of our company and cause the market price of our common stock to decline or otherwise have an adverse effect on our business, financial condition and results of operations and cash flows.

Risks Related to the Offering

An active trading market for our common stock may not develop, which may cause our common stock to trade at a discount from the initial offering price and make it difficult for you to sell the shares you purchase.

Prior to this offering, there has been no public trading market for our common stock. We cannot predict the extent to which investor interest in our company will lead to the development or maintenance of an active trading market. The initial public offering price per share of our common stock has been determined by agreement among us and the underwriters and may not be indicative of the price at which our common stock will trade in the public trading market after this offering. If an active trading market does not develop, you may have difficulty selling any shares of our common stock that you buy.

The market price of our common stock may be volatile, which could cause the value of your investment to decline.

Securities markets worldwide experience significant price and volume fluctuations. This market volatility, as well as the factors listed below, some of which are beyond our control, could affect the market price of our common stock:

•	quarterly variations in our results of operations and cash flows or the results of operations and cash flows of our competitors;

•	future announcements concerning us or our competitors, including the announcement of acquisitions;

•	changes in government regulations or in the status of our regulatory approvals or licensure;

•	public perceptions of risks associated with our services or operations;

•	developments in our industry; and

•	general economic, market and political conditions and other factors that may be unrelated to our operating performance or the operating performance of our competitors.

If securities or industry analysts do not publish research or reports about our business, if they change their recommendations regarding our common stock adversely, or if we fail to achieve analysts’ earnings estimates, the market price and trading volume of our common stock could decline.

The trading market for our common stock will be influenced by the research and reports that industry or securities analysts publish about us or our business. If one or more of the analysts who cover us or our industry make unfavorable comments about our market opportunity or business, the market price of our common stock would likely decline. If one or more of these analysts ceases coverage of us or fails to regularly publish reports on us, we could lose visibility in the financial markets, which could cause the market price of our common stock or trading volume to decline. On our part, if we fail to achieve analysts’ earnings estimates, the market price of our common stock would also likely decline.

Because we do not intend to pay dividends for the foreseeable future, investors in the offering will benefit from their investment in shares only if our common stock appreciates in value.

We currently intend to retain our future earnings, if any, to finance the operation and growth of our business and do not expect to pay any dividends in the foreseeable future. As a result, the success of an investment in our common stock will depend upon any future appreciation in its value. Our common stock may not appreciate in value or even maintain the price at which investors in this offering have purchased their shares.

Certain provisions in our amended and restated certificate of incorporation may prevent efforts by our stockholders to change our direction or management.

Provisions contained in our amended and restated certificate of incorporation could make it more difficult for a third party to acquire us, even if doing so might be beneficial to our stockholders. For example, our amended and restated certificate of incorporation authorizes our board of directors to determine the rights, preferences, privileges and restrictions of unissued series of preferred stock, without any vote or action by our stockholders. We could issue a series of preferred stock that could impede the completion of a merger, tender offer or other takeover attempt. These provisions may discourage potential acquisition proposals and may delay, deter or prevent a change of control of us, including through transactions, and, in particular, unsolicited transactions, that some or all of our stockholders might consider to be desirable. As a result, efforts by our stockholders to change our direction or management may be unsuccessful. See “Description of Capital Stock — Section 203 of the General Corporation Law of the State of Delaware.”

We cannot predict our future capital needs. As a result, we may need to raise significant amounts of additional capital. There can be no assurance that we will be able to obtain the necessary capital when we need it, or on acceptable terms, if at all.

Our business depends on the availability of adequate funding and regulatory capital under applicable regulatory requirements. Historically, we have satisfied these needs from internally generated funds and from our preferred equity securities financings. We currently anticipate that our available cash resources will be sufficient to meet our presently anticipated working capital and capital expenditure requirements for at least the next 12 months. We may need to raise additional funds to:

•	support more rapid expansion;

•	develop new or enhanced services and products;

•	respond to competitive pressures;

•	acquire complementary businesses, products or technologies; or

•	respond to unanticipated requirements.

Additional financing may not be available when needed on terms favorable to us.

Our management and other affiliates have significant control of our common stock and could control our actions in a manner that conflicts with our interests and the interests of other stockholders.

As of September 30, 2009, our executive officers, directors and affiliated entities together beneficially own approximately 88.4% of the outstanding capital stock, assuming the exercise of options, warrants and other common stock equivalents which are currently exercisable, held by these stockholders. As a result, these stockholders, acting together, will be able to exercise considerable influence over matters requiring approval by our stockholders, including the election of directors, and may not always act in the best interests of other stockholders. Such a concentration of ownership may have the effect of delaying or preventing a change in our control, including transactions in which our stockholders might otherwise receive a premium for their shares over then current market prices.

Our internal controls over financial reporting may not be effective and our independent registered public accounting firm may not be able to certify as to their effectiveness, which could have a significant and adverse effect on our business and reputation.

We are evaluating our internal controls over financial reporting in order to allow management to report on, and our independent registered public accounting firm to attest to, our internal controls over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002, as amended, and rules and regulations of the SEC thereunder, which we refer to as Section 404. We are in the process of documenting and testing our internal control procedures in order to satisfy the requirements of Section 404, which includes annual management assessments of the effectiveness of our internal controls over financial reporting and a report by our independent registered public accounting firm that addresses the effectiveness of internal controls.

As we continue our evaluation, we may identify material weaknesses that we may not be able to remediate in time to meet the deadline imposed by the Sarbanes-Oxley Act of 2002, as amended, for compliance with the requirements of Section 404. We will be required to comply with the requirements of Section 404 for the year ending December 31, 2010. In addition, if we fail to achieve and maintain the adequacy of our internal controls, as such standards are modified, supplemented or amended from time to time, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with Section 404. We cannot be certain as to the timing of completion of our evaluation, testing and any remediation actions or the impact of the same on our operations. If we are not able to implement the requirements of Section 404 in a timely manner or with adequate compliance, our independent registered public accounting firm may not be able to opine as to the effectiveness of our internal control over financial reporting and we may be subject to sanctions or investigation by regulatory authorities, such as the SEC. As a result, there could be a negative reaction in the financial markets due to a loss of confidence in the reliability of our financial statements. In addition, we may be required to incur costs in improving our internal control system and the hiring of additional personnel. Any such action could negatively affect our results of operations and cash flows.

SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

This prospectus contains forward looking statements. These forward looking statements include, in particular, statements about our plans, strategies and prospects under the headings “Prospectus Summary,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” These statements are based on our current expectations and projections about future events and are identified by terminology such as “may,” “should,” “expect,” “scheduled,” “plan,” “seek,” “intend,” “anticipate,” “believe,” “estimate,” “aim,” “potential,” or “continue” or the negative of those terms or other comparable terminology. Although we believe that our plans, intentions and expectations are reasonable, we may not achieve our plans, intentions or expectations.

These forward-looking statements involve risks and uncertainties. Important factors that could cause actual results to differ materially from the forward looking statements we make in this prospectus are set forth in “Risk Factors” and elsewhere in this prospectus. We undertake no obligation to update any of the forward looking statements after the date of this prospectus to conform those statements to reflect the occurrence of future events, except as required by applicable law.

You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement on Form S-1, of which this prospectus forms a part, that we have filed with the Securities and Exchange Commission, or SEC, completely and with the understanding that our actual future results, levels of activity, performance and achievements may be different from what we expect and that these differences may be material. We qualify all of our forward looking statements by these cautionary statements.

USE OF PROCEEDS

The selling stockholders are selling all of the shares of common stock in this offering and we will not receive any proceeds from the sale of such shares.

DIVIDEND POLICY

We have never declared or paid cash dividends on our common or preferred stock. We currently intend to retain all available funds and any future earnings for use in the operation of our business and do not anticipate paying any cash dividends in the foreseeable future. Any future determination to declare cash dividends will be made at the discretion of our board of directors and will depend on our financial condition, results of operations, capital requirements, general business conditions and other factors that our board of directors may deem relevant.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of September 30, 2009:

•	on an actual basis; and

•	on a pro forma basis to give effect to the filing of our amended and restated certificate of incorporation to reflect the -for-1 stock split of our common stock effected immediately prior to the completion of this offering and the conversion of each share of our outstanding preferred stock into an aggregate of shares of common stock prior to the completion of this offering (for further information, please see “Description of Capital Stock”).

You should read this table in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes included elsewhere in this prospectus.

	As of September 30, 2009
	Actual	Pro Forma
	(in thousands, except share data)

Cash and cash equivalents	$197,938	$

Long-term debt	$31,500	$

Convertible, redeemable preferred stock:
Undesignated preferred stock, $0.00001 par value; no shares authorized, issued and outstanding, on an actual basis; no shares authorized, no shares issued and outstanding, on a pro forma basis	—
Series A convertible, redeemable preferred stock, $0.00001 par value, 4,545,455 shares authorized and 865,154 shares issued and outstanding on an actual basis; and no shares authorized, issued and outstanding on a pro forma basis	2,009
Series B convertible, redeemable preferred stock, $0.00001 par value, 7,000,000 shares authorized and 2,610,210 shares issued and outstanding on an actual basis; and no shares authorized, issued and outstanding on a pro forma basis	5,412
Series C convertible, redeemable preferred stock, $0.00001 par value, 2,496,879 shares authorized and 1,055,739 shares issued and outstanding on an actual basis; and no shares authorized, issued and outstanding on a pro forma basis	5,319
Series D convertible, redeemable preferred stock, $0.00001 par value, 3,254,678 shares authorized and 3,254,678 shares issued and outstanding on an actual basis; and no shares authorized, issued and outstanding on a pro forma basis	39,840
Series E preferred stock, $0.00001 par value, 3,738,688 shares authorized and 2,611,606 shares issued and outstanding on an actual basis; and no shares authorized, issued and outstanding on a pro forma basis	116,810

Total convertible, redeemable preferred stock	169,390

Common stock, $0.00001 par value, 27,000,000 shares authorized and 1,309,052 shares issued and outstanding on an actual basis; shares authorized and shares issued and outstanding on a pro forma basis
Additional paid-in capital	(179,516)
Accumulated other comprehensive income	491
Accumulated deficit	(10,318)

Total shareholders’ deficit(1)	(189,343)

Total capitalization	$11,547	$

(1)	Total shareholders’ deficit does not include approximately $512,000 related to noncontrolling interest.

The outstanding share information is based upon shares of our common stock outstanding as of          , 2009. This number excludes:

•	shares of our common stock issuable upon the exercise of options that were outstanding as of , 2009, with a weighted average exercise price of $ per share;

•	shares of common stock issuable pursuant to outstanding restricted stock units as of , 2009;

•	shares of common stock reserved for future issuance under our 2009 Omnibus Incentive Compensation Plan, which will become effective on the date of this prospectus; and

•	shares of common stock reserved for future issuance under our 2009 Employee Stock Purchase Plan, which will become effective on the date of this prospectus.

Our stockholders are selling all of the shares of our common stock offered by this prospectus. We are not selling any shares in this offering and will not receive any of the proceeds from the sale of shares by the selling stockholders.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OPERATING DATA

The following table presents our selected historical consolidated financial data for the periods presented and should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and notes thereto included elsewhere in this prospectus. The consolidated statements of operations data for the fiscal years ended December 31, 2006, 2007 and 2008 and the consolidated statements of financial condition data as of December 31, 2007 and 2008 are derived from our audited consolidated financial statements included elsewhere in this prospectus. The consolidated statements of operations data for the fiscal years ended December 31, 2004 and 2005 and the consolidated statements of financial condition data as of December 31, 2004, 2005 and 2006 are derived from our audited historical consolidated financial statements not included in this prospectus.

The consolidated statements of income data for the nine-month periods ended September 30, 2008 and 2009 and the consolidated statement of financial condition data as of September 30, 2009 are derived from our unaudited condensed consolidated financial statements included elsewhere in this prospectus which have been prepared on the same basis as the audited consolidated financial statements and reflect all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of our results of operations and financial position. The consolidated statements of financial condition data as of September 30, 2008 are derived from our unaudited consolidated financial statements not included in this prospectus. The results of operations for the nine months ended September 30, 2009 are not necessarily indicative of the results to be expected for the full year ended December 31, 2009.

As a result of the termination of our trading operations in China, the historical financial information presented below is not indicative of our future performance. For the year ended December 31, 2008, net revenue associated with customers residing in China was $24.4 million, compared to $20.6 million for the year ended December 31, 2007. Our total direct expenses attributable to our operations in China were $5.9 million for the year ended December 31, 2008, compared to $4.8 million for the prior year. In addition, due to the non-cash impact of the redemption feature contained in our preferred stock which requires fair value accounting, there are fluctuations in our net income which will cease upon our initial public offering and which is not reflective of our operating performance.

The pro forma consolidated statement of financial condition data as of September 30, 2009 gives effect to this offering based on an assumed initial public offering price of $      per share, which is the midpoint of the range listed on the cover page of this prospectus. The pro forma earnings per common share data for the year ended December 31, 2008 and the nine months ended September 30, 2009 reflect the sale by our selling stockholders of           shares of common stock pursuant to this offering based on an assumed initial public offering price of $      per share, which is the midpoint of the range listed on the cover page of this prospectus.

	Year Ended December 31,					Nine Months Ended September 30,
	2004(2)	2005(2)	2006(1)	2007(1)	2008(1)	2008(1)	2009(1)
	(in thousands unless otherwise stated)

Consolidated Statements of Financial Condition Data:
REVENUE
Trading revenue	$21,257	$36,249	$69,471	$118,176	$186,004	$129,331	$113,797
Other revenue	665	223	242	437	2,366	1,984	1,654

Total non-interest revenue	21,922	36,472	69,713	118,613	188,370	131,315	115,451
Interest revenue	324	1,519	3,145	5,024	3,635	3,180	228
Interest expense	(33)	(110)	(356)	(611)	(1,208)	(980)	(554)

Net interest revenue/(expense)	291	1,409	2,789	4,413	2,427	2,200	(326)

Net revenue	22,213	37,881	72,502	123,026	190,797	133,515	115,125

EXPENSES
Employee compensation and benefits	5,035	9,511	17,258	25,093	37,024	27,453	29,621
Selling and marketing	1,186	3,256	12,517	21,836	29,312	21,975	26,791
Trading expenses and commissions	2,973	7,279	10,321	10,436	16,310	12,992	10,431
Interest expense on notes payable	—	—	2,075	3,688	2,697	2,177	1,294
Bank fees	245	507	935	2,316	3,754	2,595	3,415
Depreciation and amortization	301	494	897	1,911	2,496	1,897	2,013
Communications and data processing	155	424	873	1,659	2,467	1,681	1,950
Occupancy and equipment	306	530	1,045	1,616	2,419	1,715	2,391
Bad debt provision/(recovery)	—	836	574	1,164	1,418	1,289	593
Professional fees	877	761	1,295	1,380	3,104	1,981	2,549
Software expense	11	21	78	123	888	541	712
Professional dues and memberships	15	15	48	187	773	566	565
Write-off of deferred initial public offering costs	—	—	—	—	1,897	—	—
Change in fair value of convertible preferred stock embedded derivative(2)	—	—	61,732	165,280	(181,782)	(170,279)	40,820
Impairment of intangible assets	—	—	165	—	—	—	—
Other	477	155	3,085	(627)	1,424	1,041	1,091

Total expenses	11,581	23,789	112,898	236,062	(75,799)	(92,376)	124,236

INCOME/(LOSS) BEFORE INCOME TAX EXPENSE AND EQUITY IN EARNINGS OF EQUITY METHOD INVESTMENT	10,632	14,092	(40,396)	(113,036)	266,596	225,891	(9,111)
Income tax expense	3,504	5,881	9,063	21,615	34,977	24,040	11,423
Equity in earnings of equity method investment	—	(3)	(43)	—	(214)	(80)	—

NET INCOME/(LOSS)	7,128	8,208	(49,502)	(134,651)	231,405	201,771	(20,534)

Net income/(loss) applicable to noncontrolling interest	—	—	—	—	(21)	—	(15)

Net income/(loss) applicable to GAIN Capital Holdings, Inc.	$7,128	$8,208	$(49,502)	$(134,651)	$231,426	$201,771	$(20,519)

Effect of redemption of preferred shares	—	—	(39,006)	—	(63,913)	(63,913)	—
Effect of preferred share accretion	(2,892)	(63)	2,205	—	—	—	—

Net income/(loss) applicable to GAIN Capital Holdings, Inc. common shareholders	$4,236	$8,145	$(86,303)	$(134,651)	$167,513	$137,858	$(20,519)

Earnings/(loss) per common share:
Basic	$0.95	$1.96	$(30.90)	$(70.89)	$130.12	$107.06	$(15.71)

Diluted	$0.27	$0.49	$(30.90)	$(70.89)	$11.17	$9.18	$(15.71)

Weighted average common shares outstanding used in computing earnings/(loss) per common share:
Basic	4,445,869	4,157,464	2,792,895	1,899,386	1,287,360	1,287,650	1,306,265

Diluted	15,838,150	16,634,016	2,792,895	1,899,386	15,002,277	15,019,396	1,306,265

Pro forma (unaudited)(3)
Pro forma earnings/(loss) per common share:
Basic					$38.56		$15.54

Diluted					$3.31		$1.36

Pro forma weighted average common shares outstanding used in computing pro forma earnings per common share:
Basic					1,287,360		1,306,265

Diluted					15,002,277		14,932,401

(footnotes continued on following page)

(1)	For each of the periods indicated, in accordance with SFAS No. 133, we accounted for an embedded derivative liability attributable to the redemption feature of our outstanding preferred stock. This redemption feature and the associated embedded derivative liability will no longer be required to be recognized upon conversion of our preferred stock in connection with the completion of this offering. See “Prospectus Summary-Reconciliation of Net Income/(Loss) to Adjusted Net Income.”

(2)	These amounts do not include the impact of the embedded derivative liability of approximately $8.7 million (unaudited) and $37.6 million (unaudited) as of December 31, 2004 and 2005, respectively, and the change in fair value for the years ended December 31, 2004 and 2005 of $6.0 million (unaudited) and $28.8 million (unaudited), respectively.

(3)	These amounts do not include the impact of the change in fair value of our convertible, redeemable preferred stock embedded derivative, the effect of redemption of preferred shares and the effect of preferred share accretion. For the year ended December 31, 2008, the change in fair value resulted in a gain of $181.8 million and for the nine months ended September 30, 2009 the change in fair value resulted in a loss of $40.8 million.

								Pro Forma
	As of December 31,					As of September 30,		As of September 30,
	2004	2005	2006	2007	2008	2008	2009	2009
	(in thousands unless otherwise stated)

Consolidated Statements of Financial Condition Data:
Cash and cash equivalents	$18,188	$22,482	$31,476	$98,894	$176,431	$160,195	$197,938	$
Receivables from brokers	$36,383	$59,080	$71,750	$74,630	$75,817	$94,196	$100,171	$
Total assets	$56,084	$82,661	$113,491	$180,628	$264,816	$272,096	$315,710	$
Payables to brokers, dealers, FCMs, and other regulated entities	$6,037	$4,577	$5,248	$2,163	$1,679	$1,560	$1,732	$
Payables to customers	$29,451	$50,031	$70,321	$106,741	$122,293	$152,042	$168,266	$
Convertible, redeemable preferred stock embedded derivative	—	—	$99,286	$264,566	$82,785	$94,287	$123,604	$
Notes payable	—	—	$27,500	$49,875	$39,375	$42,000	$31,500	$
Total shareholders’ equity/(deficit)	$15,305	$23,605	$(154,242)	$(316,340)	$(172,154)	$(204,362)	$(188,831)	$

Selected Operational Data

	As of December 31,					As of September 30,
	2004	2005	2006	2007	2008	2008	2009
	($ in thousands unless otherwise stated)

Number of opened accounts(4):
Total	13,572	30,626	63,576	105,924	154,190	142,555	195,559
China	751	3,202	8,395	19,869	27,358	27,309	27,362
Number of tradable accounts:
Total	5,022	11,761	27,836	41,120	36,744	41,145	43,374
China	420	1,631	4,799	9,702	2,839	9,165	8
Adjusted net capital in excess of regulatory requirements(5)	$13,509	$20,065	$15,296	$44,856	$98,571	$70,657	$67,558

(footnotes continued on following page)

						Nine Months Ended
	Year Ended December 31,					September 30,
	2004	2005	2006	2007	2008	2008	2009

Number of traded accounts:
Total	6,432	13,896	28,270	43,139	52,555	45,001	43,565
China	642	2,416	5,533	11,568	11,647	11,403	6
Total trading volume (dollars in billions)
Total	$120.3	$231.9	$447.4	$674.5	$1,498.6	$1,124.4	$928.3
China	$6.0	$24.4	$50.8	$103.4	$172.4	$143.8	$0.2
Net deposits received from customers (dollars in millions):
Total	$33.5	$70.2	$102.8	$184.2	$277.3	$227.0	$186.9
China	$1.8	$6.8	$10.5	$26.0	$25.3	$23.5	$(1.3)
Revenue per million traded	$176.8	$156.3	$155.3	$175.2	$124.1	$115.0	$122.6

(4)	Opened customer accounts represent accounts opened with us on a cumulative basis at any time since we commenced operations.

(5)	Adjusted net capital in excess of regulatory requirements represents the excess funds over the regulatory minimum requirements as defined by the regulatory bodies that regulate our operating subsidiaries.

Selected Geographic Data

						Nine Months Ended
	Year Ended December 31,					September 30,
	2004	2005	2006	2007	2008	2008	2009

Customer trading volume by region (dollars in billions)
U.S.	$55.4	$122.2	$238.3	$355.4	$878.9	$647.4	$506.8
China(6)	6.0	24.4	50.8	103.4	172.4	143.8	0.2	(7)
Canada	4.3	9.6	29.2	58.6	122.9	91.8	122.2
Europe, Middle East and Africa	14.1	27.9	42.9	64.3	153.1	117.2	126.5
Asia (ex-China)	31.3	33.8	42.7	54.0	96.4	74.6	110.0
Rest of World	9.2	14.0	43.5	38.8	74.9	49.6	62.6

Total	$120.3	$231.9	$447.4	$674.5	$1,498.6	$1,124.4	$928.3

(6)	As a result of our review of our regulatory compliance in China, we decided to terminate our service offerings to residents of China and ceased our trading operations located in that country as of December 31, 2008. Accordingly, we do not expect to generate significant trading volume or related revenue from customers in China for the foreseeable future. For further information, please see “Prospectus Summary — Recent Developments”.

(7)	For the nine months ended September 30, 2009, a small number of existing customer accounts, which were originally opened through our relationship with one of our introducing brokers prior to the termination of our service offering in China, continued to trade using our platform. The trading activity by these residual accounts resulted in the trading volume for the period. We have taken steps to close these accounts, and expect that they will be closed, by December 31, 2009.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The statements in this discussion regarding the industry outlook, our expectations regarding the future performance of our business, and the other non-historical statements in this discussion are forward-looking statements. These forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, the risks and uncertainties described in the “Risk Factors” section. You should read the following discussion together with the section entitled “Risk Factors” and our consolidated financial statements and notes thereto included elsewhere in this prospectus.

Overview

We are an online provider of retail forex trading and related services founded in 1999 by a group of experienced Wall Street trading professionals. We offer our customers a forex trading platform that provides 24-hour direct access to the global over-the-counter foreign exchange markets, where participants trade directly with one another rather than through a central exchange or clearing house. In a foreign exchange trade, participants buy one currency and simultaneously sell another currency. We provide this access through our proprietary trading platform and trade management tools, educational services, research and dedicated customer service. Our customer base is comprised primarily of self-directed retail traders, representing approximately 93.0% of our customers as of September 30, 2009. The remainder of our customer base is comprised of customers with accounts that have assigned trading authority to either third party authorized traders, or to our wholly-owned subsidiary GCAM, LLC, or GCAM. GCAM offers our managed account services whereby our professional traders create and execute forex investment strategies on behalf of institutional and individual customers. We refer to customers who have assigned trading authority as managed accounts, which represented approximately 7.0% of our customers as of September 30, 2009.

We use financial metrics, including tradable accounts and traded accounts, to measure our aggregate customer account activity. Tradable accounts represent customers who maintain cash balances with us that are sufficient to execute a trade in compliance with our policies. Although tradable accounts are an important indicator of our ability to attract new customers that can potentially lead to volume and revenue in future periods, it does not represent actual trades executed. We believe the most relevant measurement which correlates to volume and revenue is the number of traded accounts, because these represent customers who executed a forex transaction with us during a particular period. As of December 31, 2008, we had 36,744 tradable accounts, which include 2,839 tradable accounts from customers residing in China, and as of September 30, 2009, we had 47,374 tradable accounts. For the year ended December 31, 2008, we had 52,555 traded accounts, which include 11,647 traded accounts from customers residing in China, and for the nine months ended September 30, 2009, we had 43,565 traded accounts.

We have experienced annual revenue growth in excess of 55.0% since 2000 and a compounded annual revenue growth rate of 71.4% from January 1, 2006 to December 31, 2008. Our annual revenue from customers residing outside of China has grown in excess of 59.0% since 2000, with a compounded annual growth rate of 71.2% from January 1, 2006 to December 31, 2008. We generated $115.1 million of total net revenue and a net loss of $20.5 million for the nine months ended September 30, 2009, including a loss of $40.8 million relating to the change in fair value of our preferred stock embedded derivative, and $190.8 million of total net revenue, including $24.4 million in total net revenue attributable to customers residing in China, and $231.4 million of net income, including $11.1 million in net income attributable to customers residing in China, in the year ended December 31, 2008, including a $181.8 million gain relating to the change in fair value of our preferred stock embedded derivative and $1.9 million write-off of deferred initial public offering costs, each of which we believe to be non-operational in nature. The preferred stock embedded derivative liability is attributable to the redemption feature of our outstanding preferred stock which allows the holders of our preferred stock at any time on or after March 31, 2011, upon the written request of holders of at least a majority of the outstanding shares of preferred stock voting together as a single class, to require us to redeem all of the shares of preferred stock then outstanding and is non-cash and therefore causes net income to fluctuate and not reflect our operating performance. This redemption provision and the associated embedded derivative liability will no longer be required to be recognized upon conversion of our preferred stock in connection with this offering. Excluding the impact of a $40.8 million loss relating to the change in fair market value of our embedded derivative, our adjusted net income for the nine months ended

September 30, 2009 was $20.3 million. We believe our net capital position and customer assets help make us one of the largest global retail foreign exchange services providers.

We believe the following operating measurements are the main drivers of our revenue:

•	customer trading volume;

•	trading revenue per million traded;

•	net deposits received from customers; and

•	traded accounts.

Customer trading volume is the aggregate notional value of trades our customers execute. Trading revenue per million traded is the revenue we realize from our market-making activities (including spread revenue) per one million of U.S. dollar-equivalent trading volume, and is calculated as trading revenue divided by the result obtained from dividing trading volume by one million. Net deposits received from customers represents customers’ deposits less withdrawals for a given period, and correlates to our customers’ ability to place additional trades, which potentially increases our trading volumes. Traded accounts impact our revenue because this represents the number of customers who executed trades during a specific period, which impacts customer trading volume.

Our revenue performance for any one period is a function of customer trading volume, impacted in part by the factors listed above, and the profitability of these trades, as measured by trading revenue per million traded. The profitability of our customer trading volume is impacted by the following:

•	dealable spread that we charge our customers and pay to our wholesale forex trading partners;

•	the mix of the currency pairs that our customers transacted during the period; and

•	the performance of our managed flow portfolio.

As a market-maker, we act as counterparty to our customers when executing a trade. We believe it is neither economically optimal nor necessary from a risk perspective to hedge all of our customers’ trades on a one-to-one basis. Instead, we hedge a select portion of these trades on an aggregate basis in our managed flow portfolio. Our managed flow portfolio is treated in the following manner:

•	Natural Hedging — Many trades are naturally hedged, where one customer executing a trade in a currency is offset by a trade taken by another customer. When a transaction within the portfolio is naturally hedged, we do not hedge our exposure by entering into a transaction with our wholesale forex trading partners. Accordingly, for naturally hedged transactions we capture the entire bid/offer spread on the two offsetting transactions while completely hedging our exposure and reducing our overall risk.

•	Net Exposure — Generally, there is also a portion of our managed flow portfolio that is not naturally hedged, which we refer to as our net exposure. We manage our net exposure by applying position and exposure limits established under our risk management policies and by continuous, active monitoring by our traders. A portion of our net exposure may be hedged with our wholesale forex trading partners based on our risk management guidelines. We do not actively initiate market positions in anticipation of future movements in the prices of currencies in the market, referred to as proprietary directional market positions. However, as a result of our hedging activities, we are likely to have open positions in various currencies at any given time. In the event of unfavorable market movements, we may take a loss on such position.

•	Redirected Trades — In certain cases, specific trades from customers generally handled in our managed flow portfolio may be redirected and offset with our wholesale forex trading partners. These trades may be selected based on size, and whether they relate to currencies that are experiencing lower transaction volume or higher volatility in trading prices.

By directing a large portion of our customers’ trades into our managed flow portfolio, which we refer to as our managed flow trades, we have the opportunity to maximize trading revenue by capturing the full spread on orders that naturally offset each other within the managed flow portfolio. Factors that may impact the rate of profitability of our managed flow portfolio include currency price trends and the results of our hedging strategies in accordance with our risk management policies. Alternatively, we realize lower trading revenue per million traded from those trades that we immediately offset, which we refer to as offset flow trades, because on such trades we receive the retail spread from our customers and pay the wholesale spread to our wholesale forex trading partners. In general, we make higher trading revenue per million traded on our managed flow trades than we do on our offset flow trades.

Our customer base resides in over 140 countries outside of the United States and is comprised of two categories. The first are direct customers sourced through our retail forex trading website, FOREX.com (our flagship brand), which is a currency trading Internet site that is available in English, traditional and simplified Chinese, Russian and Arabic, and provides currency traders of all experience levels with a full-service trading platform, along with extensive educational and support tools. The second are indirect customers sourced through either retail financial services firms that provide customers to us, which we refer to as introducing brokers, or financial institutions which offer our currency trading services to their existing client base under their own brand, which we refer to as white label partners. For the nine months ended September 30, 2009, 66.4% of customer trading volume was generated from our direct customers and 33.6% was generated from introducing brokers and white label partners. For the year ended December 31, 2008, 67.3% of customer trading volume was generated from our direct customers and 32.7% was generated from introducing brokers and white label partners.

For the nine months ended September 30, 2009, the total dollar value traded by our customers, or customer trading volume, was $928.3 billion (including $0.2 billion from customers residing in China), trading revenue per million traded was $122.6, net deposits received from customers was $186.9 million (including $1.3 million that was paid to customers residing in China) and the number of traded accounts was 43,565 (including six accounts from customers residing in China, which were opened through one of our white label partners prior to the termination of our operations in China). For the year ended December 31, 2008, customer trading volume was $1,498.6 billion (including $172.4 billion from customers residing in China), trading revenue per million traded was $124.1, net deposits received from customers was $277.3 million (including $25.3 million from customers residing in China) and the number of traded accounts was 52,555 (including 11,647 from customers residing in China).

Since 2006, a significant portion of our trading volume, trading revenue, net income and cash flow were generated from residents of China. When we commenced offering our forex trading services through our Chinese language website to residents of China in October 2003, we believed that our operations were in compliance with applicable Chinese regulations. However, as a result of our review of our regulatory compliance in China during 2008, in May 2008 we became aware of a China Banking and Regulatory Commission, or CBRC, prohibition on forex trading firms providing retail forex trading services to Chinese residents through the Internet without a CBRC permit. We do not have such a permit and to our knowledge, no such permit exists. As a result of this regulatory uncertainty, we decided to terminate all service offerings to residents of China and ceased our trading support operations located in that country. As of December 31, 2008, we no longer accept new customers or maintain direct customer accounts from residents of China. However, due to an ongoing relationship with one of our introducing brokers, eight immaterial legacy accounts (as of September 30, 2009), which were originally sourced through that introducing broker prior to the termination of our service offering in China, remained open. For the nine months ended September 30, 2009, the trading activity by these legacy accounts resulted in an immaterial amount of trading volume. We have taken steps to close these accounts, and expect they will be closed, by December 31, 2009. We are unable to predict if we may be subject to fines or penalties, and if so in what amounts, as a result of this insignificant trading activity on our platform in China. Our customer trading volume, revenue and net income related to our service offerings and trading services to residents of mainland China was $172.4 billion, $24.4 million and $11.1 million, respectively, for the year ended December 31, 2008 and $103.4 million, $20.6 million, and $9.2 million, respectively, for the year ended December 31, 2007. All references to “China” refer to mainland China and exclude the Hong Kong and Macau Special Administrative Regions.

We have also become aware that the CBRC may, at a future date, issue regulations by which certain institutions will be allowed to engage in retail forex trading services. There is no assurance as to when these clarifying regulations will be issued or, if issued, whether we will be able to offer our trading services to Chinese residents under such regulations. As a result, we do not intend to offer our trading services and no longer accept or maintain direct customer accounts from residents of China, except as described above, until such time as we are able to obtain the necessary permits, licenses or approvals from the applicable Chinese regulators, in accordance with applicable Chinese regulations. We will continue to monitor the regulatory environment in China and, when possible, we will seek to obtain the necessary permits, licenses or approvals from the applicable Chinese regulators, or to partner with a firm with such approval, to resume our retail forex trading services in China. As our Chinese language website is also used by customers in other countries, we will continue to use it as we offer our services to Chinese-speaking customers who do not reside in China. We cannot provide any assurance that we will not be subject to fines or penalties relating to the period in which we provided forex trading services through the Internet to Chinese residents.

General Market and Economic Conditions

In the past two years, the global market and general economic conditions have experienced a significant downturn. In the United States, market and economic conditions remain challenged as credit remains contracted. U.S. equity markets were adversely impacted by lower corporate earnings, the challenging conditions in the credit markets and continued general uncertainty. In addition, U.S. economic activity was negatively impacted by declines in consumer spending, business investment and the downturn in the commercial and residential real estate markets. In Europe and Asia, market and economic conditions continued to be challenged by adverse economic developments. We believe that these conditions, together with deterioration in the overall economy and increased unemployment rates, impacted overall retail consumer spending, including the discretionary funds and trading patterns of our customer base during the nine months ended September 30, 2009. We are unable to predict the degree and duration of the impact of the current global market and general economic conditions on our business.

Revenue

We generate revenue primarily from trading revenue, commissions and interest income. Trading revenue is our largest source of revenue and is derived from gains, offset by losses, from our trading positions and our revenue resulting from dealing spreads on customer transactions where we earn the difference between the retail price quoted to our customers and the wholesale price received from our wholesale forex trading partners. Any position we take is a result of acting as counterparty to our customers’ trades. We do not actively initiate market positions in anticipation of future movements in the prices of currencies, referred to as proprietary directional market positions. However, as a result of our hedging activities, we are likely to have open positions in various currencies at any given time.

For the nine months ended September 30, 2009, approximately 91.9% of our customer trading volume was directed into our managed flow portfolio, allowing us to keep part or all of the dealable spread and resulting in daily mark-to-market gains or losses based on the performance of the managed flow portfolio. During the same period we immediately offset the remaining 8.1% of transaction volume from customers by executing equal and offsetting trades with our wholesale forex trading partners. On these trades we earn the difference between the retail and wholesale spread while minimizing market risk. Regardless of the routing of their trades, our customers’ trading experience is identical with respect to trade execution. For the year ended December 31, 2008, 87.0% of our customer trade volume was directed into our managed flow portfolio and we immediately offset the remaining 13.0%. Trading revenue represented 98.8% of our total net revenue for the nine months ended September 30, 2009, and 97.5% of our total net revenue for the year ended December 31, 2008. We believe that our customer trading volumes are driven by ten main factors. Six of these factors are broad external factors outside of our control which impact general forex market trading, as well as our customer trading volumes, and include:

•	changes in the financial strength of market participants;

•	economic and political conditions;

•	trends in business and finance;

•	changes in the supply, demand and volume of foreign currency transactions;

•	legislative changes; and

•	regulatory changes.

Many of the above factors impact the volatility of foreign currency rates, which is in turn positively correlated with forex trading volume. In general, an increase in our customer trading volume results in an increase in our trading revenue derived from spread capture, and an increase in our strategic hedging activities. Our customer trading volume is also affected by four other factors which we believe differentiate us from our competitors:

•	the effectiveness of our sales activities;

•	the attractiveness of our superior website;

•	the effectiveness of our customer service team; and

•	the effectiveness of our marketing activities.

In order to increase customer trading volume, we focus our marketing and our customer service and education activities on attracting new customers, growing customer assets on deposit and increasing overall customer trading activity.

Trading revenue is recorded on a trade date basis. Changes in net unrealized gains or losses are recorded under trading revenue on the Consolidated Statements of Income for a specified period of time. For the nine months ended September 30, 2009, and for the year ended December 31, 2008, no single customer accounted for more than 3.0% of our trading volume for the period.

Other revenue is comprised of account management, transaction and performance fees related to customers who have assigned trading authority to GCAM, inactivity and training fees charged to customer accounts, as well as other miscellaneous items. For the nine months ended September 30, 2009, other revenue was $1.7 million and for the year ended December 31, 2008, other revenue was $2.4 million.

Net interest revenue consists primarily of the revenue generated by our cash and customer cash held by us at banks, money market funds and on deposit at our wholesale forex trading partners, less interest paid to customers on their net liquidating account value. A customer’s net liquidating account value equals cash on deposit plus the marking to market of open positions as of the measurement date. Our cash and customer cash is generally invested in money market funds which primarily invest in short-term U.S. government securities. Such deposits and investments earned interest at an average effective rate of 0.11% for the nine months ended September 30, 2009, and 1.50% for the year ended December 31, 2008. Interest paid to customers varies among customer accounts primarily due to the net liquidating value of a customer account as well as interest promotions that may be available from time to time. Interest income and interest expense are recorded when earned and incurred. Net interest expense was $0.3 million for the nine months ended September 30, 2009 and net interest revenue was $2.4 million for the year ended December 31, 2008.

Although our revenue has grown at a compounded annual growth rate of 62.2% from $72.5 million for the year ended December 31, 2006 (including $8.7 million from customers residing in China), to $190.8 million for the year ended December 31, 2008 (including $24.4 million from customers residing in China), management anticipates that such continued growth may be negatively impacted in the future by the duration of the recent downturn in the global economy, continued contraction in the credit market and our termination of services to residents of China. In addition, management anticipates that historical growth patterns may not be indicative of future growth levels, due in part to the increased scale of our operations globally and the continued recent challenges of the macroeconomic environment.

To determine our trading revenue generated from our customers residing in China, we were required to make certain assumptions because we did not account for our China business separately on a historical basis. In order to calculate trading revenue generated from customers residing in China, we removed the China customer trading volume from our total volume and then applied an assumed level of profitability based on the relative profitability of the China customer transactions which we historically strategically hedged.

Operating Expenses

Employee compensation and benefits

Our largest operating expense is employee compensation and benefits, which includes salaries, bonuses, stock-based compensation, group insurance, contributions to benefit programs and other related employee costs. Due in part to the efficiencies created by our proprietary technology and forex trading platform, our compensation and benefits as a percentage of net revenue has declined from 20.4% for the year ended December 31, 2007 to 19.4% for the year ended December 31, 2008. Compensation and benefits was 25.7% of net revenue for the nine months ended September 30, 2009. The increase in employee compensation and benefits as a percentage of revenue for the nine months ended September 30, 2009 is primarily due to a decline in revenue for the nine months ended September 30, 2009. The revenue decline for the nine months ended September 30, 2009 is primarily due to overall economic conditions and our termination of services in China. Bonus costs, which are performance based and vary year to year, represented 19.0% of our employee compensation and benefits for the nine months ended September 30, 2009 compared to 26.4% for the year ended December 31, 2008, 31.8% for the year ended December 31, 2007 and 35.8% for the year ended December 31, 2006.

Selling and marketing

Our second largest expense item is selling and marketing expense, which is primarily concentrated in online display and search engine advertising, and to a lesser extent print and television advertising. Our marketing strategy employs a combination of direct marketing and focused branding programs, with the goal of raising awareness of our retail forex trading internet website, FOREX.com, and attracting customers in a cost-efficient manner. As part of our strategy to increase customer trading volume and attract new accounts, we have increased selling and marketing expense from $12.5 million for the year ended December 31, 2006 to $21.8 million for the year ended December 31, 2007 to $29.3 million for the year ended December 31, 2008. For the nine months ended September 30, 2009 selling and marketing expense was $26.8 million.

Trading expense and commissions

Our third largest expense item is trading expense and commissions. Trading expense and commissions consists primarily of compensation paid to our white label partners and introducing brokers. We generally provide white label partners with the platform, systems and back-office services necessary for them to offer forex trading services to their customers. We also establish relationships with introducing brokers that identify and direct potential forex trading customers to us. White label partners and introducing brokers generally handle marketing and the other expenses associated with attracting the customers they direct to us. Accordingly, we do not incur any incremental sales and marketing expense in connection with trading revenue generated by customers provided through our white label partners and introducing brokers. We do, however, pay a portion of the forex trading revenue generated by the customers of our white label partners and introducing brokers to our white label partners and introducing broker partners and record this payment under trading expense. These costs are largely variable and fluctuate according to the trading volume produced by the customers directed to us. During the nine months ended September 30, 2009, we generated approximately 33.6% of our trading volume through customers introduced to us by white label partners and introducing brokers and paid approximately $10.4 million in total trading expenses and commissions. During the year ended December 31, 2008, we generated approximately 32.7% of our trading volume through customers introduced to us by white label partners and introducing brokers and paid approximately $16.3 million in total trading expenses and commissions compared to the year ended December 31, 2007 when we generated approximately 33.8% of our trading volume through customers introduced to us by white label partners and introducing brokers and paid approximately $10.4 million in total trading expense and commissions.

Other expenses

Other expense categories separately disclosed in our results of operations include interest expense on notes payable, bank fees, depreciation and amortization, communications and data processing, occupancy and equipment, bad debt provision, professional fees and other miscellaneous expenses.

Change in fair value of convertible preferred stock and embedded derivative

Our Convertible, Redeemable Preferred Stock Series A, Series B, Series C, Series D, and Series E contains a redemption feature which allow the holders of our preferred stock at any time on or after March 31, 2011, upon the written request of holders of at least a majority of the outstanding shares of preferred stock voting together as a single class, to require us to redeem all of the shares of preferred stock then outstanding. We have determined that this redemption feature effectively provides such holders with an embedded option derivative meeting the definition of an

“embedded derivative” pursuant to Statement of Financial Accounting Standards or SFAS, No. 133, Accounting for Derivative Instruments and Hedging Activities. Consequently, the embedded derivative must be bifurcated and accounted for separately. This redemption feature and related accounting treatment will no longer be required to be recognized upon conversion of our preferred stock in connection with our initial public offering. Historically, in accordance with SFAS No. 133, we have adjusted the carrying value of the embedded derivative to the fair value of our Company at each reporting date, based upon the Black-Scholes options pricing model, and reported the preferred stock embedded derivative liability on the Consolidated Statements of Financial Condition with change in fair value recorded in our Consolidated Statements of Operations and Comprehensive Income. This has impacted our net income but has not affected our cash flow generation or operating performance. This accounting treatment causes our earnings to fluctuate, but in our view does not reflect operating or future performance of our company. We further discuss the accounting for the embedded derivative in “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting Policies and Estimates — Fair Value Derivative Liabilities”.

To reconcile between our net income/(loss) and adjusted net income, we use a financial measure not calculated in accordance with Generally Accepted Accounting Principles in the United States, or GAAP. Adjusted net income is a non-GAAP financial measure and represents our net income/(loss) excluding the change in fair value of the embedded derivative in our preferred stock. Because the embedded derivative in our preferred stock will no longer be applicable following conversion of our preferred stock in connection with this offering, there will be no further accounting adjustment required for change in fair value of the embedded derivative in our preferred stock following this offering. This non-GAAP financial measures has certain limitations in that it does not have a standardized meaning and thus the Company’s definition may be different from similar non-GAAP financial measures used by other companies and/or analysts and may differ from period to period. Thus it may be more difficult to compare the Company’s financial performance to that of other companies.

				Nine Months Ended
	Year Ended December 31,			September 30,
	2006	2007	2008	2008	2009
		(in thousands unless otherwise stated)

Net (loss)/income applicable to GAIN Capital Holdings, Inc.	$(49,502)	$(134,651)	$231,426	$201,771	$(20,519)
Change in fair value of convertible, redeemable preferred stock embedded derivative	61,732	165,280	(181,782)	(170,279)	40,820

Adjusted net income	$12,230	$30,629	$49,644	$31,492	$20,301

Adjusted earnings per common share
Basic	$4.38	$16.13	$38.56	$24.46	$15.54

Diluted	$0.78	$2.05	$3.31	$2.10	$1.36

Net revenue	$72,502	$123,026	$190,797	$133,515	$115,125
Total expenses	112,898	236,062	(75,799)	(92,376)	124,236

(Loss)/income before income tax expense and equity in earnings of equity method investment	(40,396)	(113,036)	266,596	225,891	(9,111)
Change in fair value of convertible, redeemable preferred stock embedded derivative	61,732	165,280	(181,782)	(170,279)	40,820

Adjusted income before income tax expense and equity in earnings of equity method investment	$21,336	$52,244	$84,814	$55,612	$31,709

Income tax expense	$9,063	$21,615	$34,977	$24,040	$11,423

Adjusted effective tax rate	42.5%	41.4%	41.2%	43.2%	36.0%

We believe our reporting of adjusted net income and adjusted earnings per common share better assists investors in evaluating our operating performance. We also believe adjusted net income and adjusted earnings per common share give investors a presentation of our operating performance in prior periods that more accurately reflects how we will be reporting our operating performance in future periods. However, adjusted net income and adjusted earnings per common share are not a measure of financial performance under GAAP and such measures should be considered in addition to, but not as a substitute for, other measures of financial performance reported in accordance with GAAP, such as net income/(loss) and earnings/(loss) per common share.

Write-off of initial public offering costs

In December 2008, we wrote off $1.9 million of legal, audit, tax, and other professional fees that were previously capitalized in anticipation of an initial public offering in 2008.

Public company expense

As a public company we will be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, and the other rules and regulations of the SEC, as well as the requirements of the Sarbanes-Oxley Act of 2002. We expect these rules and regulations to increase our legal, accounting, auditing and other financial compliance costs and to make some of our activities more time consuming and costly. As such, we expect to incur significant expenditures in the near term to expand our systems and hire and train personnel to assist us in complying with these requirements.

Results of Operations

Nine months ended September 30, 2009 compared to nine months ended September 30, 2008

The following table sets forth our Results of Operations for the nine months ended September 30, 2009 and nine months ended September 30, 2008.

	Nine Months		Nine Months
	Ended		Ended
	September 30,	% of Net	September 30,	% of Net	Increase/(Decrease)
	2008	Revenue	2009	Revenue	Amount	%
			(dollars in thousands)

REVENUE:
Trading revenue	$129,331	96.9%	$113,797	98.8%	$(15,534)	(12.0)%
Other revenue	1,984	1.5%	1,654	1.4%	(330)	(16.6)%

Total non-interest revenue	131,315	98.4%	115,451	100.3%	(15,864)	(12.1)%
Interest revenue	3,180	2.4%	228	0.2%	(2,952)	(92.8)%
Interest expense	(980)	(0.7)%	(554)	(0.5)%	426	(43.5)%

Total net interest revenue/(expense)	2,200	1.6%	(326)	(0.3)%	(2,526)	(114.8)%

Net revenue	133,515	100.0%	115,125	100.0%	(18,390)	(13.8)%

EXPENSES:
Employee compensation and benefits	27,453	20.6%	29,621	25.7%	2,168	7.9%
Selling and marketing	21,975	16.5%	26,791	23.3%	4,816	21.9%
Trading expenses and commissions	12,992	9.7%	10,431	9.1%	(2,561)	(19.7)%
Interest expense on notes payable	2,177	1.6%	1,294	1.1%	(883)	(40.6)%
Bank fees	2,595	1.9%	3,415	3.0%	820	31.6%
Depreciation and amortization	1,897	1.4%	2,013	1.7%	116	6.1%
Communications and data processing	1,681	1.3%	1,950	1.7%	269	16.0%
Occupancy and equipment	1,715	1.3%	2,391	2.1%	676	39.4%
Bad debt provision/(recovery)	1,289	1.0%	593	0.5%	(696)	(54.0)%
Professional fees	1,981	1.5%	2,549	2.2%	568	28.7%
Software expense	541	0.4%	712	0.6%	171	31.6%
Professional dues and memberships	566	0.4%	565	0.5%	(1)	(0.2)%
Change in fair value of convertible, redeemable preferred stock embedded derivative	(170,279)	(127.5)%	40,820	35.5%	211,099	(124.0)%
Other	1,041	0.8%	1,091	0.9%	50	4.8%

Total	(92,376)	(69.2)%	124,236	107.9%	216,612	(234.5)%

INCOME/(LOSS) BEFORE INCOME TAX EXPENSE AND EQUITY IN EARNINGS OF EQUITY METHOD INVESTMENT	225,891	169.2%	(9,111)	(7.9)%	(235,002)	(104.0)%
Income tax expense	24,040	18.0%	11,423	9.9%	(12,617)	(52.5)%
Equity in earnings of equity method investment	(80)	0.1%	—	0.0%	80	(100.0)%

NET INCOME/(LOSS)	201,771	151.1%	(20,534)	(17.8)%	(222,305)	(110.2)%

Net income/(loss) applicable to noncontrolling interest	—	0.0%	(15)	(0.0)%	(15)	0.0%

Net income/(loss) applicable to GAIN Capital Holdings, Inc.	$201,771	151.1%	$(20,519)	(17.8)%	$(222,290)	(110.2)%

Overview

Our total net revenue for the nine months ended September 30, 2009 was $115.1 million, a decrease of $18.4 million, or approximately 13.8%, compared to the nine months ended September 30, 2008. Our total net revenue increased $1.2 million to $115.1 million for the nine months ended September 30, 2009 compared to total net revenue of $113.9 million associated with customers residing outside of China for the nine months ended September 30, 2008. For the nine months ended September 30, 2009 we incurred a net loss of $20.5 million, a decrease of $222.3 million, or approximately 110.2% in performance, compared to the nine months ended September 30, 2008. Our adjusted net income (a non-GAAP measure which excludes the impact of the embedded derivative liability) for the nine months ended September 30, 2009 was $20.3 million, a decrease of $11.2 million, or approximately 35.5%, compared to the nine months ended September 30, 2008. Except where specifically stated, our results for the nine months ended September 30, 2009 reflect the termination of our trading services to customers residing in China as of December 31, 2008, the impact of the embedded derivative liability associated with our outstanding preferred stock and the following principal factors:

•	customer trading volume decreased by $196.1 billion to $928.3 billion ($143.8 billion of trading volume was attributable to customers residing in China for the comparable 2008 period);

•	trading revenue per million traded increased by $7.6 to $122.6, or 6.6%;

•	net deposits received from customers decreased by $40.1 million to $186.9 million ($23.5 million of net deposits received was attributable to customers residing in China during the comparable 2008 period); and

•	traded accounts decreased by 1,436 from 45,001 to 43,565 (11,403 traded accounts were attributable to customers residing in China for the comparable 2008 period).

Revenue

Our total net revenue decreased $18.4 million to $115.1 million for the nine months ended September 30, 2009 compared to $133.5 million for the nine months ended September 30, 2008. Trading revenue decreased $15.5 million to $113.8 million for the nine months ended September 30, 2009 compared to $129.3 million for the nine months ended September 30, 2008. The decrease in trading revenue was primarily due to a decrease in customer trading volume of $196.1 billion for the nine months ended September 30, 2009 to $928.3 billion compared to $1,124.4 billion for the nine months ended September 30, 2008. Traded accounts decreased by 1,436 accounts, to 43,565, or 3.2% in the nine months ended September 30, 2009. We believe our net revenue and trading revenue declines were primarily the result of our termination of our service offerings and trading services in China as of December 31, 2008 and global economic conditions, partially offset by increased trading revenue generated outside of China resulting from our marketing efforts during the nine months ended September 30, 2009.

During the nine months ended September 30, 2009 our net revenue increased 1.0%, customer trading volume decreased 5.3% and traded accounts increased 29.6% with respect to our customers residing outside of China compared to the nine months ended September 30, 2008. Our net deposits received from customers residing outside of China decreased by $15.2 million during that same period.

For the nine months ended September 30, 2008 net revenue associated with customers residing in China was $19.6 million. For the nine months ended September 30, 2008 customer trading volume was $143.8 billion from customers residing in China, net deposits received from customers was $23.5 million from customers residing in China, and traded accounts from residents residing in China was 11,403. The revenue decline associated with global economic conditions and our termination of our service offerings and trading services in China was partially offset by our increased marketing efforts, which resulted in increased enrollment in our demonstration trading accounts which simulate live trading on our proprietary platform, referred to as registered practice trading accounts (and increased the number of tradable accounts outside of China) and our continued international expansion, which resulted in increased customers and customer trading volume outside of China.

Trading revenue per million traded increased by $7.6, or 6.6%, to $122.6 for the nine months ended September 30, 2009 and net deposits received from customers decreased by $40.1 million for the nine months ended September 30, 2009 to $186.9 million compared to $227.0 million for the nine months ended September 30,

2008. We believe our trading revenue per million was not materially affected by our termination of our service offerings and trading services to residents of China as of December 31, 2008. We believe the increase in trading revenue per million was primarily due to the mix of currency pairs and volume that our customers traded during the nine months ended September 30, 2009 compared to the mix of currency pairs and volume that our customers traded during the same period in 2008.

Our other revenue decreased $0.3 million to $1.7 million for the nine months ended September 30, 2009 compared to $2.0 million for the nine months ended September 30, 2008, primarily due to a $0.4 million increase in trading commissions received. We estimate that our termination of our service offerings and trading services to residents of China had no material impact on our other revenue for the nine months ended September 30, 2008. Our net interest revenue decreased $2.5 million to a $0.3 million expense for the nine months ended September 30, 2009 compared to $2.2 million in revenue for the nine months ended September 30, 2008. This was primarily due to the decline in the average effective interest rate earned on net customer deposits and investments from 1.77% for the nine months ended September 30, 2008, compared to 0.11% for the nine months ended September 30, 2009. We estimate that our termination of our service offerings and trading services to residents of China as of December 31, 2008 had no material impact on our net interest revenue for the nine months ended September 30, 2009.

Total expenses

Our total expenses increased $216.6 million to $124.2 million for the nine months ended September 30, 2009 compared to $92.4 million of income for the nine months ended September 30, 2008, the majority of which was attributable to a $40.8 million loss relating to the change in fair value of our preferred stock embedded derivative for the nine months ended September 30, 2009 compared to a $170.3 million gain for the nine months ended September 30, 2008. Other changes in our expenses were primarily due to a $2.2 million increase in employee compensation and benefits, a $4.8 million increase in selling and marketing, and a $2.6 million decrease in trading expenses and commissions during the period. The remaining increase of $1.1 million was due to spending increases of $2.7 million, offset by $1.6 million of decreases in each of our remaining expense categories with no individual category representing more than $0.9 million. For the nine months ended September 30, 2008, our total direct expenses associated with our former operations in China were $5.1 million.

Employee compensation and benefits expenses increased $2.1 million, or 7.9%, to $29.6 million for the nine months ended September 30, 2009 from $27.5 million for the nine months ended September 30, 2008. Salaries increased $3.5 million primarily due to headcount increasing from 291 as of September 30, 2008 to 362 as of September 30, 2009. These headcount increases were mainly in the marketing and sales functions and were required to support the overall growth in our business. Bonus expense for the nine months ended September 30, 2009 decreased $2.3 million as compared to the nine months ended September 30, 2008, primarily due to less favorable operating results of our business. The remaining increase in employee compensation and benefits was due to stock-based compensation expense. For the nine months ended September 30, 2008, our total direct employee compensation and benefits expenses associated with our former operations in China were $1.1 million.

Selling and marketing expenses increased $4.8 million, or 21.9%, to $26.8 million for the nine months ended September 30, 2009 compared to $22.0 million for the nine months ended September 30, 2008. Increased sales and marketing expenses were primarily due to increased online, search engine and television advertising, and increased spending to support our growth. For the nine months ended September 30, 2008, our total direct selling and marketing expenses associated with our former operations in China was $2.7 million.

Trading expenses and commissions decreased $2.6 million to $10.4 million for the nine months ended September 30, 2009 compared to $13.0 million for the nine months ended September 30, 2008, primarily due to a decrease of $64.2 billion in customer trading volume directed to us from our white label partners and introducing brokers to $312.2 billion for the nine months ended September 30, 2009 compared to $376.4 billion for the nine months ended September 30, 2008. This expense is largely variable and is directly associated with customer trading volume directed to us from our white label partners and introducing brokers. We estimate that trading expenses were not materially impacted by our termination of our service offerings and trading services to residents of China as of December 31, 2008. For the nine months ended September 30, 2008, our total direct trading expenses and commissions associated with our former operations in China were $0.6 million.

Other expense increased $0.1 million, depreciation and amortization increased $0.1 million, communication and data processing increased $0.2 million, professional fees increased $0.6 million, occupancy and equipment increased $0.7 million, bad debt provision decreased $0.7 million and professional dues and memberships decreased by less than $0.1 million compared to the nine months ended September 30, 2008. These changes in expenses were required to support the overall growth of our business. Bank fees increased $0.8 million compared to the nine months ended September 30, 2008 primarily due to an increase in credit card processing fees as a result of an increase of $36.9 million in total net deposits received from customers funded through the use of customer credit cards compared to the nine months ended September 30, 2008. Interest expense on notes payable decreased $0.9 million compared to the nine months ended September 30, 2008. The changes in other expense, communication and data processing, depreciation and amortization, professional fees, bad debt provision and occupancy and equipment were impacted by the termination of our service offerings and trading services to residents of China as of December 31, 2008. For the nine months ended September 30, 2008, our total direct other expenses related to our former operations in China were $0.5 million.

Income taxes

Income tax expense decreased $12.6 million to $11.4 million for the nine months ended September 30, 2009 compared to $24.0 million for the nine months ended September 30, 2008. Our effective tax rate was 125.4% for the nine months ended September 30, 2009 and 10.6% for the nine months ended September 30, 2008. Our adjusted effective tax rate was 36.0% for the nine months ended September 30, 2009 compared to 43.2% for the nine months ended September 30, 2008. This non-GAAP financial measure has certain limitations in that it does not have a standardized meaning and thus our definition may be different from similar non-GAAP financial measures used by other companies and/or analysts and may differ from period to period. Thus it may be more difficult to compare our financial performance to that of other companies. For the nine months ended September 30, 2008, the total income tax expense related to our operations in China was $6.3 million. The difference between our effective tax rate and adjusted tax rate is due to the lack of impact on our income tax expense from the change in fair value of our convertible preferred stock embedded derivative.

Year End Results

The following table sets forth our Results of Operations for the three years ended December 31, 2008

	Year Ended		Year Ended		Year Ended		Increase/(Decrease)
	December 31,	% of Net	December 31,	% of Net	December 31,	% of Net	2007 Over	2008 Over
	2006	Revenue	2007	Revenue	2008	Revenue	2006	2007
				(dollars in thousands)

REVENUE:
Trading revenue	$69,471	95.8%	$118,176	96.1%	$186,004	97.5%	70.1%	57.4%
Other revenue	242	0.3%	437	0.4%	2,366	1.2%	80.6%	441.4%

Total non-interest revenue	69,713	96.2%	118,613	96.4%	188,370	98.7%	70.1%	58.8%
Interest revenue	3,145	4.3%	5,024	4.1%	3,635	1.9%	59.7%	(27.6)%
Interest expense	(356)	0.5%	(611)	0.5%	(1,208)	0.6%	71.6%	97.7%

Total net interest revenue	2,789	3.8%	4,413	3.6%	2,427	1.3%	58.2%	(45.0)%

Net revenue	72,502	100.0%	123,026	100.0%	190,797	100.0%	69.7%	55.1%

EXPENSES:
Employee compensation and benefits	17,258	23.8%	25,093	20.4%	37,024	19.4%	45.4%	47.5%
Selling and marketing	12,517	17.3%	21,836	17.7%	29,312	15.4%	74.5%	34.2%
Trading expenses and commissions	10,321	14.2%	10,436	8.5%	16,310	8.5%	1.1%	56.3%
Interest expense on notes payable	2,075	2.9%	3,688	3.0%	2,697	1.4%	77.7%	(26.9)%
Bank fees	935	1.3%	2,316	1.9%	3,754	2.0%	147.7%	62.1%
Depreciation and amortization	897	1.2%	1,911	1.6%	2,496	1.3%	113.0%	30.6%
Communications and data processing	873	1.2%	1,659	1.3%	2,467	1.3%	90.0%	48.7%
Occupancy and equipment	1,045	1.4%	1,616	1.3%	2,419	1.3%	54.6%	49.7%
Bad debt provision	574	0.8%	1,164	0.9%	1,418	0.7%	102.8%	21.8%
Professional fees	1,295	1.8%	1,380	1.1%	3,104	1.6%	6.6%	124.9%
Software expense	78	0.1%	123	0.1%	888	0.5%	57.7%	622.0%
Professional dues and membership	48	0.1%	187	0.2%	773	0.4%	289.6%	313.4%
Write-off of deferred initial public offering costs	—	0.0%	—	0.0%	1,897	1.0%	—	—
Change in fair value of convertible preferred stock embedded derivative	61,732	85.1%	165,280	134.3%	(181,782)	(95.3)%	167.7%	(210.0)%
Impairment of intangible assets	165	0.2%	—	0.0%	—	0.0%	(100.0)%	—
Other	3,085	4.3%	(627)	(0.5)%	1,424	0.7%	(120.3)%	(327.1)%

Total	112,898	155.7%	236,062	191.9%	(75,799)	(39.7)%	109.1%	(132.1)%

INCOME/(LOSS) BEFORE INCOME TAX EXPENSE AND EQUITY IN EARNINGS OF EQUITY METHOD INVESTMENT	(40,396)	(55.7)%	(113,036)	(91.9)%	266,596	139.7%	179.8%	(335.9)%
Income tax expense	9,063	12.5%	21,615	17.6%	34,977	18.3%	138.5%	61.8%
Equity in earnings of equity method investment	(43)	(0.1)%	—	0.0%	(214)	(0.1)%	(100.0)%	0.0%

NET INCOME/(LOSS)	(49,502)	(68.3)%	(134,651)	(109.4)%	231,405	121.3%	172.0%	(271.9)%

Net income/(loss) applicable to noncontrolling interest	—	0.0%	—	0.0%	(21)	0.0%	0.0%	0.0%

Net income/(loss) applicable to GAIN Capital Holdings, Inc.	$(49,502)	(68.3)%	$(134,651)	(109.4)%	$231,426	121.3%	172.0%	(271.9)%

Year ended December 31, 2008 compared to year ended December 31, 2007

Overview

Our total net revenue increased $67.8 million, or 55.1%, to $190.8 million for the year ended December 31, 2008, compared to $123.0 million for the year ended December 31, 2007. Our total net income increased by $366.1 million to $231.4 million for the year ended December 31, 2008, compared to a loss of $134.7 million for the year ended December 31, 2007. Our adjusted net income (a non-GAAP measure which excludes the impact of the embedded derivative liability) increased $19.0 million, or approximately 62.1%, to $49.6 million for the year ended December 31, 2008, compared to $30.6 million for the year ended December 31, 2007. Our results for the year ended December 31, 2008 reflect the impact of the embedded derivative liability associated with our outstanding preferred stock and the following principal factors:

•	customer trading volume increased by $824.0 billion to $1,498.6 billion, or 122.2% ($172.4 billion of trading volume was attributable to customers residing in China for the 2008 period);

•	trading revenue per million traded decreased by $51.1 to $124.1, or 29.2%;

•	net deposits received from customers increased by $93.1 million to $277.3 million, or 50.5% ($25.3 million of net deposits received was attributable to customers residing in China during the 2008 period); and

•	traded accounts increased from 43,139 to 52,555, or 21.8% (11,647 traded accounts were attributable to customers residing in China for the 2008 period).

Revenue

Our total net revenue increased $67.8 million, or 55.1%, to $190.8 million for the year ended December 31, 2008, compared to $123.0 million for the year ended December 31, 2007. Trading revenue increased $67.8 million to $186.0 million for the year ended December 31, 2008, compared to $118.2 million for the year ended December 31, 2007. The increase in trading revenue was primarily due to an increase in customer trading volume for the year ended December 31, 2008 of $824.0 billion, or 122.2%, to $1,498.6 billion, compared to $674.5 billion for the year ended December 31, 2007. In addition, traded accounts for the year ended December 31, 2008, increased by 9,416 to 52,555, or 21.8%. We believe our revenue growth was primarily the result of increased currency volatility in 2008 which increased our customer trading volumes and our trading revenue, our increased marketing efforts which resulted in increased enrollment in our registered practice trading accounts and increased the number of tradable accounts, and our continued international expansion, which resulted in increased customers and customer trading volume.

For the year ended December 31, 2008 net revenue associated with customers residing in China was $24.4 million, compared to $20.6 million for the year ended December 31, 2007. For the year ended December 31, 2008 customers residing in China represented $172.4 billion of our customer trading volume, $25.3 million of our net deposits and 11,647 of our traded accounts, compared to $103.4 billion of our customer trading volume, $26.0 million of our net deposits and 11,568 of our traded accounts for the year ended December 31, 2007.

Trading revenue per million traded decreased by $51.1, or 29.2%, to $124.1 and net deposits received from customers increased for the year ended December 31, 2008 by $93.1 million, or 50.5%, to $277.3 million compared to $184.2 million for the year ended December 31, 2007. We believe the decline in trading revenue per million traded was primarily due to the reduction in the wholesale forex pricing spreads that we receive from our wholesale forex trading partners and our reaction to increased market pressure on pricing among our competitors during the year ended December 31, 2008 compared to the year ended December 31, 2007. We believe that the reduction during 2008 in the wholesale forex pricing spreads that we receive from our wholesale forex trading partners was a result of increased competition among financial institutions that supply wholesale forex pricing and an increase in the demand from retail forex traders. As a result of this increased competition among wholesale forex trading partners and increased demand from retail forex traders, we believe tighter forex pricing spreads were offered industry wide. In order to remain competitive, we in turn offered tighter forex pricing spreads to our customers. We do not believe that our trading revenue per million traded results were materially impacted by our termination of our business with customers residing in China.

Our other revenue increased $2.0 million to $2.4 million for the year ended December 31, 2008 from $0.4 million for the year ended December 31, 2007. The increase was primarily due to a $1.3 million increase in trading commissions related to the introduction in 2008 of our Forex Pro trading program which allows selected clients to receive tighter spreads on trades in return for a commission fee paid to us. The additional $0.7 million increase was the result of customer inactivity fees received by us from customers who maintain accounts that have not executed a trade and have not maintained the required minimum account balance during the year ended December 31, 2008. The increase in customer inactivity fees is primarily due to our increased customer base.

Our net interest revenue decreased $2.0 million to $2.4 million for the year ended December 31, 2008 compared to $4.4 million for the year ended December 31, 2007 due to a decrease in the average effective interest rate earned on our deposits and investments which was 1.5% for the year ended December 31, 2008 compared to 3.8% for the year ended December 31, 2007.

Total expenses

Our total expenses decreased $311.9 million, or 132.1%, to a net gain of $75.8 million for the year ended December 31, 2008, including a gain of $181.8 million relating to the change in fair value of our preferred stock embedded derivative and a $1.9 million loss relating to the write-off of our deferred initial public offering costs, compared to $236.1 million, including $165.3 million relating to the change in fair value of our preferred stock embedded derivative, for the year ended December 31, 2007. Other changes in our expenses were primarily due to a $11.9 million increase in employee compensation and benefits, a $7.5 million increase in selling and marketing, a $5.9 million increase in trading expenses, a $2.1 million increase in other expense, $1.7 million increase in professional fees and a $1.4 million increase in bank fees, partially offset by a $1.0 million decrease in interest expense on notes payable. The remaining increase of $3.8 million was due to spending increases in each of our remaining expense categories with no individual category increasing more than $0.8 million. For the year ended December 31, 2008, our total direct expenses associated with our operations in China were $5.9 million compared to $4.8 million for the year ended December 31, 2007.

Employee compensation and benefits expenses increased $11.9 million, or 47.5%, to $37.0 million for the year ended December 31, 2008, from $25.1 million for the year ended December 31, 2007. Salaries and benefits (excluding bonus and stock compensation) increased $7.3 million primarily due to increases in headcount from 299 at December 31, 2007 to 336 at December 31, 2008. The increase in the headcount was primarily in the marketing and sales functions and was required to support the overall growth in our business. Stock compensation expense increased $2.8 million due to increased grants distributed in 2008. Bonus expense increased $1.8 million primarily due to the favorable operating results of our business. For the year ended December 31, 2008, our total direct employee compensation and benefits expenses associated with our operations in China were $1.4 million compared to $0.7 million for the year ended December 31, 2007.

Selling and marketing expenses increased $7.5 million, or 34.2%, to $29.3 million for the year ended December 31, 2008 from $21.8 million for the year ended December 31, 2007. Increased sales and marketing expenses were primarily due to increased online, search engine, consulting, print and television advertising. For the year ended December 31, 2008, our total direct selling and marketing expenses associated with our operations in China were $3.1 million compared to $2.5 million for the year ended December 31, 2007, an increase of $0.6 million, or approximately 24.3%.

Trading expenses and commissions increased $5.9 million to $16.3 million for the year ended December 31, 2008 compared to $10.4 million for the year ended December 31, 2007, primarily due to an increase in customer trading volume directed to us from our white label partners and introducing brokers of $257.4 billion to $484.5 billion for the year ended December 31, 2008, compared to $227.1 billion for the year ended December 31, 2007. This expense is largely variable and is directly associated with customer trading volume directed to us from our white label partners and introducing brokers. For the year ended December 31, 2008, our total direct trading expenses and commissions from our operations in China were $0.7 million compared to $1.0 million for the year ended December 31, 2007.

Other expense increased $2.1 million to $1.5 million for the year ended December 31, 2008 compared to a gain of $0.6 million for the year ended December 31, 2007, primarily due to a $1.5 million recovery that was originally reserved in 2006 relating to the bankruptcy of one of our wholesale forex trading partners. We incurred $0.1 million in expense related to the closure of our China office. Software expense increased $0.8 million, professional dues and membership expense increased $0.6 million, and travel expense increased $0.2 million. These increased expenses were required to support the overall growth of our business. For the year ended December 31, 2008, our total other direct expense and commissions from our operations in China was $0.2 million compared to $0.2 million for the year ended December 31, 2007.

Professional fee expense increased $1.7 million to $3.1 million for the year ended December 31, 2008 compared to $1.4 million for the year ended December 31, 2007 due to a $1.0 million increase in legal expenses, $0.5 million increase in consulting expense and $0.2 million increase in audit fees. These increased expenses were required to support the overall growth of our business. For the years ended December 31, 2008 and 2007, we believe that total other direct expenses related to our operations in China were not material.

Bank fees increased $1.4 million to $3.7 million for the year ended December 31, 2008 from $2.3 million for the year ended December 31, 2007. Increased bank fees were primarily due to an increase in credit card processing fees as a result of an increase of $51.7 million in the total net deposits received from customers funded through the use of customer credit cards. For the years ended December 31, 2008 and 2007, we believe that our total direct bank fees related to our operations in China were not material.

Interest expense on notes payable decreased $1.0 million, or 26.9%, to $2.7 million for the year ended December 31, 2008 from $3.7 million for the year ended December 31, 2007. Interest expense on notes payable primarily relates to an increase of $30.0 million in long term debt in June 2007. The average interest rate paid on notes payable was 5.9% as of December 31, 2008 and 8.8% as of December 31, 2007. The interest rate on long term debt is the prime rate plus 0.75% and the decrease in rates above correlates to a decrease in the prime rate. The proceeds from the increased long-term debt were used to repurchase stock from our founder. See “Certain Relationships and Related Transactions — Transactions with Mark E. Galant.”

Communications and data processing expenses increased $0.8 million, occupancy and equipment expenses increased $0.8 million, depreciation and amortization expense increased $0.6 million and bad debt provision increased $0.3 million. These increased expenses were required to support the overall growth of our business. For the year ended December 31, 2008, our total direct communications and data processing expenses from our operations in China were $0.1 million compared to $0.1 million for the year ended December 31, 2007.

In December 2008, we wrote off $1.9 million of legal, audit, tax, and other professional fees that were previously capitalized in anticipation of an initial public offering in 2008. The change in fair value of the preferred stock embedded derivative amounted to a gain of $181.8 million for the year ended December 31, 2008 compared to a loss of $165.3 million for the year ended December 31, 2007. We have determined that the convertible feature in the Company’s Convertible, Redeemable Preferred Stock Series A, Series B, Series C, Series D and Series E meets the definition of an “embedded derivative” in accordance with SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. Based on the Black Scholes options pricing model the embedded derivative is recorded at fair value and reported in the preferred stock embedded derivative liability on the Consolidated Statements of Financial Condition with change in fair value recorded to our Consolidated Statements of Operations and Comprehensive Income.

Income taxes

Income taxes increased $13.4 million to $35.0 million for the year ended December 31, 2008 from $21.6 million for the year ended December 31, 2007. Our effective tax rate was 13.1% for year ended December 31, 2008 and 19.1% for the year ended December 31, 2007. Our adjusted effective tax rate was 41.2% for the year ended December 31, 2008 compared to 41.4% for the year ended December 31, 2007. This non-GAAP financial measure has certain limitations in that it does not have a standardized meaning and thus our definition may be different from similar non-GAAP financial measures used by other companies and/or analysts and may differ from period to period. Thus, it may be more difficult to compare our financial performance to that of other companies. For the year ended December 31, 2008, our income tax expense related to our operations in China was $7.5 million compared to $6.5 million for the year ended December 31, 2007. The difference between our effective tax rate and adjusted tax rate is due to the fact that our income tax expense is not affected by the change in fair value of our convertible, redeemable preferred stock embedded derivative from prior periods.

Year ended December 31, 2007 compared to year ended December 31, 2006

Overview

Our total net revenue increased $50.5 million, or 69.7%, to $123.0 million for the year ended December 31, 2007, compared to $72.5 million for the year ended December 31, 2006. Our total net income decreased $85.1 million to a $134.7 million loss for the year ended December 31, 2007, compared to a $49.5 million loss for the year ended December 31, 2006. Our adjusted net income (a non-GAAP measure which excludes the impact of the embedded derivative liability) increased $18.4 million, or approximately 150.4%, to $30.6 million for the year ended December 31, 2007, compared to $12.2 million for the year ended December 31, 2006. Our results for the year ended December 31, 2007 reflect the impact of the embedded derivative liability associated with our outstanding preferred stock and the following principal factors:

•	customer trading volume increased by $227.1 billion to $674.5 billion, or 50.8% ($103.4 billion of trading volume was attributable to customers residing in China for the 2007 period);

•	trading revenue per million traded increased by $19.9 to $175.2, or 12.8%;

•	net deposits received from customers increased by $81.4 million to $184.2 million, or 79.1% ($26.0 million of net deposits received was attributable to customers residing in China during the 2007 period); and

•	traded accounts increased from 28,270 to 43,139, or 52.6% (11,568 traded accounts were attributable to customers residing in China for the 2007 period).

Revenue

Our total net revenue increased $50.5 million, or 69.7%, to $123.0 million for the year ended December 31, 2007, compared to $72.5 million for the year ended December 31, 2006. Trading revenue increased $48.7 million to $118.2 million for the year ended December 31, 2007, compared to $69.5 million for the year ended December 31, 2006. The increase in trading revenue was primarily due to an increase in customer trading volume for the year ended December 31, 2007 of $227.1 billion, or 50.8%, to $674.5 billion, compared to $447.4 billion for the year ended December 31, 2006. Traded accounts increased by 14,869 accounts, to 43,139, or 52.6% for the year ended December 31, 2007. We believe our revenue growth was primarily the result of: increased currency volatility in 2007 which increased our customer trading volumes and our trading revenue; our increased marketing efforts which resulted in increased enrollment in our registered practice trading accounts and increased the number of tradable accounts; and our continued international expansion, which resulted in increased customers and customer trading volume.

For the year ended December 31, 2007 net revenue associated with customers residing in China was $20.6 million, compared to $8.7 million for the year ended December 31, 2006. For the year ended December 31, 2007 customers residing in China represented $103.4 billion of our customer trading volume, $26.0 million of our net deposits and 11,568 of our traded accounts, compared to $50.8 billion of our customer trading volume, $10.5 million of our net deposits and 5,533 of our traded accounts for the year ended December 31, 2006.

Trading revenue per million traded increased by $19.9, or 12.8%, to $175.2 and net deposits received from customers increased for the year ended December 31, 2007 by $81.4 million, or 79.1%, to $184.2 million compared to $102.8 million for the year ended December 31, 2006. We believe the increase in trading revenue per million was primarily due to increased currency volatility during the year ended December 31, 2007 compared to the year ended December 31, 2006.

Our other revenue increased to $0.4 million for the year ended December 31, 2007 from $0.2 million for the year ended December 31, 2006 primarily due to a $0.2 million increase in customer inactivity fees received by us from customers who maintain accounts that have not executed a trade and have not maintained the required minimum account balance during the year ended December 31, 2007. The increase in customer inactivity fees is primarily due to our increased customer base.

Our net interest revenue increased $1.6 million to $4.4 million for the year ended December 31, 2007 compared to $2.8 million for the year ended December 31, 2006 due to increased net customer deposits, which increased from $102.8 million to $184.2 million during the period and an increase in the average effective interest rate earned on our deposits and investments which was 3.8% for the year ended December 31, 2007 and 3.3% for the year ended December 31, 2006.

Total expenses

Our total expenses increased $123.2 million, or 109.1%, to $236.1 million, including $165.3 million relating to the change in fair value of our preferred stock embedded derivative, for the year ended December 31, 2007 compared to $112.9 million, including $61.7 million relating to the change in fair value of our preferred stock embedded derivative, for the year ended December 31, 2006. Other changes in our expenses were primarily due to a $9.3 million increase in selling and marketing, a $7.8 million increase in employee compensation and benefits, a $1.6 million increase in interest on notes payable and a $1.4 million increase in bank fees, partially offset by a $3.7 million decrease in other expense. The remaining increase of $3.2 million was due to spending increases in each of our remaining expense categories with no individual category increasing more than $1.0 million. For the year ended December 31, 2007, our total direct expenses associated with our China operations were $4.8 million compared to $2.8 million for the year ended December 31, 2006.

Selling and marketing expenses increased $9.3 million, or 74.5%, to $21.8 million for the year ended December 31, 2007 from $12.5 million for the year ended December 31, 2006. Increased sales and marketing expenses were primarily due to increased online, search engine, print and television advertising. For the year ended December 31, 2007, our total direct selling and marketing expenses associated with our China operations were $2.5 million compared to $1.2 million for the year ended December 31, 2006.

Employee compensation and benefits expenses increased $7.8 million, or 45.4%, to $25.1 million for the year ended December 31, 2007, from $17.3 million for the year ended December 31, 2006. Salaries and benefits (excluding bonus and stock compensation) increased $4.6 million primarily due to headcount increasing from 241 at December 31, 2006 to 299 at December 31, 2007. These headcount increases were primarily in the marketing and sales functions and were required to support the overall growth in our business. Bonus expense increased $1.8 million primarily due to the favorable operating results of our business. The remaining increase in employee compensation and benefits was due to stock compensation expense. For the year ended December 31, 2007, our total direct employee compensation and benefits expenses associated with our China operations were $0.7 million compared to $0.3 million for the year ended December 31, 2006.

Interest expense on notes payable increased $1.6 million, or 77.7%, to $3.7 million for the year ended December 31, 2007 from $2.1 million for the year ended December 31, 2006. Increased interest expense on notes payable primarily relates to an increase of $30.0 million in long term debt in June 2007. The average interest rate paid on notes payable was 8.8% as of December 31, 2007 and 8.7% as of December 31, 2006. The interest rate on long term debt is the prime rate plus 0.75% and the increase in rates above correlates to an increase in the prime rate. The proceeds from the increased long-term debt were used to repurchase stock from our founder. See “Certain Relationships and Related Transactions — Transactions with Mark E. Galant.”

Bank fees increased $1.4 million to $2.3 million for the year ended December 31, 2007 from $0.9 million for the year ended December 31, 2006. Increased bank fees were primarily due to an increase in credit card processing fees as a result of an increase of $46.5 million in the total net deposits received from customers funded through the use of customer credit cards. For the years ended December 31, 2007 and 2006, we believe that our total bank fees related to our operations in China were not material.

Other expense decreased $3.7 million to a gain of $0.6 million for the year ended December 31, 2007 from $3.1 million for the year ended December 31, 2006. In 2006, we fully reserved $2.3 million due to the bankruptcy of one of our wholesale forex trading partners. We settled the bankruptcy claim by the Refco Trustee for $0.8 million in 2007 which resulted in a credit to other expense of $1.5 million. Depreciation and amortization expenses increased $1.0 million, communications and data processing expenses increased $0.8 million, occupancy and equipment expenses increased $0.6 million, bad debt provision increased $0.6 million, and professional fee expense increased $0.1 million. These increased expenses were required to support the overall growth of our business. Impairment of intangible assets decreased by $0.2 million due to a non-recurring charge related to the purchase of a marketing list from a wholesale forex trading partner. Trading expenses and commissions increased $0.1 million. This expense is largely variable and is directly associated with the customer trading volume related to our white label partners and introducing brokers. For the year ended December 31, 2007 our total other direct expenses associated with our China operations were $0.2 million compared to $0.1 million for the year ended December 31, 2006.

Income taxes

Income taxes increased $12.6 million to $21.6 million for the year ended December 31, 2007 from $9.1 million for the year ended December 31, 2006. Our effective tax rate was 19.1% for year ended December 31, 2007 and 22.4% for the year ended December 31, 2006. Our adjusted effective tax was 41.4% for the year ended December 31, 2007 compared to 42.5% for the year ended December 31, 2006. This non-GAAP financial measure has certain limitations in that it does not have a standardized meaning and thus our definition may be different from similar non-GAAP financial measures used by other companies and/or analysts and may differ from period to period. Thus, it may be more difficult to compare our financial performance to that of other companies. The decrease in our effective tax rate was primarily due to the reduced effect of state and local income taxes and other permanent items in relation to the increase of income before taxes. The difference between our effective tax rate and adjusted tax rate is due to the lack of impact on our income tax expense from the change in fair value on our convertible preferred stock embedded derivative. For the year ended December 31, 2007, our total income tax expense related to our China operations was $6.5 million compared to $2.5 million for the year ended December 31, 2006.

Quarterly results of operations for the three-month periods ended September 30, 2007 through September 30, 2009

The following table sets forth our unaudited quarterly Results of Operations for the three-month periods ended September 30, 2007 through September 30, 2009. The unaudited quarterly consolidated information has been prepared on the same basis as our audited consolidated financial statements, and, in the opinion of management, the statement of operations data includes all adjustments, consisting of normal recurring adjustments, necessary for the fair statements of the results of operations for these periods. You should read this table in conjunction with our financial statements and the related notes located elsewhere in this prospectus. The results of operations for any quarter are not necessarily indicative of the results of operations for any future periods.

	Three Months Ended
	September 30,	December 31,	March 31,	June 30,	September 30,	December 31,	March 31,	June 30,	September 30,
	2007	2007	2008	2008	2008	2008	2009(1)	2009	2009
				(dollars in thousands)
					(unaudited)

REVENUE:
Trading revenue	$33,009	$39,243	$47,432	$38,978	$42,921	$56,673	$31,885	$45,107	$36,805
Other Revenue	49	199	520	237	1,226	383	710	358	586

Total non-interest revenue	33,058	39,442	47,952	39,215	44,147	57,056	32,595	45,465	37,391
Interest revenue	1,299	1,267	1,176	996	1,008	455	91	79	57
Interest expense	(156)	(142)	(289)	(332)	(360)	(227)	(173)	(182)	(199)

Total net interest revenue/(expense)	1,143	1,125	887	664	648	228	(82)	(103)	(142)

Net revenue	34,201	40,567	48,839	39,879	44,795	57,284	32,513	45,362	37,249

EXPENSES:
Employee compensation and benefits	6,405	8,264	8,571	8,856	10,026	9,571	9,350	10,232	10,038
Selling and marketing	5,158	6,715	7,526	7,975	6,474	7,337	8,539	9,407	8,845
Trading expenses and commissions	2,415	2,969	4,798	4,151	4,042	3,319	2,729	3,702	4,000
Interest expense on notes payable	1,553	1,006	858	680	639	520	458	432	404
Bank fees	638	694	889	832	874	1,159	1,082	1,115	1,218
Depreciation and amortization	514	547	581	605	711	599	651	699	662
Communications and data processing	482	474	542	563	576	786	652	629	669
Occupancy and equipment	424	414	537	464	714	704	729	779	883
Bad debt provision/(recovery)	500	462	182	190	917	129	(167)	156	603
Professional fees	251	595	404	458	1,119	1,123	736	920	892
Software expense	39	29	56	202	283	347	284	250	177
Professional dues and memberships	31	130	161	168	237	207	181	207	177
Write-off of deferred initial public offering costs	—	—	—	—	—	1,897	—	—	—
Change in fair value of convertible preferred stock embedded derivative	93,061	(132,647)	(25,397)	(87,939)	(56,944)	(11,502)	4,303	57,654	(21,137)
Other	243	(1,163)	300	325	417	382	179	560	352

Total	111,714	(111,511)	8	(62,470)	(29,915)	16,578	29,706	86,742	7,783

INCOME/(LOSS) BEFORE INCOME TAX EXPENSE AND EQUITY IN EARNINGS OF EQUITY METHOD INVESTMENT	(77,513)	152,078	48,831	102,349	74,710	40,706	2,807	(41,380)	29,466
Income tax expense	5,051	8,957	9,611	6,263	8,167	10,935	2,948	7,198	1,277
Equity in earnings of equity method investment	—	—	—	(36)	(44)	(134)	—	—	—

Net income/(loss)	(82,564)	143,121	39,220	96,050	66,499	29,637	(141)	(48,578)	28,189

Net income/(loss) applicable to non-controlling Interest	—	—	—	—	—	(21)	(45)	34	(4)

Net income/(loss) applicable to GAIN Capital Holdings, Inc.	$(82,564)	$143,121	$39,220	$96,050	$66,499	$29,658	$(96)	$(48,612)	$28,193

(1)	As of December 31, 2008, we terminated our service offerings to residents of China and ceased our trading operations located in that country.

Liquidity and Capital Resources

We have historically financed our liquidity and capital needs primarily through the use of funds generated from operations, the issuance of preferred stock and access to secured lines of credit for general corporate purposes. We plan to finance our future operating liquidity and regulatory capital needs from our operations. Following this offering, although we have no current plans to do so, we may issue equity or debt securities or enter into secured lines of credit from time to time. With the exception of approximately $4.0 million to $5.0 million which we anticipate spending for our corporate relocation and future infrastructure investment related to our corporate relocation, we expect that our capital expenditures for the next 12 months will be consistent with historical annual spend.

We primarily hold and invest our cash at various financial institutions and in various investments, including cash held at banks, deposits at our wholesale forex trading partners and money market funds which invest in short-term U.S. government securities. In general, we believe all of our investments and deposits are of high credit quality and we have more than adequate liquidity to conduct our businesses.

As a holding company, nearly all of our funds generated from operations are generated by our operating subsidiaries. Historically, we have accessed these funds through receipt of dividends from these subsidiaries. Some of our operating subsidiaries are subject to requirements of various regulatory bodies, including the Commodity Futures Trading Commission, or CFTC, and National Futures Association, or NFA in the United States, the Financial Services Authority in the United Kingdom, the Financial Services Agency in Japan, the Securities and Futures Commission in Hong Kong and the Cayman Islands Monetary Authority in the Cayman Islands, relating to liquidity and capital standards, which limit funds available for the payment of dividends to the holding company. As a result, we may be unable to access funds which are generated by our operating subsidiaries when we need them. In accordance with CFTC regulation 1.12 and NFA Financial Requirements Section 1, a 20.0% decrease in GAIN Capital Group, LLC’s net capital and a 30.0% decrease in excess net capital due to a planned equity withdrawal requires regulatory notification and/or approval.

The following table illustrates the minimum regulatory capital our subsidiaries were required to maintain as of September 30, 2009 and the actual amounts of capital that were maintained.

	Minimum Regulatory	Capital Levels	Excess Net
Entity Name	Capital Requirements	Maintained	Capital

GAIN Capital Group, LLC	$20.0 million	$85.5 million	$65.5 million
GAIN Capital Securities, Inc.	$0.05 million	$0.16 million	$0.11 million
GAIN Capital-Forex.com U.K., Ltd.	$1.5 million	$2.8 million	$1.3 million
GAIN Capital Japan, Co. Ltd.	$0.7 million	$1.1 million	$0.4 million
GAIN Capital-Forex.com Singapore, Ltd.	—	—	—
GAIN Capital-Forex.com Australia, Pty. Ltd.	—	—	—
GAIN Capital-Forex.com Hong Kong, Ltd.	—	—	—
GAIN Global Markets, Inc.	$0.1 million	$0.3 million	$0.2 million

Our futures commission merchant and forex dealer subsidiary, GAIN Capital Group, LLC, is subject to the Commodity Futures Trading Commission Net Capital Rule (Rule 1.17) and NFA Financial Requirements Sections 11 and 12. Under applicable provisions of these rules, GAIN Capital Group, LLC is required to maintain adjusted net capital equal to or greater than the greater of $20.0 million or 5.0% of the total payables to customers, as these terms are defined under applicable rules. In addition, because we offer greater than 1.0% leverage to our customers, we are required to maintain a security deposit equal to or greater than one and one half times (1.5x) our required net capital. Net capital represents our current assets less total liabilities as defined by CFTC Rule 1.17. Our current assets consist primarily of cash and cash equivalents reported on our balance sheet as cash, receivables from brokers and money market funds which primarily invest in short term U.S. government securities. Our total liabilities include payables to customers, accrued expenses, accounts payable, sales and marketing expense payable, introducing broker fees payable and other liabilities. From net capital we take certain percentage deductions against assets held based on factors required by the Commodity Exchange Act to calculate adjusted net capital. Our net capital and adjusted net capital changes from day to day. As of September 30, 2009, GAIN Capital Group, LLC had net capital of approximately $108.7 million, adjusted net capital of $85.5 million and net capital requirements of $20.0 million. As of September 30, 2009, our excess net capital was $65.5 million. We believe that we currently have sufficient capital to satisfy these on-going minimum net capital requirements.

We are required to maintain cash on deposit with our wholesale forex trading partners in order to conduct our hedging activities. As of September 30, 2009, we posted $100.2 million in cash with wholesale forex trading partners, of which $18.1 million was required as collateral pursuant to our agreements for holding spot foreign exchange positions with such institutions, and the remaining $82.1 million represented available cash in excess of required collateral. As of September 30, 2009, total customer assets on deposit were $170.0 million. Total customer assets on deposit represent the net amount we may be obligated to pay if all of our customers were liquidated at that point in time.

We intend to relocate our corporate headquarters between the fourth quarter of fiscal year 2009 and first quarter of fiscal year 2010. In addition to our corporate relocation, we intend to make significant investments in our business continuity and disaster recovery infrastructure during this same time period. We anticipate capital expenditures for our corporate relocation to be $3.0 million to $4.0 million and capital expenditures for our infrastructure investment to be $1.0 million to $2.0 million.

We expect to incur increased costs as a result of having publicly traded common stock. Prior to this offering, we have not been subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or the other rules and regulations of the Securities and Exchange Commission, or SEC, or any securities exchange relating to public companies. We are working with our independent legal, accounting and financial advisors to identify those areas in which changes should be made to our financial and management control systems to manage our growth and our obligations as a public company. These areas include corporate control, internal audit, disclosure controls and procedures and financial reporting and accounting systems. We also anticipate that we will incur costs associated with corporate governance requirements, including requirements under the Sarbanes-Oxley Act of 2002, as amended, as well as rules implemented by the SEC and the NASDAQ Stock Market, LLC. We anticipate annual legal and financial compliance expenditures of $3.0 million to $4.5 million in connection with our having publicly traded common stock.

Credit Facility

We have a $52.5 million term loan and a $20.0 million revolving line of credit through a loan and security agreement with Silicon Valley Bank and JPMorgan Chase Bank. The term loan is payable in 20 quarterly installments of principal and the payments commenced on October 1, 2007. Interest is paid monthly and is based upon the prime rate of interest plus 0.75%. Under the terms of the term loan, when the total funded debt drops below earnings before income tax expense, interest expense, and depreciation and amortization expense, or EBITDA, the interest rate will decline by 0.5%. The interest rate as of September 30, 2009 was 4.0%. The term loan is secured by certain of our assets, a pledge of our membership interests in our wholly-owned subsidiary GAIN Holdings, LLC and a guarantee by GAIN Holdings, LLC. The term loan maturity date is July 1, 2012. Interest for the revolving line of credit accrues at a floating per annum rate equal to the greater of either 4.75% or the prime rate of interest plus 0.75%. The amount of availability under the revolving line of credit is determined by subtracting from $20.0 million the amount outstanding under the revolving line of credit. The revolving line of credit maturity date is June 17, 2010. We intend to renew the revolving line of credit upon maturity. As of September 30, 2009, we had $31.5 million outstanding under the term loan and no amounts were outstanding under the revolving line of credit. In accordance with the provisions of our term loan and revolving line of credit as outlined in the loan and security agreement and subsequent modifications, we are required to adhere to various financial, regulatory, operational and reporting covenants. As of September 30, 2009 and during the entire term of such loan, we were in compliance with such covenants.

Cash Flow

The following table sets forth a summary of our cash flow for the three years ended December 31, 2008 and the nine months ended September 30, 2008 and 2009:

				Nine Months Ended
	Year Ended December 31,			September 30,
	2006	2007	2008	2008	2009

Cash provided by operating activities	$20,803	$77,774	$69,320	$51,205	$37,197

Cash used for investing activities	$(2,592)	$(2,528)	$(3,792)	$(2,260)	$(2,748)

Cash provided by/(used for) financing activities	$(9,217)	$(7,828)	$12,062	$12,705	$(8,573)

Effect of exchange rate changes on cash and cash equivalents	$—	$—	$(53)	$(349)	$(4,369)

Cash and cash equivalents	$31,476	$98,894	$176,431	$160,195	$197,938

The primary drivers of our cash flow provided by operating activities are net deposits received from customers, amounts posted as collateral with wholesale forex trading partners, and amounts paid to fund the operations of our business.

Net deposits received from customers represent customer deposits less withdrawals for a given period. These amounts correlate to our customers’ ability to place additional trades, which potentially increases our trading volume, and include the impact of realized gains and losses on customer accounts. Net deposits received from customers increase when we receive initial deposits from new customers or additional deposits from existing customers. Net deposits received from customers decrease when a customer withdraws funds in partial or full. To some extent our net deposit activity is influenced by our customers trading positions as our customers may be required to post additional funds to maintain open positions or may choose to withdraw excess funds on open positions. We consider net deposits received from customers to be a key measurement as to the success of our growth strategies that we intend to implement to continue to grow our business.

Amounts posted as collateral with brokers are classified on our balance sheet as receivables from brokers and represent collateral as required by agreements with our wholesale forex trading partners for holding spot foreign exchange positions and cash posted with wholesale forex trading partners in excess of required collateral. We post cash with wholesale forex trading partners in excess of required collateral to accommodate for adverse currency price moves relative to our positions, which would raise our level of required collateral. We receive interest on amounts we have posted as collateral with wholesale forex trading partners. The amount of collateral required by our wholesale forex trading partners in the future will be commensurate with the amount of spot foreign exchange positions that are held on our behalf. The amount of cash posted with wholesale forex trading partners in excess of required collateral is discretionary and may increase or decrease in future periods as we determine the most efficient uses of our cash.

Our largest spending categories to support the operations of our business are employee compensation and benefits, selling and marketing, trading expenses and commissions, and income taxes. Employee compensation and benefits include salaries, bonuses, and other employee related costs. Selling and marketing expenses include online and search engine advertising, and print and television advertising. Trading expenses and commissions consist primarily of compensation paid to our white label partners and introducing brokers. Income taxes are variable based on our taxable income. Other cash expense categories include interest expense on notes payable, bank fees, communications and data processing, occupancy and equipment, professional fees, and other miscellaneous expenses. We believe our operating expenses will increase in future periods as required to support the overall growth of our business and to support the requirements associated with being a publicly traded company.

Unrealized gains and losses on cash positions revalued at prevailing foreign currency exchange rates are included in trading revenue but have no direct impact on cash flow from operations. Gains and losses become realized and impact cash flow from operations when customer transactions are liquidated. To some extent, however, our net deposit activity is influenced by unrealized gains and losses because our customers’ trading positions are impacted by unrealized gains and losses and our customers may be required to post additional funds to maintain open positions or may choose to withdraw excess funds on open positions.

In December 2008, we terminated our service offerings and trading services to residents of China. Management estimates that cash flow from operations related to our service offerings and trading services to residents of China was $6.0 million for the year ended December 31, 2008 and $10.1 million for the year ended December 31, 2007.

The embedded derivative is recorded at fair value and changes in the fair value are reflected in other expenses, but the change in fair value of preferred stock embedded derivative has no direct impact on cash flow from operations. The redemption feature enables the holder to elect a net cash settlement at date of redemption. Thus, there would be no effect on cash flow from operations until the redemption date.

Nine months ended September 30, 2009 compared to nine months ended September 30, 2008

Cash provided by operating activities was $37.2 million for the nine months ended September 30, 2009, compared to $51.2 million for the nine months ended September 30, 2008. Net income decreased $222.3 million for the nine months ended September 30, 2009 compared to the nine months ended September 30, 2008 and was offset by a $211.1 million increase of the change in fair value of preferred stock embedded derivative. The primary reason for the decrease in cash provided by operating activities was a $5.1 million increase in receivables from brokers and a $6.0 million increase in accrued expenses and other liabilities and was offset by a $3.4 million decrease in net taxes payable and a $10.4 million decrease in amounts payable to customers.

The primary driver of our cash flow from investing activities is capital expenditures, which primarily relate to spending on computers, software and developing our trading platform. We believe that our capital expenditures will increase in future periods to support our growth strategies and the overall growth of our business.

Cash used in investing activities was $2.7 million for the nine months ended September 30, 2009, compared to $2.3 million for the nine months ended September 30, 2008. This increase is primarily due to spending on computers, software and the development of our trading platform.

Our cash provided by/(used for) financing activities has historically been driven by the impact of our preferred share offerings and liquidity events for our shareholders. In future periods, we believe our financing activities will be driven by the funding requirements of our growth strategies and the overall growth of our business.

Cash used for financing activities was $8.6 million for the nine months ended September 30, 2009, compared to cash provided by financing activities of $12.7 million for the nine months ended September 30, 2008. Cash used for financing activities for the nine months ended September 30, 2009 was primarily due to payments on notes payable of $7.9 million. Cash provided by financing activities for the nine months ended September 30, 2008 included the net proceeds from our Series E preferred stock offering of $116.8 million partially offset by the net impact of our repurchase of common and preferred stock associated with our Series E preferred stock offering of $94.4 million, payments on notes payable of $7.9 million and $1.9 million spend related to an initial public offering that was anticipated to occur in 2008.

Year ended December 31, 2008 compared to the year ended December 31, 2007

Cash provided by operating activities was $69.3 million for the year ended December 31, 2008, compared to $77.8 million for the year ended December 31, 2007. Net income increased $366.1 million for the year ended December 31, 2008 compared to the year ended December 31, 2007 and was offset by a $347.1 million decrease of the change in fair value of preferred stock embedded derivative. The primary reason for the decrease in cash provided by operating activities was a $2.8 million increase in stock compensation expense which was offset by a $19.3 million decrease in amounts payable to customers, brokers, dealers, Futures Commission Merchants, or FCM’s, and other regulated entities and an $11.2 million decrease in net taxes receivable and payable.

Cash used in investing activities was $3.8 million for the year ended December 31, 2008, compared to $2.5 million for the year ended December 31, 2007. The increase in cash used in investing activities was primarily due to acquisition of and investment in Fortune Capital Co., Ltd. (now known as GAIN Capital Japan, Co. Ltd.), GAIN Capital Securities, Inc. (doing business as GAIN Securities) and RCG GAIN Limited in 2008 of $1.1 million, net of cash acquired.

Cash provided by financing activities was $12.1 million for the year ended December 31, 2008, compared to cash used for financing activities of $7.8 million for the year ended December 31, 2007. The increase in cash provided was primarily due to the net proceeds from our Series E preferred stock offering of $116.8 million partially offset by net proceeds from and payments on notes payable of $32.9 million, the net impact of our repurchase of common and preferred stock associated with our Series E preferred stock offering of $94.2 million. In addition, we repurchased $30.0 million of common stock from our founder, Mark E. Galant, in 2007 with no comparable transaction in 2008. See “Certain Relationships and Related Transactions — Transactions with Mark E. Galant.”

Capital expenditures

Capital expenditures were $2.7 million for the years ended December 31, 2008 and 2007. Capital expenditures for the years ended December 31, 2008 and 2007 were primarily related to the development of our trading platforms, websites and associated infrastructure.

Year ended December 31, 2007 compared to the year ended December 31, 2006

Cash provided by operating activities was $77.8 million for the year ended December 31, 2007, compared to $20.8 million for the year ended December 31, 2006. Net income decreased $85.1 million for the year ended December 31, 2007 compared to the year ended December 31, 2006 and was offset by a $103.5 million increase of the change in fair value of preferred stock embedded derivative. The primary reason for the increase in cash provided by operating activities was an $8.3 million increase in unrealized forex gains, a $7.9 million increase in amounts receivable from brokers, and a net increase of $20.4 million in income taxes receivable and payable. Cash used in investing activities was $2.5 million for the year ended December 31, 2007, compared to $2.6 million for the year ended December 31, 2006. In 2007 cash used in investing activities was primarily related to spending on computers and software and the development of our trading platform. In 2006, cash used in investing activities was primarily related to spending on computers and software and the development of our trading platform and also included the purchase of a marketing list.

Cash used for financing activities was $7.8 million for the year ended December 31, 2007, compared to cash used for financing activities of $9.2 million for the year ended December 31, 2006. In 2007, our net cash used for financing activities was primarily due to payments on notes payable of $7.6 million associated with the $30.0 million increase in debt incurred for the repurchase of $30.0 million of common stock from our founder, Mark E. Galant. See “Certain Relationships and Related Transactions — Transactions with Mark E. Galant.” In 2006 our net cash used for financing activities was primarily due to the net impact of proceeds, repurchases of common and preferred stock, option exercises and proceeds from notes payable associated with our Series D preferred stock offering of $6.7 million and payments on notes payable of $2.5 million.

Capital expenditures

Capital expenditures were $2.7 million for the year ended December 31, 2007, compared to $1.8 million for the year ended December 31, 2006. Capital expenditures for the years ended December 31, 2007 and 2006 were primarily related to the development of our trading platforms, websites and associated infrastructure.

Summary disclosures about contractual obligations and commercial commitments

The following table reflects a summary of our contractual cash obligations and other commercial commitments at December 31, 2008:

	Payments Due by Period
		Less than 1	1-3	3-5	More than
Contractual Obligations	Total	Year	Years	Years	5 Years
	(in thousands)

Lease obligations	$2,014	$1,567	$447	$—	$—
Long term debt	39,375	10,500	21,000	7,875	—
Long term debt interest	2,849	1,404	1,366	79	—
Vendor obligations	2,016	1,284	732	—	—
Purchase obligations	325	325	—	—	—

Total	$46,579	$15,080	$23,545	$7,954	$—

Off-Balance Sheet Arrangements

At September 30, 2009, December 31, 2008 and 2007, we did not have any relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities, which would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.

Critical Accounting Policies and Estimates

Our consolidated financial statements and accompanying notes have been prepared in accordance with GAAP applied on a consistent basis. The preparation of these financial statements requires us to make certain estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the periods presented. We evaluate these estimates and assumptions on an ongoing basis. We base our estimates on the information currently available to us and on various other assumptions that we believe to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions.

An accounting policy is deemed to be critical if it requires an accounting estimate to be made based on assumptions about matters that are highly uncertain at the time the estimate is made; if different estimates reasonably could have been used; or if changes in the estimate that are reasonably likely to occur periodically could materially impact the financial statements. While our significant accounting policies are described in more detail in the notes to our consolidated financial statements included in this prospectus, we believe the following accounting policies to be critical to the estimates and assumptions used in the preparation of our consolidated financial statements.

Revenue recognition

Foreign exchange contracts generally involve the exchange of two currencies at market rates on a specified date; spot contracts usually require the exchange of currencies to occur within two business days of the contract date. Customer transactions and related revenue and expenses are recorded on a trade date basis.

Gains or losses are realized when customer transactions are liquidated. Unrealized gains or losses on cash positions revalued at prevailing foreign currency exchange rates (the difference between contract price and market price) at the date of the statement of financial condition are included in Receivables from brokers, Payables to customers and Payables to brokers, dealers, FCM’s and other regulated entities on the Consolidated Statements of Financial Condition. Changes in net unrealized gains or losses are recorded in Trading revenue on the Consolidated Statements of Operations and Comprehensive Income.

We earn fees on customer-managed foreign exchange accounts. Fees are comprised of account management, transaction fees and performance fees, all payable monthly. We reported managed account fees of $30,544 in Other revenue for the year ended December 31, 2006, and managed account fees of $93,418, with $17,174 from GAIN Capital Group, LLC and $76,244 from GCAM, LLC for the year ended December 31, 2007. We reported managed account fees of $26,097 in Other revenue for the year ended December 31, 2008, with $8,942 from Group, LLC and $17,155 from GCAM, LLC.

Allowance for doubtful accounts

We must make estimates of the uncollectibility of accounts receivable. The allowance for doubtful accounts, which is netted against other assets on our condensed consolidated statements of financial condition, totaled approximately $1.8 million at September 30, 2009 and $2.2 million at December 31, 2008. We record an increase in the allowance for doubtful accounts when the prospect of collecting a specific account balance becomes doubtful. Management specifically analyzes accounts receivable and historical bad debt experience when evaluating the adequacy of the allowance for doubtful accounts. Should any of these factors change, the estimates made by management will also change, which could affect the level of our future provision for doubtful accounts. Specifically, if the financial condition of our customers were to deteriorate, affecting their ability to make payments, an additional provision for doubtful accounts may be required, and such provision may be material.

Income taxes

GAIN Capital Holdings, Inc. prepares and files the income taxes due as the consolidated legal entity. We account for income taxes in accordance with Statement of Financial Accounting Standard No. 109, Accounting for Income Taxes. Income tax expenses are provided using the asset and liability method, under which deferred tax assets and liabilities are determined based upon the temporary differences between the consolidated financial statements and the income tax basis, using currently enacted tax rates. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in operations in the period of enactment. We would routinely evaluate all deferred tax assets to determine the likelihood of their realization. Valuation allowances are recorded to reduce deferred tax assets when it is more likely than not that a tax benefit will not be realized. We recorded a valuation allowance of $284,000 as of December 31, 2008.

Effective December 2007, we use estimates in determining income tax positions under Financial Interpretation, or FIN, No. 48, “Accounting for Uncertainty in Income Taxes.” Although we believe that our tax estimates are reasonable, the ultimate tax determination involves significant judgment and is subject to audit by tax authorities in the ordinary course of business.

Although management believes that the judgments and estimates discussed in this prospectus are reasonable, actual results could differ, and we may be exposed to losses or gains that could be material. To the extent we are required to pay amounts in excess of our reserves, our effective income tax rate in a given financial statement period could be materially affected. An unfavorable tax settlement could require use of our cash and result in an increase in our effective income tax rate in the period of resolution.

Impairment of long-lived assets

In accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, we periodically evaluate the carrying value of long-lived assets when events and circumstances warrant such review. The carrying value of a long-lived asset is considered impaired when the anticipated undiscounted cash flow from such an asset is separately identifiable and is less than the carrying value. In that event, a loss is recognized in the amount by which the carrying value exceeds the fair market value of the long-lived asset. We have identified no such impairment losses.

Goodwill and intangible assets

The Financial Accounting Standards Board, or FASB, issued SFAS No. 142, Goodwill and Other Intangible Assets, which requires purchased intangible assets other than goodwill to be amortized over their useful lives unless these lives are determined to be indefinite. If the assets are determined to have a finite life in the future, we will amortize the carrying value over the remaining useful life at that time. In accordance with SFAS No. 142, our URLs

(foreignexchange.com and forex.com) are indefinite life intangible assets and are therefore not amortized. We compare the recorded value of its indefinite life intangible assets to their fair value on an annual basis and whenever circumstances arise that indicates that an impairment may have occurred.

Accrued compensation

We make significant estimates in determining our quarterly and annual accrued non-stock based compensation. A significant portion of our employee incentive compensation programs are discretionary. Each quarter and year-end we determine the amount of discretionary cash bonus pools. We also review compensation throughout the year to determine how overall performance compares to management’s expectations. We take these and other factors, including historical performance and our performance relative to budget, into account in reviewing accrued discretionary cash compensation estimates quarterly and adjusting accrual rates as appropriate. Changes to these factors could cause a material increase or decrease in the amount of expense that we report in a particular period. Accrued compensation and benefits as of September 30, 2009 was $3.2 million.

Fair value of derivative liabilities

SFAS No. 133, Accounting for Derivatives and Hedging Activities, as amended, establishes accounting and reporting standards for derivative instruments. We have determined that the redemption feature contained in our Convertible, Redeemable Preferred Stock Series A, Series B, Series C, Series D, and Series E, which allows the holders of our preferred stock at any time on or after March 31, 2011, upon the written request of at least a majority of the outstanding shares of preferred stock voting together as a single class, to require us to redeem all of the shares of preferred stock then outstanding, are considered derivative instruments which must be bifurcated and accounted for separately. The embedded derivative is recorded at fair value and changes in the fair value are reflected in earnings.

The redemption feature contained in our preferred stock enables the holder to elect a net cash settlement at date of redemption. This event is deemed to be outside of our control. These provisions require that these instruments be bifurcated such that the embedded conversion option is separated from the host contract, and accounted for as a derivative liability in accordance with paragraph 8 of Emerging Issues Task Force , or EITF, 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock.

The embedded derivative is recorded at fair value and reported in convertible preferred stock embedded derivative on the Consolidated Statements of Financial Condition with change in fair value recorded in our Consolidated Statements of Operations and Comprehensive Income. The loss on the change in fair value of preferred stock embedded derivative amounted to $165.3 million at December 31, 2007, and the gain on the change in fair value of the preferred stock embedded derivative amounted to $181.8 million at December 31, 2008. As of December 31, 2008, the derivative liabilities had a fair value of $82.8 million, compared to a fair value of $264.6 million for the conversion as of December 31, 2008.

Stock-based compensation

In December 2004, the FASB issued SFAS No. 123R, Share-Based Payment (“SFAS No. 123R”). SFAS No. 123R is a revision of SFAS No. 123, Accounting for Stock-Based Compensation, which supersedes Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees. Generally, the approach to accounting for share-based payments under SFAS No. 123R is similar to the approach described in SFAS No. 123. However, SFAS No. 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized in the statements of operations and comprehensive income based on their fair values. Pro forma disclosure is no longer an alternative. The Company adopted the provisions of SFAS No. 123R, effective January 1, 2006.

SFAS No. 123R permits companies to adopt its requirements using either the “prospective transition” method or “modified retrospective” method. Under the “prospective transition” method, compensation cost is recognized, beginning with the effective date based on the requirements of SFAS No. 123R for all share-based payments granted after the effective date. The Company adopted SFAS No. 123R using the “prospective transition” method.

SFAS No. 123R requires measurement of compensation cost for equity-based awards at fair value and recognition of compensation cost over the service period, net of estimated forfeitures.

We measure the fair value of stock options on the date of grant using the Black-Scholes option pricing model which requires the use of several estimates, including:

•	The volatility of our stock price;

•	The expected life of the option;

•	Risk free interest rates; and

•	Expected dividend yield.

The use of different assumptions in the Black-Scholes pricing model would result in different amounts of stock-based compensation expense. Furthermore, if different assumptions are used in future periods, stock-based compensation expense could be materially impacted in the future.

The expected volatility was calculated based upon the volatility of public companies in similar industries or financial service companies. The average risk free rate is based upon the five year bond rate converted to a continuously compounded interest rate.

Recent accounting pronouncements

On June 30 2009, the FASB issued SFAS No. 168, The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles, or the Codification. SFAS 168 replaces SFAS 162 and establishes the Codification as the source of authoritative accounting principles recognized by the FASB to be applied by nongovernmental entities in the preparation of financial statements, as required by ASC 105, U.S. Generally Accepted Accounting Principles, or GAAP. The Codification is effective for financial statements issued for interim and annual periods ending after September 15, 2009. The adoption of this pronouncement in the third quarter of 2009 did not have a material impact on the financial statements and references to both current GAAP and the Codification are included herein.

In June 2009, the FASB issued FASB ASC 810, Consolidation, or SFAS No. 167, “Amendments to FASB Interpretation No. 46R”, or SFAS No. 167. SFAS No. 167 amends FASB Interpretation No. 46, as revised, or FIN 46R, “Consolidation of Variable Interest Entities” and changes how a reporting entity determines when an entity that is insufficiently capitalized or is not controlled through voting (or similar rights) should be consolidated. The determination of whether a reporting entity is required to consolidate another entity is based on, among other things, the other entity’s purpose and design and the reporting entity’s ability to direct the activities of the other entity that most significantly impact the other entity’s economic performance. SFAS No. 167 will be effective for the Company on January 1, 2010. We are currently evaluating the potential impact that adopting SFAS No. 167 will have on our financial statements.

In May 2009, the FASB issued FASB ASC 855, Subsequent Events, or SFAS No. 165. SFAS 165 is intended to establish general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. It requires the disclosure of the date through which an entity has evaluated subsequent events and the basis for selecting that date, that is, whether that date represents the date the financial statements were issued or were available to be issued. SFAS 165 is effective for interim or annual financial periods ending after June 15, 2009. We have adopted SFAS No. 165 in the second quarter of 2009. The adoption of SFAS No. 165 did not have a material impact on our consolidated financial statements.

In March 2008, the FASB issued FASB ASC 815, Derivatives and Hedging (Disclosures about Derivative Instruments and Hedging Activities, or SFAS No. 161). SFAS No. 161 amends and expands the disclosure requirements of SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, and requires entities to provide enhanced qualitative disclosures about objectives and strategies for using derivatives, quantitative disclosures about fair values and amounts of gains and losses on derivative contracts, and disclosures about credit-risk-related contingent features in derivative agreements. We have adopted SFAS No. 161 in the first quarter of 2009. The adoption of SFAS No. 161 did not have a material impact on our consolidated financial statements.

On December 4, 2007, the FASB issued FASB ASC 810-10-65 (Noncontrolling Interests in Consolidated Financial Statements, or SFAS 160). SFAS 160 clarifies that a noncontrolling or minority interest in a subsidiary is considered an ownership interest and accordingly, requires all entities to report such interests in subsidiaries as equity in the consolidated financial statements. SFAS 160 is effective for fiscal years beginning after December 15, 2008 and early adoption is prohibited. SFAS No. 160 is required to be adopted prospectively, with the exception of certain presentation and disclosure requirements (e.g., reclassifying noncontrolling interests to appear in equity), which are required to be adopted retrospectively. We have adopted SFAS No. 160 in the first quarter of 2009. The adoption of this pronouncement did not have a material impact on our consolidated financial statements.

In December 2007, the FASB issued SFAS No. 141R, Business Combinations, or SFAS No. 141R. SFAS 141R requires the acquiring entity in a business combination to recognize the full fair value of assets acquired and liabilities assumed in the transaction (whether a full or partial acquisition); establishes the acquisition-date fair value as the measurement objective for all assets acquired and liabilities assumed; requires expensing of most transaction and restructuring costs; and requires the acquirer to disclose to investors and other users all of the information needed to evaluate and understand the nature and financial effect of the business combination. SFAS No. 141R applies to all transactions or other events in which the Company obtains control of one or more businesses, including those sometimes referred to as “true mergers” or “mergers of equals” and combinations achieved without the transfer of consideration, for example, by contract alone or through the lapse of minority veto rights. SFAS No. 141R applies prospectively to business combinations for which the acquisition date is on or after December 15, 2008. We expect SFAS No. 141R will have an impact on accounting for business combinations once adopted but the effect is dependent upon acquisitions at that time.

Quantitative and Qualitative Disclosure About Market Risk

Currency risk

Currency risk arises from the possibility that fluctuations in foreign exchange rates will impact the value of our assets denominated in foreign currencies as well as our earnings due to the translation of our balance sheet and income statement from local currencies to United States dollars. We currently have limited exposure to currency risk and as of September 30, 2009, 92.4% of our assets, 95.1% of our liabilities, 97.2% of our revenue, and 96.0% of our expenses were denominated in U.S. Dollars. We currently do not take proprietary directional positions to mitigate our exposure to foreign currency exchange rates. However, as a result of our hedging activities, we are likely to have open positions in various currencies at any given time. As we implement our growth strategies, our exposure to foreign currency exchange rates may increase and we may consider entering into hedging transactions to mitigate our exposure to foreign currency exchange rates. These hedging transactions may not be successful.

Interest rate risk

Interest rate risk arises from the possibility that changes in interest rates will impact our financial statements. Our net interest revenue is directly affected by the spread between the short-term interest rates we pay our customers on their balances and the short-term interest rates we earn from re-investing their cash. These spreads can widen or narrow when interest rates change. In addition, a portion of our interest income relates to customer balances on which we do not pay interest and therefore is directly affected by the absolute level of short-term interest rates. As a result, a portion of our interest income will decline if interest rates fall, regardless of the interest rate spreads that effect the remaining portion of our interest income. Short-term interest rates are highly sensitive to factors that are beyond our control, including general economic conditions and the policies of various governmental and regulatory authorities. Our cash and customer cash held is held in cash and cash equivalents including: cash at banks, deposits at wholesale forex trading partners and in money market funds which invest in short-term U.S. government securities. The interest rates earned on these deposits and investments affects our interest revenue. In addition, the interest we pay on our notes payable is based on the prime rate plus interest of 0.75%. We estimate that as of September 30, 2009, an immediate 100 basis point increase in short time interest rates would result in approximately $2.5 million less in annual pre-tax income, respectively.

Credit risk

Credit risk relates to the possibility that we may suffer a loss from the failure of our customers or counterparties to meet their financial obligations at all or in a timely manner. Each customer is required to have minimum funds in their account for opening positions, which we refer to as the initial margin, and for maintaining positions, which we refer to as maintenance margin, depending on the currency pair being traded. Margin requirements are expressed as a percentage of the customer’s total position in that currency, and the customer’s total margin requirement is based on the aggregated margin requirement across all of the positions that a customer holds at any one moment in time. Each net position in a particular currency pair is margined separately. Accordingly, we do not net across different currency pairs, thereby producing a fairly conservative margin policy. Our systems automatically monitor each customer’s margin requirements in real-time and we confirm that each of our customers have sufficient cash collateral in their account before we execute their trades. If at any point in time a customer’s trading position does not comply with the applicable margin requirement because our pre-determined liquidation thresholds have been exceeded, the position may be automatically partially or entirely liquidated in accordance with our margin policies and procedures documented in our customer agreement. If our policies or systems do not operate effectively, we are exposed to credit risk if a customer’s cash collateral may drop below the applicable margin requirement and create a negative equity situation. We are also exposed to potential credit risk arising from our exposure to counterparties with which we hedge and financial institutions with whom we deposit cash. By transacting with several of the largest financial institutions in the market, we have limited our exposure to any one institution. In the event that our access to one or more banks becomes limited, our ability to hedge may be impaired.

Market risk management

We are exposed to market risk in connection with our market-making activities. When acting as a market-maker, we act as counterparty to our customers when consummating a trade. As a result, we are exposed to a degree of risk on each trade that the market price of our position will decline or the market will move against us. Accurate and efficient management of our risk exposure is a high priority and as such we have developed both proprietary automated and manual policies and procedures to manage our exposure. Our risk management policies are established and reviewed regularly by the risk committee of our board of directors. These policies require quantitative analyses by currency pair, as well as assessment of a range of market inputs, including trade size, dealing rate, customer margin and market liquidity. Our risk management procedures require our team of senior traders to monitor risk exposure on a continuous basis and update senior management both informally over the course of the trading day and formally through intraday and end of day reporting. These procedures require our senior traders to manage risk by closely monitoring our net exposure to any currency, as well as by allocating trade volume between our managed flow and offset flow portfolios. In addition, our chief dealer and his team of senior traders, assisted by our proprietary risk management systems, determine which hedging strategies are appropriate in order to maximize revenue and minimize risk based on our risk management policies. Historically, approximately 89.2% of all proposed trades have fallen within our risk management policies and have been automatically executed.

Cash liquidity risk

In normal conditions, our market-making business of providing online forex trading and related services is self financing as we generate sufficient cash flows to pay our expenses as they become due. As a result, we generally do not face the risk that we will be unable to raise cash quickly enough to meet our payment obligations as they arise. Our cash flows, however, are influenced by customer trading volume, currency volatility and liquidity in foreign currencies pairs in which we have positions. These factors are directly impacted by domestic and international market and economic conditions that are beyond our control. In an effort to manage this risk, we have secured a substantial liquidity pool by establishing trading relationships with nine financial institutions. These relationships provide us with sufficient access to liquidity to allow us to consistently execute significant trades in varying market conditions at the notional amounts our customers desire by providing us with as much as 50:1 leverage on the notional amounts of our available collateral we have on deposit with such financial institutions. We generally maintain collateral on deposit, which includes our funds and our customers’ funds, with our wholesale forex trading partners ranging from $75 million to $100 million in the aggregate.

Additionally, we do not actively initiate market positions in anticipation of future movements in the prices of currencies, referred to as proprietary directional market positions. However, as a result of our hedging activities, we are likely to have open positions in various currencies at any given time. Similarly, we do not take proprietary directional positions with respect to the future movements in the prices of contracts for difference, or CFDs, and gold and silver spot markets. As a market maker, we stand ready to make simultaneous bids/offers for transactions in any of our 37 currency pairs, CFD contracts and gold and silver contracts. We treat trade requests from our customers in two distinct ways, we immediately hedge the trade through the execution of an equal and offsetting trade with our wholesale forex trading partners or we direct the trade into our managed flow portfolio. We believe the combination of our managed flow portfolio and immediately offset trades provides a certain level of protection from cash liquidity risk.

However, our forex market-making operations require a commitment of capital and involve risks of losses due to the potential failure of our customers to perform their obligations under these transactions which heightens our exposure to cash liquidity risk. To reduce this risk, we have created a margin policy which allows customers to leverage their account balances by trading notional amounts that may be significantly larger than their cash balances. We mark our customers’ accounts to market each time a currency price in their portfolio changes. While our margin policy allows us to closely monitor each customer’s exposure and thereby reduces our exposure to cash liquidity risk, it does not guarantee our ability to eliminate negative customer account balances prior to an adverse currency price change.

Operational risk

Our operations are subject to a broad and various risks resulting from technological interruptions, failures, or capacity constraints in addition to risks involving human error or misconduct. Regarding technological risks, we are heavily dependent on the capacity and reliability of the computer and communications systems supporting our operations. We have established a program to monitor our computer systems, platforms and related technologies and to address issues that arise promptly. We have also established disaster recovery facilities in strategic locations to ensure that we can continue to operate with limited interruptions in the event that our primary systems are damaged. As with our technological systems, we have established policies and procedures designed to monitor and prevent both human errors, such as clerical mistakes and incorrectly placed trades, as well as human misconduct, such as unauthorized trading, fraud, and negligence. In addition we seek to mitigate the impact of any operational issues by maintaining insurance coverage for various contingencies.

Regulatory capital risk

Various domestic and foreign government bodies and self regulatory organizations responsible for overseeing our business activities require that we maintain specified minimum levels of regulatory capital in our operating subsidiaries. If not properly monitored or adjusted, our regulatory capital levels could fall below the required minimum amounts set by our regulators, which could expose us to various sanctions ranging from fines and censure to imposing partial or complete restrictions on our ability to conduct business. To mitigate this risk, we continuously evaluation the levels of regulatory capital at each of our operating subsidiaries and adjust the amounts of regulatory capital in each operating subsidiary as necessary to ensure compliance with all regulatory capital requirements. These may increase or decrease as required by regulatory authorities from time to time. We also maintain excess regulatory capital to provide liquidity during periods of unusual or unforeseen market volatility, and we intend to continue to follow this policy. In addition, we monitor regulatory development regarding capital requirements and are prepared for increases in the required minimum levels of regulatory capital that may occur from time to time in the future.

Regulatory risk

We operate in a highly regulated industry and are subject to the risk of sanctions from U.S., federal and state, and international authorities if we fail to comply adequately with regulatory requirements. Failure to comply with applicable regulations could result in financial, structural, and operational penalties. In addition, efforts to comply with applicable regulations may increase our costs and, or limit our ability to pursue certain business opportunities. Federal and state regulations significantly limit the types of activities in which we may engage. U.S. and international legislative and regulatory authorities occasionally consider changing these regulations.

Legal Proceedings

As of September 30, 2009, we know of no material, existing or pending legal proceedings against our company, nor are we involved as a plaintiff in any material proceeding or pending litigation. There are no proceedings in which any of our directors, executive officers or affiliates, or any registered or beneficial stockholder, is an adverse party or has a material interest adverse to our interest. From time to time, we may be subject to various claims and legal actions arising in the ordinary course of business.

BUSINESS

Overview

We are an online provider of retail foreign exchange trading and related services founded in 1999 by a group of experienced Wall Street trading professionals. We offer our customers 24-hour direct access to the global over-the-counter, or OTC, foreign exchange markets, where participants trade directly with one another rather than through a central exchange or clearing house. In a foreign exchange trade, participants buy one currency and simultaneously sell another currency. Our innovative proprietary trading technology allows our customers to identify, analyze and execute their trading strategies efficiently and cost-effectively. We provide both buy and sell quotes for each of the 37 currency pairs we offer. We refer to the two currencies that make up a foreign exchange rate as a currency pair. We act as the counterparty to our customers’ trades, selling to and buying from these customers. We actively manage the trading risk associated with our business in real-time through our hedging and trading activities. We believe our proprietary trading technology, multilingual customer service professionals and effective educational programs provide a high degree of customer satisfaction and loyalty. Furthermore, our scalable and flexible technology infrastructure allows us to innovate to meet the rapidly changing needs of the marketplace.

The foreign exchange, or forex, market is one of the highest notional dollar volume traded financial markets in the world, with daily volumes growing at a compounded annual growth rate of 14.8% from approximately $1.4 trillion per day in 2001 to approximately $3.2 trillion per day by April 2007, according to the Bank for International Settlements. We believe interest in currency trading as an additional investment class has been increasing among retail investors over the past several years due, in part, to globalization and increased coverage by media outlets relating to currency trading’s role in cross border economic relationships. We believe this growing interest has led to increased currency trading by retail investors. Our total annual customer trading volume, which is based on the U.S. Dollar equivalent of notional amounts traded, grew from $120.3 billion in 2004 to $1.50 trillion in 2008, representing a compounded annual growth rate of 87.6%. Our annual customer trading volume from customers residing outside of China grew from $114.3 billion in 2004 to $1.33 trillion in 2008, representing a compounded annual growth rate of 84.7%. For the nine months ended September 30, 2009, our customer trading volume was $928.3 billion.

Our annual net revenue grew from $22.2 million to $190.8 million over the same period, representing a compounded annual growth rate of 71.2%. Our annual net revenue from customers residing outside of China grew from $20.8 million in 2004 to $166.4 million in 2008, representing a compounded annual growth rate of 68.2%. For the nine months ended September 30, 2009, our net revenue was $115.1 million. Our net income grew from $7.1 million in 2004 to $231.4 million in 2008, representing a compounded annual growth rate of 138.9%. For the nine months ended September 30, 2009 we incurred a net loss of $20.5 million. Our adjusted net income, a non-GAAP financial measure which represents our net income/(loss) excluding the change in fair value of the embedded derivative in our preferred stock, increased from $7.1 million in 2004 to $49.6 million in 2008, representing a compounded annual growth rate of 62.6%. For the nine months ended September 30, 2009, our adjusted net income, a non-GAAP financial measure which represents our net income/(loss) excluding the change in fair value of the embedded derivative in our preferred stock, was $20.3 million.

We believe customers residing outside the United States represent a significant area of growth for our business. We have a geographically diverse customer base and currently service customers residing in over 140 countries worldwide. For the year ended December 31, 2008, approximately 53.0% of our customer base was located outside of the United States, representing approximately 41.4% of our total trading volume. Customers residing in China represented approximately 18.0% of our customer base and approximately 11.5% of our total trading volume for the year ended December 31, 2008. As of September 30, 2009, we had 47,374 tradable accounts. Tradable accounts are accounts with cash balances sufficient to execute a trade in compliance with our policies. We believe the number of tradable accounts is an important indicator of our ability to attract new customers that can potentially lead to trading volume and revenue in the future, although it does not represent actual trades executed. We believe that the most relevant measurement which correlates to volume and revenue is the number of traded accounts, because these represent customers who executed a forex transaction with us during a particular period. Traded accounts from customers residing outside of China increased 29.6% during the nine months ended September 30, 2009, compared to the nine months ended September 30, 2008 and increased 29.6% for the year ended December 31, 2008, compared to December 31, 2007. During the nine months ended September 30, 2009, 43,565 traded accounts executed a forex transaction with us compared to 45,001 traded accounts, including, 11,403 traded accounts from customers residing in China, for the same period in the prior year, representing an overall decrease of 3.2%. During the year ended December 31, 2008, 52,555 traded accounts (including 11,647 traded accounts from customers residing in China) executed trades with us, compared to 43,139 traded accounts (including 11,568 traded accounts from customers residing in China) in the prior year, representing an increase of 21.8%.

We seek to attract and support customers through direct and indirect channels. Our primary direct channel is our retail forex trading Internet website, FOREX.com. FOREX.com is a currency trading Internet site that is available in English, traditional and simplified Chinese, Russian and Arabic, and provides currency traders of all experience levels with a full-service trading platform, along with extensive educational and support tools. We also license a third-party trading platform, MetaTrader, provided by MetaQuotes Software Corp., which is a popular trading platform in the international retail trading community and offers our customers a choice in trading interfaces. In addition, we utilize our relationships with retail financial services firms, such as broker-dealers and Futures Commission Merchants, or FCMs, to attract additional customers. These firms offer our forex trading services to their existing customers under their own brand in exchange for a revenue sharing arrangement with us. We refer to these firms as our white label partners. We also have relationships with introducing brokers who refer their customers to us for a fee.

Our customer base is comprised of retail traders who are either self-directed or have their accounts managed by an authorized intermediary. Self-directed investors, which represented 93.0% of our customer trading volume for the nine months ended September 30, 2009, make their own currency trading decisions, utilizing our online platform and tools to identify trading opportunities and execute their trades. Customers with accounts managed by an authorized intermediary, which we refer to as managed accounts, represented 7.0% of our customer trading volume for the nine months ended September 30, 2009. These customers have assigned trading authority to either third party authorized traders or to our wholly-owned subsidiary GCAM, LLC, or GCAM. GCAM offers our managed account services whereby our professional traders create and execute forex investment strategies on behalf of institutional and individual customers. We offer tools and services, such as eMac, our proprietary web-based tool used to manage pooled customer funds and track trading performance, to authorized intermediaries, to encourage them to trade through our platform. We also offer additional tools and platforms to support third party authorized traders who trade multiple accounts.

Since 2006, a significant portion of our trading volumes, trading revenue, net income and cash flow have been generated from residents of China. When we commenced offering our forex trading services through our Chinese language website to residents of China in October 2003, we believed that our operations were in compliance with applicable Chinese regulations. However, as a result of regulatory developments in China, which has been described in more detail in the Summary section of this prospectus under the caption “Recent Developments,” as of December 31, 2008, we have ceased our trading support operations located in China as of December 31, 2008 and no longer accept new customers or maintain direct customer accounts from residents of China. However, due to an ongoing relationship with one of our introducing brokers, eight immaterial legacy accounts (as of September 30, 2009), which were originally sourced through that introducing broker prior to the termination of our service offering in China, remained open. For the nine months ended September 30, 2009, the trading activity by these legacy accounts resulted in an immaterial amount of trading volume. We have taken steps to close these accounts, and expect they will be closed, by December 31, 2009. We are unable to predict if we may be subject to fines or penalties, and if so in what amounts, as a result of this insignificant trading activity on our platform in China. As a result, the historical financial information presented is not indicative of our future performance. All references to “China” pertain to China and exclude the Hong Kong and Macau Special Administrative Regions.

Our principal executive offices are located in Bedminster, New Jersey. We operate our market-making services out of our Bedminster, London and Tokyo offices and our sales and support services out of our Bedminster, New York City, Woodmere, London, Tokyo and Hong Kong offices. We also operate a representative office and a technology development office in Shanghai. Consistent with the termination of our business in China, we are in the process of closing our Shanghai offices. As of September 30, 2009, the following companies were our principal operating subsidiaries and intermediate holding companies.

Entity Name	Business/Services	Applicable Regulator

GAIN Capital Holdings, Inc.	Parent holding company.	N/A
GCAM, LLC	Managed account forex trading services.	N/A
GAIN Holdings, LLC	Holding company, U.S. operating entities.	N/A
GAIN Capital Group, LLC	A registered FCM and Forex Dealer Merchant, or FDM, engaging in forex trading services and precious metals spot trading services.	CFTC and National Futures Association, or NFA.
S.L. Bruce Financial Corporation	Holding company, U.S. broker-dealer.	N/A
GAIN Capital Securities, Inc.	Registered U.S. broker-dealer.	SEC and FINRA.
Jia Shen Forex Technology, LLC	Technology support services.	N/A
GAIN Capital Holdings International, LLC	Holding company, international operating entities.	N/A
GAIN Global Markets, Inc.	Forex trading services and CFD trading services.	Cayman Islands Monetary Authority (Cayman Islands).
Island Traders (Cayman), Limited	Forex trading services — corporate funds.	N/A
GAIN Capital-Forex.com Hong Kong, Ltd.	Forex trading services and precious metals spot trading services.	Hong Kong Securities and Futures Commission.
GAIN Capital Japan, Co. Ltd.	Forex trading services and CFD trading services.	Japan Financial Supervisory Authority.
GAIN Capital-Forex.com Australia, Pty, Ltd.	Pending application for forex trading services and CFD trading services.	Australian Securities and Investments Commission.
GAIN Capital-Forex.com Singapore, Ltd.	Pending application for forex trading services and CFD trading services.	Monetary Authority of Singapore.
GAIN Capital-Forex.com U.K., Ltd.	Forex trading services and CFD trading services.	U.K. Financial Services Authority.

Market Opportunity

The foreign exchange, or forex, market is one of the highest notional dollar volume traded financial market in the world, with daily notional dollar volumes growing at a compounded annual growth rate of 14.8% from approximately $1.4 trillion per day in 2001 to approximately $3.2 trillion per day by April 2007, as stated by the Bank for International Settlements. The Bank for International Settlements has cited the increased use of electronic platforms and automated trading models, as well as the significant expansion in the trading activity of hedge funds and retail investors, as the key drivers of the increase in forex customer trading volume in recent years.

Historically, participation in the forex market was only available to commercial banks and other large financial institutions. We believe the recent advent of online forex trading firms, including our firm, has elicited greater retail participation in the forex market through reduced trading costs and increased investor awareness. We believe this improved market access to the forex market has spurred industry growth, similar to how the growth in the U.S. equities markets was generated by the development of online securities brokers offering lowered trading commissions to their customers relative to what was offered by traditional brokers in the late 1990s.

We believe that increased oversight of the global retail forex market by regulatory bodies such as the CFTC and NFA in the United States, the Financial Services Authority in the United Kingdom, or FSA, and the Financial Supervisory Authority in Japan, or the Japan FSA, has helped forex trading firms increase the perception among individual investors that forex is an accessible and reliable asset class for the retail customer. According to its most recent report, the Aite Group reported that by the end of 2008, average daily trading volume in the retail forex market reached approximately $100.0 billion, a 900% increase from 2001. In its January 2009 report entitled “The Next Challenge in FX: Creating a New Post-Trade Paradigm in an Electronic Reality,” the Aite Group estimates that retail forex average daily trading volume will reach over $120.0 billion by the end of 2009.

Estimated Average
Daily Trading Volume
in Retail Forex

We believe retail forex trading is poised for continued, rapid growth as a result of the following trends evident in the market:

•	increasing recognition of currency trading as an alternative investment, and as a tool for portfolio diversification by retail traders, authorized traders and investment professionals globally;

•	improved market access, reduced transaction costs, and more efficient execution;

•	further improvement and availability of investor education relating to the forex market and trading opportunities;

•	expansion of marketing efforts by industry leading firms;

•	increasing media coverage of the forex market;

•	heightened domestic and international regulatory oversight; and

•	rising global broadband and wireless penetration.

Our Competitive Strengths

We believe we have maintained and will continue to enhance our strong position in the retail forex market by leveraging the following competitive strengths:

Leading FOREX.com brand name and strong global marketing capability

We believe we have developed FOREX.com to be the category-defining brand in the online forex industry. For the nine months ended September 30, 2009, FOREX.com averaged approximately 1.4 million unique visitors per month and today services customers from over 140 countries. We calculate the number of unique visitors to FOREX.com by monitoring the number of visitors (as tracked by our website) over a specified period of time, and then subtracting all repeat visits by each individual visitor over such period.

Our sales and marketing strategy leverages the strength of the FOREX.com brand name by employing a combination of direct marketing techniques and focused branding programs. Through our direct marketing efforts, in 2008 we generated 1,158,682 registered users of our demonstration trading accounts which simulate live trading on our proprietary platform, referred to as registered practice trading accounts (including 380,025 registered practice trading account users in China), representing a compounded annual growth rate of 81.8% from 105,959 registered practice trading account users in 2004. For the nine months ended September 30, 2009, we generated 675,658 registered practice trading account users. Our registered practice trading accounts provide our existing customers and potential customers with an opportunity to learn more about the forex market, our platform and our product and service offerings without risking personal funds. In addition, existing customers may maintain a registered practice trading account in order to test trading strategies, try our new product and service offerings or simply further familiarize themselves with our platform. We believe our registered practice trading accounts help attract and retain current and prospective customers. Complementing our direct marketing strategy, we have built a multilingual, 102-person retail sales force that utilizes a highly interactive approach to convert registered practice trading accounts into tradable accounts, and manages ongoing customer retention efforts.

Superior customer experience and service focus

We offer current and prospective customers a high level of service and a wide range of customizable tools and resources to assist them in learning about trading forex and certain other assets classes and to prepare them for trading in the market. We have a multilingual customer service staff located in the United States that is available seven days a week, with continuous coverage during forex market trading hours, to handle customer inquiries via telephone, email and online chat. We also offer comprehensive education and training programs, the majority of which are utilized by prospective customers, which have been internally developed and designed to accommodate a variety of experience levels and learning preferences, from self-study to fully instructional programs.

Our emphasis on providing a superior customer experience is evidenced by our high customer satisfaction. In July 2007, we conducted a customer survey to our English-speaking active customers who executed a trade with us 90 days prior to the survey, in which over 90.0% indicated they would recommend FOREX.com to a friend or family member. When asked to rank their reasons for choosing FOREX.com, the three most common responses were execution quality, quality of the trading platform and customer service.

Consistent execution quality

We believe our customers choose us in part for the consistent quality of execution of trade orders which is comprised of three main aspects: timing, certainty of execution and pricing. We believe that our proprietary rate engine provides our customers with access to forex liquidity at the most competitive market rates. We are able to provide our customers with a high degree of certainty in the execution of their trades as a result of our liquidity relationships with three established, global prime brokers, Deutsche Bank, The Royal Bank of Scotland plc, or RBS, and UBS AG, or UBS, as well as our relationships with at least six other wholesale forex trading partners. Through these relationships, our access to a deep pool of forex liquidity assists us in ensuring that we are able to execute our customers’ trades in the 37 currency pairs and notional amounts they desire. In addition, the number and depth of our liquidity sources allows us to provide our customers with competitive pricing.

Highly scalable proprietary technology with a proven track record of innovation

We believe that our proprietary technology provides us with a significant competitive advantage. Our scalable and flexible technology infrastructure allows us to quickly and efficiently innovate to meet the rapidly changing needs of the marketplace. For example, in 2009 we introduced trading in the gold and silver spot market onto our platform. In addition, our proprietary technology allows us to quickly integrate other trading platforms that are attractive to our customers and can benefit from our aggregation of retail pricing received from our wholesale forex trading partners and our offsite environmentally-controlled, secure facilities housing our hardware and network connections. In 2007, we began offering MetaTrader, an online trading platform popular with a segment of the international retail trading community, which we license from a third party. We believe our integrated trading platform offers our customers consistent levels of trade execution and decision support for all products we offer. Our trading platform also includes a proprietary pricing mechanism, which we refer to as our rate engine, which aggregates the retail prices we receive from our wholesale forex trading partners and publishes real-time quotes to our customers.

We believe our focus on developing superior technology has positioned us as a market-leading innovator of forex products and services. In 2000, we believe we were one of the first online forex trading firms to offer instantaneous execution from live, streaming quotes. To facilitate faster, more efficient trade execution, we pioneered software that enables our customers to open forex positions with one click of the mouse, “one click trading.” We also launched wireless account access in 2002 and are committed to leading our industry with fully functional wireless trading services for our customers. Through these innovations, we have lowered transaction costs, improved price discovery and enabled equal access to market information for our customers. We believe our ability to innovate allows us to rapidly increase the range of products and services we offer.

Extensive risk management experience and capital position in excess of current regulatory requirements

We have extensive experience in the forex market and have leveraged this experience to develop proprietary risk management systems and procedures that allow us to manage market and credit risk in accordance with predefined exposure limits in real-time and maintain a conservative capital position while taking into account specific market events and market volatility. A key component of our approach to managing risk is that we do not take proprietary directional market positions where we would actively initiate market positions in anticipation of future movements in the prices of currencies. Instead, we continuously evaluate market risk exposure, and we actively hedge a portion of our customer transactions on our wholesale forex trading platform on a continuous basis. We actively hedge customer transactions with our wholesale forex trading partners based on pre-defined exposure limits. We also benefit from the natural hedging which arises when our customers’ trades take offsetting currency positions, effectively reducing our net unhedged exposure. As a result of our hedging activities, we are likely to have open positions in various currencies at any given time.

As part of our risk management philosophy, we maintain capital levels in excess of those required under applicable regulations in multiple jurisdictions. The following table illustrates the excess capital levels we maintained as of September 30, 2009.

	Minimum Regulatory	Capital Levels	Excess Net
Entity Name	Capital Requirements	Maintained	Capital

GAIN Capital Group, LLC	$20.0 million	$85.5 million	$65.5 million
GAIN Capital Securities, Inc.	$0.05 million	$0.16 million	$0.11 million
GAIN Capital-Forex.com U.K., Ltd.	$1.5 million	$2.8 million	$1.3 million
GAIN Capital Japan, Co. Ltd.	$0.7 million	$1.1 million	$0.4 million
GAIN Capital-Forex.com Singapore, Ltd.	—	—	—
GAIN Capital-Forex.com Australia, Pty. Ltd.	—	—	—
GAIN Capital-Forex.com Hong Kong, Ltd.	—	—	—
GAIN Global Markets, Inc.	$0.1 million	$0.3 million	$0.2 million

We believe that our excess capital position in the United States, and our international operating subsidiaries, compares positively to that of many of our competitors that operate primarily in forex trading and positions us favorably for potential future increases in minimum capital requirements domestically and abroad. Additionally, we believe that our capital position enhances our access to foreign exchange liquidity, thereby improving our ability to provide customers with attractive pricing and facilitating our trading and hedging activities. In addition, our capital position allows us to provide capital to our affiliates as needed, to accommodate their business growth and meet potential increases in minimum capital requirements.

Global distribution

We have achieved significant growth through the international expansion of our customer base, and we currently service customers residing in over 140 countries worldwide. We have grown our business internationally through an efficient business model that combines centralized processes with brand localization. Through this model, we leverage our centralized U.S. trading, middle- and back-office functions with direct marketing techniques tailored for each local market. This approach is designed to achieve a consistent brand experience while minimizing overhead costs. In addition, our retail forex trading internet website, FOREX.com, is available in six languages, including English, traditional and simplified Chinese, Russian, Arabic and Japanese, and currently our customer support services are currently offered in fourteen languages, including English, French, Spanish, German, Polish, Russian, Japanese, Chinese (Mandarin and Cantonese), Korean, Moroccan, Portuguese, Hindi and Arabic. For the year ended December 31, 2008, customers in the United States represented approximately 66.3% of our total customer trading volume from customers residing outside of China and all other customers residing in other parts of the world represented approximately 33.7% of our total customer trading volume, with residents in no single country representing customer trading volume in excess of 9.3%. For the nine months ended September 30, 2009, customers in the United States represented approximately 54.6% of our total customer trading volume from customers residing outside of China and all other customers residing in other parts of the world represented approximately 45.4% of our total customer trading volume, with residents in no single country representing customer trading volume in excess of 13.2%

Trading Volume

For the year ended December 31, 2008	For the nine months ended September 30, 2009

Experienced management team

Our senior management team is comprised of experienced executives with significant forex, financial services and financial technology expertise. In addition, our senior management team has extensive experience in many critical aspects of our business, including trading and risk management, retail brokerage operations, compliance, application development and technology infrastructure. For example, prior to joining us in 2000, Glenn Stevens, our

President and Chief Executive Officer, served for seven years as managing director and chief forex dealer at Merrill Lynch & Co., Inc., and Mr. O’Sullivan, our Chief Dealer, served for six years as director of the New York sterling desk of Merrill Lynch & Co., Inc., prior to his joining us in 2000. We believe the experience of our senior management team, including over 25 years of forex trading experience for our President and Chief Executive Officer and over 20 years of forex trading experience for our Chief Dealer, has been integral to our success to date and will be critical to our successful expansion into new markets and products in the future

Growth Strategies

We intend to leverage our expertise in online retail forex trading to grow our business by expanding into new international markets, customer classes and products. As we implement our growth strategies, we believe we can evolve into a global provider of retail multi-product trading and related services. We intend to implement the following strategies to continue to grow our forex business and expand our product offerings to customers:

Increase penetration in our existing markets

We plan to increase penetration in our existing markets by continuing to focus on reaching a large number of prospective customers who open registered practice trading accounts. We seek to accomplish this by employing a mixture of on- and off- line advertising, search engine marketing, email marketing, television and radio advertising, attendance at industry trade shows and strategic and public media relations. In 2008, we generated more than 1.1 million registered practice trading account users, which included approximately 380,000 users resident in China. We intend to continue to focus on converting our registered practice trading account users into tradable accounts in order to grow our business and increase our market share. We believe we can most effectively generate registered practice trading accounts and convert them into tradable accounts by continuing to tailor our marketing strategy to each experience level of the customers we target, and by offering prospective customers training and educational tools and customer service to support their transition to tradable account user.

Continue the international expansion of our customer base

We intend to enhance our growth through the continued expansion of our international customer base into new markets and continue to penetrate existing international markets. We believe owning and operating a leading forex Internet domain name enhances our ability to promote our advanced trading technology and tools, as well as our market leading customer service, while concurrently building general awareness of the forex market among retail investors. In addition to leveraging the FOREX.com brand name globally, we intend to grow internationally by continuing to open offices or partnering with licensed financial services firms in markets that offer us substantial growth opportunities. For example, we are currently seeking local registration, licensing and authorization to conduct our forex trading services in Australia and Singapore.

To successfully expand into new international markets, we intend to employ a strategy that centralizes brand management, trading, middle- and back-office functions at our U.S. headquarters, while adapting customized marketing programs, sales and customer support to the local market. We also plan to cultivate new retail forex investors in new and existing international markets by making forex trading more accessible and intuitive through our educational initiatives.

Expand our product offering

We intend to grow our business by offering our customers additional products which are complementary to our current product offerings. Since customers who trade in forex often trade in other financial products, we believe we have significant growth opportunities to cross-sell complementary products to these customers. Expanding our product offerings to include other financial products will enable our customers to execute diversified trading strategies across various products from a single, integrated trading platform. We believe our proprietary and scaleable technology infrastructure, along with our extensive forex trading experience, will allow us to introduce new products efficiently and cost effectively. As a result, we believe the expansion of our product offerings will allow us to attract and satisfy our customers’ increased investment needs which will in turn result in increased customer trading volume with us. In 2009, we introduced spot trading in gold and silver, and we also introduced

GAIN Capital Securities Inc., or GAIN Securities, a registered broker-dealer for trading of equity securities. Some other products we intend to offer include:

•	Forex trading products

We intend to offer additional forex trading products, including more currency pairs, currency options and a range of other currency-related investment products.

•	Contracts for difference

Outside the United States, we intend to expand on our CFD offerings. CFDs are instruments linked to the performance of the price of an underlying financial instrument, including precious metals, energy products and other commodities, as well as stock indices and government bonds. Because CFDs are margin-based and are traded over-the-counter, or OTC, we believe that we can effectively apply our market-making and risk management expertise to these financial instruments.

•	Listed exchange products

Our status as an FCM provides us with the regulatory ability to offer a variety of exchange-traded products, including futures and options on equity and fixed income indices, and commodities, to our customers in the United States. We also intend to expand the offerings of GAIN Securities to include advanced options trading, as well as fixed income and other equities products.

Increase our partnerships with other financial services firms

We intend to continue to develop relationships with white label partners and introducing brokers which provide us with additional channels to attract prospective customers that we could not otherwise efficiently solicit. These prospective customers include individuals in jurisdictions where we are not currently registered with the local regulator and/or those customers who have demonstrated continued loyalty to an existing financial services firm. In these circumstances, the partnership arrangements are more profitable for us since the customers provided through these partnerships generate trading revenue for us, but do not require us to incur any incremental direct marketing or regulatory compliance expenses. We believe compensating our partners based on the volume traded by the customers they introduce to us presents an attractive economic proposition.

Pursue strategic acquisitions and alliances to expand our product and service offerings and geographic reach

We intend to continue to selectively pursue attractive acquisition and alliance opportunities. In the past, we have successfully expanded the breadth of our product and service offerings by acquiring companies with complementary products and services, such as our acquisitions of London-based RCG GAIN Limited (now known as GAIN Capital-Forex.com U.K., Ltd), our purchase of a 70.0% interest, with rights to acquire up to a 95.0% interest, in Fortune Capital Co., Ltd. (now known as GAIN Capital Japan, Co. Ltd.) and our acquisition of GAIN Securities, a registered broker-dealer of equity securities. Additionally, we will consider acquisitions and alliances in key geographic markets to establish or increase our presence and accelerate our growth. Following this offering, we will have the ability to use our publicly traded common stock as an additional acquisition currency with which to pursue future acquisitions.

Trading Platforms and Tools

Our trading platform provides currency traders of all experience levels a full-service trading capability with extensive educational and support tools.

FOREXTrader PRO, our retail customer trading platform, is designed for retail traders of all experience levels, providing trade execution along with real-time position and account information, advanced order management features and comprehensive analytical and decision support tools, including charting, news and market research. For maximum flexibility, we offer our customers a choice of four versions of the FOREXTrader PRO platform: FOREXTrader PRO, Windows edition, is our most comprehensive platform, offering a highly intuitive user interface, advanced customization features and a full suite of professional trading tools; FOREXTrader.java edition allows customers to trade and manage their positions in a real-time, web-based environment; FOREXTrader.web is a secure, browser-based trading platform that can be accessed through an Internet connection; and FOREXTrader.wireless is a fully functional mobile trading solution.

To meet the needs of a growing customer segment, in 2007 we licensed a third party turn-key trading platform, MetaTrader, provided by MetaQuotes Software Corp., which is popular with the international retail trading community and offers our clients a choice in trading interfaces. Although we do not own the source code, the MetaTrader platform utilizes our proprietary trading platform infrastructure and benefits from our investment in our offsite environmentally-controlled, secure facilities housing our hardware and network connections.

To support our trading platforms, in 2004 we entered into an agreement with eSignal, a division of Interactive Data Corporation, to license, disseminate and display “Tahoe Charts,” a technical charting tool. Our agreement with eSignal enables us to provide a charting package that includes real-time market data and technical analysis. The agreement was for a one year term and continues to automatically renew for one year periods, unless either party terminates the agreement by providing 60 days notice. We have also entered into a Sales Lead Agreement in 2006 with Trading Central, which allows us to distribute investment research and technical analysis, which has been prepared by Trading Central, on a non-exclusive basis to our customers. The research reports created by Trading Central present information regarding anticipated market action and are helpful decision-making tools that customers may use to formulate trading strategies.

In addition to providing our customers with extensive tools to enhance their trading experience, our trading platform provides us with integrated functionality that allows us to manage our business through real-time credit monitoring, instantaneous position management, automated risk management tools and forward-looking order management. This technology allows us to streamline our trading management operations and improve our overall productivity and profitability.

The following table identifies our key technology tools and their functionality:

Tool Name:	Functionality:

FOREXTrader PRO	Our flagship trading platform for active traders, featuring a highly intuitive user interface, advanced customization features and a full suite of professional trading tools. The FOREXTrader PRO platform is available primarily as a Windows-based desktop application, but is also available in both Java-based and browser-based versions.
Web trading	A comprehensive web-based environment featuring easy to use trading tools, a robust learning center and seamless integration of market information, trading functionality and account management tools.
FOREXTrader.wireless	Our fully functional mobile trading platform that provides real-time rates, market information and trading capabilities.
MetaTrader	Third-party trading application that features robust charting and technical analysis tools along with trade automation capabilities.
CST	Our proprietary web-based customer relationship management tool providing support staff with detailed account and trade information, as well as a full audit trail of support-related customer interactions.
eMAC	Our proprietary web-based tool used by authorized traders to manage pooled customer funds and track trading performance; handles all customer administration functions and reporting.

We have invested in excess of $4.8 million since beginning commercial operations in the development and support of our software and we continue to develop all of our software in-house. We believe that owning and developing our trading technology has and will continue to provide us with a significant competitive advantage because we have the ability to adapt quickly to our customers’ changing needs and rapidly incorporate new products into our trading platforms.

Our Customers

Our customer base is comprised primarily of self-directed retail traders, but also includes managed accounts. Our customers come to us through either a direct or an indirect channel. The percentages in the table below reflect customer trading volume for the nine months ended September 30, 2009.

Self-directed traders

Self-directed retail forex traders comprise the majority of our customer base. For the nine months ended September 30, 2009, self-directed customers represented approximately 93.0% of our customer trading volume. We believe that our leading industry reputation, advanced trading technology and high level of customer service are the key selling points for these customers. To meet the needs of our customers, we tailor our products and services to the experience level of the individual customer. Our products and services include personal account reviews, free access to decision support tools (such as news, charting and research) and customer support via phone, email and online chat.

Managed accounts

Managed account customers have engaged an intermediary to make trading decisions on their behalf. These intermediaries include authorized traders consisting of money managers, investment firms that trade a significant amount of aggregated customer funds, and individuals, such as ex-currency traders, that trade for a small number of customer accounts. We provide those authorized traders with our trading and execution services, as well as a full suite of back-office tools and services specifically targeted at entities that manage funds on behalf of multiple customers. Our back-office services include accounting and administrative tools and services to help these authorized traders reduce administrative costs. Our customizable suite of services include automated trade allocation, online reporting, end of month statements and commission reporting, as well as online account access. For the nine months ended September 30, 2009, authorized traders collectively represented approximately 7.0% of our customer trading volume.

In addition to authorized traders, customers representing 1.8% of our customer trading volume have engaged GCAM to make trading decisions on their behalf. GCAM’s trading activities are segregated from our market-making business. Our GCAM business generates revenue in the form of management and performance fees.

Our Channel Partners

White label partners

White label partners are firms that have not developed their own forex trading capabilities and have entered into an arrangement with us whereby we provide all of the front- and back-office services necessary for them to provide forex trading on their platforms under their own brands. There are significant benefits in sourcing new customer volume through these partnerships. For regulatory purposes, the white label partner’s customers that engage in forex trading are deemed to remain customers of the white label partner, rather than becoming our customers. Accordingly, we generally seek to enter into arrangements with white label partners to expand into new markets where we have not obtained the regulatory authorizations necessary to provide forex trading services directly to customers. These arrangements allow us to enter into new markets through the white label partner quickly and without the cost of becoming regulated in such markets. Our relationships with white label partners also allow us to reduce our direct marketing expenses since we do not incur any such costs in connection with soliciting the customers directed to us by our white label partners. We compensate our white label partners based on the forex customer trading volume generated by their customers, generally paying a specified commission. Our white label partner arrangements contain general termination provisions, including termination by us at any time upon reasonable notice and termination by either party in the event of a material breach by the other party that is not remedied within thirty days of notice of such breach.

Our white label partners typically fall into two categories:

•	Traditional financial services firms, such as banks or other financial institutions seeking to provide an online forex trading platform quickly and cost effectively; or

•	Established online brokers, which are registered broker-dealers, FCMs or other online brokerage firms seeking to expand the number of financial products they offer to their customers.

Since our white label partners adopt the capabilities of our system as “their own”, we provide a customized trading platform branded with each white label partner’s company name and logo, which is a crucial selling point in white label partner relationships. White label partners typically establish their own fee structure through commissions or spread mark-ups to our dealing spreads. For example, we have previously determined that the provincial laws of British Columbia, Canada would require us to register as a dealer to offer our trading services directly, so we have conducted our business in British Columbia through Questrade, Inc., a registered investment dealer in Canada, since December 1, 2004. Pursuant to an Access Agreement that we entered into with Questrade in December 2004, Questrade provides its clients with access to our forex trading services through Questrade’s software. Our agreement was for a one year term but automatically renews each year unless either party terminates the agreement by providing 60 days’ notice. In addition, pursuant to the agreement, we may not enter into any arrangements similar to the Access Agreement with any other Canadian brokerage firm.

We currently support our trading platform through white label partner arrangements in six languages, including English, traditional and simplified Chinese, Russian, Arabic and Japanese. We provide our white label partners with online access to real-time customer trading volume information and revenue accrual, as well as support through a dedicated partner services team.

Introducing brokers

We work selectively with introducing brokers that direct customers to us who are interested in forex trading services. We work with a variety of different types of introducing brokers, ranging from small, specialized firms which specifically identify and solicit customers interested in forex trading, to larger, more established financial services firms which seek to enhance their customer base by offering a broader array of financial products. Once the introducing broker’s customer becomes our customer, we generally pay the introducing broker a commission based on their referred customer’s trading volume. To attract introducing brokers, we manage all of their back-office functions related to forex trading customers they refer to us and provide them with online access to real-time customer trading volume information and revenue accrual, as well as support through a dedicated partners services team. We believe that our key selling points for introducing brokers and their customers are our solid reputation, leading-edge trading technology and tools, and superior pricing and trading execution quality. For the nine months ended September 30, 2009, 10.7% of our forex trading volume was derived from TradeStation Securities, Inc. We entered into an introducing broker agreement with TradeStation in April 2005, and the current agreement expires in December 2010.

Our Forex Market-Making and Trading Business

Our forex market-making model

We offer our customers the ability to trade spot forex currency pairs in the OTC market 24-hours a day during forex market trading hours, and currently allow our customers the ability to trade in 37 different currency pairs. We offer both standard and mini accounts, which allow customers 100-to-1 and 200-to-1 margin, and minimum lots of $100,000 and $10,000, respectively, in notional trading size. The maximum notional trading size for our standard accounts is $5 million per trade and the maximum notional trading size for our mini accounts is $500,000 per trade. However, in certain instances standard account customers and mini account customers may request trades in excess of our maximum notional trading sizes. For the nine months ended, less than one percent (1%) of our customers’ trades were in excess of our maximum notional trading sizes. Our margin requirements remain the same regardless of the notional amount of the trade.

Customers can fund their open accounts with us by transferring or electronically wiring cash or by using checks or a credit card to fund their account. While we do not extend credit to our customers, we allow them to trade greater notional amounts than the funds they have on deposit with us. As of September 30, 2009, based on the maximum leverage we offered of 200-to-1, our trading policies required that customers, other than those customers trading micro-lots, fund their accounts with a minimum of approximately $30 to $40 in order to execute the minimum notional trade amount in a currency, which is equal to a maximum equivalent of $6,000 to $8,000. Based on the maximum leverage we offered of 200-to-1, our trading policies required that customers funds their micro-lot accounts with a minimum of approximately $3 to $4 in order to execute the minimum notional trade amount in a currency which is equal to a maximum equivalent of $600 to $800.

We continuously receive market quotes from our wholesale forex trading partners and identify the mid-point price between the available “best bid” and “best offer,” which then becomes the basis for our dealable spread quoted to our customers. We earn the difference between the retail price quoted to our customers and the wholesale price received from our wholesale liquidity partners. We provide our small- to mid-sized customers with the consistent liquidity and dealing spreads generally only available to the large institutional customers of major banks.

We generate trading revenue from our market-making activities. As a market maker, we stand ready to make simultaneous bids/offers for transactions in any of our 37 currency pairs. We treat order flow from our customers as follows:

•	Immediately offset the trade with one of our wholesale forex trading partners. We refer to the order flow that we handle in this manner as offset flow. Offset flow allows us to earn the difference between the retail bid/offer spread we offer our customers and the wholesale bid/offer spread we receive from our wholesale forex trading partners, while minimizing market risk in the transaction. From January 2006 to September 2009, between 2.6% and 28.7% of our executed trade volume were immediately offset. For the nine months ended September 30, 2009, 8.1% of our executed trade volume was handled in this manner.

•	Direct the trade into our managed flow portfolio. Order flow that is initially directed into our managed flow portfolio may be subsequently reclassified as offset flow based on market conditions. From January 2006 to September 2009, between 71.3% and 97.4% of our executed trade volume was either naturally hedged or managed pursuant to our risk management policies and procedures. For the nine months ended September 30, 2009, 91.9% of our executed trade volume was handled in this manner.

We believe it is neither economically optimal nor necessary from a risk management perspective to hedge all of the trades in our managed flow portfolio on a one-to-one basis, as we do with our offset flow transactions. Instead, trades in our managed flow portfolio are evaluated and managed on an aggregate basis. Our managed flow portfolio is treated in the following manner:

•	Natural Hedging — Many trades are naturally hedged, where one customer executing a trade in a currency is offset by a trade taken by another customer. When a transaction within the portfolio is naturally hedged, we do not hedge our exposure by entering into a transaction with our wholesale forex trading partners. Accordingly, for naturally hedged transactions we capture the entire bid/offer spread on the two offsetting transactions while completely hedging our exposure and reducing our overall risk.

•	Net Exposure — Generally, there is also a portion of our managed flow portfolio that is not naturally hedged, which we refer to as our net exposure. We manage our net exposure by applying position and exposure limits established under our risk management policies and by continuous, active monitoring by our traders. A portion of our net exposure may be hedged with our wholesale forex trading partners based on our risk management guidelines. We do not actively initiate market positions in anticipation of future movements in the prices of currencies in the market, referred to as proprietary directional market positions. However, as a result of our hedging activities, we are likely to have open positions in various currencies at any given time. In the event of unfavorable market movements, we may take a loss on such positions.

•	Redirected Trades — In certain cases, specific trades from customers generally handled in our managed flow portfolio may be redirected and offset with our wholesale forex trading partners. These trades may be selected based on size, and whether they relate to currencies that are experiencing lower transaction volume or higher volatility in trading prices.

Regardless of a customer’s order flow designation as offset or managed, the customer’s experience is identical with respect to trade execution. Since we manage our portfolio on an aggregate basis, we do not track whether an individual trade is naturally hedged, subject to net exposure or redirected.

Each month, approximately 5.5% to 14.9% of customer trades submitted are immediately rejected as not executable due to insufficient trading account margin, currency rate movements or other administrative disqualifications, including incorrectly established customer accounts, frozen customer accounts due to regulatory non-compliance and technical errors. When a trade request is rejected, the customer is immediately notified on-screen that such request has been rejected and the customer is later notified the reason for such rejection. Depending upon the cause for the rejection, many of these rejected trade requests are subsequently executed if the factors leading to their initial rejection are resolved. For instance, when a trade is rejected due to insufficient trading account margin, the customer may either reduce his position(s) in order to place another trade or add additional funds to his account. When a trade is rejected due to currency rate movements, the customer may simply place another trade. Depending upon market conditions, rates can move in one direction very quickly (often in response to political and economic news and events and the release of economic indicators and reports), making it difficult to place a successful trade request at a specific, requested rate until the rate movement slows. In such markets, customers may choose “deal at best” orders where buy or sell orders are executed at the next best possible rate or “limit/stop” orders where buy or sell orders are automatically triggered when a particular rate is met or breached. In the event of a rejection due to administrative reasons, customers have the option of contacting our customer service staff to obtain a more detailed explanation and possibly place a subsequent trade via telephone.

Our quote aggregation model

We generate trading revenue from our market-making activities. Our trading revenue is comprised of two components: (1) our gains, offset by losses, from our trading positions and (2) our revenue derived from dealing spreads on customer transactions. In order to make a market in a particular currency pair, we continuously identify the mid-point price between the available “best bid” and “best offer” quotes for each currency that we receive from our wholesale forex trading partners, and generally in less than one second, publish as our dealable spread quoted to our customers. Depending on the currency pair being traded, the dealable spread recognized by us over the mid-point price is typically between 2 and 5 basis points ($0.0002 — $0.0005), or pips, which reflects a trading spread generally available only to large institutional customers of major banks. We earn the difference between the retail price quoted to our customers and the wholesale price received from our wholesale forex trading partners. For customers who prefer a commission-based fee model similar to that which is offered in the equities and futures markets, we have the ability to offer an alternate pricing model of smaller bid/offer spreads coupled with trading commissions. In addition, we are able to maintain different sets of spreads for different customers based on their designated trading package. For example, we offer our high asset, high volume customers reduced bid/offer spreads. A particular customer will receive the same dealable spread regardless of such customer’s order flow designation as offset or managed. Managed flow trades, to the extent such trades are naturally hedged, provide us with the opportunity to capture the entire bid/offer spread on the two offsetting transactions. In the event that managed flow trades are not naturally hedged, after time such trades may be redirected and offset. Offset flow trades allow us to earn the difference between the retail bid/offer spread we offer the customer and the wholesale bid/offer spread we receive from our wholesale forex trading partners.

Below is an example of how we aggregate bids and offers from our multiple wholesale forex trading partners in order to publish real-time executable quotes to our retail customers.

Quote Aggregation Example

	Bid	Ask

Wholesale Forex Trading Partner A	0.0054	0.0057
Wholesale Forex Trading Partner B	0.0053	0.0056
Wholesale Forex Trading Partner C	0.0055	0.0058
Wholesale Forex Trading Partner D	0.0054	0.0057
Best Execution Wholesale Spread	0.0055	0.0056
Best Execution Wholesale Mid-Point Price	0.00555
Our Bid/Offer Spread	(0.0002) 2 pips
Our Bid/Offer Quoted to Customers	0.00545	0.00565

Market risk management

We are exposed to market risk in connection with our market-making activities. When acting as a market-maker, we act as counterparty to our customers when consummating a trade. As a result, we are exposed to a degree of risk on each trade that the market price of our position will decline or the market will move against us. Accurate and efficient management of our risk exposure is a high priority and as such we have developed both proprietary automated and manual policies and procedures to manage our exposure. Our risk management policies are established and reviewed regularly by the risk committee of our board of directors. Our risk management policies require quantitative analyses by currency pair, as well as assessment of a range of market inputs, including trade size, dealing rate, customer margin and market liquidity. Our risk management procedures require our team of senior traders to monitor risk exposure on a continuous basis and update senior management both informally over the course of the trading day and formally through intraday and end of day reporting. These procedures require our senior traders to manage risk by closely monitoring our net exposure to any currency, as well as by allocating trade volume between our managed flow and offset flow portfolios. In addition, our chief dealer, who is responsible for the day-to-day operations of our trading desk, monitors our risk exposure and implements our risk management policies, and his team of senior traders, assisted by our proprietary risk management systems, determine which hedging strategies are appropriate in order to maximize revenue and minimize risk based on our risk management policies. For each month of 2008 and for each of the nine months through September 30, 2009, more than approximately 89.2% of all proposed trades fell within our risk management policies and were automatically executed. The remaining proposed trades were immediately rejected because they did not satisfy our risk management policies. Many of these rejected trades were subsequently executed as the factors leading to their rejection were resolved within a reasonable period of time.

Counterparty credit risk management and mitigation

Our forex market-making operations require a commitment of our capital and involve risk of loss due to the potential failure of our customers to perform their obligations under these transactions. In order to avoid the incidence of a customer’s losses exceeding the amount of cash in their account, which we refer to as negative equity, we require that each trade must be collateralized in accordance with our collateral risk management policies described below. Each customer is required to have minimum funds in their account for opening positions, which we refer to as the initial margin, and for maintaining positions, which we refer to as maintenance margin, depending on the currency pair being traded. Margin requirements are expressed as a percentage of the customer’s total position in that currency, and the customer’s total margin requirement is based on the aggregated margin requirement across all of the positions that a customer holds at any one moment in time. Each net position in a particular currency pair is margined separately. Accordingly, we do not net across different currency pairs, thereby producing a fairly conservative margin policy. Our systems automatically monitor each customer’s margin requirements in real-time and we confirm that each of our customers has sufficient cash collateral in their account before we execute their trades. If at any point in time a customer’s trading position does not comply with the applicable margin requirement because our pre-determined liquidation thresholds have been exceeded, the position may be automatically partially or entirely liquidated in accordance with our margin policies and procedures documented in our customer agreement. This policy protects both us and the customer. We believe that as a result of implementing real-time margining and liquidation processing as outlined in our policies and procedures, the incidence of customer negative equity has been insignificant in the last three years, with aggregate negative equity amounts of $953,381 at December 31, 2008, $306,222 at December 31, 2007 and $247,657 at December 31, 2006. The aggregate negative equity amount at September 30, 2009 was $952,945.

We are also exposed to potential credit risk arising from our exposure to counterparties with which we hedge and financial institutions with whom we deposit cash. By transacting with several of the largest financial institutions in the market, we have limited our exposure to any one institution. In the event that our access to one or more financial institutions becomes limited, our ability to hedge may be impaired.

Relationships with wholesale forex trading partners

The combination of direct agreements with our wholesale forex trading partners, including relationships with our three prime brokers, offers us the ability to access forex market liquidity. Given the level of our customers’ trading volume, in order to continually provide our market-making services, we need to access liquidity from third party financial institutions. We have leveraged our extensive industry experience to secure a substantial liquidity pool by establishing trading relationships with at least nine financial institutions, including Deutsche Bank, RBS, UBS, Barclays Bank PLC, Merrill Lynch International Bank, Dresdner Bank AG, Goldman Sachs & Co., Skandinaviska Enskilda Banken AB and Man FX Clear LLC. These relationships provide us with sufficient access to liquidity to allow us to consistently execute significant trades in varying market conditions at the notional amounts our customers desire by providing us with as much as 50:1 leverage on the notional amounts of our available collateral we have on deposit with such financial institutions. We generally maintain collateral on deposit, which includes our funds and our customers’ funds, with our wholesale forex trading partners ranging from $75.0 million to $100.0 million in the aggregate, with the average monthly balances for the nine months ended September 30, 2009 being approximately $100.0 million. We have also established collateralized trading lines that facilitate trading at the Chicago Mercantile Exchange as an additional source of liquidity.

Our liquidity relationships are legally formed pursuant to International Swaps and Derivatives Association, or ISDA, form agreements signed with each financial institution. These standardized agreements are widely used in the interbank market for establishing credit relationships and are typically customized to meet the unique needs of each liquidity relationship. Each ISDA agreement outlines the products supported along with indicative bid/offer spreads and margin requirements for each product. We have had a number of key liquidity relationships in place for over five years and as such we believe we have developed a strong track record of meeting and exceeding the requirements associated with each relationship. However, our wholesale forex trading partners have no obligation to continue to provide liquidity to us and may terminate our arrangements with them at any time. We currently have effective ISDA agreements and other applicable agreements with Deutsche Bank, RBS, UBS, Barclays Bank PLC, Merrill Lynch International Bank, Dresdner Bank AG, Goldman Sachs & Co., Skandinaviska Enskilda Banken AB and Man FX Clear LLC.

In addition to the multiple direct relationships we have established with our wholesale forex trading partners pursuant to the ISDA agreements, we have also entered into prime brokerage agreements with three prime brokers which allow us to maximize our credit relationships and activities while improving efficiency. As our prime brokers, Deutsche Bank, RBS and UBS operate as central hubs through which we transact with our wholesale forex trading partners. These prime brokers allow us to source liquidity from a variety of executing dealers, even though we maintain a credit relationship, place collateral, and settle with a single entity — the prime broker. We depend on the services of these prime brokers to assist in providing us access to liquidity through our wholesale forex trading partners. In return for paying a modest transaction-based prime brokerage fee, we are able to aggregate our trading positions, thereby reducing our transaction costs and increasing the efficiency of the capital we are required to post as collateral in order to conduct our market-making activities. In addition, our prime brokers also serve as a third party check as they review our open positions, collateral balances and trade confirmations as we trade with our wholesale forex trading partner through them. Our prime brokerage agreements may be terminated at any time by either us or the prime broker upon complying with certain notice requirements. We are also obligated to indemnify our prime brokers for certain losses they may incur.

Our Broker-Dealer Business

Our broker- dealer model

We offer our customers the ability to trade equity securities during normal exchange trading hours through our wholly-owned subsidiary, GAIN Securities, representing approximately less than 1.0% of our business for the nine months ended September 30, 2009. GAIN Securities is an SEC registered and FINRA member broker-dealer offering direct access to listed U.S. equity securities, including stocks, exchange traded funds, or ETFs, options, mutual funds and bonds. Through GAIN Securities, we offer our customers a wide variety of customer account vehicles, including individual, joint, custodian, corporate, investment club, partnership, and trust accounts. We also offer traditional IRAs, Roth IRA’s and Rollover accounts. Customers can fund accounts with us by transferring assets from other broker dealers via the automated customer account transfer system, electronically wiring cash or by using checks or automated clearing house transfers.

We offer brokerage and related products and services primarily to individual self-directed retail investors primarily to customers in the U.S. through our internet website at www.gainsecurities.com. Unlike our forex trading business, we extend credit to our GAIN Securities customers through our clearing relationship based on the Federal Reserve Board’s Regulation T margin lending guidelines. In order to take advantage of margin trading credit, our customers must maintain an account with at least $2,000 in assets. To date, we have not marketed GAIN Securities to our forex customers and prospective forex customers, but we plan to do so in the future.

We generate trading revenue from three main sources; commissions, net interest income and account fees. We are an introducing broker to our clearing provider, Ridge Clearing and Outsourcing Solutions, and therefore do not accept customer funds directly nor maintain custody of client assets.

Customers interact with us through the following channels:

•	Branch Offices — we maintain two branch offices. Our main retail office is located in Woodmere, Ohio which allows customers to receive face-to-face customer support. Our other office is located in Jersey City, New Jersey and is primarily used for online customer support and operations. Our customer service representatives in both locations provide customer support and process customer orders/transactions.

•	Online — we have an online internet website, www.gainsecurities.com, where customers can request services on their accounts and obtain answers to frequently asked questions. This website also provides customers with the ability to send a secure message to our customer service representatives, participate in one-on-one live chat with our customer service representatives and to obtain specific information related to their account.

•	Telephone — we have toll free and local telephone numbers that route calls to our branch offices. In addition, we allow customers to access an automated phone system for trading and account access.

Each of our customer service representatives holds Series 7 and 63 licenses. Additionally, a large percentage of our customer service representatives maintain additional supervisory designations such as Series 24 and 4 licenses.

All customer trades submitted electronically are automatically reviewed prior to submission to the exchanges. Approximately 11.2% are immediately rejected to clients directly on the website, and approximately 2.4% are rejected based on supervisory review. Trades can be rejected due to a number of factors such as, insufficient available funds, suspicious trades, insufficient margin, suitability, system problem or other factors.

We offer a wide range of products and services to assist our customers with their financial needs. Our primary retail products and services consist of:

•	Automated order placement and execution of U.S. equities, options, exchange-traded funds and mutual funds;

•	Advanced trading capabilities (contingent, trailing stops), real time quotes, research and analysis tools;

•	Access to comprehensive listing of non-proprietary load, no-load and no transaction fee mutual funds;

•	FDIC-insured sweep deposit accounts; and

•	Interest-earning checking, money market, and certificates of deposit.

Our Contracts-for-Difference Business

Our contracts-for-difference model

•	We offer our customers the ability to trade CFDs which are linked to the performance of an underlying commodity, index or financial instrument. Our CFD offerings, which we began offering in August 2009, currently include contracts for energy products, and we plan to offer additional CFDs in the future. Due to U.S. regulatory requirements, CFDs may not be traded or offered to U.S. residents.

•	We continuously receive market quotes from various market sources which are aggregated and processed by our proprietary rate engine in order to identify the prevailing market price for the instruments underlying the CFDs we offer. From this market data, we compute unique, over-the-counter prices and publish these prices to customers of GAIN Capital-Forex.com U.K., or GAIN U.K. GAIN U.K. customers place trade requests directly with GAIN U.K. and the trades are then executed with GAIN U.K. as counterparty. GAIN U.K. hedges its CFD exposure in accordance with pre-established risk parameters through a variety of liquidity sources, including futures and options exchanges.

Sales and Marketing

Our sales and marketing strategy is designed to attract new customers and to increase the trading activity of existing customers. As of September 30, 2009, we had 195,559 opened customer accounts, of which 47,374 were tradable accounts. Opened customer accounts are accounts opened with us at any time since we commenced operations and tradable accounts are opened customer accounts with cash balances sufficient to execute a trade in compliance with our policies. Our sales and marketing strategy focuses on our two customer acquisition channels to expand our customer base:

•	For our direct channel, we use a “one-to-one” strategy of direct marketing principally by leveraging our FOREX.com brand to cost-effectively attract new customers; and

•	For our indirect channel, we use a “one-to-many” strategy of forging partnerships with financial services firms, including white label partnerships and introducing brokers, that have existing customers to whom they wish to offer forex trading capabilities.

In executing our direct marketing strategy, we employ a mixture of traditional marketing programs such as on- and off-line advertising, search engine marketing, email marketing, attendance at industry trade shows and strategic public and media relations, all of which are aimed at driving prospective customers to the FOREX.com website to open registered practice trading accounts or tradable accounts. We also advertise on television and national business radio networks, which we believe has significantly increased not only our brand name recognition in the marketplace, but also awareness of the forex market in general. Our media marketing efforts also seek to position us as an expert industry resource, with senior members of our trading and research teams appearing on average between 10 and 15 times per month on major financial news outlets such as CNBC, Business News Network (Canada), FOX News and Bloomberg TV, as well as the Wall Street Journal and Reuters.

We offer prospective customers access to free registered practice trading accounts for a 30-day trial period, which is our principal lead-generation tool. During this trial period, our customer service team is available to assist and educate the prospective customers. From a prospective customer’s point of view, we believe the registered practice trading account serves two important functions. First, it serves as an educational tool, providing the prospective customers with the opportunity to try forex trading in a risk-free environment, without committing any capital. Second, it allows the prospective customer to evaluate our trading platform, tools and services. The registered practice trading account is identical to the platform used by our active trading customers, including the availability of real-time streaming quotes, with the one exception that trades are not sent to our market-making desk and no actual capital is at risk.

In order to maximize lead generation, we have made the registered practice trading account easily accessible to prospective customers by requiring a minimum amount of registration information. As a result, the 4-year compounded annual growth rate of our registered practice trading account users is 81.8%, growing from 105,959 registered practice trading account users in 2004, to 1,158,682 registered practice trading account users in 2008 (including 380,025 registered practice trading account users in China). While this approach increases our pool of potential customers and likely to result in a greater number of funded tradable accounts overall, it reduces our average conversion rate of registered practice trading accounts to funded tradable accounts. As part of our conversion efforts, we employ a team of Series 3 licensed sales representatives to contact all U.S.-based registered practice trading account holders. These specialists are trained to assist the prospective customers as they evaluate our products and services, and answer general questions about the forex market, provide more information about the products we offer and help the prospective customer learn how to use specific features of our trading platform. Our sales representatives also assist prospective customers in the tradable account opening process.

To execute our indirect marketing strategy, we employ a dedicated institutional sales team made up of nine employees that conduct proactive outreach to qualified firms and handle inbound inquiries. As business partnerships are often relationship driven, we also leverage the business network of our senior executives and attend and sponsor industry events in order to contact potential partners who are unlikely to respond to traditional marketing efforts.

Education is an important part of our marketing strategy. Our educational programs are all developed internally and are designed to accommodate a variety of experience levels and learning preferences, from self-study to fully instructional programs. Our educational resources currently include a variety of interactive webinars (web-based seminars) covering topics ranging from getting started in forex trading, to developing advanced technical analysis skills held in regularly scheduled 90-minute introductory workshops and half-day intensive classroom-style training courses held in various cities throughout the United States, and a comprehensive web-based training course coupled with access to an experienced forex instructor. In addition, educational content is located throughout the FOREX.com website, including guides on getting started, articles, video tutorials and glossaries.

To assist with implementing our marketing strategies, our customer service staff uses Salesforce.com to automate and manage our sales efforts. Salesforce.com is a third party automation platform that we have integrated with our platform and provides sales management from lead generation through the new account opening process. We believe that in addition to the automation and management features that Salesforce.com has brought to our sales and marketing efforts, Salesforce.com is an example of how our proprietary technology is able to integrate with key, third party platforms and technologies to increase our service offerings.

Customer Service

We have a dedicated, multilingual customer service staff located in the United States that handles customer inquiries via telephone, email and online chat. Customer support is available seven days a week, with continuous coverage beginning Sunday at 10:00 a.m. through 5:00 p.m. Friday and Saturday 9:00 a.m. to 5:00 p.m. (Eastern Standard time). We have documented customer issue response and escalation procedures, which help us provide timely resolution to customer inquiries. For the year ended December 31, 2008, we received approximately 1,156,000 customer inquiries, including approximately 320,000 inbound telephone calls, 720,000 online chats and 116,000 emails. Inquiries range from requests for account status to technical and support requests concerning trading techniques and concepts.

Our customer services toolkit, or CST, is a highly customized, internally developed customer relationship management solution and is an important element of our integrated technology platform. Initially designed as an internal web application to support our relationships with direct customers, the CST has evolved into a feature-rich application that has also been deployed to some of our larger white label partners. The CST allows us and our white label partners to access customer account details that fall into six broad categories:

•	Customer contact information;

•	Account setup details;

•	Recent and historical account activity and status;

•	Customer-specific time and sales data;

•	Customer interaction review/research; and

•	Management metrics (including new accounts by date, account representative and account type).

The detailed, real-time information provided by the CST enhances our ability, and that of our white label partners, to deliver timely and tailored support and service to our respective customers, which we believe enhances the overall customer experience. We view the CST as a strategic advantage in the indirect sales process where it can be used as a key element of our partner services solution package.

Competition

The retail forex trading market is fragmented and highly competitive. Our competitors in the retail currency market can be grouped into several broad categories based on size of net capital, technologies, product offerings, target customers and geographic scope of operations:

•	Market Leading Forex Trading Firms: include our firm and other firms with similar business models, such as Forex Capital Markets LLC, Global Futures & Forex, LLC and OANDA Corporation. The firms within this category are our primary competition for our existing forex trading services.

•	Small/Specialized Forex Trading Firms: include firms such as Capital Markets Services, LLC, FXDirectDealer, LLC and InterbankFX, LLC. These firms, to date, have not been our core competitors due to their smaller size and technology and marketing limitations.

•	Other Online Trading Firms: include firms such as OptionsXpress Holdings, Inc., E*TRADE Financial Corp., TDAMERITRADE and Scottrade. These firms are generally either niche players focused on a particular product, such as equity options, or traditional online equity brokers, that have expanded into other financial products that may already, or will in the future, include forex trading.

•	Multi-Product Trading Firms: include firms such as Saxo Bank, CMC Group, IG Group Holdings plc, City Index Limited and Interactive Brokers LLC. Among these firms, U.S. firms tend to focus on listed products and provide forex principally as a complementary offering. Other than Saxo Bank, the international firms tend to focus on CFDs.

There has been an increase of interest in the retail forex market from international banks and other financial institutions with significant forex operations. In 2007, a number of these institutions announced or launched retail forex operations. In each case, the financial institutions chose to enter into a joint venture with an independent retail currency firm in lieu of building a retail operation. We believe these financial institutions are electing to enter into joint ventures because these arrangements can result in accelerated time to market and increased profitability. However, we believe we are positioned through our relationship with certain of our white label partners who offer products to their customers to compete. We believe that retail forex trading will become an increasing area of focus for international financial institutions in the future.

We believe the key competitive factors impacting the retail forex market include:

•	Functionality, performance and reliability of trading platform;

•	Speed and quality of trade executions;

•	Pricing;

•	Level of customer service;

•	Brand reputation;

•	Efficacy of sales and marketing efforts;

•	Strategic partnerships with financial services firms;

•	The ability to offer ancillary services, such as research and education;

•	Range of product offering; and

•	Capacity of trading platform to handle large volumes of customer transactions.

We attribute our competitive success to the customer experience we deliver, including our advanced technology platform and extensive customer service. We believe that our expertise in market-making, technology innovation and marketing will allow us to continue to compete on a global basis as we expand our product and service offerings and further extend our global footprint.

Intellectual Property

We rely on a combination of trademark, copyright, trade secret and fair business practice laws in the United States and other jurisdictions to protect our proprietary technology, intellectual property rights and our brand. We also enter into confidentiality and invention assignment agreements with our employees and consultants, and confidentiality agreements with other third parties. We also rigorously control access to proprietary technology. Currently, we do not have any pending or issued patents.

We use the following service marks that have been registered or for which we have applied for registration with the U.S. Patent and Trademark Office: GAIN Capital (registered service mark), FOREX.com Gain Capital Group (registered service mark), Trade Real Time (registered service mark), ForexPro (registered service mark), ForexPremier (registered service mark), Forex Insider (registered service mark), ForexTrader (pending service mark), FOREX.com (pending service mark), ForexPlus (pending service mark) and It’s Your World. Trade It (pending service mark).

Technology Systems and Architecture

Proprietary platform

Our forex trading platform is based upon proprietary technologies that have been designed and structured to meet the demands of a fast-paced and competitive marketplace. We focus our proprietary technologies on three major service areas: customer-facing trading platforms, educational tools and websites; market-making and risk management; and back-office account management.

We leverage a wide variety of standard technologies to deliver our forex trading services to our customers and provide secure risk management and back-office management internally. Our customer-facing trading platform is primarily Microsoft-based; ASP.net for lite browser-based delivery and C#.net for more technologically advanced delivery. We also offer multiple methods through which our customers can transact with us: ForexTrader PRO (Rich Windows customer, HTML browser, ForexTrader.java, Wireless/WAP, web services API and FIX API). All of these customer-facing applications integrate with our core proprietary trading platform for market-making and risk management. All of our customer-facing trading platforms can easily be branded for white label partners.

MetaTrader platform

In addition to our proprietary trading platform, in August 2007 we licensed MetaTrader, a well-known turn-key trading platform, from MetaQuotes Software Corp., in order to meet the needs of a growing customer segment. This trading platform is popular with the international retail trading community and offers our customers a choice in trading interfaces. Although we do not own the source code, the MetaTrader platform utilizes the same infrastructure as our proprietary trading platform and benefits from our investment in our offsite environmentally- controlled, secure facilities housing our hardware and network connections. For the nine months ended September 30, 2009, 24.5% of our forex trading volume was derived from trades utilizing our MetaTrader platform.

Scalability

Our trading platform is designed to meet the demands of our growing customer base by incrementally adding readily-available hardware components and Internet bandwidth as necessary. In addition, we work with third-party service providers to continuously provide excess capacity with respect to space, power, heating/cooling systems and communications bandwidth from over 300 communications providers. We believe our approach to scaling allows us to efficiently and effectively address costs required to support our current business and provide for rapid, real-time growth in the future.

At any given time, we believe our forex trading platform has adequate capacity to support our customer activity. On average, we have at least 5,000 customers logged onto our trading platform at any given time and we handle an average of approximately 85,000 trade requests per day. During peak trading periods, we receive and execute thousands of trade requests within a period of a few minutes. Peak trading periods include economic announcements related to gross domestic product, non-farm payroll and the Federal Open Market Committee decisions on the federal funds rate. Our current trading platform configuration is capable of handling a maximum of over 3,000,000 trade requests per trading day. This capacity allows us to continue to grow as we deploy planned improvements in both hardware and software to our trading platform in order to reduce trade latency and increase capacity. Our average trade execution times are currently less than .05 seconds, or 50 milliseconds.

If a customer has difficulty logging onto our trading platform, or has any other issues or questions, they can contact our customer service team. Our customer service team is trained to addresses a variety of problems with customers logging onto our trading platform. Most common issues are local to the customer; including issues with respect to customers’ computers, internet access, firewall configuration and forgotten user I.D.s and passwords. Our customer service team is trained to assist in addressing these issues, and where appropriate, reset passwords and communicate user I.D.s to authorized customers.

Reliability and availability

We are highly reliant on the availability of our technology systems and have made significant investments in high-availability, layered hardware and software technologies. Our hardware infrastructure is hosted at two separate geographic locations, providing a “live-live” redundancy model. Our primary hardware is housed at a dedicated International Business Exchange, or IBX, hosted by Equinix, Inc., or Equinix, a provider of environmentally-controlled, secure facilities connected to multiple communications providers focused on meeting the demands of the financial services sector. Each Equinix IBX center has an uninterruptible power supply, back-up systems, and N+1 (or greater) redundancy with extensive heating, ventilation, air-conditioning system capable of handling the demands of high-power density deployments. Each Equinix IBX center also offers the highest level of physical security, power availability and infrastructure flexibility. Housed at Equinix, our forex trading platform resides in the same internet “neighborhood” as many of our wholesale forex trading providers and white label partners. We believe this close proximity provides a competitive advantage on pricing and execution speed. In addition to our primary Equinix location, we maintain a secondary site (currently located at our corporate headquarters) to balance customer traffic and provide “live-live” redundancy in case of interruptions at our Equinix IBX location.

To further supplement our multi-site, “live-live” redundancy model, our technology systems (located at our Equinix and corporate headquarters locations) have been designed to ensure that there are no single points of failure in the system architecture. All hardware (network devices and servers) are configured for high-availability which is leveraged by server virtualization where we partition our server technologies at all tiers to facilitate our platform management and provide rapid response. We also contract with multiple communications carriers at each of our locations to ensure service availability for communications with our customers and wholesale forex trading providers. Our “uptime,” or system availability, is continuously monitored (minute by minute) by our external third-party vendors, and we strive to maintain an uptime of 99.9% within published forex market trading hours. During the 12-month period beginning October 1, 2008 and ending September 30, 2009, we achieved an uptime of 99.96%.

We intend to relocate our corporate headquarters between the fourth quarter of fiscal year 2009 and first quarter of fiscal year 2010. In addition to our corporate relocation, we intend to make significant investments in our business continuity and disaster recovery infrastructure during this same time period. We anticipate capital expenditures for our corporate relocation to be $3.0 million to $4.0 million and capital expenditures for our infrastructure investment to be $1.0 million to $2.0 million.

Security

Securing access to our trading platform and customer information is paramount to our business success. We maintain strict internal practices, procedures and controls to enable us to secure our customers’ sensitive information (including social security numbers, bank account information and other personal data). We employ industry-leading firewall technologies at the perimeter of our hosting facilities to restrict inappropriate access. All customer-facing servers are contained within a secure DeMilitarized Zone, or DMZ, that partitions customers from our core infrastructure and trading transactional services. We have also partnered with IBM Internet Security System to provide a managed intrusion detection/prevention system which actively monitors and blocks inappropriate traffic on our production network. IBM’s global Security Operations Centers proactively monitors our production networks 24 hours a day. Access to our information systems is granted to our customers and internal users on an as-needed basis. Customers access our trading platform and secure portals using a user ID and password challenge/response approach.

All customer communications are initiated over secure (128-bit SSL or HTTPS) connections to ensure that no customer data can be compromised as it traverses the Internet. In addition, all communications with wholesale forex trading providers are made over private or virtual private networks to ensure secure communications of pricing and trade data. In our processing of credit card transactions, we do not store customer card numbers. We have been tested and are PCI-compliant (Payment Card Industry). Our chief information officer is primarily responsible for the security of our technology infrastructure and application development.

In addition, physical access is restricted at our Equinix IBX center and corporate headquarters facilities. Access is granted to technical and support staff using swipe card-based entitlement. Our network operations center is manned 24 hours a day to ensure that our technology services are continuously running, with any potential issues being addressed in real-time. Our corporate headquarters is also monitored by building security from 3:00 p.m. until 7:00 a.m. (Eastern Standard time) Mondays through Fridays with 24 hour coverage on Saturdays and Sundays. At all other times the building is monitored by building management which is open from 8:00 a.m. until 5:00 p.m. Monday through Friday.

Business continuity

We maintain formal business continuity policies, practices and procedures aimed at ensuring rapid recovery from any business or trading interruption. Each of our systems and services has been ranked according to the risk associated with an interruption. Business recovery time objectives have been established relative to our risk assessment and business criticality and our recovery plans and controls have been established to avoid and mitigate such risks. Our recovery plans and controls are tested on an annual basis to determine effectiveness and are continuously maintained and updated in order to support changes in business requirements or IT environments.

To effect these business continuity objectives, our “live-live” redundancy sites are geographically separated (more than 36 miles apart) and are interconnected via private, multi-layered high speed circuits, allowing real-time, two way data replication for all of our trading technologies. Each of our locations provide redundant UPS battery power and diesel generator backup to ensure power availability with multiple Internet communications circuits provided by various carriers to ensure availability. In addition, we maintain three separate office locations in the New York/New Jersey area capable of supporting critical functions in order to ensure that our personnel are able to maintain our business in the event that one physical site becomes unavailable.

We plan to make significant investments in our business continuity and our disaster recovery infrastructure between the fourth quarter of fiscal year 2009 and the first quarter of fiscal year 2010. We anticipate capital expenditures for our infrastructure investment to be $1.0 million to $2.0 million.

Clearing, Custodial and Reporting Services

We offer custody, clearing and reporting services for our customers and our forex trading partners. We are responsible for deal, position, profit and loss, and margin verification with our global prime brokers (and by extension, all of our wholesale forex trading partners). Because we are electronically connected to our global prime brokers, we electronically confirm any trades transacted with our wholesale forex trading partners in near real-time. In addition to near real-time transaction matching, transactions and positions are re-checked at regular intervals throughout the 24-hour daily cycle. Our online reporting services allow back-office personnel to check settled cash, available margin, open positions, daily trade activity, profit/loss exposure and end of day trading profit/loss to ensure that the front-office, back-office, and prime brokerage systems are all in agreement. As a complement to this daily control procedure, our finance and operations departments are actively looking for trading anomalies through online and automated reporting. Finally, our finance team reconciles our profit and loss with both customers and wholesale forex trading partners against the general ledger, and wholesale forex trading partner account balances are regularly confirmed against hard copy statements issued by these partners.

In addition to position, order, and margin management, our self-directed trading platform provides a host of back-office functions including account value reporting, transaction detail research, and profit and loss analysis. The platform also provides support for automated, overnight position financing (rollovers) with reports detailing all debits and credits in the account. For managed accounts, we offer a full service web portal that provides a detailed accounting of all account activity including deposits, withdrawals, trades, profit/loss, interest, and fees.

We require that each of our customers’ trades is collateralized. As a result, we hold our customers’ funds and our funds in collateral and/or deposit accounts at various financial institutions. In those jurisdictions where our operating subsidiaries are not required to segregate customer funds from our funds, we act as custodian for our customers’ funds on deposit. In those jurisdictions requiring segregation of customer funds from our funds, we adhere to such requirements.

Employees and Culture

We have assembled what we believe is a highly talented group of employees. We maintain a code of business conduct and ethics applicable to our employees, directors and officers. Additionally, we have a policy that none of our officers, directors or employees may hold or maintain a self-directed open account with us or any of our subsidiaries or affiliates. Although we allow our officers, directors and employees to maintain registered practice trading accounts with us, we require that any officer, director or employee wishing to trade in forex do so with another forex dealer. As of September 30, 2009, we had 348 full-time employees and fourteen part-time employees. Ten of our current employees have been with us since 2000, fourteen of our current employees have been with us since 2001, and sixteen of our current employees have been with us since 2002. None of our employees are covered by collective bargaining agreements. We believe that our relations with our employees are good.

Regulation

Overview

Our business and industry are highly regulated. In the United States, regulatory bodies are charged with safeguarding the integrity of the forex and other financial markets and with protecting the interest of customers participating in those markets. In recent years, the financial services industry in the United States has been subject to increasing regulatory oversight. The regulatory bodies that regulate our business and industry in the United States have proposed and may consider additional legislative and regulatory initiatives and may adopt new or revised regulations that may affect the way in which we conduct our business. Currently, our wholly-owned U.S. operating subsidiary, GAIN Capital Group, LLC, or GCG, is registered as an FCM and FDM with the CFTC and is a member of the NFA (NFA #0339826), which serves as its designated self regulatory examining authority. Our broker-dealer subsidiary, GAIN Securities, is registered with the SEC as a broker-dealer and is a member of FINRA (CRD #16203).

In Australia and Singapore, we are currently seeking local registration, licensing and authorization to conduct our forex trading services. In addition, in 2008 we acquired a 51.0% interest, with rights to acquire up to a 95.0% interest, in Fortune Capital Co., Ltd. (now known as GAIN Capital Japan, Co. Ltd.), a Tokyo-based market maker authorized by the Japan Financial Services Agency. In October 2009, we increased our ownership interest in GAIN Capital Japan, Co. Ltd. to 70.0%.

In those jurisdictions in which we engage in a material amount of business, we are regulated by the following governmental bodies and self-regulatory organizations:

•	United States: Commodity Futures Trading Commission, Securities and Exchange Commission, National Futures Association, and Financial Industry Regulatory Authority.

•	United Kingdom: Financial Services Authority.

•	Japan: Financial Services Agency.

•	Hong Kong: Securities and Futures Commission.

•	The Cayman Islands: The Cayman Islands Monetary Authority.

Substantially all of our operations involving the execution and clearing of forex transactions are conducted through subsidiaries that are regulated by governmental bodies or self-regulatory organizations. These regulators and self-regulatory organizations regulate the conduct of our business in many ways and conduct regular examinations to monitor our compliance with these regulations. Among other things, we are subject to laws, rules and regulations that cover all aspects of the forex business, including:

•	sales practices, including our interaction with and solicitation of customers and our marketing activities;

•	trading practices, including restrictions on our execution of certain forex transactions and surveillance to detect potential regulatory violations;

•	treatment of customer assets, including, custody, control, safekeeping, and segregation of our customers’ funds and securities;

•	licensing for our operating subsidiaries and registration and continuing education requirements for our employees;

•	maintaining specified minimum amounts of capital and limiting withdrawals of funds from our regulated operating subsidiaries;

•	anti-money laundering practices;

•	recordkeeping and making financial and other reports to regulators; and

•	supervision of our business, including the conduct of directors, officers and employees.

For trading by customers in jurisdictions outside the United States (which in the aggregate represented approximately 43.3% of our total volume for the nine months ended September 30, 2009), we seek to operate in a manner which enables us to deal with customers in the relevant jurisdiction in compliance with local laws but without the obligation to be registered, licensed or otherwise authorized under the applicable local laws. Our current policy is that when we enter into a new market or when residents of a particular jurisdiction account for one percent (1%) or greater of our customer trading volume, we engage local legal counsel within such jurisdiction to review and advise on our regulatory status and compliance with local laws. We have conducted such a regulatory review of our trading operations in all such jurisdictions to ensure compliance with local laws.

When we commenced offering our forex trading services through our Chinese language website to residents of China in October 2003, we believed that our operations were in compliance with applicable Chinese regulations. However, as a result of our review of our regulatory compliance in China during 2008, in May 2008 we became aware of a China Banking and Regulatory Commission, or CBRC, prohibition on forex trading firms providing retail forex trading services to Chinese residents through the Internet without a CBRC permit. We do not have such a permit and to our knowledge, no such permit exists. As a result of this regulatory uncertainty, we decided to terminate all service offerings to residents of China and ceased our trading support operations located in that country. As of December 31, 2008, we no longer accept new customers or maintain direct customer accounts from residents of China. However, due to an ongoing relationship with one of our introducing brokers, eight immaterial legacy accounts (as of September 30, 2009), which were originally sourced through that introducing broker prior to the termination of our service offering in China, remained open. For the nine months ended September 30, 2009, the trading activity by these legacy accounts resulted in an immaterial amount of trading volume. We have taken steps to close these accounts, and expect they will be closed, by December 31, 2009. We are unable to predict if we may be subject to fines or penalties, and if so in what amounts, as a result of this insignificant trading activity on our platform in China.

We have also become aware that the CBRC may, at a future date, issue regulations by which certain institutions will be allowed to engage in retail forex trading services. There is no assurance as to when these clarifying regulations will be issued or, if issued, whether we will be able to offer our trading services to Chinese residents under such regulations. We will continue to monitor the regulatory environment in China and, when possible, we will seek to obtain the necessary permits, licenses or approvals from the applicable Chinese regulators, or to partner with a firm with such approval, to resume our retail forex trading services in China. As our Chinese language website is also used by customers in other countries, we will continue to use it as we offer our services to Chinese-speaking customers who do not reside in China. We cannot provide any assurance that we will not be subject to fines or penalties relating to the period in which we provided forex trading services through the Internet to Chinese residents.

In Canada, the securities industry is governed locally by provincial or territorial legislation, and there is no national regulator. Local legislation differs from province to province and territory to territory. We have previously determined that the provincial laws of British Columbia would require us to register as a dealer to offer our trading services directly, so we have conducted our business in British Columbia through Questrade, Inc., a registered investment dealer in Canada, since December 1, 2004. In other provinces and territories in Canada, where we conduct the bulk of our Canadian business, we provide our services directly from our U.S. facilities, without registering as a dealer.

The Canadian regulatory environment is complex and evolving, and we cannot be certain that our forex trading services are currently compliant with the regulations of each province and territory outside British Columbia. Moreover, local regulators in one or more provinces or territories may in the future announce that forex trading services must be carried out through a registered dealer. For example, on October 30, 2009, the Ontario Securities Commission issued interim guidance pursuant to a staff notice which took the position that rolling spot foreign exchange contracts and similar over-the-counter derivative contracts fall under the definition of securities. Accordingly, we have taken preliminary steps to seek exemptive relief from the registration requirements of Ontario. If we are unsuccessful, we may seek to offer our services in the affected province or territory through a white label partnership with a registered dealer, or seek to register as a dealer in order to offer our trading services directly. In a province or territory where we needed to enter into a white label partnership, our profitability would be negatively impacted because we would have to share a portion of the revenue generated from customers in that province or territory with the white label partner. In addition, we may also be subject to enforcement actions and penalties or customer claims in any province or territory where our forex trading operations are deemed to have violated local regulations.

In Australia and Singapore, we had previously believed that we did not require a license or permit to conduct our services directly. As a result of our regulatory review in these jurisdictions, we have determined that we are required to be licensed to offer our services directly, and we are therefore seeking the appropriate registration in Australia and Singapore.

Net Capital Rule

GAIN Capital Group, LLC, our regulated, wholly-owned subsidiary, and its regulated affiliates, are subject to jurisdictional specific minimum net capital requirements, designed to measure the general financial integrity and liquidity of a regulated entity. In general, net capital rules require that at least a minimum specified amount of a regulated entities assets be kept in relatively liquid form. Net capital is generally defined as net worth, assets minus liabilities, plus qualifying subordinated borrowings and discretionary liabilities, and less mandatory deductions that result from excluding assets that are not readily convertible into cash and from valuing conservatively other assets.

If a firm fails to maintain the required net capital, its regulator and the self-regulating organizations, or other regulatory bodies may suspend the firm or revoke its registration and ultimately could require the firm’s liquidation. The Net Capital Rule may prohibit the payment of dividends, the redemption of stock, the prepayment of subordinated indebtedness and the making of any unsecured advance or loan to a stockholder, employee or affiliate, if the payment would reduce the firm’s net capital below required levels.

Regulators in the United States continue to evaluate and modify regulatory capital requirements from time to time in response to market events in an effort to improve the stability of the international financial system. For example, NFA issued a notice to forex dealer members on July 23, 2008 informing them that on July 17, 2008, the NFA’s executive committee recommended that the NFA’s board of directors approve revisions that increase the current net capital and security deposit requirements. The proposed increases to the net capital requirements would increase to $10.0 million on October 31, 2008, $15.0 million on January 17, 2009 and $20.0 million on May 16, 2009.

Additionally, the proposed rule changes would require forex dealer members to maintain a security deposit equal to or greater than 150.0% of the then current net capital requirement to be exempt from collecting minimum security deposits related to customer transactions. These recommendations were approved and increased our regulatory capital requirements by approximately $13.3 million. As of September 30, 2009, our regulated subsidiary, GAIN Capital Group, LLC, through which we conduct our foreign exchange business, held $85.5 million of adjusted net capital, representing $65.5 million of excess adjusted net capital. We believe that our excess capital position positively positions us for potential future increases in required minimum capital requirements domestically and abroad. Additionally, we believe that our capital position enhances our access to foreign exchange liquidity, thereby improving our ability to provide customers with attractive pricing and facilitating our trading and hedging activities. Also, we believe that we have adequate capital positions in all other regulated jurisdictions allowing us to fulfill our intended business plans and increase our market share. Our capital position allows us to provide capital to our affiliates as needed to accommodate their business growth and meet potential increases in minimum capital requirements.

Foreign jurisdictions and regulation

We and our subsidiaries are registered or authorized by financial regulatory authorities in the United States, the United Kingdom, Japan, Hong Kong and the Cayman Islands. Our customers access our services through the Internet. We are seeking registration and authorization by financial regulatory authorities in Singapore and Australia. As noted above, in those jurisdictions outside the United States where we have no permanent establishment but we do have customers, we conduct our business in a manner which we believe is in compliance with applicable local law but which does not require local registration, licensing or authorization. In any such foreign jurisdiction, there is a possibility that a regulatory authority could assert jurisdiction over our activities and seek to subject us to the laws, rules and regulations of that jurisdiction.

The laws, rules and regulations of each foreign jurisdiction differ. In foreign jurisdictions other than China and certain provinces in Canada (where the customers currently represent the source of more than one percent of our aggregate customer revenue), we believe that we are exempt from licensing requirements due to our limited conduct, lack of physical presence and/or non-solicitation of customers in those jurisdictions. In any jurisdiction where we believe we need not be licensed to conduct our business, there remains the risk that we could be required to obtain a license, and therefore be subject to enforcement action and local regulatory requirements (which may include having to establish a permanent physical presence) or, in the alternative, to reduce or terminate our activities in these jurisdictions. Our current policy is that when we enter into a new market or when residents of a particular jurisdiction account for one percent (1%) or greater of our customer trading volume, we engage local legal counsel within such jurisdiction to review and advise on our regulatory status and compliance with local laws. We have conducted such a regulatory review of our trading operations in all such jurisdictions to ensure compliance with local laws.

We are commonly restricted from direct marketing to retail investors including the operation of a website specifically targeted to investors in a particular foreign jurisdiction or we are restricted from dealing with retail customers unless they can be classified as professional, sophisticated or high net worth investors which may limit our ability to grow our business in that jurisdiction. We are also commonly restricted from maintaining a presence in a foreign jurisdiction including computer servers, bank accounts and the provision of local account process services which may limit our ability to grow our business in that jurisdiction or may result in increased overhead costs or degradation in service provision to customers in that jurisdiction.

Patriot Act

Registered FCMs and FDMs traditionally have been subject to a variety of rules that require that they know their customers and monitor their customers’ transactions for suspicious financial activities. With the passage of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, or the Patriot Act, FCMs and FDMs are now subject to even more stringent requirements. As required by the Patriot Act, we have established comprehensive anti-money laundering and customer identification procedures, designated an anti-money laundering compliance officer, trained our employees and conducted an independent audit of our program. Our customer identification procedures include both a documentary and a non- documentary review and analysis of the potential customer. Our documentary review requires the collection and confirmation of multiple forms of identification and other documentary evidence from each prospective customer in order to validate such prospective customer’s identity. We also contract with several third party global providers of background checks to perform extensive non-documentary background checks on each prospective customer. These procedures and tools coupled with our periodic training assist us with complying with the provisions of the Patriot Act. There are significant criminal and civil penalties that can be imposed for violations of the Patriot Act. For more information, see below under “Supervision and Compliance.”

Supervision and compliance

The role of our compliance department is to provide education, supervision, surveillance, mediation and communication review. Many members of our senior management team are NFA-registered principals with supervisory responsibility over forex trading or other aspects of our business. In addition, all sales employees have successfully completed licensing requirements as mandated by their local regulatory regimes.

Our anti-money laundering screening is conducted using a mix of automated and manual review and has been structured to comply with recent regulations. We collect required information through our new account process and then screen accounts with several third party databases for the purposes of identity verification and for review of negative information and appearance on the Office of Foreign Assets and Control, Specially Designated Nationals and Blocked Persons lists. Additionally, we have developed proprietary methods for risk control and continue to add specialized processes, queries and automated reports designed to identify money laundering, fraud and other suspicious activities.

Corporate Structure, Facilities and Properties

Corporate structure

We currently occupy space in eight sites: Our headquarters in Bedminster, New Jersey, sales and support offices in New York City, the Cayman Islands, Jersey City, Woodmere, Ohio, London, Hong Kong, and a representative office and a technology development office in Shanghai. Consistent with the termination of our business in China, we are in the process of closing our Shanghai offices. These sites comprise approximately 75,000 square feet in aggregate. Each site is leased by one of our wholly-owned subsidiaries and we believe each site is suitable for our current use.

Although our current headquarters is in Bedminster, New Jersey, we plan to vacate this space by the end of 2009. We entered into a new lease agreement on August 18, 2009 for approximately 45,000 square feet of office space at 135 Route 202/206, Bedminster, New Jersey and plan to move our operations into the new facility in the first quarter of 2010.

GAIN Facilities

				Headcount
				as of September 30,
Location	Function	Square Feet	Lease Expiration	2009

Bedminster, New Jersey	Management, Marketing, Operations, Compliance, Legal, Human Resources, Call Center	33,725	December 2009	210
New York City, New York	Sales and Customer Service	23,294	July 2010	96
Jersey City, New Jersey	Management, Operations, Sales, Customer Service, Operations, Technology Development	5,252	December 2009	24
Tokyo, Japan	Management, Sales, Compliance, Operations	4,090	May 2011	11
Shanghai, China	In Process of Closing Offices	3,875	December 2009	0
Woodmere, Ohio	Management, Operations, Customer Service, Compliance	2,496	October 2010	6
London, England	Management, Sales, Compliance, Operations	2,120	March 2011	11
Hong Kong	Management, Sales, Compliance	236	October 2009	4
Grand Cayman, Cayman Islands	Management, Sales, Customer Service	200	Month to Month	0

MANAGEMENT

Our executive officers, directors and other significant employees, and their ages and positions as of September 30, 2009, are set forth below:

Name	Age	Position

Executive Officers
Glenn H. Stevens(4)	46	President, Chief Executive Officer and Director
Henry C. Lyons	46	Chief Financial Officer and Treasurer
Timothy O’Sullivan	45	Chief Dealer
Samantha Roady(5)	39	Chief Marketing Officer
Directors
Mark E. Galant(4)	51	Chairman of the Board of Directors
Ken Hanau(2)(3)	44	Director
Gerry McCrory(1)(6)	47	Director
James C. Mills(3)	42	Director
Peter Quick(1)(2)(3)	53	Director and Lead Independent Director
Joseph Schenk(1)(4)	50	Director
Christopher S. Sugden(1)(3)	39	Director
Roger Tarika(2)(4)	53	Director
Susanne D. Lyons(3)	52	Director
Significant Employees
Alexander Bobinski	45	Senior Vice President, Operations
Christopher W. Calhoun	39	Senior Advisor and Secretary
Andrew Haines	44	Chief Information Officer
Kenneth O’Brien	37	Senior Vice President, Strategic Integration

(1)	Member of Audit Committee

(2)	Member of Nominating and Corporate Governance Committee

(3)	Member of Compensation Committee

(4)	Member of Risk Committee

(5)	Ms. Roady was appointed an executive officer in August 2009.

(6)	Effective upon closing of our initial public offering, Mr. McCrory intends to resign as a member of our board of directors.

None of our directors is related to any other director or to any of our executive officers or significant employees.

Executive Officers

Glenn H. Stevens has served as our president and chief executive officer since June 2007 and a member of our board of directors since June 2007. From February 2000 to May 2007, Mr. Stevens served as one of our managing directors. From June 1997 to January 2000, Mr. Stevens served as managing director, head of North American sales and trading, at National Westminster Bank Plc (which was acquired by the Royal Bank of Scotland Group in 2000). From June 1990 to June 1997, Mr. Stevens served as managing director and chief FX dealer at Merrill Lynch & Co., Inc. Mr. Stevens is registered with the CFTC and NFA as a principal and associated person. Mr. Stevens received a BS in Finance from Bucknell University and an MBA in Finance from Columbia University.

Henry C. Lyons has served as our chief financial officer and treasurer since March 2008. From September 2006 to February 2008, Mr. Lyons served as senior vice president and chief financial officer at ACI Worldwide, a global provider of e-payment processing software and services. Mr. Lyons served from April 2004 to August 2006 as chief financial officer for Discovery Systems, a business unit of GE Healthcare Biosciences, Inc. From January 2001 to March 2004, Mr. Lyons was employed by Amersham Biosciences, Inc. (which was acquired by GE Healthcare in 2004) as corporate controller of the Biosciences division. Mr. Lyons received a BBA in Accounting from Millsaps College and an MBA from New York Institute of Technology.

Timothy O’Sullivan has served as chief dealer since March 2000. Mr. O’Sullivan manages the day-to-day operations of our trading desk. From March 1994 to March 2000, Mr. O’Sullivan served as director of the New York Sterling desk at Merrill Lynch & Co., Inc. Mr. O’Sullivan received a BS in Civil Engineering from the University of Delaware.

Samantha Roady has served as our chief marketing officer since August 2006. From September 1999 until August 2006, she was our senior vice president, marketing. From November 1994 to October 1999, Ms. Roady served as director of marketing for FNX Limited, a privately-held provider of trading and risk management solutions to the international financial community. Ms. Roady is registered with the CFTC and NFA as a principal. Ms. Roady received a BA in International Affairs from James Madison University.

Non-Employee Directors

Mark E. Galant has served as chairman of our board of directors since our founding in October 1999. Since October 2008, Mr. Galant has served as chief executive officer and chairman of the board of directors of Tydall Trading LLC, a privately held high frequency algorithmic trading firm. From October 1999 to June 2007, Mr. Galant served as our chief executive officer. From 1994 to 1999, Mr. Galant served as president of FNX Limited, an international provider of trading and risk management systems. From 1991 to 1994, Mr. Galant served as global head of foreign exchange options trading at Credit Suisse. In May 2008, Mr. Galant founded the Galant Center for Entrepreneurship with the McIntire School of Commerce at the University of Virginia. Mr. Galant currently serves as a member of the board of directors of Scivantage, Inc., Trader Tools, Inc. and Fonas Trading, LLC. Mr. Galant received a BS in Finance from the University of Virginia and an MBA from Harvard Business School.

Ken Hanau has served as a member of our board of directors since May 2009. Since July 2006, Mr. Hanau has served as a partner of 3i U.S. Growth Capital. From July 2002 to July 2006, Mr. Hanau served as a partner of Halyard Capital, a private equity firm leading investments in the media and business services sectors. Previously Mr. Hanau worked in investment banking at Morgan Stanley and at K&H Corrugated Case Corporation, a family-owned business. Mr. Hanau is a certified public accountant and started his career with Coopers & Lybrand. He received his BA with honors from Amherst College and his MBA from Harvard Business School.

Gerry McCrory has served as a member of our board of directors since September 2005. Since its founding in 1998, Mr. McCrory has served as managing director of Cross Atlantic Capital Partners, a venture capital fund. From 1997 to 1998, Mr. McCrory served as managing director of Cambridge Technology Partners (Ireland), a technology consulting firm now owned by Novell Corporation. Mr. McCrory is a fellow of the Institute of Chartered Accountants and received a first class degree in Economics from the University of Ulster and an MBA from University College Dublin. Mr. McCrory intends to resign as a member of our board of directors immediately upon the completion of this offering.

James C. Mills has served as a member of our board of directors since March 2006. Mr. Mills is a managing director at VantagePoint Venture Partners, Inc., a venture capital firm which he joined in September 2001. From October 1998 to April 2001, Mr. Mills served in a number of different capacities at Webvan Group, an online retail company. From February 1997 to October 1998, Mr. Mills held product management positions in the Application Server Division of Oracle Corporation, an enterprise software company. Mr. Mills received BA in Engineering Sciences from Dartmouth College and an MBA from Stanford University.

Peter Quick has served as a member of our board of directors since December 2006 and was designated lead independent director in 2008. Since May 2005, Mr. Quick has acted as a private investor managing a diversified portfolio of public and private investments. From July 2000 to May 2005, Mr. Quick served as the president and member of the board of governors of the American Stock Exchange, or AMEX. Prior to joining the AMEX, Mr. Quick served from January 1983 to March 2000 as president and chief executive officer of Quick & Reilly, Inc., a leading national discount brokerage firm, which was acquired by Bank of America. Mr. Quick currently serves as a member of the board of directors of Medicure, Inc., a publicly-held pharmaceutical company focused on cardiovascular and cerebral vascular therapeutics, the board of governors of St. Francis Hospital and Good Shepard Hospice and the board of directors of the Jefferson Scholars Foundation at the University of Virginia. Mr. Quick received a BS in Civil Engineering from the University of Virginia.

Joseph Schenk has served as a member of our board of directors since April 2008. Since June 2009, Mr. Schenk has served as senior managing partner of First NY Securities, LLC, a principal trading firm. From June 2008 to March 2009, Mr. Schenk served as chief executive officer of Pali Capital, Inc., a financial services firm. From January 2000 until December 2007, Mr. Schenk served as chief financial officer and executive vice president of Jefferies Group, Inc., a full service investment bank and institutional securities firm. Mr. Schenk also served as senior vice president, corporate services, of Jefferies from September 1997 through December 1999. From January 1996 through September 1997, Mr. Schenk served as chief financial officer and treasurer of Tel-Save Holdings, Inc., now Talk America Holdings, Inc. From September 1993 to January 1996, Mr. Schenk served as Vice President, Capital Markets Group, with Jefferies. Mr. Schenk received a BS in Accounting from the University of Detroit.

Christopher S. Sugden has served as a member of our board of directors since April 2006. He is Managing Partner and Chairman of the investment committee of Edison Venture Fund, a venture capital fund. Since May 2007, Mr. Sugden has served as a general partner of Edison Venture Fund. From April 2002 to May 2007, Mr. Sugden held various positions with Edison Venture Fund, including partner and principal. From January 1999 to December 2001, Mr. Sugden served as executive vice president and chief financial officer of Princeton eCom, a privately-held financial services software company. Mr. Sugden currently serves as a member of the board of directors of Billtrust, Inc., Business Financial Services, Inc., Folio Dynamix, Inc., IPP of America, Inc., Operative Media, Inc., Trader Tools, Inc., and Scivantage, Inc. A certified public accountant, Mr. Sugden received a BA in Accounting, with Honor, from Michigan State University.

Roger Tarika has served as a member of our board of directors since July 2004. From May 2004 to May 2009, Mr. Tarika has served as vice president of development for DPS Sporting Club LLC, a real estate development firm. From 1984 to 2001 Mr. Tarika held various positions with Morgan Stanley & Co, including managing director, head of FX Europe, global FX sales manager. Mr. Tarika currently serves as a member of the board of directors of Farms Academy School and Horizons at GFA student enrichment program. Mr. Tarika received a BS from Duke University and an MBA from Harvard Business School.

Susanne D. Lyons has served as a member of our board of directors since January 2009. Ms. Lyons retired in September 2007. From June 2004 to September 2007, Ms. Lyons served as executive vice president and chief marketing officer of Visa, USA. From 2003 to 2004, Ms. Lyons served as managing director of Russell Reynolds Associates, an executive search firm. From 1992 to 2001, Ms. Lyons served in various senior capacities at Charles Schwab & Co., including president of retail client services and chief marketing officer. Prior to 1992, Ms. Lyons served in various capacities at Fidelity Investments. Ms. Lyons received a BA from Vassar College and an MBA from Boston University.

Significant Employees

Alexander Bobinski has served as our senior vice president, operations, since September 2008. Mr. Bobinski served as chief financial officer and chief compliance officer of our wholly-owned subsidiary, GAIN Capital Group since August 2005. From January 2002 to March 2005, Mr. Bobinski served as chief financial officer at Refco, LLC, the global commodity futures trading and clearing entity of Refco, Inc. On October 15, 2007, a petition under the federal bankruptcy laws was filed against Mr. Bobinski by Marc Krischner, as trustee for the Refco Litigation Trust, relating to the October 2005 bankruptcy of Refco, Inc., and was settled in March 2008. From July 1990 to December 2001, Mr. Bobinski served as vice president and controller for the futures and options business at Nomura Securities International, a global clearing firm, commodity pool operator and trading advisor. Mr. Bobinski is registered with the CFTC and NFA as a principal. Mr. Bobinski, a Certified Public Accountant, received a BS in Business Administration/Accounting from Ramapo College of New Jersey.

Christopher W. Calhoun has served as our senior advisor since April 2009 and our corporate secretary since June 2007. From June 2008 to April 2009, Mr. Calhoun served as our Managing Director. From December 2005 to July 2008, Mr. Calhoun served as our chief operating officer. From November 2000 to December 2005, Mr. Calhoun served in various positions with us, including vice president of operations and vice president of business technology. From March 1992 to March 2000, Mr. Calhoun served in a number of executive level roles, including chief operating officer, of FNX Limited, a privately-held provider of trading and risk management solutions to the international financial community. Mr. Calhoun is registered with the CFTC and NFA as an associated person. Mr. Calhoun received a BS in Finance and an MBA from La Salle University.

Andrew Haines has served as our chief information officer since September 2007. From September 2004 to July 2005 Mr. Haines was President at Arch Technology Group, LLC, a private technology consulting firm. From July, 2005 until September, 2007, Mr. Haines served as our vice president, application development. From January 2004 to September 2004, Mr. Haines served as the chief information officer and vice president of technology at Bluefly, Inc., a publicly-held online retailer. Mr. Haines received a BS in Finance from the University of Delaware and his MA in Technology Management from the Stevens Institute of Technology.

Kenneth O’Brien has served as our senior vice president, strategic integration since January 2008. From December 2004 to December 2007, Mr. O’Brien served as our vice president, product management & strategic alliances. From July 2004 to December 2004, Mr. O’Brien served as vice president, North American sales of Accurate Software, Inc., a privately-held provider of financial electronic commerce services and products that was acquired by CheckFree Software in 2005. From May 2002 to July 2004, Mr. O’Brien served as vice president, North American sales for City Networks, Inc., a privately held provider of back-office operational software. From July 1994 to May 2002, Mr. O’Brien served in various capacities, including managing director, director of sales support and Product Manager of back office operations, at FNX Limited, a privately-held provider of trading and risk management solutions to the international financial community. Mr. O’Brien received a BS in Business Administration from La Salle University.

Board Composition

Independent directors

Our board of directors is currently composed of ten members and will be composed of nine members as of the closing of this offering. Mr. McCrory intends to resign as a member of the board of directors immediately upon completion of this offering. Messrs. Hanau, Mills, Sugden, Quick, Schenk, Tarika and Ms. Lyons qualify as independent directors in accordance with the published listing requirements of NASDAQ. The NASDAQ independence definition includes a series of objective tests, such as that the director is not, and has not been for at least three years, one of our employees and that neither the director nor any of his or her family members has engaged in various types of business dealings with us. In addition, as further required by the NASDAQ rules, our board of directors has made a subjective determination as to each independent director that no relationships exist that, in the opinion of our board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Since 2008, our board of directors has designated a lead independent director who acts as the leader of the independent directors and as chairperson of the executive sessions of our independent directors, serves as a non-exclusive intermediary between the independent directors and management, including our chairman and chief executive officer and president, provides input to the chairman in planning agendas for the board of directors meetings and facilitates discussions among the independent directors as appropriate between board of directors meetings. Mr. Quick is currently serving as our lead independent director.

Staggered board structure

Our amended and restated certificate of incorporation and our amended and restated bylaws that will become effective immediately prior to the closing of this offering, provide for a board of directors consisting of three classes of directors as nearly equal in size as possible, class I, class II and class III, with each class serving staggered three-year terms. Upon the completion of this offering, the members of the classes on our board will be divided as follows:

•	the class I directors will be Peter Quick, Christopher S. Sugden and Roger Tarika, and their terms will expire at the annual meeting of stockholders to be held in 2010;

•	the class II directors will be Mark Galant, Ken Hanau and James C. Mills and their terms will expire at the annual meeting of stockholders to be held in 2011; and

•	the class III directors will be Susanne Lyons, Joseph Schenk and Glenn H. Stevens, and their terms will expire at the annual meeting of stockholders to be held in 2012.

Our amended and restated certificate of incorporation and amended and restated bylaws that will become effective immediately prior to the closing of this offering provide that the number of authorized directors may be changed only by resolution of a majority of the number of directors present at a meeting and any vacancies or new directorships on our board of directors may be filled by a majority vote of the directors then in office.

Election arrangements

Messrs. Galant, McCrory, Sugden, Hanau, Mills, Stevens, Quick, Schenk and Tarika were elected pursuant to a voting agreement contained in the stockholders agreement we entered into with certain holders of our common and preferred stock. These provisions contained in the stockholders agreement will terminate upon the closing of this offering and all outstanding shares of preferred stock will be converted into shares of our common stock in connection with this offering, and there will be no further contractual obligations, or terms of our outstanding securities, regarding the election of our directors. Upon the effectiveness of our initial public offering, our directors will hold office for three-year terms and until their successors have been elected and qualified or their earlier death, resignation or removal.

Board Committees

Our board of directors has established an audit committee, a compensation committee, a nominating and corporate governance committee and a risk committee. Our board of directors and its committees set schedules to meet throughout the year and can also hold special meetings and act by written consent under certain circumstances. The independent members of our board of directors will also regularly hold separate executive session meetings at which only independent directors are present. Our board of directors has delegated various responsibilities and authority to its committees as generally described below. The committees will regularly report on their activities and actions to the full board of directors. Except for our risk committee which includes Messrs. Stevens and Galant, each member of each committee of our board of directors will, as of the time of the effectiveness of the registration statement of which this prospectus forms a part, qualify as an independent director in accordance with the NASDAQ standards described above. Each committee of our board of directors will, prior to the completion of this offering, adopt a written charter approved by our board of directors. Upon the effectiveness of the registration statement of which this prospectus forms a part, copies of each charter will be posted on our website at www.gaincapital.com under the Investor Relations section. The inclusion of our website address in this prospectus does not include or incorporate by reference the information on, or that may be accessed through, our website into this prospectus.

Audit committee

The audit committee of our board of directors oversees our accounting practices, system of internal controls, audit processes and financial reporting processes. Among other things, our audit committee is responsible for reviewing our disclosure controls and processes and the adequacy and effectiveness of our internal controls. It also discusses the scope and results of the audit with our independent registered public accounting firm, reviews with our management and our independent registered public accounting firm our interim and year-end results of operations and, as appropriate, initiates inquiries into aspects of our financial affairs. In addition, our audit committee has sole and direct responsibility for the appointment, retention, compensation and oversight of the work of our independent registered public accounting firm, including approving services and fee arrangements. Our audit committee is also responsible for establishing procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, and matters related to our code of business conduct, and for the confidential, anonymous submission by our employees of concerns regarding these matters. Our audit committee also is responsible for reviewing and approving all related party transactions in accordance with the related party transactions approval policy we will adopt prior to the completion of this offering.

The current members of our audit committee are Messrs. McCrory, Quick, Schenk and Sugden, and upon the effectiveness of the registration statement of which this prospectus forms a part, the members will be Messrs. Quick, Schenk and Sugden. The composition of our audit committee will, as of the time of the effectiveness of the registration statement of which this prospectus forms a part, meet the requirements for independence under the rules and regulations of the SEC and the listing standards of NASDAQ, taking into account the relevant transition rules for IPO issuers. Mr. Schenk currently chairs the audit committee and will continue to chair the audit committee as of the time of effectiveness of the registration statement of which this prospectus forms a part.

Our board of directors has determined that Mr. Schenk is an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K promulgated by the SEC.

Compensation committee

The compensation committee of our board of directors has primary responsibility for discharging the responsibilities of our board of directors relating to executive compensation policies and programs. Specific responsibilities of our compensation committee include, among other things, evaluating the performance of our chief executive officer and determining our chief executive officer’s compensation. In consultation with our chief executive officer, it will also determine the compensation of our other executive officers. In addition, our compensation committee will administer our equity compensation plans and has the authority to grant equity awards and approve modifications of those awards under our equity compensation plans, subject to the terms and conditions of the equity award policy adopted by our board of directors. Our compensation committee also reviews and approves various other compensation policies and matters.

The current members of our compensation committee are Ms. Lyons and Messrs. Hanau, Mills, Quick and Sugden, and upon the effectiveness of the registration statement of which this prospectus forms a part, the members will be Ms. Lyons and Messrs. Mills and Quick. Mr. Mills currently chairs the compensation committee. As of the effectiveness of the registration statement of which this prospectus forms a part, Ms. Lyons will chair the compensation committee. The composition of our compensation committee will, as of the time of the effectiveness of the registration statement of which this prospectus forms a part, meet the requirements for independence under the rules and regulations of the SEC and the listing standards of NASDAQ, taking into account the relevant transition rules for IPO issuers.

Nominating and corporate governance committee

The nominating and corporate governance committee of our board of directors will oversee the nomination of directors, including, among other things, identifying, evaluating and making recommendations of nominees to our board of directors, and will evaluate the performance of our board of directors and individual directors. Our nominating and corporate governance committee will also be responsible for reviewing developments in corporate governance practices, evaluating the adequacy of our corporate governance practices and making recommendations to our board of directors concerning corporate governance matters.

The current members of our nominating and corporate governance committee are Messrs. Hanau, Quick and Tarika. Upon effectiveness of the registration statement of which this prospectus forms a part, the members of our nominating and corporate governance committee will be Ms. Lyons and Messrs. Hanau, Quick and Tarika. Mr. Quick will chair the nominating and corporate governance committee. The composition of our nominating and corporate governance committee will, as of the time of the effectiveness of the registration statement of which this prospectus forms a part, meet the requirements for independence under the rules and regulations of the SEC and the listing standards of NASDAQ, taking into account the relevant transition rules for IPO issuers.

Risk committee

The risk committee assists our board of directors in overseeing our risk management practices. Our risk committee reviews risk reports generated by our management to ensure that we are effectively identifying, monitoring and controlling operational, legal and regulatory risks. As appropriate, our risk committee communicates with other committees with respect to risk issues. In addition, the risk committee will also have oversight responsibilities for risks relating to our lending operations (credit risk), and risks and results related to our balance sheet (primarily its managed flow portfolio, capital and liquidity) and the impact of market conditions and interest rates on our operations.

Upon effectiveness of the registration statement of which this prospectus forms a part, the members of our risk committee will be Messrs. Galant, Stevens, Tarika and Schenk. Mr. Galant will chair the risk committee. Each of Messrs. Schenk and Tarika is an “independent director” under the applicable rules and regulations of NASDAQ.

Code of Business Conduct and Ethics

Our board of directors will adopt a code of business conduct and ethics prior to the effectiveness of the registration statement of which this prospectus forms a part. The code of business conduct and ethics will apply to all of our employees, consultants, officers and directors. Upon the effectiveness of the registration statement of which this prospectus forms a part, the full text of our code of business conduct and ethics will be posted on our website at www.gaincapital.com under the Investors Relations section. We intend to disclose future amendments to certain provisions of our code of business conduct and ethics, or waivers of these provisions, at the same location on our website identified above and also in public filings. The inclusion of our website address in this prospectus does not include or incorporate by reference the information on, or that may be accessed through, our website into this prospectus.

Compensation of Directors

The following table sets forth information concerning the total compensation paid to our current directors during fiscal year 2008 for their respective service on our board of directors. The compensation amounts presented in the table below are historical and are not indicative of the amounts we may pay our directors in the future. Directors who are also our employees receive no additional compensation for their services as directors. After our initial public offering, each non-employee director will be entitled to receive an annual fee from us of $30,000. The chairpersons of our audit committee and compensation committee will each receive an additional annual fee of $10,000. Our non-employee directors will also be entitled to additional compensation for attendance at in-person or telephonic board of directors or committee meetings of $1,500 for each in-person board of directors meeting attended, $750 for each telephonic board of directors meeting attended and $750 for each committee meeting, in-person or telephonic, attended. We also reimburse non-employee directors for reasonable expenses incurred in connection with attending board of directors and committee meetings Each non-employee director will also be entitled to an annual grant of options to purchase 4,500 shares of our common stock under our 2009 Omnibus Incentive Compensation Plan. The chairman of our board of directors will be entitled to equity grants at a ratio of 1.375 equity grants for every one equity grant made to the other non-employee directors when equity grants are made. Non-employee directors may elect to receive restricted stock units under our 2009 Omnibus Incentive Compensation Plan in lieu of the annual cash fees described above.

Change in
Pension Value
and
	Fees			Non-Equity	Nonqualified
	Earned			Incentive	Deferred
	or Paid		Option	Plan	Compensation	All Other
	in Cash	Stock Awards	Awards	Compensation	Earnings	Compensation
Name(a)	($)(b)	($)(1)(2)(c)	($)(d)	($)(e)	($)(f)	($)(g)	Total ($)(h)

Roger Tarika	—	$95,178	—	—	—	—	$95,178
Peter Quick	—	$89,327	—	—	—	—	$89,327
Mark E. Galant(3)	—	$823,146	—	—	—	—	$823,146
Joseph Schenk	—	$28,533	—	—	—	—	$28,533
Susanne Lyons(4)	—	—	—	—	—	—	—
Gerry McCrory	—	—	—	—	—	—	—
Ken Hanau(5)	—	—	—	—	—	—	—
James Mills	—	—	—	—	—	—	—
Christopher Sugden	—	—	—	—	—	—	—

(1)	Represents the compensation cost recognized with respect to the portion of the stock awards which vested in that year, including awards which may have been granted in earlier years. The reported dollar amounts do not take into account any estimated forfeitures related to service-based vesting conditions.

(2)	The grant date fair value of the stock awards granted in 2008 under SFAS 123(R) is $98,216 for Mr. Tarika, $98,296 for Mr. Galant, $27,315 for Mr. Schenk and $92,615 for Mr. Quick. As of December 31, 2008, each director had the following number of restricted stock units outstanding: Mr. Tarika (9,083), Mr. Galant (121,974), Mr. Schenk (1,624) and Mr. Quick (6,750).

(3)	The amount set forth under Stock Awards consists of (i) $102,679 that vested in 2008 from his immediately vested 2008 director grants, and (ii) $720,467 that vested in 2008 for grants in prior years while he served in the capacity of chief executive officer and director.

(4)	Ms. Lyons was elected to our board of directors in January 2009.

(5)	Mr. Hanau was elected to our board of directors in June 2009.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any other entity that has one or more of its executive officers serving as a member of our board of directors or compensation committee. None of the current members of our compensation committee, nor any directors that will comprise our compensation committee upon effectiveness of the registration statement of which this prospectus forms a part, has ever been an employee of our company.

Executive Officers

Each of our executive officers has been appointed by our board of directors and serves until his or her successor is duly appointed and qualified.

Compensation Discussion and Analysis

Our executive compensation program is designed to attract individuals with the skills necessary for us to achieve our business objectives, to reward those individuals fairly over time, to retain those individuals who continue to perform at or above the levels that we expect and to closely align the compensation of those individuals with our performance on both a short-term and long-term basis. To that end, our executive officers’ compensation has three primary components: base compensation, annual incentive compensation and long-term incentive compensation. We also provide our executive officers a variety of benefits that are available generally to all salaried employees, except for the country club membership as described below under “— Other Benefits.”

General

We view each component of executive compensation as related but distinct, and we review total compensation of our executive officers to ensure that our overall compensation goals are met. We attempt to establish compensation, and determine the appropriate level for each compensation component, at levels comparable to companies with which we compete and other companies who employ similarly skilled personnel, consistent with our recruiting and retention goals, our view of internal equity and consistency, our overall performance and other considerations we deem relevant. For annual compensation reviews, we evaluate each executive’s performance, look to industry trends in compensation levels and generally seek to ensure that compensation is appropriate for an executive officer’s level of responsibility and for the promotion of future performance and provides an adequate incentive to the executive to promote our ongoing strategic growth and financial objectives.

Except as described below, we have not adopted any formal or informal policies or guidelines for allocating compensation between long-term and current compensation, between cash and non-cash compensation or among different forms of non-cash compensation. However, since we are a growing company our general philosophy is, and has been to date, to keep base compensation to a nominally competitive level while rewarding employees through performance based annual incentives and long-term compensation. Our performance based annual incentive compensation is generally payable in cash, and performance based long-term incentive compensation is generally in the form of equity based compensation. Our experience has been that the breakdown of compensation in this manner is a significant motivator in attracting employees within our industry.

We did not engage in competitive benchmarking with peer companies for our 2008 executive compensation program. In 2008, our compensation committee engaged Frederic W. Cook and Co., Inc., or Frederic Cook, an independent compensation consultant, to provide an executive compensation review of our overall executive compensation, benchmark such compensation in relation to other comparable companies with which we may compete for executive talent and provide recommendations to ensure that our 2009 executive compensation program continues to enable us to attract and retain qualified executives through competitive compensation packages which will result in the attainment of our short-term and long-term strategic objectives. Frederic Cook found peer group comparison data difficult to find due to the unique nature of our business. Therefore, while the peer group data provided by Frederic Cook provides useful comparisons for our 2009 executive compensation program, the compensation committee uses the data as a guide, not as a rule when establishing the 2009 compensation packages we provide to our executives and takes into account other factors as it deems appropriate.

Frederic Cook benchmarked our executive compensation against a group of nine publicly-traded securities, brokers, dealers and related service companies, including: ETRADE, GFI Group, Knight Capital, Investment Technology Group, thinkorswim Group, LaBranche & Company, OptionsXpress, TradeStation Group, BGC Partners, and Marketaxess. Frederic Cook also benchmarked our executive compensation against five securities data and technology providers, including: DST Systems, Interactive Data, Factset Research Systems, and Advent Software. Our compensation committee utilizes Frederic Cook on an ongoing basis as its consultant for executive compensation matters.

Elements of compensation

Our compensation committee has traditionally sought to perform, at least annually, a review of our executive officers’ overall compensation packages to determine whether they provide adequate incentives and motivation and whether they adequately compensate our executive officers relative to the market. In addition to the analysis provided by Frederic Cook in 2008, our compensation committee has relied upon its collective experience in our industry in general in evaluating the market for attracting and retaining qualified executives. To achieve the objectives for our executive compensation program, our compensation committee evaluates executive compensation with a goal of setting aggregate annual compensation at levels the compensation committee believes are competitive. For 2009, total cash compensation targets for Messrs. Stevens, O’Sullivan and Lyons are $2,112,500, $1,075,500 and $526,000, respectively, and are 103%, 42% and 9%, respectively, over the median of peer group target comparisons.

Executive compensation consists of the following elements:

Base Compensation.  We fix executive officer base compensation at a level that we believe, based on the collective industry experience of our compensation committee, survey data based on publicly available sources and the executive officer’s previous compensation history, best enables us to hire and retain individuals in a competitive environment and reward individual performance according to satisfactory levels of contribution to our overall business goals. We make periodic adjustments to base salary based on individual performance and contributions, market trends, competitive position and our financial situation. We view base compensation as one component of our named executive officers’ total annual cash compensation and sometimes change the mix between base compensation and annual incentive compensation. The salaries of Messrs. Stevens, Calhoun and O’Sullivan were increased by approximately 63.0%, 17.0%, and 0.0% in 2008, respectively. Mr. Lyons was hired as our chief financial officer in March 2008 and his salary was negotiated in connection with his hire. The salary of Mr. O’Sullivan was increased by approximately 20.0% for 2009. The salaries of Messrs. Stevens and Lyons did not change for 2009. These changes were part of our normal annual compensation review process and reflect our review of competitive compensation levels in the market. In July 2009, Mr. Calhoun agreed to modify his position as managing director whereby he agreed to assume a part-time position as senior advisor, overseeing certain of our strategic initiatives. In connection with this change in responsibility, Mr. Calhoun’s compensation was modified to reflect his part-time employment and was paid $50,000 annually. In October 2009, Mr. Calhoun’s compensation was increased to $100,000 annually to reflect increased responsibilities. Mr. Calhoun remains a part-time employee.

Annual Incentive Compensation.  We utilize cash bonuses to reward performance achievements, to provide incentives to attain both individual and corporate goals and have in place annual target incentive bonuses for each of our executive officers, that are payable, depending on the extent to which the applicable performance goals are achieved. For 2009, our compensation committee determined that all executive annual cash incentive bonuses will be earned based upon:

•	our corporate performance, consisting of revenue and EBITDA; and

•	each named executive officer’s individual performance relative to the corporate performance.

The weighting of the components of the total annual cash compensation targets for each named executive officer’s is based 50% on the achievement of corporate annual revenue levels and 50% based on the achievement of annual EBITDA levels. The compensation committee establishes total cash compensation targets for each named executive officer based on various levels of annual revenue and EBITDA achievement. Cash incentive bonus amounts for each named executive officer is calculated by subtracting the named executive officer’s base salary from the total cash compensation target for the named executive officer at our achieved level of revenue and EBITDA. Total cash compensation for any named executive officer cannot go below the base salary of such named executive officer.

Targeted 2009 annual cash incentive compensation for Messrs. Stevens, O’Sullivan, and Lyons are $1,462,500, $835,500, and $201,000, respectively. Due to his change in employment status in 2009, Mr. Calhoun is not participating in the incentive compensation program for 2009. The compensation committee believes that these targets present achievable goals, but are not certain and depend upon successful execution of our business plan.

We must achieve certain minimum corporate revenue levels and minimum annual EBITDA levels for the annual cash incentive bonus to be paid. The minimum corporate revenue levels and minimum annual EBITDA levels vary for each named executive officer based on the mix of the total annual cash compensation for each named executive officer. We vary the respective minimum levels so that a named executive officer who receives a larger portion of their annual cash compensation in the form of an annual bonus will have a lower minimum corporate revenue level and minimum annual EBITDA level compared to a named executive officer who receives a larger portion fixed as base salary. For 2009, the minimum corporate revenue levels, the minimum corporate EBITDA levels, the revenue targets and the EBITDA targets are:

	Minimum Annual	Minimum Annual
Name	Revenue Levels	EBITDA Levels	Target Revenue	Target EBITDA

Glenn H. Stevens	$77,022,874	$29,268,692	$210,150,000	$90,364,500
Henry C. Lyons	$118,987,369	$45,215,200	$210,150,000	$90,364,500
Timothy O’Sullivan	$53,823,278	$20,452,845	$210,150,000	$90,364,500

The annual cash incentive bonus is paid out based on quarterly and annual results with 50% of the total incentive bonus paid based on quarterly results and 50% of the total bonus paid based on full-year performance. The annual cash incentive bonus is one component of the total annual cash compensation for our named executive officers and is calculated by subtracting each named executive officer’s base compensation from their total cash compensation target at the level of revenue and EBITDA achieved. Each named executive officer’s total annual cash compensation has a minimum level based on each named executive officer’s base compensation. Our named executive officers can achieve an annual cash incentive bonus based on the achievement of the revenue and EBITDA targets established by our compensation committee. The total cash compensation is weighted differently for each named executive officer so that Messrs. Stevens and O’Sullivan receive a larger portion of their total annual cash compensation in the form of an annual cash incentive bonus and Mr. Lyons receives a larger portion of his total annual cash compensation in the form of base compensation. For 2008, we paid incentive cash bonuses for our named executive officers based on our achievement of annual revenue levels and annual EBITDA levels generally in an aggregate amount of $3,903,000, of which Messrs. Stevens, Calhoun, O’Sullivan and Lyons received an aggregate bonus of $2,302,000, $440,000, $968,000 and $193,000, respectively, which represented 354.0%, 144.0%, 484.0% and 59.0% of their base salaries, respectively. For all of our executive officers except Mr. Stevens, bonuses are reviewed and approved by our compensation committee, taking into account recommendations from Mr. Stevens. For Mr. Stevens, our compensation committee reviews and approves the amount of his bonus.

For 2008, the target and achieved corporate revenue and EBITDA levels were:

					Target Total
Name	Target Revenue	Target EBITDA	2008 Revenue	2008 EBITDA	Compensation

Glenn H. Stevens	$167,500,00	$73,700,000	$190,797,757	$91,905,189	$2,100,000
Henry C. Lyons	$167,500,00	$73,700,000	$190,797,757	$91,905,189	$465,000
Timothy O’Sullivan	$167,500,00	$73,700,000	$190,797,757	$91,905,189	$1,150,000
Christopher W. Calhoun	$167,500,00	$73,700,000	$190,797,757	$91,905,189	$670,000

Long-Term Incentive Compensation.  We believe that long-term performance is achieved through an ownership culture that encourages performance by our executive officers through the use of stock and stock-based awards to ensure that our executive officers have a continuing stake in our long-term success. Prior to December 2006 we utilized stock options. Beginning in December 2006, due to a change in the accounting treatment of stock options and restricted stock units, our compensation committee decided to use restricted stock units. Historically, our stock option grants vest at the rate of 33 1/3% per year over three years beginning on the first anniversary of the date of grant. Our restricted stock unit grants vest at the rate of 25.0% per year over four years beginning on the first anniversary of the date of grant. Mr. Stevens is also entitled to certain additional vesting with respect to his outstanding equity grants in the event he is terminated without cause or upon a change in control, or upon his resignation for good reason, as described in further detail below under “— Executive Compensation — Employment Agreements.” Once vested, payment with respect to restricted stock units is made upon the occurrence of a specified date, or upon the occurrence of a change in control or the grantee’s separation from service, or death, whichever is earliest.

When determining whether to make equity grants for 2008, as well as the size of such grants, the board of directors considered:

•	each named executive officer’s contribution to our long-term health and growth;

•	retention considerations based on the assessment of each named executive officer’s contributions; and

•	any other considerations that the compensation committee deemed relevant with respect to a named executive officer, including the accomplishment of the individual’s assigned objectives based on the initiatives between our named executive officers and executive management.

To date, authority to make equity grants to executive officers has rested with our compensation committee. In determining the size of equity grants to executive officers, our compensation committee considers our performance compared to our overall strategic goals, individual performance against the individual’s assigned objectives that are directly linked to our overall strategic goals, the extent to which equity awards previously granted are vested and, with respect to grants made to all executives, including executive officers, other than Mr. Stevens, the recommendations of Mr. Stevens and other members of management, if applicable. Our named executive officers’ objectives are not static and vary based on the initiatives between our executive officers and other key members of executive management. The objectives generally relate to our ability to grow, as described in further detail under “— Business — Growth Strategies.” We believe any additional disclosure regarding these objectives would cause us an undue competitive harm.

All stock options awarded to our executive officers were granted with an exercise price equal to or greater than the fair market value of our common stock on the date of grant, the determination of which is discussed below. Accordingly, the stock options will have value to our executive officers only if the market price of our common stock increases after the date of grant.

Our 2006 Equity Compensation Plan authorizes us to grant a wide variety of equity awards, including stock options, shares of restricted stock, restricted stock units, stock appreciation rights, and other stock-based awards to our employees and executive officers as well as non-employee members of our board of directors and certain consultants and advisors to the company, which is described in further detail below under “— Benefit Plans.”

Our board has adopted a new 2009 Omnibus Incentive Compensation Plan, which is expected to be approved by our shareholders prior to our initial public offering and is described below under “— Benefit Plans.” The 2009 Omnibus Incentive Compensation Plan will replace our existing 2006 Equity Compensation Plan immediately following this offering and will provide for a wide variety of equity awards, including stock options, shares of restricted stock, restricted stock units, stock appreciation rights and other stock-based awards (including equity grants intended to qualify as “qualified performance-based compensation” under section 162(m) of the Internal Revenue Code) to our executive officers and our other employees, as well as non-employee members of our board of directors and certain consultants and advisors to the company, as well as cash awards to our named executive officers that are considered “qualified performance-based compensation” under section 162(m) of the Internal Revenue Code.

We do not have any equity security ownership guidelines or requirements for our executive officers. We do not have any program, plan or obligation that requires us to grant equity compensation on specified dates, although with certain exceptions for new hires and promotions, grants are typically made during the first quarter of each year and are based on performance for the preceding year. Because we have not been a public company, we have not made equity grants in connection with the release or withholding of material non-public information. However, we intend to implement policies to ensure that equity awards are granted at fair market value on the date that the grant action occurs.

Other Benefits.  Executive officers are eligible to participate in all of our employee benefit plans, such as medical, dental, vision, group life, short and long-term disability, and supplemental insurance and our 401(k) plan, in each case on the same basis as other employees, subject to applicable laws. We also provide vacation and other paid holidays to all employees, including our executive officers. The only executive perquisite is a corporate membership at a country club that our named executive officers are entitled to use.

Employment, severance and change in control arrangements

We have an employment agreement with Mr. Stevens. We believe that the employment agreement provides a competitive total compensation package and is appropriate for the responsibilities and duties of Mr. Stevens as our chief executive officer. Among other terms, the employment agreement provides for payments and other benefits if we terminate Mr. Stevens’ employment without cause, or if he terminates employment for good reason, or if we elect not to renew the term of his employment agreement. No distinction is made in the amount of severance payable to him before or after a change in control of GAIN.

Mr. Lyons does not have an employment agreement but our letter to him offering employment with us provides for severance if he is terminated involuntarily within one (1) year following a change in control.

Our compensation committee approved these severance and change in control provisions in these agreements because the committee believes that these benefits are appropriate for the caliber of executives hired and for the size of our company. In addition, the committee desired to alleviate the financial hardships which may be experienced by the executives if their employment is terminated under specified circumstances and to reinforce and encourage the continued attention and dedication of those executives to their assigned duties, notwithstanding the potential impact a change in control transaction could have on their respective careers or positions. The severance level for Mr. Stevens is greater than for the other executives, because of his greater responsibilities with respect to our company. There are no severance arrangements in place for Messrs. Calhoun and O’Sullivan.

The severance and/or change in control arrangements applicable to Messrs. Stevens and Lyons are set forth in each of their respective agreements, as discussed in detail below under the heading “— Executive Compensation — Employment Agreements.” The severance and change in control arrangements in place for Messrs. Stevens and Lyons were individually negotiated with each named executive officer party thereto.

In general terms, a change of control occurs: (i) if a person, entity or affiliated group acquires more than 50.0% of our then outstanding voting securities; (ii) if we merge into another entity, unless the holders of our voting shares immediately prior to the merger have at least 50.0% of the combined voting power of the securities in the merged entity or its parent; (iii) if we sell or dispose of all or substantially all of our assets; or (iv) if we are liquidated or dissolved. The compensation committee also has the flexibility to modify this definition as needed to comply with section 409A of the Code.

In the event of a change in control, in the case of outstanding options and restricted stock units held by all grantees under the terms of our 2006 Equity Compensation Plan, all options and restricted stock units vest, unless our compensation committee determines otherwise. Mr. Stevens’ employment agreement provides for certain accelerated vesting of his outstanding options and restricted stock if he is terminated without cause, resigns for good reason or if we fail to renew the term of his employment agreement. The offer letter in place for Mr. Lyons provides that his outstanding restricted stock units will vest on a change in control. In addition, the restricted stock unit agreements of all holders of restricted stock units provide for accelerated payment of vested restricted stock units upon the occurrence of a change in control. Our compensation committee believes that these contractual rights provide a valuable incentive for management. For more details regarding the terms of the employment agreements, offer letters and outstanding restricted stock units grants, see “— Executive Compensation — Employment Agreements” below.

Tax and accounting treatment

As discussed above, our compensation committee considers the tax and accounting treatment associated with the cash and equity awards it makes, although these considerations are not dispositive. Section 162(m) of the Internal Revenue Code places a limit of $1,000,000 per person on the amount of compensation that we may deduct in any one year with respect to each of our named executive officers. There is an exemption from the $1,000,000 limitation for performance-based compensation that meets certain requirements. Since we are a privately held corporation, section 162(m) does not currently apply to our compensation. Under the transition rules, in general, compensation paid under a plan that existed while we are private is exempt from the $1,000,000 deduction limit until the third annual meeting of our stockholders following our initial public offering. We will take these transition rules into account when awarding compensation to our named executive officers. Following our initial public offering, grants of options or stock appreciation rights under our 2009 Omnibus Incentive Compensation Plan are intended to qualify for the exemption. Grants of restricted shares or stock units that are made in the future under the 2009 Omnibus Incentive Compensation Plan may qualify for the exemption if vesting is contingent on the attainment of objectives based on the performance criteria set forth in the plan and if certain other requirements are satisfied. Grants of restricted shares or stock units that vest solely on the basis of service cannot qualify for the exemption. In addition, the terms of the 2009 Omnibus Incentive Compensation Plan contemplate that cash bonuses made in the future may qualify for the exemption. To maintain flexibility in compensating officers in a manner designed to promote varying corporate goals, our compensation committee has not adopted a policy requiring all compensation to be deductible. Our compensation committee may approve compensation or changes to plans, programs or awards that may cause the compensation or awards to exceed the limitation under section 162(m) if it determines that action is appropriate and in our best interests.

Executive Compensation

Summary compensation table

The table below presents the annual compensation for services to us in all capacities for the periods shown for our (i) chief executive officer, (ii) principal financial officer, (iii) the three most highly compensated executive officers other than our chief executive officer and chief financial officer who were serving as our executive officers on December 31, 2008 and (iv) up to two additional individuals for whom disclosures would have been provided but for the fact that the individual was not serving as an executive officer of our company on December 31, 2008. These officers are referred to as the “named executive officers.” All dollar amounts are in U.S. dollars.

							Change in
							Pension
							Value and
						Non-	Non-
						Equity	Qualified
						Incentive	Deferred
						Plan	Compen-
				Stock	Option	Compen-	sation	All Other
Name and		Salary	Bonus	Awards(1)	Awards(1)	sation(2)	Earnings	Compensation		Total
Principal Position(a)	Year(b)	($)(c)	($)(d)	($)(e)	($)(f)	($)(g)	($)(h)	($)(i)		($)(j)

Glenn H. Stevens	2008	$650,000	$2,302,000	1,174,276	—	—	—	$24,748	(3)	$4,151,024
President and Chief Executive Officer
Christopher W. Calhoun(4)	2008	$305,000	$440,000	477,137	44,833	—	—	$22,852	(5)	$1,289,822
Senior Advisor, and Secretary
Henry C. Lyons	2008	$325,000	$193,000	172,214	—	—	—	$429	(6)	$690,643
Chief Financial Officer and Treasurer
Timothy O’Sullivan	2008	$200,000	$968,000	299,472	—	—	—	$14,014	(7)	$1,481,486
Chief Dealer

(1)	The amounts shown represent the compensation costs recognized rather than an amount paid to or realized by the named executive officer. Pursuant to SEC rules, the amount disclosed disregards estimates of forfeitures of awards that are otherwise included in the financial statement reporting for such awards. Ratable amounts expensed for stock awards and stock options that were granted in years prior to 2008 are also reflected in this column.
(2)	Represents incentive compensation earned for the year ended December 31, 2008 under the 2006 Equity Compensation Plan. For more details on our bonus program, see “Compensation Discussion and Analysis — Annual Incentive Compensation.”
(3)	This amount includes: (i) $7,750 in employer matching contribution to our 401(k) plan; (ii) $8,640 in car allowance ($720 per month); (iii) $7,500 in country club membership; and (iv) $858 for payment of term life insurance premiums.

(4)	In April 2009, Mr. Calhoun agreed to modify his position as our managing director whereby he agreed to assume a part-time position as senior advisor, overseeing certain strategic initiatives. In connection with this change in responsibility, Mr. Calhoun’s compensation was modified to reflect his part-time employment and his salary was $50,000 per year. In October 2009, Mr. Calhoun’s annual compensation was increased to $100,000 annually to reflect increased responsibilities. Mr. Calhoun remains a part-time employee.

(5)	This amount includes: (i) $7,750 in employer matching contribution to our 401(k) plan; (ii) $7,200 in car allowance ($600 per month); (iii) $7,500 in county club membership; and (iv) $402 for payment of term life insurance premiums.
(6)	This amount includes $429 for payment of term life insurance premiums.
(7)	This amount includes: (i) $7,750 in employer matching contribution to our 401(k) plan; (ii) $6,000 in car allowance ($500 per month); and (iii) $264 for payment of term life insurance premiums.

Grants of plan-based awards

The following table sets forth information concerning grants of plan-based awards to the named executive officers during the year ended December 31, 2008. The estimated possible payouts under non-equity incentive plan awards consist of the bonus plans that are described in “— Compensation Discussion and Analysis — Annual Incentive Compensation.” The actual amounts realized in respect of the non-equity plan incentive awards in respect of 2008 are reported in the Summary Compensation Table under the Non-Equity Incentive Plan Compensation column.

								All Other	All Other
								Stock	Option
								Awards:	Awards:	Exercise	Grant Date
					Estimated Future Payouts			Number	Number of	or Base	Fair Value of
		Payouts Under Non-Equity			Under Equity Incentive			of Shares	Securities	Price of	Stock and
		Incentive Plan Awards			Plan Awards			of Stock	Underly-	Option	Option
		Threshold	Target	Maximum	Threshold	Target	Maximum	or	ing Options	Awards	Awards
Name(a)	Grant Date(b)	($)(c)	($)(d)	($)(e)	(#)(f)	(#)(g)	(#)(h)	Units (#)(i)	(#)(j)	($/Sh)(k)	($)(l)

Glenn H. Stevens	4/15/2008	—	—	—	—	—	—	60,000	—	—	$2,205,000
Christopher W. Calhoun	4/15/2008	—	—	—	—	—	—	20,000	—	—	$735,000
Henry C. Lyons	4/15/2008	—	—	—	—	—	—	25,000	—	—	$918,750
Timothy O’Sullivan	4/15/2008	—	—	—	—	—	—	10,000	—	—	$367,500

Outstanding equity awards at fiscal year-end

The following table sets forth information regarding unexercised stock options and restricted stock awards that had not vested for each of the named executive officers as of December 31, 2008. For more information on equity awards made to the named executive officers see “— Compensation Discussion and Analysis — Long-Term Incentive Compensation.”

								Stock Awards
												Equity
	Option Awards										Equity	Incentive Plan
					Equity						Incentive	Awards:
					Incentive						Plan	Market or
					Plan						Awards:	Payout
					Awards:						Number of	Value of
	Number of		Number of		Number of			Number			Unearned	Unearned
	Securities		Securities		Securities			of Shares		Market Value	Shares,	Shares,
	Underlying		Underlying		Underlying			or Units of		of Shares or	Units or	Units or
	Unexercised		Unexercised		Unexercised	Option		Stock That		Units of Stock	Other	Other Rights
	Options		Options		Unearned	Exercise	Option	Have Not		That Have	Rights That	That Have
	(#)		(#)		Options	Price	Expiration	Vested		Not Vested	Have Not	Not Vested
Name(a)	Exercisable(b)		Unexercisable(c)		(#)(d)	($)(e)	Date(f)	(#)(g)		($)(h)	Vested (#)(i)	($)(j)

Glenn H. Stevens	53,813	(1)	—		—	$1.75	6/10/2013	—		—	—	—
	20,000	(2)	—		—	$2.50	1/30/2014	—		—	—	—
	50,000	(2)	—		—	$2.50	1/30/2014	—		—	—	—
	10,000	(2)	—		—	$2.50	4/15/2014	—		—	—	—
	5,000	(2)	—		—	$2.50	9/30/2014	—		—	—	—
	60,000	(2)	—		—	$3.50	1/31/2015	—		—	—	—
	135,000	(1)	—		—	$4.50	6/15/2015	—		—	—	—
	50,000	(1)	—		—	$5.50	12/30/2015	—		—	—	—
	—		—		—	—	—	10,000	(3)(4)	$319,800	—	—
	—		—		—	—	—	3,965	(3)(4)	$126,800	—	—
	—		—		—	—	—	75,000	(3)(5)	$2,398,500	—	—
	—		—		—	—	—	60,000	(3)(6)	$1,918,800	—	—
Christopher W. Calhoun	10,833	(1)	—		—	$4.50	6/15/2015	—		—	—	—
	29,833	(1)	—		—	$5.50	12/30/2015	—		—	—	—
	16,667	(1)	8,333	(1)	—	$6.50	1/31/2016	—		—	—	—
	—		—		—	—	—	10,000	(3)(4)	$319,800	—	—
	—		—		—	—	—	30,000	(3)(5)	$959,400	—	—
								20,000	(3)(6)	$639,600
Henry C. Lyons	—		—		—	—	—	25,000	(3)(6)	$799,500	—	—
Timothy O’Sullivan	3,333	(1)	—		—	$3.50	1/31/2015	—		—	—	—
	53,400	(1)	—		—	$4.50	6/15/2015	—		—	—	—
	50,000	(1)	—		—	$5.50	12/30/2015	—		—	—	—
	—		—		—	—	—	10,000	(3)(4)	$319,800	—	—
	—		—		—	—	—	2,685	(3)(4)	$85,866	—	—
	—		—		—	—	—	15,000	(3)(5)	$479,700	—	—
	—		—		—	—	—	10,000	(3)(6)	$319,800	—	—

(1)	Such incentive stock options vest ratably over three years, with one-third of the options vesting on each of the first three anniversaries of the grant date and have a term of ten years.
(2)	Such incentive stock options were fully vested on the date of grant and have a term of ten years.
(3)	Such restricted stock units vest ratably over four years, with one-fourth of the options vesting on each of the first four anniversaries of the grant date.
(4)	Such restricted stock units were granted on December 31, 2006.
(5)	Such restricted stock units were granted on June 30, 2007.
(6)	Such restricted stock units were granted on April 15, 2008.

Option exercises and stock vested

The following table provides information regarding options exercised and stock awards vested for the named executive officers during the year ended December 31, 2008.

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares
	Acquired on	Realized on	Acquired on	Value Realized
	Exercise	Exercise	Vesting	on Vesting
Name	(#)	($)(1)	(#)	($)(2)
(a)	(b)	(c)	(d)	(e)

Glenn H. Stevens	160,524	$7,015,725	31,982	$787,924
Christopher W. Calhoun	90,167	$3,072,156	15,000	$353,950
Henry C. Lyons	—	—	—	—
Timothy O’Sullivan	65,187	$2,691,059	11,342	$244,479

(1)	Represents the difference between the exercise price and the fair market value of our common stock on the date of exercise for each option.
(2)	Represents the fair market value of our common stock on the applicable vesting date, multiplied by the number of shares of restricted stock that vested on that date.

Potential Payments Upon Termination or Change of Control

Employment agreements and change of control arrangements

Glenn H. Stevens

Employment agreement

We entered into an employment agreement with Mr. Stevens, our president and chief executive officer, dated January 1, 2008. Mr. Steven’s agreement will continue, unless earlier terminated by the parties, until December 31, 2009, or the Term. The Term will be automatically extended for an additional one-year period unless either we or Mr. Stevens provide a written notice at least 90 days prior to the scheduled expiration of the initial Term. Mr. Stevens’ annual base salary under the agreement is $650,000, which shall be reviewed annually for appropriate increases by the board of directors. Mr. Stevens will also be eligible to receive quarterly and annual bonuses during the Term as determined by the compensation committee of the board of directors in its sole discretion. Mr. Stevens will also be eligible to participate in any of our benefit plans and programs in place for our executive officers.

Mr. Stevens’ agreement provides that in the event we terminate Mr. Stevens at any time without “Cause” (as defined in the agreement) or Mr. Stevens resigns for “Good Reason” (as defined in the agreement), Mr. Stevens will be entitled to receive severance payments in an amount equal to 18 months of Mr. Stevens’ monthly base salary in effect at that time, plus any accrued and unpaid annual and quarterly bonus or, if no such annual or quarterly bonus has accrued, Mr. Stevens will be eligible to receive a pro rata portion of any quarterly and annual bonus. In addition, all equity grants held by Mr. Stevens at the time of his termination that would vest within the 24 month period following the termination date will immediately vest and become exercisable. Mr. Stevens will also be entitled to continued health benefits at the same premium rates charged to other current employees for the 18 month period following Mr. Stevens’ termination. For further information, please see “Compensation, Discussion and Analysis — Employment and Change in Control Arrangements.”

Mr. Stevens’ agreement also contains nondisclosure, noncompetition and nonsolicitation provisions. The nondisclosure provisions provide for protection of our confidential information. The noncompetition and nonsolicitation provisions of Mr. Stevens’ agreement prevent Mr. Stevens from competing with us or soliciting our customers or employees for a period of 18 months following termination of employment for any reason. Mr. Stevens agreement also provides that his purchase right with respect to all securities of GCAM, LLC held by us, referred to as the Stevens Purchase Option (as defined in that certain Letter Agreement, dated as of January 1, 2007, between Mr. Stevens and us), which is described below, is terminated.

GCAM letter agreement

On January 1, 2007, we entered into a securities purchase agreement with Glenn H. Stevens, our chief executive officer, Mark E. Galant, the chairman of our board of directors, and GAIN Capital Group, LLC, our indirect wholly-owned subsidiary. Pursuant to the purchase agreement, we purchased all of the issued and outstanding units of GCAM, LLC, or GCAM, an entity offering managed account services, from each of Mr. Stevens, Mr. Galant and GAIN Capital Group, LLC, resulting in GCAM becoming our direct wholly-owned subsidiary. In consideration of the GCAM units, we issued 48,820 restricted stock units to Mr. Stevens and 19,430 restricted stock units to Mr. Galant. Pursuant to Mr. Stevens’ restricted stock unit agreement, upon a “Change of Control” (as defined in the restricted stock unit agreement), Mr. Stevens shall receive an additional award of 9,764 restricted units in exchange for one hundred thousand dollars ($100,000) paid by Mr. Stevens to us; provided that both Mr. Stevens and Mr. Galant are employed by us or providing services to us at the time of the Change of Control.

As a condition to consummating the transaction, on January 1, 2007, we entered into a letter agreement with Mr. Stevens which, among other things, obligates us to pay Mr. Stevens compensation in consideration for his services as chief executive officer of GCAM based upon a pre-determined formula set forth in the letter agreement. For the 2007 fiscal year, we did not pay Mr. Stevens any compensation for his services as chief executive officer of GCAM, and such compensation provisions were superseded by Mr. Stevens’ employment agreement, dated January 1, 2008. Pursuant to the letter agreement, Mr. Stevens was also entitled to a purchase right with respect to all securities of GCAM held by us, but such right was terminated in connection with Mr. Stevens’ employment agreement, dated January 1, 2008.

Christopher W. Calhoun

Prior to April 2009, Christopher W. Calhoun was employed by us as our managing director and secretary pursuant to an offer letter, dated November 12, 2000. Pursuant to his offer letter, Mr. Calhoun was originally hired as our vice president of operations. Mr. Calhoun is eligible for other benefits paid by us, including, among other benefits, long-term incentive compensation and a portion of his health care insurance coverage. Mr. Calhoun’s offer letter required his execution of our standard form confidentiality, non-compete and non-hire agreement. In April 2009, Mr. Calhoun agreed to modify his position as managing director whereby he agreed to assume the new role as our senior advisor and corporate secretary overseeing certain of our strategic initiatives. In August 2009, we entered into an agreement with Mr. Calhoun to reflect this change in responsibility. In connection with this change, Mr. Calhoun’s compensation was modified to reflect his part-time employment and his annual salary was $50,000. In October 2009, Mr. Calhoun’s compensation was increased to $100,000 annually to reflect increased responsibilities. Mr. Calhoun remains a part-time employee. Mr. Calhoun’s employment is “at-will” and he is not entitled to severance. For further information, please see “Compensation, Discussion and Analysis — Employment and Change in Control Arrangements.”

Henry C. Lyons

Henry C. Lyons is currently employed by us as our chief financial officer and treasurer pursuant to an offer letter, dated March 23, 2009. Pursuant to his offer letter, Mr. Lyons is employed by us as our chief financial officer and earns an annual salary of $325,000. Mr. Lyons is eligible for other benefits paid by us, including, among other benefits, long-term incentive compensation and a portion of his healthcare insurance coverage. Mr. Lyons’ employment is “at will” and not for any specified period of time. Mr. Lyons’ offer letter required his execution of our standard form confidentiality, non-compete and non-hire agreement. Pursuant to the offer letter, we will pay Mr. Lyons a one-time, lump sum payment in an amount equal to one times his annual base salary in the event he is terminated as within one (1) year following a change in control of us. If a change of control occurs, all of Mr. Lyons’ outstanding restricted stock units would become automatically fully vested.

Timothy O’Sullivan

Timothy O’Sullivan is currently employed by us as our chief dealer pursuant to an offer letter, dated March 8, 2000. Pursuant to his offer letter, Mr. O’Sullivan was hired for an annual salary of $130,000, which has been increased to $240,000 per year. Mr. O’Sullivan is also eligible for certain other benefits paid for by us, including, among other benefits, annual bonuses, long-term incentive compensation and health care insurance coverage. Mr. O’Sullivan’s employment is “at will” and not for any specified period of time. Mr. O’Sullivan’s offer letter required his execution of our standard confidentiality, non-compete and non-hire agreement. In the event of a change of control, Mr. O’Sullivan may be entitled to accelerated vesting of equity awards. For further information, please see “Compensation, Discussion and Analysis — Employment and Change in Control Arrangements.”

Potential payments upon termination or change of control table

The tables below reflect the compensation and benefits, if any, due to each of the named executive officers upon a voluntary termination, a termination for cause, an involuntary termination other than for cause or resignation for good reason, both before and after a change of control, a change of control, or a termination due to death, disability or retirement. The amounts shown assume that each termination of employment or the change of control, as applicable, was effective as of December 31, 2008, and the fair market value of a share of our common stock as of December 31, 2008 was $31.98. The amounts shown in the table are estimates of the amounts which would be paid upon termination of employment or change of control as applicable. The actual amounts to be paid can only be determined at the time of the actual termination of employment or change of control, as applicable. The amounts payable to Mr. Stevens are based on the terms of his employment agreement as in effect on January 1, 2009, in order to present an accurate reflection of the amounts to which Mr. Stevens would become entitled upon a termination of employment or change of control, as set forth in the table below.

The value of the accelerated vesting of options was calculated by multiplying the number of unvested shares subject to each option by the difference between the fair market value of a share of our common stock as of December 31, 2008, and the per share exercise price of the option. The value of the accelerated vesting and payment of restricted stock units was calculated by multiplying the aggregate number of restricted stock units by the fair market value of a share of our common stock as of December 31, 2008, subtracting the present value of the vested units based on the mid-term Applicable Federal Rate (“AFR”) for December 2008 of 3.40%, compounded semi-annually over a 6-year period, and adding the time value of the acceleration of the unvested units. More details concerning these values are set forth in the footnotes below. A 6-year period is used because the vested restricted stock units held by the named executive officers are otherwise to be paid on December 31, 2014, or upon a change of control of the named executive officer’s separation from service, if earlier.

			Termination				Termination
			Without Cause				Without Cause
			or Resignation				or Resignation
		Voluntary	for Good				for Good
		Resignation	Reason				Reason		Death,
		or	Prior to		Change		After		Disability
		Termination	Change in		of		Change in		or
Name	Benefit	for Cause	Control		Control		Control		Retirement

Glenn Stevens	Cash severance(1)	—	$3,277,000	(2)			$3,277,000	(2)	$2,302,000	(3)
	Option								—
	Acceleration	—	—		—		—
	Restricted Unit								—
	Acceleration	—	—		$7,845,203	(4)	—
	Health Benefits	—	$18,000	(5)	—		$18,000	(5)	—
	Total value	—	$3,295,000		$7,845,203		$3,295,000		$2,302,000
Christopher Calhoun	Cash severance	—	$592,500	(6)	—		$592,500	(6)	—
	Option								—
	Acceleration	—	—		$212,324	(7)	—
	Restricted Unit								—
	Acceleration	—	—		$2,622,387	(8)	—
	Health Benefits	—	—		—		—		—
	Total value	—	$592,500		$2,834,711		$592,500		—
Henry Lyons(9)	Cash severance	—			—		$325,000	(10)	—
	Option								—
	Acceleration	—			—		—
	Restricted Unit								—
	Acceleration	—			—		$965,793	(11)
	Health Benefits	—			—		—		—
	Total value	—			—		$1,290,793		—
Timothy O’Sullivan	Cash severance	—	—		—		—		—
	Option								—
	Acceleration	—	—				—
	Restricted Unit								—
	Acceleration	—	—		$848,582	(12)	—
	Health Benefits	—	—		—		—		—
	Total value	—	—		$848,582		—

(1)	The cash severance payments to Mr. Stevens are calculated based on the terms of his employment agreement effective January 1, 2008.
(2)	Pursuant to the terms of his employment agreement, Mr. Stevens is entitled to payment of eighteen (18) months continued base salary plus the quarterly bonuses and annual bonuses which he would have otherwise been paid had his employment not terminated, based on the amount that would actually have been earned. Since the table assumes termination as of December 31, 2008, Mr. Stevens would be entitled to the full amount of the quarterly bonuses and annual bonuses payable to him for the year of termination. The amount reflected in the table includes the full amount of the bonuses payable to Mr. Stevens for 2008. The amount set forth in the table is equal to 1.5 times Mr. Stevens’ 2008 base salary, $975,000, plus the full amount of Mr. Stevens’ 2008 bonuses, $2,302,000.
(3)	Pursuant to the terms of his employment agreement, Mr. Stevens is entitled to a payment of one (1) times his annual bonus upon termination of employment due to death or disability. The amount in the table is equal to one (1) times Mr. Stevens’ annual bonus for 2008.
(4)	This amount represents the value of the accelerated vesting and payment of 246,514 restricted stock units based on a price per share as of December 31, 2008 of $31.98, minus the present value of the vested units based on the mid-term AFR for December 2008 of 3.40%, compounded semi-annually over a 6-year period, plus the time value of the acceleration of the unvested units. This amount represents more than what would actually be paid but is the value of the payment that would be taken into account for purposes of section 280G of the Internal Revenue Code.
(5)	This amount is equal to eighteen (18) months of continued health benefits assuming a monthly cost of $1,000 as set forth in Mr. Stevens’ employment agreement effective January 1, 2008.
(6)	Pursuant to the terms of Mr. Calhoun’s offer letter, as amended, if we terminate his employment without cause, he is entitled to six months of continued salary plus a pro rated bonus for the year of termination. This amount is equal to six months of Mr. Calhoun’s 2008 base salary, such amount being $152,500 plus the full amount of Mr. Calhoun’s 2008 annual bonus, such amount being $440,000. In April 2009, Mr. Calhoun agreed to modify his position as managing director whereby he agreed to assume the new role as our senior advisor and

(footnotes continued on following page)

corporate secretary. In connection with this change in responsibility, Mr. Calhoun’s compensation was modified to reflect his part-time employment and his annual salary was $50,000, and he is no longer entitled to severance. In October 2009, Mr. Calhoun’s compensation was increased to $100,000 annually to reflect increased responsibilities. Mr. Calhoun remains a part-time employee.

(7)	This amount represents the value of the accelerated vesting of options to purchase 8,333 shares of common stock based on a price per share as of December 31, 2008 of $31.98.
(8)	This amount represents the value of accelerated vesting and payment of 80,000 restricted stock units based on a price per share as of December 31, 2008 of $31.98, minus the present value of the vested units calculated using the mid-term AFR for December 2008 of 3.40%, compounded semi-annually over a 6-year period, plus the time value of the acceleration of the unvested units. This amount represents more than what would actually be paid but is the value of the payment that would be taken into account for purposes of section 280G of the Internal Revenue Code.
(9)	The amounts payable to Mr. Lyons are based on the terms of his offer letter, as amended, as in effect on March 23, 2009.
(10)	Pursuant to the terms of his employment letter, if we terminate Mr. Lyons without cause following a change of control, he is entitled to a payment of one (1) time his base annual salary, such amount being $325,000, plus the accelerated vesting and payment of all outstanding restricted stock units, such amount being $965,793.
(11)	This amount represents the value of accelerated vesting and payment of 25,000 restricted stock units based on a price per share as of December 31, 2008 of $31.98, minus the present value of the vested units calculated using the mid-term AFR for December 2008 of 3.40%, compounded semi-annually over a 6-year period, plus the time value of the acceleration of the unvested units. This amount represents more than what would actually be paid but is the value of the payment that would be taken into account for purposes of section 280G of the Internal Revenue Code.
(12)	This amount represents the value of accelerated vesting and payment of 55,370 restricted stock units based on a price per share as of December 31, 2008 of $31.98, minus the present value of the vested units calculated using the mid-term AFR for December 2008 of 3.40%, compounded semi-annually over a 6-year period, plus the time value of the acceleration of the unvested units. This amount represents more than what would actually be paid but is the value of the payment that would be taken into account for purposes of section 280G of the Internal Revenue Code.

Benefit Plans

2009 Omnibus Incentive Compensation Plan and 2006 Equity Compensation Plan

Introduction.  Our board of directors previously adopted the GAIN Capital Holdings, Inc. 2006 Equity Compensation Plan (the “2006 Plan”), effective as of December 31, 2006, to provide for the grant of incentive stock options, nonqualified stock options, stock awards, stock units, stock appreciation rights and other equity-based awards to employees, certain consultants and advisors and non-employee members of the board.

Recently our board adopted the GAIN Capital Holdings, Inc. 2009 Omnibus Incentive Compensation Plan, (the “2009 Plan”), effective as of          , 2009, to provide for the grant of incentive stock options, nonqualified stock options, stock awards, stock units, stock appreciation rights and other stock-based awards to employees, certain consultants and advisors and non-employee members of the board. The 2009 Plan will also provide for the grant of equity awards intended to qualify as “qualified performance based compensation” for purposes of section 162(m) of the Internal Revenue Code and for the payment of annual bonus awards in cash to selected executive employees that are also intended to so qualify.

As of the effective date of the 2009 Plan, the 2006 Plan will be merged with and into the 2009 Plan and no additional grants will be made thereafter under the 2006 Plan. Outstanding grants under the 2006 Plan will continue in effect according to their terms as in effect before the 2009 Plan merger, and the shares with respect to outstanding grants under the 2006 Plan will be issued or transferred under the 2009 Plan.

Except as provided in the description below with respect to the definition of a change of control under the 2006 Plan, the descriptions provided below regarding incentive stock options, nonqualified stock options, stock awards, stock units, stock appreciation rights and other stock-based awards under the 2009 Plan are also applicable to the terms of such awards under the 2006 Plan. The 2006 Plan does not provide for payment of annual bonus awards.

Under the 2006 plan, a change of control occurs if: (i) a person, entity or affiliated group (with certain exceptions) acquires more than 50.0% of our then outstanding voting securities, (ii) a transaction in which we merge into another entity is consummated unless the holders of our voting shares immediately prior to the merger have at least 50.0% of the combined voting power of the securities in the merged entity or its parent, (iii) we sell or dispose of all or substantially all of our assets, or (iv) we are liquidated or dissolved.

2009 Omnibus Incentive Compensation Plan

Introduction.  Our board has adopted the 2009 Plan. It is expected that the 2009 Plan will be approved by our stockholders and will become effective immediately prior to the effectiveness of the registration statement for this offering.

The purpose of the 2009 Plan is to attract and retain employees, non-employee directors and consultants and advisors. The 2009 Plan provides for the issuance of incentive stock options, nonqualified stock options, stock awards, stock units, stock appreciation rights and other stock-based awards. The 2009 Plan also provides for the issuance of annual bonus awards (intended to qualify as “qualified performance-based compensation” for purposes of section 162(m) of the Internal Revenue Code) to selected executive employees. It is intended that the 2009 Plan will provide an incentive to participants to contribute to our economic success by aligning the economic interests of participants with those of our stockholders.

Administration of the 2009 Plan.  The 2009 Plan will be administered by our compensation committee and the committee will determine all of the terms and conditions applicable to grants under the 2009 Plan. Our compensation committee will also determine who will receive grants under the 2009 Plan and the number of shares of our common stock that will be subject to grants, except that grants to our non-employee directors may only be made by our board.

Awards.  The 2009 Plan authorizes the issuance or transfer of up to          shares of our common stock (which includes the number of shares that (i) are subject to outstanding grants under the 2006 Plan, and (ii) remain available for issuance (but unexercised, unvested or not paid) under the 2006 Plan). During the term of the Plan, the share reserve will automatically increase on the first trading day in January each calendar year, beginning in calendar year 200  , by an amount equal to the lesser of     % of the total number of outstanding shares of our common stock on the last trading day in December in the prior calendar year or          shares. In no event will any such annual increase exceed          shares.

If any options or stock appreciation rights (including options and stock appreciation rights granted under the 2006 Plan) terminate, expire or are canceled, forfeited, exchanged or surrendered without having been exercised or if any stock awards, stock units or other stock-based awards (including awards granted under the 2006 Plan) are forfeited, terminated or otherwise not paid in full, the shares subject to such grants will again be available for purposes of the 2009 Plan. In addition, if any shares of our common stock are surrendered in payment of the exercise price of an option or stock appreciation right, the number of shares available for issuance under the Plan will be reduced only by the net number of shares actually issued upon exercise and not by the total number of shares under which such option or stock appreciation right is exercised. If shares of our common stock otherwise issuable under the Plan are withheld in satisfaction of the withholding taxes incurred in connection with the issuance, vesting or exercise of any grant or the issuance of our common stock, then the number of shares of our common stock available for issuance under the Plan shall be reduced by the net number of shares issued, vested or exercised under such grant. If any grants are paid in cash, and not in shares of our common stock, any shares of our common stock subject to such grants will also be available for future grants.

The 2009 Plan also contain limits of          shares for all grants measured in shares of our common stock and $      (whether payable in common stock, cash or a combination of both), for all grants measured in cash dollars. Both limits are subject to adjustment as described in the Plan.

Adjustments.  In connection with stock splits, stock dividends, recapitalizations and certain other events affecting our common stock, the committee will make adjustments as it deems appropriate in the maximum number of shares of our common stock reserved for issuance as grants, the maximum number of shares of our common stock that any individual participating in the 2009 Plan may be granted in any year, the number and kind of shares covered by outstanding grants, the kind of shares that may be issued or transferred under the 2009 Plan, and the price per share or market value of any outstanding grants.

Eligibility.  All of our employees and employees of our subsidiaries are eligible to receive grants under the 2009 Plan. In addition, our non-employee directors and consultants and advisors who perform services for us and our subsidiaries may receive grants under the 2009 Plan.

Vesting.  Our committee determines the vesting of awards granted under the 2009 Plan.

Options.  Under the 2009 Plan, the committee will determine the exercise price of the options granted and may grant options to purchase shares of our common stock in amounts as determined by the committee. The committee may grant options that are intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code, or nonqualified stock options, which are not intended to so qualify. Incentive stock options may only be granted to employees. Anyone eligible to participate in the 2009 Plan may receive a grant of nonqualified stock options. The exercise price of a stock option granted under the Plan cannot be less than the fair market value of a share of our common stock on the date the option is granted. If an incentive stock option is granted to a 10.0% stockholder, the exercise price cannot be less than 110.0% of the fair market value of a share of our common stock on the date the option is granted. The exercise price for any option is generally payable (i) in cash, (ii) in certain circumstances as permitted by our committee, by the surrender of shares of our common stock with an aggregate fair market value on the date the option is exercised equal to the exercise price, (iii) by payment through a broker in accordance with procedures established by the Federal Reserve Board, or (iv) by another method approved by our committee. The term of an option cannot exceed ten years from the date of grant, except that if an incentive stock option is granted to a 10.0% stockholder, the term cannot exceed five years from the date of grant. In addition, to the extent an option is at the time exercisable for vested shares of our common stock, all or any part of that vested portion may be surrendered to us for an appreciation distribution payable in shares of our common stock with a fair market value at the time of the option surrender equal to the dollar amount by which the then fair market value of the shares of our common stock subject to the surrendered portion exceeds the aggregate exercise price.

Except as provided in the grant instrument or as otherwise determined by the committee, an option may only be exercised while a grantee is employed by or providing service to us or our subsidiaries or during an applicable period after termination of employment or service.

Stock Awards.  Under the 2009 Plan, the committee may grant stock awards. A stock award is an award of our common stock that may be subject to restrictions as our committee determines. The restrictions, if any, may lapse over a specified period of employment or based on the satisfaction of pre-established criteria, in installments or otherwise, as our committee may determine. Except to the extent restricted under the grant instrument relating to the stock award, a grantee will have all of the rights of a stockholder as to those shares, including the right to vote and the right to receive dividends or distributions on the shares. All unvested stock awards are forfeited if the grantee’s employment or service is terminated for any reason, unless the committee determines otherwise.

Stock Units.  Under the 2009 Plan, the committee may grant stock units to anyone eligible to participate in the 2009 Plan. Stock units are phantom units that represent shares of our stock. Stock units become payable on terms and conditions determined by the committee and will be payable in cash or shares of our stock as determined by the committee. All unvested stock units are forfeited if the grantee’s employment or service is terminated for any reason, unless the committee determines otherwise.

Stock Appreciation Rights (SARs).  The 2009 Plan authorizes the committee to grant SARs to anyone eligible to participate in the Plan. Upon exercise of an SAR, the grantee will receive an amount equal to the excess of the fair market value of the common stock on the date of exercise over the base amount set forth in the grant letter. Such payment to the grantee will be in cash, in shares of common stock, or in a combination of cash and shares of common stock, as determined by the committee. The committee will determine the period when SARs vest and become exercisable, the base amount for SARs, and whether SARs will be granted in connection with, or independently of, any options. SARs granted in connection with an option will have a base amount equal to the related option. If the SAR is not granted in connection with an option, the base amount will be equal to or greater than the fair market value of our common stock on the date the SAR is granted. SARs may be exercised while the grantee is employed by us or providing service to us or within a specified period of time after termination of such employment or service, as determined by the committee.

Other Stock-Based Awards.  Under the 2009 Plan, the committee may grant other types of awards that are based on, measured by or payable to anyone eligible to participate in the 2009 Plan in shares of our common stock. The committee will determine the terms and conditions of such awards. Other stock-based awards may be payable in cash, shares of our common stock or a combination of the two.

Dividend Equivalents.  Under the 2009 Plan, the committee may grant dividend equivalents in connection with grants of stock units or other stock-based awards made under the plan. Dividend equivalents entitle the grantee to receive amounts equal to ordinary dividends that are paid on the shares underlying a grant while the grant is outstanding. The committee will determine whether dividend equivalents will be paid currently or credited to a bookkeeping account as a dollar amount or in the form of stock units. Dividend equivalents may be paid in cash, in shares of our common stock or in a combination of the two. The committee will determine whether dividend equivalents will be conditioned upon the exercise, vesting or payment of the grant to which they relate and the other terms and conditions of the grant.

Qualified Performance-Based Compensation.  The 2009 Plan permits the committee to impose performance goals that must be met with respect to grants of stock awards, stock units, other stock-based awards and dividend equivalents that are intended to meet the exception for qualified performance-based compensation under Section 162(m) of the Internal Revenue Code. Prior to or soon after the beginning of a performance period, the committee will establish the performance goals that must be met, the applicable performance periods, the amounts to be paid if the performance goals are met and any other conditions.

The performance goals, to the extent designed to meet the requirements of Section 162(m) of the Internal Revenue Code, will be based on one or more of the following criteria: stock price, earnings per share, net earnings, operating earnings, earnings before income taxes, EBITDA (earnings before income tax expense, interest expense, and depreciation and amortization expense), return on assets, stockholder return, return on equity, growth in assets, unit volume, sales or market share, or strategic business criteria consisting of one or more objectives based on meeting specified revenue goals, market penetration goals, geographic business expansion goals, cost targets or goals relating to acquisitions or divestitures.

If dividend equivalents are granted as qualified performance-based compensation, the maximum amount of dividend equivalents that may be accrued by a grantee in a calendar year is $1,000,000.

Change of Control.  If we experience a change of control, unless our committee determines otherwise, all outstanding options and stock appreciation rights will automatically accelerate and become fully exercisable, the restrictions and conditions on all outstanding stock awards will immediately lapse and all grantees holding stock units, dividend equivalents and other equity-based awards will receive a payment in settlement of such grants in an amount determined by the committee. The committee may also provide that (i) grantees will be required to surrender their outstanding stock options and stock appreciation rights in exchange for a payment, in cash or shares of our common stock, equal to the difference between the exercise price and the fair market value of the underlying shares of common stock, (ii) after grantees have the opportunity to exercise their stock options and stock appreciation rights, any unexercised stock options and stock appreciation rights will be terminated on the date determined by our committee, or (iii) all outstanding stock options and stock appreciation rights not exercised will be assumed or replaced with comparable options or rights by the surviving corporation (or a parent or subsidiary of the surviving corporation) and other outstanding grants will be converted to similar grants of the surviving corporation (or a parent or subsidiary of the surviving corporation) as determined by the committee.

In general terms, a change of control under the Plan occurs:

•	if a person, entity or affiliated group (with certain exceptions) acquires more than 50.0% of our then outstanding voting securities;

•	if we merge into another entity unless the holders of our voting shares immediately prior to the merger have at least 50.0% of the combined voting power of the securities in the merged entity or its parent;

•	if we sell or dispose of all or substantially all of our assets;

•	if we are liquidated or dissolved; or

•	if a majority of the members of our board of directors is replaced during any 12-month period or less by directors whose appointment or election is not endorsed by a majority of the incumbent directors.

Annual Bonus Awards.  The 2009 Plan authorizes the committee to grant annual bonus awards (which are intended to qualify as “qualified performance-based compensation” for purposes of Section 162(m) of the Internal

Revenue Code) to executive employees as selected by the committee. The committee will impose and specify the performance goals that must be met with respect to the grant of annual bonus awards and the performance period for the performance goals. To satisfy the requirements of Section 162(m) of the Internal Revenue Code for qualified performance-based compensation, the committee will establish in writing the (i) performance goals that must be met in order to receive payment for the bonus award, (ii) maximum amounts to be paid if the performance goals are met, (iii) performance threshold levels that must be met to receive payment for the bonus award, and (iv) any other conditions the committee determines and to be consistent with the requirements of Section 162(m) of the Internal Revenue Code.

The committee will use performance goals based on one or more criteria as described above for qualified performance-based compensation and may relate to one or more business units, our performance, the performance of our subsidiaries as a whole, or any combination of the foregoing. Prior to, or soon after the beginning of, the performance period (or such other date as required or permitted under Section 162(m) of the Internal Revenue Code), the committee will establish in writing the performance goals that must be met for each bonus award.

For purposes of Section 162(m) of the Internal Revenue Code, the bonus awards can only be awarded with awards designated as “qualified performance-based compensation.” The committee may reduce (but may not increase) the amount paid for the performance goals met based on their assessment of personal performance and other factors and such reduction will not result in an increase of any other bonus award paid. The committee will certify the performance results for the performance period after the performance period ends and will determine the amount, if any, to be paid pursuant to each bonus award based on the (i) achievement of the performance goals, (ii) committee’s discretion to reduce any bonus awards, and (iii) satisfaction of all other terms of the bonus awards. Upon committee certification, payment of bonus awards will be made in a single lump sum cash payment on or after January 1, but no later than March 15 of the calendar year following the end of the performance period (providing that such payment does not affect other grants or bonuses awarded or has been deferred).

The executive employee must remain employed by us through the last day of the performance period in order to receive payment of a bonus award. The committee will determine if, and under what circumstances, payment of a bonus award will be made if termination of employment occurs prior to the end of a performance period. If a change of control occurs prior to the end of a performance period, the committee will determine the amount and time bonus awards will be awarded to an executive employee who was awarded a bonus award and is employed by us during the performance period in which the change of control occurred.

Separate and apart from the annual bonus awards, the committee may also grant to selected executive employees other bonuses which may be based on individual performance, our performance, or such other criteria as determined by our committee.

Deferrals.  The committee may permit or require grantees to defer receipt of the payment of cash or the delivery of shares of our common stock that would otherwise be due to the grantee in connection with a grant under the 2009 Plan. The committee will establish the rules and procedures applicable to any such deferrals, consistent with the requirements of Section 409A of the Internal Revenue Code.

Repricing of Options.  The committee may cancel, with the consent of the affected holders, any or all of the outstanding options or SARs (including options or SARs transferred from the 2006 Plan) and in exchange for (i) new options or SARs covering the same or a different number of shares of our common stock but with an exercise price or base amount per share not less than the fair market value per share of our common stock on the new grant date or (ii) cash or shares of our common stock, whether vested or unvested, equal in value to the value of the cancelled options or SARs. The committee shall also have the authority, with the consent of the affected holders, to reduce the exercise price or base amount of one or more outstanding options or SARs to the then current fair market value per share of our common stock or issue new options or SARs with a lower exercise price or base amount.

Section 162(m) Stockholder Approval Requirements.  In compliance with the transition rules under Section 162(m) of the Internal Revenue Code, and after our initial public offering, our stockholders will approve the 2009 Plan no later than the first occurrence of: (i) the expiration of the 2009 Plan, (ii) a material modification of the 2009 Plan (in accordance with Section 162(m) of the Internal Revenue Code), (iii) the issuance of all of our common stock authorized for issuance under the 2009 Plan, or (iv) the first meeting of our stockholders (during which our directors are elected) that occurs after the end of the third calendar year following the year in which our initial public offering occurred. Following the stockholder approval in accordance with the transition rules, if qualified performance-based compensation or bonus awards are granted after our initial public offering, the 2009 Plan must be reapproved by our stockholders by our first stockholders’ meeting that occurs in the fifth year after which our stockholders previously approved the terms of the 2009 Plan applicable to qualified performance based compensation and annual bonus awards. Our board may amend or terminate the 2009 Plan at any time; except that our stockholders must approve any amendment if such approval is required in order to comply with the Internal Revenue Code, applicable laws, or applicable stock exchange requirements. Unless terminated sooner by our board or extended with stockholder approval, the 2009 Plan will terminate on the day immediately preceding the tenth anniversary of the date on which the underwriting agreement related to this offering is signed.

Foreign Participants.  If any individual who receives a grant under the 2009 Plan is subject to taxation in countries other than the United States, the 2009 Plan provides that the committee may make grants to such individuals on such terms and conditions as the committee determines appropriate to comply with the laws of the applicable countries.

Outstanding Grants.  Our committee has previously approved the grant of options to the following executive officers at an exercise price equal to the initial public offering price as shown in the following table:

Name	Number of Shares

2009 Employee Stock Purchase Plan

Introduction.  The 2009 Employee Stock Purchase Plan, or the ESPP, was adopted by our board of directors on          , 2009, subject to approval by our stockholders. It is expected that the ESPP will be approved by our stockholders and will become effective immediately prior to the effectiveness of the registration statement for this offering. The ESPP permits eligible employees to purchase shares of our common stock through after-tax payroll deductions. It is intended that the ESPP meets the requirements for an “employee stock purchase plan” under Section 423 of the Internal Revenue Code.

Share Reserve.  shares of our common stock, representing     % of our outstanding common stock, are initially reserved for issuance under the ESPP. During the term of the ESPP, the reserve will automatically increase on the first trading day in January each calendar year, beginning in calendar year 200 , by an amount equal to the lesser of     % of the total number of outstanding shares of our common stock outstanding on the last trading day in December of the prior calendar year or          shares. In no event will any such annual increase exceed shares. All of the foregoing share limits are subject to adjustment as described below.

Adjustments.  In connection with stock splits, stock dividends, recapitalizations and other events affecting our common stock, the compensation committee will make adjustments as it deems appropriate to the maximum number and class of securities issuable under the ESPP, the maximum number and class of securities purchasable per participant on any interim purchase date, the maximum number and class of securities purchasable in total by all participants on any interim purchase date, and the number and class of securities and the price per share in effect under each outstanding option, in order to prevent the dilution or enlargement of benefits thereunder.

Eligibility.  Each of our employees and employees of our subsidiaries that adopt the ESPP who are regularly scheduled to work more than 20 hours per week and for more than five months per calendar year will be eligible to participate in the ESPP. Under the Internal Revenue Code requirements, an employee who owns 5.0% or more of the total combined voting power of all classes of our stock is not eligible to participate. For purposes of determining who is a 5.0% owner, attribution of ownership rules apply, and shares of stock subject to outstanding options are taken into account. Eligible employees may not participate in more than one offering period at a time.

Offering Period.  Under the ESPP, there will be a series of overlapping offering periods, each 24 months long with interim purchase intervals approximately every six months. The first offering period will begin on the effective date of this initial public offering of our common stock and will end on          . Purchase intervals will run from           to           and from           to          , except that the first purchase interval will run from the effective date of the initial public offering of our common stock until          . Unless our compensation

committee determines otherwise prior to the beginning of an offering period, each subsequent offering period will begin on           and will end on          , 24 months later. If any of the designated dates is not a business day, the purchase date will be moved to the next business day.

Reset Feature.  If the fair market value of our common stock on any interim purchase date is less than the fair market value of our common stock on the first day of the offering period, the participants in the offering period will, immediately after the purchase of shares on such interim purchase date, be transferred from that offering period into the next offering period that commences after the interim purchase date.

Participation.  Each eligible employee who elects to participate in an offering period will be granted an option to purchase shares of our common stock on the first day of the offering period. The option will automatically be exercised on each interim purchase date during the offering period based on the employee’s accumulated contributions to the ESPP. The purchase price for each share of stock during the initial offering period will be equal to 85.0% of the lesser of the initial public offering price of our common stock or the fair market value of our stock on the interim purchase date. For each subsequent offering period, the purchase price of each share of our common stock under the ESPP will be equal to 85.0% of the lesser of the fair market value per share of our common stock on the first day of the offering period or the fair market value of our stock on each interim purchase date. Participants will generally be permitted to allocate up to 10.0% of their compensation to purchase our common stock under the ESPP.

Initial Election Period.  The first offering period will begin on the effective date of this initial public offering of our common stock. For the first offering period, all eligible employees will be automatically enrolled in the ESPP prior to the commencement of the offering period at a contribution rate equal to     % of their compensation. Shortly after the first offering period commences, but prior to the first interim purchase date, participants will be able to elect to continue their participation in the ESPP, withdraw from participation in the ESPP or reduce the amount they contribute to the ESPP.

Termination of Employment.  Participants may modify or end their participation in the ESPP at any time during any offering period. Participation ends automatically upon termination of employment or if the participant ceases to be an eligible employee.

Maximum Number of Purchasable Shares.  The maximum number of shares that a participant may purchase on any interim purchase date may not exceed shares and the maximum number of shares purchasable in the aggregate by all participants in the ESPP on any one interim purchase date may not exceed shares, subject to adjustment by the compensation committee prior to the beginning of the offering period and subject to adjustments as described above. In addition, no participant may purchase more than $25,000 worth of our common stock during each calendar year under the ESPP.

Change of Control.  If we experience a change of control while the ESPP is in effect, all outstanding options under the ESPP will automatically be exercised immediately prior to the effective date of any change of control and the purchase price for each share of our common stock under the ESPP on such purchase date will be equal to 85.0% of the lesser of the fair market value per share of our common stock on the first day of the offering period in which the participant is enrolled or the fair market value of our stock immediately prior to the change of control. If a change of control occurs, the limitation on the aggregate number of shares that all participants may purchase on the purchase date will not apply.

In general terms, a change of control under the ESPP occurs:

•	if a person, entity or affiliated group acquires more than 50.0% of our then outstanding voting securities;

•	if we merge with another entity, unless the holders of our voting shares immediately prior to the merger have at least 50.0% of the combined voting power of the securities in the merged entity or its parent;

•	if we merge with another entity and the members of the board prior to the merger would not constitute a majority of the board in the merged entity or its parent;

•	if we sell or dispose of all or substantially all of our assets;

•	if we are liquidated or dissolved; or

•	if a majority of the members of our board of directors is replaced during any 12-month period or less by directors whose appointment or election is not endorsed by a majority of the incumbent directors.

Plan Administration.  The ESPP will be administered by our compensation committee.

Amendment; Termination.  Our board of directors may amend or terminate the ESPP at any time, with such amendment or termination to become effective immediately following the close of an interim purchase date. However, our board of directors may not amend the ESPP without stockholder approval if such amendment increases the number of shares of our common stock issuable under the ESPP except for permissible adjustments in the event of changes in our capitalization, alters the purchase price formula to reduce the purchase price payable for shares purchasable under the ESPP, or modifies the eligibility requirements under the ESPP. Unless sooner terminated by our board of directors, the ESPP will terminate upon the earliest of:

•	, 2019;

•	the date all shares available for issuance under the plan have been issued; or

•	the date all options are exercised in connection with a change of control.

401(k) Plan

We maintain a retirement and deferred savings plan for our employees. The retirement and deferred savings plan is intended to qualify as a tax-qualified plan under Section 401 of the Internal Revenue Code. The retirement and deferred savings plan provides that each participant may contribute up to 100.0% of his or her pre-tax compensation, up to a statutory limit, which for most employees was $15,500 in 2008. Under the plan, each employee is fully vested in his or her deferred salary contributions. Employee contributions are held and invested by the plan’s trustee. We match 25.0% of employee contributions up to $15,500 for all employees who have been employed with us for less than three years, and we match 50.0% of employee contributions up to $15,500 for all employees who have been employed with us for more than three years.

Nonqualified Deferred Compensation Plan

We maintain a non-qualified employee pension plan primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees, thereby creating an incentive for such employees to remain in the employ of the Employer and to promote its continued growth. This nonqualified deferred compensation plan provides that each eligible employee may defer up to either $15,000 (for tier 2 eligible employees) or $35,000 (for tier 1 eligible employees) of their earned bonus or commission beginning with 2009 earned bonuses or commissions. Under the plan, each employee is fully vested in his or her deferred contributions. Employee deferrals are held and invested at the employee’s direction by the plan’s trustee. We do not match employee deferrals into this plan.

Limitation of Liability and Indemnification of Officers and Directors

Our certificate of incorporation that will be in effect upon completion of this offering limits the personal liability of directors for breach of fiduciary duty to the maximum extent permitted by the Delaware General Corporation Law. Our certificate of incorporation provides that no director will have personal liability to us or to our stockholders for monetary damages for breach of fiduciary duty or other duty as a director. However, these provisions do not eliminate or limit the liability of any of our directors:

•	for any breach of their duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	for voting or assenting to unlawful payments of dividends or other distributions; or

•	for any transaction from which the director derived an improper personal benefit.

Any amendment to or repeal of these provisions will not eliminate or reduce the effect of these provisions in respect of any act or failure to act, or any cause of action, suit or claim that would accrue or arise prior to any amendment or repeal or adoption of an inconsistent provision. If the Delaware General Corporation Law is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of our directors will be further limited to the greatest extent permitted by the Delaware General Corporation Law.

In addition, our certificate of incorporation provides that we must indemnify our directors and officers and we must advance expenses, including attorneys’ fees, to our directors and officers in connection with legal proceedings, subject to very limited exceptions. Our amended and restated bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by Delaware law, as it now exists or may in the future be amended, against all expenses and liabilities reasonably incurred in connection with their service for or on our behalf. Our amended and restated bylaws provide that we must advance the expenses incurred by a director or officer in advance of the final disposition of an action or proceeding. Our amended and restated bylaws also authorize us to indemnify any of our employees or agents and permit us to secure insurance on behalf of any officer, director, employee or agent for any liability arising out of his or her action in that capacity, whether or not Delaware law would otherwise permit indemnification.

In addition to the indemnification provided for in our certificate of incorporation, we have entered into separate indemnification agreements with each of our directors which are broader than the specific indemnification provisions contained in the Delaware General Corporation Law. These indemnification agreements require us, among other things, to indemnify our directors and executive officers for some expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of his service as one of our directors or executive officers, or any of our subsidiaries or any other company or enterprise to which the person provides services at our request. Also, our directors and officers are insured against certain losses from potential third party claims for which we are legally or financially unable to indemnify them. We believe that these provisions and agreements are necessary to attract and retain qualified individuals to serve as directors and executive officers.

Rule 10b5-1 Sales Plans

Our directors and executive officers may adopt written plans, known as Rule 10b5-1 plans, in which they will contract with a broker to buy or sell shares of our common stock on a periodic basis. Under a Rule 10b5-1 plan, a broker executes trades pursuant to parameters established by the director or officer when entering into the plan, without further direction from them. The director or officer may amend or terminate the plan in some circumstances. Our directors and executive officers may also buy or sell additional shares outside of a Rule 10b5-1 plan when they are not in possession of material, nonpublic information.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Issuance of Series E Preferred Stock

On January 11, 2008, we issued and sold an aggregate of 2,611,606 shares of Series E preferred stock to certain investors at a purchase price per share of $44.80 for an aggregate purchase price of $116,999,948.80. The investors consisted of 3i U.S. Growth Partners L.P., 3i Technology Partners III L.P., VantagePoint Venture Partners IV (Q), L.P., VantagePoint Venture Partners IV, L.P., VantagePoint Venture Partners IV Principals Fund, L.P. and VP New York Venture Partners L.P.

Issuance of Series D Preferred Stock

On March 29, 2006, we issued and sold 3,254,678 shares of Series D preferred stock at a purchase price of $12.29 per share for an aggregate purchase price of $39,999,992.62. The investors consisted of VantagePoint Venture Partners IV (Q), L.P., VantagePoint Venture Partners IV, L.P., VantagePoint Venture Partners IV Principals Fund, L.P. and VP New York Venture Partners L.P.

Issuance of Series C Preferred Stock

On August 1, 2003 and August 8, 2003, we issued and sold a total of 2,496,879 shares of Series C preferred stock at a purchase price of $4.005 per share for an aggregate purchase price of $10,000,000. The investors consisted of Tudor Ventures II, L.P., The Raptor Global Portfolio, Ltd. and ALTAR Rock Fund, L.P.

Issuance of Series B Preferred Stock

On July 25, 2001, we issued and sold 2,848,516 shares of Series B preferred stock at a purchase price of $1.11 per share, and on August 15, 2001, we sold an additional 30,000 shares of Series B preferred stock at a purchase of $1.11 per share, for an aggregate purchase price for both closings of $3,195,152.70. The investors consisted of Edison Venture Fund IV SBIC, L.P., Cross Atlantic Capital Partners, Inc., Blue Rock Capital, L.P., Christopher Calhoun and JD Seed Fund LP.

Issuance of Series A Preferred Stock

In a series of closings from December 2, 1999 to March 1, 2001, we issued and sold an aggregate of 4,280,591 shares of Series A preferred stock to certain investors at a purchase price of $1.10 per share for an aggregate purchase price of $4,780,650.10. The investors consisted of Cross Atlantic Capital Partners, Inc., Blue Rock Capital, L.P. and nineteen other small investors.

Repurchase Agreement with Certain Stockholders and Warrantholders

In connection with the issuance and sale of our Series E preferred stock, and in order to provide partial liquidity to long-term holders of our capital stock, we entered into a repurchase agreement with certain holders of our Series A, Series B and Series C preferred stock, as well as certain holders of our common stock, options to purchase our common stock and warrants to purchase our Series A preferred stock, identified on Schedule A to the repurchase agreement, whereby we repurchased such stock (including stock issuable upon exercise of such options and warrants) on January 11, 2008 and January 25, 2008. We refer to this agreement as the Repurchase Agreement. For purposes of this discussion, each such stockholder, optionholder and warrantholder who sold shares to us pursuant to this Repurchase Agreement shall be referred to as an Equityholder. The names of the officers, directors and 5.0%

stockholders from whom we repurchased securities, as well as the number and type of security and aggregate purchase price are set forth in the table below.

		Aggregate
	Number and Type of Securities	Purchase
Name	Repurchased by the Company	Price

Cross Atlantic Technology Fund, L.P.	948,662 shares of Series A preferred stock	$42,433,651
Blue Rock Capital, L.P.	165,549 shares of Series A preferred stock	$7,405,007
Silicon Valley Bank	Warrant to purchase 88,206 shares of Series A preferred stock	$3,945,454
Tudor Ventures II, L.P.	173,831 shares of Series C preferred stock (convertible into 223,215 shares of common stock)	$9,984,423
Mark E. Galant	223,488 shares of common stock (189,954 shares were repurchased on January 11, 2008 and 33,534 shares were repurchased on January 25, 2008)	$9,996,618
Roger Tarika	Options to purchase 13,000 shares of our common stock	$581,490
Others	48,037 shares of Series A preferred stock, 1,601 shares of Series B preferred Stock, 52,074 shares of common stock and options to purchase 5,001 shares of common stock	$4,773,272

	Total	$79,119,915

Pursuant to our Second Amended and Restated Certificate of Incorporation, there will be an adjustment to the conversion price (which in turn will affect the conversion rate) for the Series E preferred stock if our initial public offering Offer Price or Revised Offer Price, as applicable (each as defined in our Second Amended and Restated Certificate of Incorporation), is less than $53.76 (as adjusted for stock splits or similar transactions). See “Description of Capital Stock — Preferred Stock” for a more detailed description of this conversion.

Each Equityholder who sold our shares back to us pursuant to the Repurchase Agreement is required by the Repurchase Agreement to indemnify us if there is an adjustment to the Series E preferred stock conversion price, subject to the indemnification limits described below. In such an event, the Equityholders will, severally (and not jointly) and pro rata to the payments they received for the Repurchased Securities (as defined in the Repurchase Agreement) sold by each Equityholder, indemnify us in an aggregate amount equal to the product of (a) the number of additional shares of common stock issuable as a result of any adjustment to the Series E preferred stock conversion price with respect to 2,070,312 out of a total of 3,738,688 authorized shares of Series E preferred stock, multiplied by (b) the Offer Price or Revised Offer Price, as applicable. The Equityholders shall be entitled to make any indemnification payments in cash or in shares of our common stock. The Repurchase Agreement provides that the indemnification obligation is capped at an Offer Price or Revised Offer Price, as applicable, of $48.96 (as adjusted for stock splits or similar transactions). Should the Offer Price or Revised Offer Price, as applicable, be lower than $48.96, it shall be deemed to be $48.96 (as adjusted for stock splits or similar transactions) for the purpose of calculating the indemnification amount.

Employee Repurchase with Certain Stockholders and Optionholders

In addition to the repurchases conducted pursuant to the Repurchase Agreement and in connection with the issuance and sale of our Series E preferred stock, we sought to offer partial liquidity and to promote employee retention and incentive for future equity award appreciation by offering to repurchase shares of our common stock (including the stock issuable upon exercise of options) from certain employees on January 11, 2008 and January 18, 2008. We effected each of these repurchases pursuant to transmittal letters that were executed and returned to us by each employee that participated in the employee repurchase. The names of the officers, directors and 5.0%

stockholders from whom we repurchased securities, as well as the number and type of security and aggregate purchase price, are set forth in the table below.

		Aggregate
	Number and Type of Securities	Purchase
Name	Repurchased by the Company	Price

Glenn H. Stevens	55,803 shares of common stock and options to purchase 160,524 shares of common stock	$9,676,307
Christopher W. Calhoun	5,000 shares of common stock and options to purchase 66,000 shares of common stock	$3,175,830
Timothy O’Sullivan	Options to purchase 65,187 shares of common stock	$2,915,815
Others	4,983 shares of common stock and options to purchase 263,512 shares of common stock	$12,009,781

	Total	$27,777,733

Stockholders Agreement

We entered into the Amended and Restated Stockholders Agreement, dated January 11, 2008, with certain holders of our common stock and the holders of our Series A, Series B, Series C, Series D and Series E preferred stock. We refer to this agreement below as the Stockholders Agreement. The purpose of the Stockholders Agreement is to govern the relationship among the parties to the agreement. The Stockholders Agreement provides, among other things, the terms on which our securities held by these stockholders are to be transferred and voted. The Stockholders Agreement contains customary transfer restrictions, rights of first refusal and co-sale, tag-along and voting obligations. These rights and obligations set forth in the Stockholders Agreement will terminate immediately prior to the closing of this offering.

Investor Rights Agreement

In connection with the issuance and sale of our series E preferred stock, we entered into an Amended and Restated Investor Rights Agreement, dated January 11, 2008, with the holders of our Series A, Series B, Series C, Series D and Series E preferred stock and Mark E. Galant, our founding stockholder. We refer to this agreement below as the Investor Rights Agreement. Pursuant to the Investor Rights Agreement, under certain circumstances, holders of our preferred stock and certain holders of our common stock are entitled to require us to register their shares under the securities laws for resale. See “Description of Capital Stock — Registration Rights.”

Indemnification of Directors

In connection with the issuance and sale of our Series E preferred stock, we entered into indemnification agreements with each of our directors, whereby we will indemnify each director to the fullest extent permitted by law and advance expenses to each indemnified director in connection with any proceeding in which indemnification is available.

Acquisition of GCAM, LLC

On January 1, 2007, we entered into a securities purchase agreement with Glenn H. Stevens, our president and chief executive officer, Mark E. Galant, the chairman of our board of directors, and GAIN Capital Group, LLC, our indirect, wholly-owned subsidiary. Pursuant to the purchase agreement, we purchased all of the issued and outstanding units of GCAM, LLC, or GCAM, from each of Mr. Stevens, Mr. Galant and GAIN Capital Group, LLC, resulting in GCAM becoming our direct, wholly-owned subsidiary. In consideration of the GCAM units, we issued 48,820 restricted stock units to Mr. Stevens and 19,430 restricted stock units to Mr. Galant. Pursuant to Mr. Galant’s restricted stock unit agreement, upon a Change of Control (as defined in such restricted stock unit agreement), Mr. Galant shall surrender 9,764 restricted stock units to us in return for one hundred thousand dollars ($100,000); provided that both Mr. Stevens and Mr. Galant are employed by us or providing services to us at the time of the

Change of Control. Pursuant to Mr. Stevens’ restricted stock unit agreement, upon a Change of Control (as defined in the restricted stock unit agreement), Mr. Stevens shall receive an additional award of 9,764 restricted units in exchange for one hundred thousand dollars ($100,000) paid by Mr. Stevens to us; provided that both Mr. Stevens and Mr. Galant are employed by us or providing services to us at the time of the Change of Control.

As a condition to consummating the transaction, on January 1, 2007, we entered into a letter agreement with Mr. Stevens which, among other things, obligated us to pay Mr. Stevens compensation in consideration for his services as chief executive officer of GCAM based upon a pre-determined formula set forth in the letter agreement. Mr. Stevens did not receive any compensation under such letter agreement for the 2007 fiscal year and such compensation provisions were superseded by Mr. Steven’s employment agreement, dated January 1, 2008. Pursuant to the letter agreement, Mr. Stevens was also entitled to a purchase right with respect to all securities of GCAM held by us, but such right was terminated in connection with Mr. Stevens’ employment agreement, dated January 1, 2008. Each of Mr. Stevens’ and Mr. Galant’s restricted stock units received in connection with the GCAM acquisition was also subject to a call option allowing us to cause the grantee to forfeit and transfer back to us all or a portion of the restricted stock units, but such right has since been terminated in connection with Mr. Stevens’ employment agreement and Mr. Galant’s separation agreement, each as described above. See “Management — Employment Agreements and Change of Control Arrangements.”

GCAM, LLC is the general partner of GCAM Madison Fund, L.P., a Delaware limited partnership formed on April 10, 2006 to operate as a private investment partnership. The partnership is engaged primarily in the business of trading and investing in over the counter foreign currencies. The general partner directs the partnership’s trading and investments as well as its day-to-day operations. Mr. Stevens is the limited partner of GCAM Madison Fund, L.P.

Acquisition of GAIN Global Markets, Inc.

GAIN Global Markets, Inc., or GGM, was incorporated on January 19, 2006 in the Cayman Islands. The sole incorporator of GGM, Sophia Dilbert, was issued one share of GGM’s capital stock upon GGM’s incorporation, which share was immediately transferred to Mark E. Galant. On November 27, 2006, Mr. Galant was issued an additional sixty-five shares of GGM capital stock and Mr. Stevens was issued thirty-three shares of GGM capital stock. On July 30, 2007, Mr. Stevens contributed $1,200,000 of capital to GGM, which represented the outstanding capital contribution by Mr. Stevens for the shares he held in GGM, along with the outstanding capital contribution by Mr. Galant and as such, Mr. Stevens purchased Mr. Galant’s sixty-six (66) shares of GGM. On September 18, 2007, Mr. Stevens transferred and sold his ninety-nine shares of capital stock of GGM, which represent 100.0% ownership of GGM, to our wholly-owned subsidiary, GAIN Capital Holdings International, LLC, a Delaware limited liability company, or GAIN International, in exchange for the payment by GAIN International to Mr. Stevens of $1,241,442 on December 13, 2007, which amount represented the $1,200,000 aggregate capital contributions made by Mr. Stevens to GGM, plus interest accrued on the initial capital contribution.

Transactions with Mark E. Galant

Stock Repurchase Agreement with Mark E. Galant in June 2007

On June 7, 2007, contemporaneous with Mark E. Galant’s resignation as our chief executive officer, we entered into a Stock Repurchase Agreement with Mr. Galant, pursuant to which we repurchased an aggregate of 870,070 shares of our common stock held by Mr. Galant at a repurchase price of $34.48 per share, and an aggregate purchase price of $30,000,000.

Separation agreement with Mark E. Galant

On January 11, 2008, we entered into a separation agreement with Mark E. Galant, our founder, chairman of our board of directors and former chief executive officer, pursuant to which Mr. Galant acknowledged and agreed, among other things, that no amounts were owed to him under that certain severance agreement, dated March 29, 2006, between Mr. Galant and us in connection with his June 7, 2007 voluntary resignation as our chief executive officer, and that such severance agreement was terminated and no longer in effect. Under the terms of the separation agreement, we agreed to pay Mr. Galant a bonus in an amount equal to $807,000 representing the aggregate of all prior accrued and unpaid quarterly and annual bonus amounts owed to Mr. Galant in connection with his services as our chief executive officer. Under the terms of the separation agreement, Mr. Galant is entitled to receive health insurance benefits in amounts comparable to our executive officers for as long as he is a member of our board of directors. Mr. Galant is also entitled to receive annual compensation for his role as a member of our board of directors equal to amounts received by independent members of our board of directors; provided, however, that so long as Mr. Galant serves as chairman of our board of directors, he shall receive annual compensation equal to between 1.25 times and 1.5 times the annual compensation received by independent members of our board of directors, as determined by the compensation committee of the board of directors. We have also agreed to provide Mr. Galant with executive office space and access to an administrative assistant at our headquarters in Bedminster, New Jersey.

Mr. Galant is entitled to certain priority rights to include shares of our capital stock held by Mr. Galant in our initial public offering. In addition, Mr. Galant’s separation agreement also amends the vesting schedule for the unvested restricted stock units granted to Mr. Galant on or after December 31, 2006 which were unvested as January 1, 2008 such that 50.0% of such unvested restricted stock units shall vest monthly during calendar year 2008 (on the last day of the applicable month) and the remaining 50.0% of such unvested restricted stock units shall vest monthly during calendar year 2009 (on the last day of the applicable month). However, in the event Mr. Galant is removed as a director for any reason, other than for “Cause” (as defined in the severance agreement, dated March 29, 2006, between Mr. Galant and us), any unvested options or restricted stock units held by Mr. Galant shall immediately accelerate and be deemed fully vested. Mr. Galant has also agreed to terminate the call provisions in the restricted stock unit agreement, dated January 1, 2007, between Mr. Galant and us.

Pursuant to Mr. Galant’s restricted stock unit agreement granted in connection with our acquisition of GCAM, LLC (as described below), upon a Change of Control (as defined in the restricted stock unit agreement), Mr. Galant’s restricted stock unit account shall automatically be reduced by 9,764 restricted units, and we shall credit his restricted unit account with one hundred thousand dollars ($100,000), but only if both Mr. Stevens and Mr. Galant are employed by us or providing services to us at the time of the Change of Control.

Repurchase agreement with Mark E. Galant in January 2008

Please see “Certain Relationships and Related Party Transactions — Repurchase Agreement with Certain Stockholders, Warrantholders and Optionholders” for a description of a repurchase agreement we entered into with Mr. Galant in January 2008.

Services Agreement with Scivantage, Inc.

On February 1, 2008, we entered into a services agreement with Scivantage, Inc., or Scivantage, in which Scivantage provides us with access to office accommodations, including fully furnished office workstations, 24 hours a day, 7 days a week, at 10 Exchange Place, Jersey City, New Jersey, for a fee of $24,000 per month, with an additional one-time move-in fee of $24,000. We exercised our option to renew the agreement and the current term expires on December 31, 2009. Two of our board members, Messrs. Galant and Sugden, are members of the board of directors of Scivantage.

Forex Trading by certain officers, directors and employees on our platform

In June 2007, we instituted a policy that prohibits our officers, directors and employees from opening an account with us and directly engaging in forex trading on our proprietary platform. However, our policy does not prohibit our officers, directors and employees from opening an account with one of our white label partners in order to engage in forex trading through the white label partner on our platform.

Executive Compensation and Stock Option Awards

Please see “Management” for information on the compensation of, and stock options granted to, our directors and executive officers.

Employment Agreements

We have entered into an employment agreement with Glenn H. Stevens, our president and chief executive officer, and have entered into employment arrangements pursuant to executed offer letters with each of Christopher W. Calhoun, our senior advisor and secretary and Henry C. Lyons, our chief financial officer and treasurer, as described in “Management — Employment Agreements and Change of Control Agreements.”

Policies and Procedures for Review and Approval of Related Person Transactions

Our board of directors intends to adopt, prior to completion of this offering, a written code of business conduct and ethics, under which our employees and officers are discouraged from entering into any transaction that may cause a conflict of interest for us. In addition, they will be required to report any potential conflict of interest, including related party transactions, to their managers or our compliance officer who will then review and summarize the proposed transaction for our audit committee. Pursuant to its charter, our audit committee will then be required to approve any related-party transactions, including those transactions involving our directors. In approving or rejecting such proposed transactions, the audit committee will consider the relevant facts and circumstances available and deemed relevant to the audit committee, including the material terms of the transactions, risks, benefits, costs, availability of other comparable services or products and, if applicable, the impact on a director’s independence. Our audit committee will approve only those transactions that, in light of known circumstances, are in, or are not inconsistent with, our best interests, as our audit committee determines in the good faith exercise of its discretion. Immediately after the effective time of the registration statement of which this prospectus forms a part, a copy of our code of business conduct and ethics and our audit committee charter will be posted to our website http://www.gaincapital.com.

PRINCIPAL AND SELLING STOCKHOLDERS

The following table provides information concerning beneficial ownership of our capital stock as of September 30, 2009, and as adjusted to reflect the sale of shares of common stock in this offering, by:

•	each stockholder, or group of affiliated stockholders, that we know owns more than 5.0% of our outstanding capital stock;

•	each other selling stockholder in this offering;

•	each of our named executive officers;

•	each of our directors; and

•	all of our directors and named executive officers as a group.

The following table lists the number of shares and percentage of shares beneficially owned based on shares of common stock outstanding as of September 30, 2009 and          shares of common stock outstanding upon the completion of this offering, each of which gives effect to the conversion of all outstanding          shares of preferred stock into an aggregate of          shares of common stock, but does not give effect to the adjustment to the conversion price that will be determined upon the filing of the preliminary prospectus and will occur if the offering price in the final prospectus is less than $53.76. See “Description of Capital Stock — Preferred Stock” for a discussion of this conversion adjustment and “Certain Relationships and Related Party Transactions — Repurchase Agreement with Certain Stockholders, Warrantholders and Optionholders” for a discussion of certain indemnification provisions in the Repurchase Agreement that are triggered if this adjustment to the conversion price with respect to the Series E preferred stock occurs.

Beneficial ownership is determined in accordance with the rules of the SEC, and generally includes voting power and/or investment power with respect to the securities held. Shares of common stock subject to options currently exercisable or exercisable within 60 days of September 30, 2009 are deemed outstanding and beneficially owned by the person holding those options for purposes of computing the number of shares and percentage of shares beneficially owned by that person, but are not deemed outstanding for purposes of computing the percentage beneficially owned by any other person. Except as indicated in the footnotes to this table, and subject to applicable community property laws, the persons or entities named have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them.

For information with respect to the selling stockholders and their relationships with us as well as a description of the transactions in which certain of the selling stockholders purchased the shares being offered in this prospectus, see “Certain Relationships and Related Party Transactions.”

Unless otherwise indicated in the footnotes, the principal address of each of the stockholders identified below is c/o GAIN Capital Holdings, Inc., 550 Hills Drive, Bedminster, New Jersey 07921.

					Shares Beneficially Owned
			Shares Being Sold in Offering		Immediately Following Offering
			Assuming	Assuming	Assuming		Assuming
			Underwriters	Underwriters	Underwriters Over-		Underwriters Over-
	Shares Beneficially		Over-Allotment	Over-Allotment	Allotment		Allotment
	Owned Prior to		Option is	Option is	Option is		Option is
	Offering		Not	Exercised	Not Exercised		Exercised in Full
Beneficial Owner	Number	Percentage	Exercised	in Full	Number	Percentage	Number	Percentage

5.0% Beneficial Owners
3i U.S. Growth Partners L.P.(1)	2,165,178	18.5%
3i Technology Partners III L.P.(1)	2,165,178	18.5%
VantagePoint Venture Partners IV(Q), L.P.(2)	3,701,106	31.6%
VantagePoint Venture Partners IV, L.P.(2)	3,701,106	31.6%
VantagePoint Venture Partners IV Principals Fund, L.P.(2)	3,701,106	31.6%
VP New York Venture Partners, L.P.(2)	3,701,106	31.6%
Tudor Ventures II L.P.(3)	1,220,103	10.4%
Edison Venture Fund IV SBIC, L.P.(4)	2,853,963	22.2%
Cross Atlantic Technology Fund, L.P.(5)	1,527,402	12.8%
Other Selling Stockholders, Named Executive Officers and Directors
The Raptor Global Portfolio, Ltd.(6)	135,154	1.2%
ALTAR Rock Fund, L.P.(7)	412	*
Blue Rock Capital, L.P.(8)	496,647	4.2%
Mark E. Galant(9)	1,290,645	10.6%
The 2007 Galant Family Trust(10)	391,826	3.3%
Glenn H. Stevens(11)	383,813	3.17%
Christopher W. Calhoun(12)	110,666	*
Henry C. Lyons	—	*
Timothy O’Sullivan(13)	106,733	*
Ken Hanau(14)	2,165,178	18.5%
Gerry McCrory(15)	1,527,402	12.8%
James C. Mills(16)	3,701,106	31.6%
Peter Quick	—	*
Joseph Schenk	—	*
Christopher S. Sugden(17)	2,853,963	22.2%
Roger Tarika	—	*
Susanne D. Lyons	—	*
All directors and named executive officers as a group (12 persons)(18)	12,420,666	88.4%

*	Represents ownership of less than 1.0%.

(1)	Amounts shown reflect the aggregate number of shares of common stock issuable upon automatic conversion of outstanding shares of preferred stock held by 3i U.S. Growth Partners L.P. and 3i Technology Partners III L.P. 3i U.S. Growth Partners L.P.’s general partners are 3i US Growth Corporation, a Delaware corporation, and 3i 2004 GmbH & Co. KG, a German limited partnership. The investment committee of 3i US Growth Corporation holds voting and dispositive power for the shares held by 3i U.S. Growth Partners L.P. The current members of the investment committee of 3i US Growth Corporation are Ken Hanau, Robert Stefanowski and John Moore. Ken Hanau is also one of our directors. Each of the members disclaims beneficial ownership of the shares except to the extent of their pecuniary interest. 3i Technology Partners III LP’s general partners are 3i Technology Corporation, a Delaware corporation, and 3i 2004 GmbH & Co. KG, a German limited partnership. The investment committee of 3i Technology Corporation holds voting and dispositive power for the shares held by 3i Technology Partners III L.P. The current members of the investment committee of 3i Technology Corporation are Ken Hanau, Robert Stefanowski and John Moore. Ken Hanau is also one of our directors. Each of the members disclaims beneficial ownership of the shares except to the extent of their pecuniary interest. The address of the 3i Entities is c/o Mourant & Co. Limited, 22 Grenville Street, St. Helier, Jersey (Attention: Group 12).

(2)	Consists of (i) 2,358,991 shares of common stock issuable upon the automatic conversion of preferred stock upon completion of this offering held by VantagePoint Venture Partners IV (Q), L.P., (ii) 236,159 shares of common stock issuable upon the automatic conversion

(footnotes continued on following page)

of preferred stock upon completion of this offering held by VantagePoint Venture Partners IV, L.P., (iii) 8,592 shares of common stock issuable upon the automatic conversion of preferred stock upon completion of this offering held by VantagePoint Venture Partners IV Principals Fund, L.P., (iv) 650,936 shares of common stock issuable upon the automatic conversion of preferred stock upon completion of this offering held by VP New York Venture Partners, L.P., (v) 323,570 shares of common stock issuable upon the automatic conversion of preferred stock upon completion of this offering held by VantagePoint Venture Partners IV (Q), L.P., (vi) 32,393 shares of common stock issuable upon the automatic conversion of preferred stock upon completion of this offering held by VantagePoint Venture Partners IV, L.P., (vii) 1,179 shares of common stock issuable upon the automatic conversion of preferred stock upon completion of this offering held by VantagePoint Venture Partners IV Principals Fund, L.P., and (viii) 89,286 shares of common stock issuable upon the automatic conversion of preferred stock upon completion of this offering held by VP New York Venture Partners, L.P. VantagePoint Venture Associates IV, L.L.C., or VPVA, is the general partner of each of the VantagePoint Venture Partners entities. Alan E. Salzman and James D. Marver are the managing members of VPVA and may be deemed to have voting and investment control over the shares held by the VantagePoint Venture Partners entities. Each of Mr. Salzman and Mr. Marver disclaims beneficial ownership of all shares owned by VantagePoint Venture Partners entities, except to the extent of their pecuniary interest therein. Certain of the VantagePoint entities own shares in a company that has a FINRA broker-dealer license, and thus, such VantagePoint entities may be affiliated with a broker-dealer. The VantagePoint Venture Partners entities purchased the securities in the ordinary course of business, and at the time of the purchase of the securities to be resold, had no agreements or understandings, directly or indirectly, with any person to distribute the securities. The principal address of the VantagePoint Venture Partners entities is 1001 Bayhill Drive, Suite 300, San Bruno, CA 94066.
(3)	Consists of 1,220,103 shares of common stock issuable upon the automatic conversion of preferred stock upon completion of this offering. Tudor Ventures Group L.P. is the general partner of Tudor Ventures II L.P. Tudor Ventures Group LLC is the general partner of Tudor Ventures Group L.P. Robert P. Forlenza and Carmen Scarpa are the managing directors of Tudor Ventures Group L.L.C. and may be deemed to have voting and investment control over the shares held by Tudor Ventures II L.P. Tudor Ventures II L.P. is the indirect owner of more than 10% of the equity interests of Montgomery & Co., LLC and Pipeline Trading Systems, LLC, each of which is a member of FINRA. Thus, Tudor Ventures II L.P. may be deemed to be affiliated with a broker-dealer. Tudor Ventures II L.P. purchased the securities in the ordinary course of business, and at the time of the purchase of the securities to be resold, had no agreements or understandings, directly or indirectly, with any person to distribute the securities. The principal address of Tudor Ventures II L.P. is 1275 King Street, Greenwich, CT 06831.
(4)	Consists of (i) 1,708,755 shares of common stock issuable upon the automatic conversion of preferred stock upon completion of this offering and (ii) warrants to purchase 1,145,208 shares of common stock. Mr. Sugden, one of our directors, is a member of Edison Partners IV SBIC, LLC, the general partner of Edison Venture Fund IV SBIC, L.P. Mr. Sugden disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein. Voting and dispositive authority of the shares held by Edison Venture Fund IV SBIC, L.P. are shared by John Martinson, Joseph Allegra, Gary Golding, Ross Martinson and Christopher Sugden, each a member of Edison Partners IV SBIC, LLC. The principal address of Edison Venture Fund IV SBIC, L.P. is 1009 Lenox Drive #4, Lawrenceville, NJ 08648.
(5)	Consists of (i) 1,303,888 shares of common stock issuable upon the automatic conversion of preferred stock upon completion of this offering, and (ii) warrants to purchase 223,514 shares common stock. XATF Management, L.P. is the general partner of Cross Atlantic Technology Fund, L.P. Cross Atlantic Capital Partners, Inc. is the general partner of XATF Management, L.P. Donald R. Caldwell is the sole shareholder of Cross Atlantic Capital Partners, Inc. and may be deemed to have voting and investment control over the shares held by Cross Atlantic Technology Fund, L.P. The principal address of Cross Atlantic Technology Fund L.P. is 5 Radnor Corporate Center, Suite 555, Radnor, PA 19087.

(6)	Consists of 135,154 shares of common stock issuable upon the automatic conversion of preferred stock upon completion of this offering. Raptor Capital Management LP may be deemed to have voting and investment control over the shares held by The Raptor Global Portfolio, Ltd. The principal address of Raptor Global Portfolio, Ltd. is c/o Raptor Capital Management LP, 50 Rowes Wharf, 6th Floor Boston, MA 02110. James J. Pallotta is the Chairman of the Board of Directors, President and Managing Director of Raptor Capital Management, Inc., which indirectly controls Raptor Capital Management LP. As such, Mr. Pallotta may be deemed to beneficially own the securities reported herein. Raptor Capital Management, Inc., Raptor Capital Management LP, and Mr. Pallotta do not directly own any of the shares registered hereby and each expressly disclaims beneficial ownership of such shares.

(7)	Consists of 412 shares of common stock issuable upon the automatic conversion of preferred stock upon completion of this offering. Raptor Capital Management, as the investment advisor to The Altar Rock Fund Liquidating Trust (formerly known as The Altar Rock Fund L.P.), may be deemed to have voting and investment control over the shares held by The Altar Rock Fund Liquidating Trust. The principal address of The Altar Rock Fund L.P. is c/o Raptor Capital Management LP, 50 Rowes Wharf, 6th Floor Boston, MA 02110. James J. Pallotta is the Chairman of the Board of Directors, President and Managing Director of Raptor Capital Management, Inc., which indirectly controls Raptor Capital Management LP. As such, Mr. Pallotta may be deemed to beneficially own the securities reported herein. Raptor Capital Management, Inc., Raptor Capital Management LP, and Mr. Pallotta do not directly own any of the shares registered hereby and each expressly disclaims beneficial ownership of such shares.

(8)	Consists of (i) 407,034 shares of common stock issuable upon the automatic conversion of preferred stock upon completion of this offering, and (ii) warrants to purchase 89,613 shares of common stock. Blue Rock Inc. is the corporate general partner of Blue Rock Capital, L.P. Virginia G. Breen and P. Terry Collison are the officers of Blue Rock Inc. and may be deemed to have voting and investment control over the shares held by Blue Rock Capital, L.P. The principal address of Blue Rock Capital, L.P. is Andover, NJ
(9)	Consists of (i) 795,291 shares of common stock, (ii) 10,354 shares of common stock issuable upon the automatic conversion of preferred stock upon completion of this offering and (iii) options to purchase 485,000 shares of common stock.
(10)	Consists of 391,826 shares of common stock held by The 2007 Galant Family Trust, by and among Mark E. Galant, as donor, and the Goldman Sachs Trust Company of Delaware and Farid Naib, as trustees.

(footnotes continued on following page)

(11)	Consists of options to purchase 383,813 shares of common stock.
(12)	Consists of (i) 45,000 shares of common stock, and (ii) options to purchase 65,666 shares of common stock.
(13)	Consists of options to purchase 106,733 shares of common stock.
(14)	Consists of 2,165,178 shares of our common stock issuable upon automatic conversion of outstanding shares of preferred stock held by the 3i entities. The reporting person is a partner of 3i U.S. Growth Capital and disclaims beneficial ownership of the reported securities except to the extent of his pecuniary interest therein.
(15)	Consists of (i) 1,303,888 shares of common stock issuable upon the automatic conversion of preferred stock upon completion of this offering, and (ii) warrants to purchase 223,514 shares common stock held by Cross Atlantic Technology Fund, L.P. The reporting person is a managing director of Cross Atlantic Capital Partners and disclaims beneficial ownership of the reported securities except to the extent of his pecuniary interest therein.
(16)	Consists of (i) 2,358,991 shares of common stock issuable upon the automatic conversion of preferred stock upon completion of this offering held by VantagePoint Venture Partners IV (Q), L.P., (ii) 236,159 shares of common stock issuable upon the automatic conversion of preferred stock upon completion of this offering held by VantagePoint Venture Partners IV, L.P., (iii) 8,592 shares of common stock issuable upon the automatic conversion of preferred stock upon completion of this offering held by VantagePoint Venture Partners IV Principals Fund, L.P., (iv) 650,936 shares of common stock issuable upon the automatic conversion of preferred stock upon completion of this offering held by VP New York Venture Partners, L.P., (v) 323,570 shares of common stock issuable upon the automatic conversion of preferred stock upon completion of this offering held by VantagePoint Venture Partners IV (Q), L.P., (vi) 32,393 shares of common stock issuable upon the automatic conversion of preferred stock upon completion of this offering held by VantagePoint Venture Partners IV, L.P., (vii) 1,179 shares of common stock issuable upon the automatic conversion of preferred stock upon completion of this offering held by VantagePoint Venture Partners IV Principals Fund, L.P., and (viii) 89,286 shares of common stock issuable upon the automatic conversion of preferred stock upon completion of this offering held by VP New York Venture Partners, L.P. The reporting person is a managing director of VantagePoint Venture Partners, Inc. and disclaims beneficial ownership of the reported securities except to the extent of his pecuniary interest therein.
(17)	Consists of (i) 1,708,755 shares of common stock issuable upon the automatic conversion of preferred stock upon completion of this offering and (ii) warrants to purchase 1,145,208 shares of common stock held by Edison Venture Fund IV SBIC, L.P. The reporting person is a member of Edison Venture Fund IV SBIC, L.P. and disclaims beneficial ownership of the reported securities except to the extent of his pecuniary interest therein.
(18)	See footnotes 9 through 17.

DESCRIPTION OF CAPITAL STOCK

General

The following is a summary of our capital stock and certain provisions of our amended and restated certificate of incorporation and amended and restated bylaws, which will become effective immediately prior to the closing of this offering. This summary does not purport to be complete and is qualified in its entirety by the provisions of our amended and restated certificate of incorporation and amended and restated bylaws, copies of which will be filed as exhibits to the registration statement of which this prospectus forms a part.

Following the closing of this offering, our authorized capital stock will consist of          shares of common stock, par value $0.00001 per share, and          shares of preferred stock, par value $0.00001 per share.

Common Stock

As of September 30, 2009, there were 1,309,052 shares of common stock outstanding held of record by approximately 40 stockholders; 865,154 shares of Series A preferred stock outstanding held of record by approximately five stockholders; 2,610,210 shares of Series B preferred stock outstanding held of record by approximately four stockholders; 1,055,739 shares of Series C preferred stock outstanding held of record by approximately three stockholders; 3,254,678 shares of Series D preferred stock outstanding held of record by approximately four stockholders and 2,611,606 shares of Series E preferred stock outstanding held of record by approximately six stockholders. There will be          shares of common stock outstanding following the closing of this offering, assuming no exercise of the underwriters’ over-allotment option and assuming no exercise of outstanding options and reflecting the conversion of all outstanding shares of preferred stock into an aggregate of          shares of common stock.

The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. The holders of common stock are entitled to receive ratably those dividends, if any, that may be declared from time to time by our board of directors out of funds legally available, subject to preferences that may be applicable to preferred stock, if any, then outstanding. See “Dividend Policy.” In the event of a liquidation, dissolution or winding up of our company, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and non-assessable.

Preferred Stock

Upon the closing of this offering, all outstanding shares of our Series A, Series B, Series C and Series D preferred stock as of          , 2009 will be converted into an aggregate of shares of our common stock. Series A, Series B and Series D preferred stock will convert on a one-to-one basis into shares of our common stock, and the Series C preferred stock will convert on a 1:1.284095064 basis into shares of our common stock.

If (i) the majority of our Series E preferred stockholders vote to do so or (ii) our initial public offering price per share, or IPO Price, equals or exceeds $67.20 (as adjusted for stock splits and similar transactions), all outstanding shares of our Series E preferred stock as of          , 2009 will be converted on a one-to-one basis into an aggregate of          shares of our common stock. If our IPO Price is less than $67.20 (as adjusted for stock splits and similar transactions), the Series E preferred stock will be converted into shares of our common stock if a majority of all of our preferred stockholders, voting as one class, approve such conversion. In the event there is a conversion of Series E preferred stock where our IPO Price (as determined below) is less than $53.76 (as adjusted for stock splits and similar transactions), there will be an adjustment to the Series E preferred stock conversion price as described below.

Pursuant to our Second Amended and Restated Certificate of Incorporation, if the mid-point of the estimated price range in our preliminary prospectus in connection with our initial public offering, referred to herein as the Offer Price, is less than $53.76 (which is 20.0% higher than the original purchase price per share of our Series E preferred stock, as adjusted for stock splits, combinations and similar changes), referred to herein as the Target

Price, then the conversion price at which the Series E preferred stock will convert to common stock shall be adjusted to such price which will cause the number of shares of common stock issuable upon conversion of one share of Series E preferred stock, multiplied by the Offer Price, to be equal to the Target Price. The adjustment to the conversion price would be determined upon the filing of the preliminary prospectus and would become effective immediately prior to the filing of the preliminary prospectus, but subject to the consummation of our initial public offering. Any such adjustment would be made only once, if at all. No adjustment to the conversion price shall be made if the offering price in the final prospectus is equal to or exceeds $53.76. See “Certain Relationships and Related Party Transactions — Repurchase Agreement with Certain Stockholders, Warrantholders and Optionholders” for a discussion of certain indemnification provisions in the Repurchase Agreement that are triggered if this adjustment to the conversion price with respect to the Series E preferred stock occurs. We do not anticipate that there will be any shares of preferred stock outstanding upon completion of this offering.

However, following this conversion and the closing of this offering, our board of directors will be authorized to issue preferred stock in one or more series, to establish the number of shares to be included in each such series and to fix the designation, powers, preferences and rights of these shares and any qualifications, limitations or restrictions thereof. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of our company without further action by the stockholders and may adversely affect the voting and other rights of the holders of common stock. The issuance of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of common stock, including the loss of voting control to others. At present, we have no plans to issue any of the preferred stock.

Warrants

As of September 30, 2009, we had outstanding warrants to purchase an aggregate of 1,458,335 shares of our series B preferred stock at an exercise price of $1.11 per share. These warrants will continue to be exercisable following the closing of this offering. These warrants expire on July 25, 2011.

Restricted Stock Units

Restricted stock units are units that represent shares of our stock. Under our 2006 Plan, restricted stock units become payable on terms and conditions determined by our board of directors, or a committee consisting of members of our board of directors, and are payable in cash or shares of our stock as determined by the committee. Our restricted stock unit grants vest at the rate of 25.0% per year over four years beginning on the first anniversary of the date of grant. All unvested restricted stock units are forfeited if the grantee’s employment or service is terminated for any reason, unless the committee determines otherwise. Certain of our officers and directors are also entitled to certain additional vesting with respect to their outstanding equity grants in the event they are terminated without cause or upon a change in control, as described in further detail under “— Executive Compensation — Employment Agreements.” We have also granted restricted stock units that vest upon attainment of performance criteria from time to time. Once vested, payment with respect to restricted stock units is made upon the occurrence of a specified date (December 31, 2014 for all of our currently outstanding restricted stock units), or upon the occurrence of a change in control or the grantee’s separation from service or death, whichever is earliest. In the event of a change in control, in the case of outstanding restricted stock units held by all grantees under the terms of our 2006 Equity Compensation Plan, all restricted stock units vest, unless the committee determines otherwise. As of September 30, 2009, 42,794 shares of common stock were issuable pursuant to outstanding restricted stock units. For more details regarding the terms of the outstanding restricted stock units grants, see “— Executive Compensation — Compensation, Discussion and Analysis” and “— Employment Agreements” above.

Registration Rights

We entered into an Amended and Restated Investor Rights Agreement, dated January 11, 2008, with the holders of our Series A, Series B, Series C, Series D and Series E preferred stock and Mark E. Galant, our founding stockholder. Subject to the terms of this agreement, holders of shares having registration rights, or registrable securities, can demand that we file a registration statement or request that their shares be covered by a registration statement that we are otherwise filing.

Demand Registration Rights.  At any time after the effective date of this offering, subject to certain exceptions, the holders of thirty percent of the Registrable Securities then outstanding (as defined in the Investor Rights Agreement) have the right to demand that we file a registration statement covering the offering and sale of their shares of our common stock that are subject to the Investor Rights Agreement, provided, however, that we are not obligated to cause the registration statement to become effective prior to the date which is six months following the effective date of this offering. We are not obligated to file a registration statement on more than two occasions upon the request of the holders of thirty percent of the Registrable Securities then outstanding; however, this offering will not count toward that limitation. If marketing factors require a limitation of the number of securities to be underwritten, then the number of shares that may be included in the underwriting and registration shall be allocated pro rata to the participating holders based on the number of Registrable Securities held; provided, however, the percentage of securities assigned to the VantagePoint Entities (as defined in the Investor Rights Agreement) shall in no case be lower than 30.0% of the total number of securities underwritten. Our founding stockholder shall have the priority right to include his shares in any “green shoe” up to his pro rata share of securities sold by the stockholders in any underwritten initial public offering to the extent such shares are not already included in the underwritten initial public offering.

Form S-3 Registration Rights.  If we are eligible to file a registration statement on Form S-3, investor parties to the agreement holding Registrable Securities (as defined in the Investor Rights Agreement) anticipated to have an aggregate sale price (net of underwriting discounts and commissions, if any) in excess of $1,000,000 shall have the right, on one or more occasions, to request registration on Form S-3 of the sale of the Registrable Securities held by the requesting investor. We have the ability to delay the filing of a registration statement under specified conditions, such as for a period of time following the effective date of a prior registration statement, if our board of directors deems it advisable to delay such filing or if we are in possession of material nonpublic information that would be in our best interests not to disclose. Such postponements cannot exceed 90 days during any 12-month period.

Piggyback Registration Rights.  All parties to the Investor Rights Agreement have piggyback registration rights. Under these provisions, if we register any securities for public sale, including pursuant to any stockholder initiated demand registration, these stockholders will have the right to include their shares in the registration statement, subject to customary exceptions. If marketing factors require a limitation of the number of shares to be underwritten, then the number of shares that may be included in the underwriting shall be allocated, first, to us; second, to the holders pro rata based on the total number of Registrable Securities held by such holders (provided that the percentage of securities assigned to the VantagePoint Entities (as defined in the Investor Rights Agreement) shall in no case be lower than 30.0% of the total number of securities underwritten); and third (to the extent of availability), to any other stockholder on a pro rata basis based on the total number of shares of common stock then held by such other stockholders. Our founding stockholder shall have the priority right to include his shares in any “green shoe” up to his pro rata share of securities sold by the stockholders in any underwritten initial public offering to the extent such shares are not already included in the underwritten initial public offering.

Expenses of Registration.  We will pay all registration expenses, other than underwriting discounts and commissions, related to any demand or piggyback registration.

Indemnification.  The Investor Rights Agreement contains customary cross-indemnification provisions, under which we are obligated to indemnify the selling stockholders in the event of material misstatements or omissions in the registration statement attributable to us, and they are obligated to indemnify us for material misstatements or omissions attributable to them.

Expiration of Registration Rights.  All registration rights granted pursuant to this Investor Rights Agreement will terminate as to each holder upon the date the holder is able to sell all of its Registrable Securities under Rule 144 during any 90-day period.

See “Certain Relationships and Related Party Transactions — Investor Rights Agreement.” This is not a complete description of the investor rights agreement and is qualified by the full text of the Investor Rights Agreement filed as an exhibit to the registration statement of which this prospectus forms a part.

Anti-Takeover Effects of Our Charter and Bylaws and Delaware Law

Some provisions of Delaware law and our amended and restated certificate of incorporation and amended and restated bylaws, effective immediately prior to the closing of this offering, could make the following transactions more difficult:

•	acquisition of our company by means of a tender offer, a proxy contest or otherwise; and

•	removal of our incumbent officers and directors.

These provisions, summarized below, are expected to discourage and prevent coercive takeover practices and inadequate takeover bids. These provisions are designed to encourage persons seeking to acquire control of our company to negotiate first with our board of directors. They are also intended to provide our management with the flexibility to enhance the likelihood of continuity and stability if our board of directors determines that a takeover is not in the best interests of our stockholders. These provisions, however, could have the effect of discouraging attempts to acquire us, which could deprive our stockholders of opportunities to sell their shares of common stock at prices higher than prevailing market prices. We believe that the benefits of these provisions, including increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure our company, outweigh the disadvantages of discouraging takeover proposals, because negotiation of takeover proposals could result in an improvement of their terms.

Election and Removal of Directors.  Our amended and restated certificate of incorporation and our amended and restated bylaws contain provisions that establish specific procedures for appointing and removing members of our board of directors. Under our amended and restated certificate of incorporation and amended and restated bylaws, effective immediately prior to the closing of this offering, our board will consist of three classes of directors: Class I, Class II and Class III. A nominee for director shall be elected to the board of directors if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election; provided, however, under certain circumstances, directors shall be elected by a plurality of the votes cast at any meeting of stockholders. Each director will serve a three-year term and will stand for election upon the third anniversary of the annual meeting at which such director was elected. In addition, our amended and restated certificate of incorporation and amended and restated bylaws provide that vacancies and newly created directorships on our board of directors may be filled only by a majority of the directors then serving on our board of directors, except as otherwise required by law or by resolution of our board of directors. Under our amended and restated certificate of incorporation and amended and restated bylaws, directors may be removed by the stockholders only for cause and only by the affirmative vote of the holders of at least 2/3 of the voting power of all of the then-outstanding shares of our capital stock entitled to vote generally in the election of directors, voting together as a single class.

Special Stockholder Meetings.  Under our third amended and restated certificate of incorporation and amended and restated bylaws, only the board of directors, the chairman of the board, our president and our chief executive officer may call special meetings of stockholders.

Requirements for Advance Notification of Stockholder Nominations and Proposals.  Our amended and restated bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of our board of directors or a committee of our board of directors.

Delaware Anti-takeover Law.  After this offering, we will be subject to Section 203 of the Delaware General Corporation Law, which is an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years following the date that the person became an interested stockholder, unless the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a business combination includes a merger, asset or stock sale, or another transaction resulting in a financial benefit to the interested stockholder. Generally, an interested stockholder is a person who, together with affiliates and associates, owns 15.0% or more of the corporation’s voting stock. The existence of this provision may have an anti-takeover effect with respect to transactions that are not approved in advance by our board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

Elimination of Stockholder Action by Written Consent.  Our amended and restated certificate of incorporation and amended and restated bylaws eliminate the right of stockholders to act by written consent without a meeting.

No Cumulative Voting.  Under Delaware law, cumulative voting for the election of directors is not permitted unless a corporation’s certificate of incorporation authorizes cumulative voting. Our amended and restated certificate of incorporation does not provide for cumulative voting in the election of directors. Cumulative voting allows a minority stockholder to vote a portion or all of its shares for one or more candidates for seats on our board of directors. Without cumulative voting, a minority stockholder will not be able to gain as many seats on our board of directors based on the number of shares of our stock the stockholder holds as the stockholder would be able to gain if cumulative voting were permitted. The absence of cumulative voting makes it more difficult for a minority stockholder to gain a seat on our board of directors to influence its decision regarding a takeover.

Undesignated Preferred Stock.  The authorization of undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of our company.

Amendment of Charter Provisions.  The amendment of certain of the above provisions in our amended and restated certificate of incorporation and our amended and restated bylaws requires approval by holders of at least two-thirds (2/3) of our outstanding capital stock entitled to vote generally in the election of directors.

These and other provisions could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders might otherwise deem to be in their best interests.

Transfer Agent

The transfer agent for our common stock is American Stock Transfer and Trust Company.

Listing

We are applying to list our common stock on the NASDAQ Global Market under the symbol “GCAP.”

SHARES ELIGIBLE FOR FUTURE SALE

Immediately prior to this offering, there was no public market for our common stock. Future sales of substantial amounts of our common stock in the public market, or the perception that such sales may occur, could adversely affect the market price of our common stock. Although we are applying to list our common stock on the NASDAQ Global Market, we cannot assure you that there will be an active public market for our common stock.

Upon the closing of this offering, we will have outstanding an aggregate of          shares of common stock, assuming no exercise of options after September 30, 2009. Of these shares, all shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by our “affiliates,” as that term is defined in Rule 144 under the Securities Act, whose sales would be subject to certain limitations and restrictions described below.

The remaining          shares of common stock will be “restricted securities,” as that term is defined in Rule 144 under the Securities Act. These restricted securities are eligible for public sale only if they are registered under the Securities Act or if they qualify for an exemption from registration under the Securities Act such as Rules 144 or 701, which are summarized below.

Subject to the lock-up agreements described below and the provisions of Rules 144 and 701 under the Securities Act, these restricted securities will be available for sale in the public market as follows:

Days After Date of
this Prospectus	Shares Eligible for Sale	Comment

Date of Prospectus		Shares sold in this offering
90 Days		Shares saleable under Rules 144 and 701 that are not subject to a lock-up
180 Days		Lock-up released; shares saleable under Rules 144 and 701

In addition, of the          shares of our common stock that were subject to stock options outstanding as of September 30, 2009, options to purchase          shares of common stock were exercisable as of September 30, 2009, and all of the warrants to purchase          shares of our common stock outstanding as of September 30, 2009 were exercisable as of that date.

Lock-up Agreements

Our officers and directors and each other person who, directly or indirectly, owns or has the right to acquire (through the ownership of vested options to acquire shares of our common stock) shares of common stock at the date of this offering have or will have signed lock-up agreements under which they agreed not to offer, sell, contract to sell, pledge, or otherwise dispose of, or to enter into any hedging transaction with respect to, any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock for a period ending 180 days after the date of this prospectus, subject to extension for an additional 18 days upon the occurrence of certain events. These stockholders and optionees will together beneficially own an aggregate of          shares of our common stock upon completion of this offering. The foregoing does not prohibit the establishment of a trading plan pursuant to rule 10b5-1 under the Securities Exchange Act of 1934 during the period or transfers or dispositions by our officers, directors and stockholders:

•	with the prior written consent of Morgan Stanley & Co. Incorporated and Deutsche Bank Securities Inc.;

•	of shares of Common Stock or other securities acquired in open market transactions after the completion of this offering;

•	as a distribution to limited partners or stockholders of a holder of our common stock;

•	as a transfer by a business entity to another business entity so long as the transferee controls or is under common control with the holder; or

•	as a bona fide gift.

Unless a transfer or disposition is made with the written consent of Morgan Stanley & Co. Incorporated and Deutsche Bank Securities Inc., the permitted transfers and dispositions described above may not be made (i) by any of our officers and certain of our directors unless the transfer or disposition does not result in a filing under Section 16(a) of the Exchange Act reporting a reduction in beneficial ownership of shares of common stock being required or voluntarily made during the lock-up period (other than a Form 5 under certain circumstances) and (ii) by any of our directors, officers and stockholders unless the transferee of each such shares agrees to be bound by the lock-up agreement. For more information regarding the lock-up agreements of our executive officers, directors and other stockholders and optionees, see “Underwriters.”

Rule 144

The availability of Rule 144 will vary depending on whether restricted shares are held by an affiliate or a non-affiliate. Under Rule 144 as in effect on the date of this prospectus, once we have been a reporting company subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act for 90 days, an affiliate who has beneficially owned restricted shares of our common stock for at least six months would be entitled to sell within any three-month period a number of shares that does not exceed the greater of either of the following:

•	1.0% of the number of shares of common stock then outstanding, which will equal shares immediately after this offering; and

•	the average weekly trading volume of our common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

However, the six month holding period increases to one year in the event we have not been a reporting company for at least 90 days. In addition, any sales by affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and the availability of current public information about us.

The volume limitation, manner of sale and notice provisions described above will not apply to sales by non-affiliates. For purposes of Rule 144, a non-affiliate is any person or entity who is not our affiliate at the time of sale and has not been our affiliate during the preceding three months. Once we have been a reporting company for 90 days, a non-affiliate who has beneficially owned restricted shares of our common stock for six months may rely on Rule 144 provided that certain public information regarding us is available. The six month holding period increases to one year in the event we have not been a reporting company for at least 90 days. However, a non-affiliate who has beneficially owned the restricted shares proposed to be sold for at least one year will not be subject to any restrictions under Rule 144 regardless of how long we have been a reporting company.

Rule 701

In general, under Rule 701, any of our employees, directors, officers, consultants or advisors who purchases shares from us in connection with a compensatory stock or option plan or other written agreement before the effective date of the registration statement of which this prospectus forms a part is entitled to sell such shares 90 days after such effective date in reliance on Rule 144. Our affiliates can resell shares under Rule 701 without having to comply with the holding period requirement of Rule 144, and our non-affiliates can resell shares without having to comply with the public information or holding period provisions of Rule 144 as currently in effect.

The Securities and Exchange Commission has indicated that Rule 701 will apply to typical stock options granted by an issuer before it becomes subject to the reporting requirements of the Securities Exchange Act of 1934, along with the shares acquired upon exercise of such options, including exercises after the date of this prospectus.

Stock Options

We intend to file one or more registration statements on Form S-8 under the Securities Act to register all shares of common stock subject to outstanding stock options and common stock issued or issuable under our equity plans. We expect to file the registration statement covering shares offered pursuant to our equity plans shortly after the date of this prospectus, permitting the resale of such shares by nonaffiliates in the public market without restriction under the Securities Act and the sale by affiliates in the public market, subject to compliance with the resale provisions of Rule 144. All shares issued under Rule 701, however, are subject to lock-up agreements and will only become eligible for sale when the 180-day lock-up period described above expires.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of the material U.S. federal income tax considerations related to the ownership and disposition of our common stock as of the date of this prospectus. Except where specifically noted otherwise, this discussion deals only with shares of our common stock purchased in this offering and held as a capital asset and does not deal with beneficial owners that are subject to special rules, such as dealers in securities or currencies, financial institutions, regulated investment companies, real estate investment trusts, tax-exempt entities, insurance companies, persons holding shares of our common stock as part of a hedging, integrated, conversion or constructive sale transaction or as part of a straddle, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, persons liable for alternative minimum tax, persons owning, actually or constructively, 10.0% or more of our stock for United States federal income tax purposes, pass-through or look-through entities and their investors or United States holders (as defined below) of shares of our common stock whose “functional currency” is not the United States dollar. Furthermore, this discussion is based upon the provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), and regulations, rulings and judicial decisions thereunder as of the date of this prospectus, and such authorities may be repealed, revoked or modified so as to result in United States federal income tax consequences different from those described below. In addition, this discussion does not address taxes imposed by any state, local or foreign taxing jurisdiction and, except as otherwise noted, does not address United States federal taxes other than income taxes. Persons considering the purchase, ownership or disposition of shares of our common stock should consult their own tax advisors concerning the United States federal income tax consequences in light of their particular situations, as well as any consequences arising under the laws of any other taxing jurisdiction.

United States Holders

For purposes of this discussion, “United States holder” generally means a beneficial owner of a share of our common stock that is, for United States federal income tax purposes, (i) a citizen or resident of the United States, (ii) a corporation (including an entity treated as a corporation for United States federal income tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate the income of which is subject to United States federal income taxation regardless of its source or (iv) a trust if (x) a court within the United States is able to exercise primary supervision over its administration and one or more United States persons have the authority to control all substantial decisions of the trust or (y) it has a valid election in effect under United States Treasury regulations to be treated as a United States person. As used herein, the term “non-United States holder” means a beneficial owner of a share of our common stock that is not a United States holder.

If a partnership holds shares of our common stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and activities of the partnership. If you are a partner of a partnership holding our shares, you should consult your tax advisor.

Dividends.  Distributions of cash or property that we pay in respect of our common stock will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits (as determined under U.S. federal income tax principles) and will be includible in gross income by a United States holder upon receipt. Any such dividend will be eligible for the dividends received deduction if received by an otherwise qualifying corporate United States holder that meets the holding period and other requirements for the dividends received deduction. Dividends paid by us to certain non-corporate United States holders (including individuals), with respect to taxable years beginning on or before December 31, 2010, are eligible for United States federal income taxation at the rates generally applicable to long-term capital gains for individuals (currently at a maximum tax rate of 15.0)%, provided that the United States holder receiving the dividend satisfies applicable holding period and other requirements. If the amount of a distribution exceeds our current and accumulated earnings and profits, such excess first will be treated as a tax-free return of capital to the extent of the United States holder’s tax basis in our common stock, and thereafter will be treated as capital gain.

Dispositions.  Upon a sale, exchange or other taxable disposition of shares of our common stock, a United States holder generally will recognize capital gain or loss equal to the difference between the amount realized on the sale, exchange or other taxable disposition and the United States holder’s adjusted tax basis in the shares of our common stock. Such capital gain or loss will be long-term capital gain or loss if the United State holder has held the shares of the common stock for more than one year at the time of disposition. Long-term capital gains of certain non-corporate United States holders (including individuals) are currently subject to U.S. federal income taxation at a maximum rate of 15.0%. The deductibility of capital losses is subject to limitations under the Code.

Information Reporting and Backup Withholding.  In general, dividends on our common stock and payments of the proceeds of a sale, exchange or other disposition of our common stock paid to a United States holder are subject to information reporting and may be subject to backup withholding at a current maximum rate of 28.0% unless the United States holder (i) is a corporation or other exempt recipient or (ii) provides an accurate taxpayer identification number and certifies that it is not subject to backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against such holder’s United States federal income tax liability provided the required information is timely furnished to the Internal Revenue Service (the “IRS”).

Non-United States Holders

The following is a summary of certain United States federal income and estate tax consequences that will apply to you if you are a non-United States holder of a share of our common stock. Special rules may apply with respect to certain non-United States holders, such as “controlled foreign corporations,” “passive foreign investment companies,” and other holders that are subject to special treatment under the Code. These persons should consult their own tax advisors to determine the United States federal, state, local and other tax consequences that may be relevant to them.

Dividends.  In general, dividends paid to you will be subject to withholding of United States federal income tax at a 30.0% rate or such lower rate as may be specified by an applicable tax treaty, provided that the holder is eligible for the benefits of such treaty. However, dividends that are effectively connected with your conduct of a trade or business within the United States are generally exempt from the withholding tax. Instead, these dividends are subject to United States federal income tax on a net income basis at applicable graduated individual or corporate United States federal income tax rates (assuming, if required by an applicable tax treaty, that the dividends are attributable to a permanent establishment maintained by you within the United States). You must comply with certification and disclosure requirements in order for effectively connected income to be exempt from withholding. If you are a foreign corporation, any effectively connected dividends you receive may also be subject to an additional “branch profits tax” at a 30.0% rate or such lower rate as may be provided for in an applicable income tax treaty.

We plan to withhold U.S. income tax at the rate of 30.0% on the gross amount of any dividend distribution paid to a non-United States holder unless either (1) a lower treaty rate applies and the non-United States holder files IRS Form W-8BEN (or successor form) evidencing eligibility for that reduced rate with us or (2) the non-United States holder files an IRS Form W-8ECI (or successor form) with us claiming that the distribution is effectively connected income. Special rules apply to claims for treaty benefits by non-United States persons that are entities rather than individuals and to beneficial owners of dividends paid to entities in which such beneficial owners are interest holders. The application of these rules depends upon your particular circumstances and, therefore, you should consult your own tax advisor regarding your eligibility for such benefits.

If you are eligible for a reduced rate of United States withholding tax pursuant to an income tax treaty, you may be entitled to obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Dispositions.  You generally will not be subject to United States federal income tax with respect to gain recognized on a sale, exchange, redemption or other disposition of a share of our common stock unless:

•	the gain is effectively connected with your conduct of a trade or business in the United States, and, where a tax treaty applies, is attributable to a permanent establishment in the United States;

•	you are an individual who is present in the United States for 183 or more days in the taxable year of the sale, exchange, redemption or other disposition and certain other conditions are met; or

•	we are or have been a “United States real property holding corporation” for United States federal income tax purposes. We believe that we are not currently and have not been, and do not anticipate becoming, a “United States real property holding corporation” for United States federal income tax purposes.

In general, gain that is effectively connected with the conduct of a trade or business within the United States will be subject to United States federal income tax imposed on net income on the same basis that applies to United States persons generally and, for corporate non-United States holders, may also be subject to “branch profits tax”, but will not be subject to withholding provided that documentation requirements are satisfied. Non-United States holders should consult any applicable tax treaties that may provide for different rules.

United States Federal Estate Taxes.  Individual non-United States holders and entities the property of which is potentially includible in such individuals’ gross estates for United States federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, shares of our common stock will be treated as United States situs property subject to United States federal estate tax.

Information Reporting and Backup Withholding.  We will be required to report annually to the IRS and to you the amount of dividends paid to you and any tax withheld by us from dividends paid to you, regardless of whether withholding was required. The United States may make available copies of the information returns reporting the dividends and withholding to the tax authorities in the country in which you reside.

Backup withholding at a current maximum rate of 28.0% will apply to dividends paid to you unless you satisfy the certification requirements of applicable United States Treasury regulations (e.g., by providing an IRS Form W-8BEN) or otherwise establish an exemption.

Payment of the proceeds of a sale of a share of our common stock to you within the United States or conducted through certain United States-related financial intermediaries will be subject to both backup withholding and information reporting unless (1)(a) you certify under penalties of perjury in accordance with specified procedures that you are a non-United States holder and (b) the payor does not have actual knowledge that you are a United States person or (2) you otherwise establish an exemption. Information reporting and backup withholding generally will not apply to a payment of the proceeds of a sale of common stock effected outside the United States by a foreign office of a foreign broker. However, information reporting requirements (but not backup withholding) will apply to a payment of the proceeds of a sale of common stock effected outside the United States by a foreign office of a broker if the broker (i) is a United States person, (ii) derives 50.0% or more of its gross income for certain periods from the conduct of trade or business in the United States, (iii) is a “controlled foreign corporation” as to the United States or (iv) is a foreign partnership that, at any time during its taxable year, is more than 50.0% (by income or capital interest) owned by United States persons or is engaged in the conduct of a U.S. trade or business, unless in any such case the broker has documentary evidence in its records that the holder is a non-United States holder and certain conditions are met, or the holder otherwise establishes an exemption. Payment by a U.S. office of a broker of the proceeds of a sale of common stock will be subject to both backup withholding and information reporting unless the holder certifies under penalties of perjury that it is not a United States person or otherwise establishes an exemption.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your United States federal income tax liability provided the required information is timely furnished to the IRS.

UNDERWRITERS

Under the terms and subject to the conditions contained in an underwriting agreement dated the date of this prospectus, the underwriters named below, for whom Morgan Stanley & Co. Incorporated and Deutsche Bank Securities Inc. are acting as representatives, have severally agreed to purchase, and the selling stockholders have agreed to sell to them, severally, the number of shares indicated below:

Number of
Name	Shares

Morgan Stanley & Co. Incorporated
Deutsche Bank Securities Inc.
Subtotal
Total

The underwriters are offering the shares of common stock subject to their acceptance of the shares from the selling stockholders and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of common stock offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares of common stock offered by this prospectus if any such shares are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters’ over-allotment option described below.

The underwriters initially propose to offer part of the shares of common stock directly to the public at the public offering price listed on the cover page of this prospectus and part to certain dealers at a price that represents a concession not in excess of $      a share under the public offering price. Any underwriter may allow, and such dealers may reallow, a concession not in excess of $      a share to other underwriters or to certain dealers. After the initial offering of the shares of common stock, the offering price and other selling terms may from time to time be varied by the representatives.

Certain of the selling stockholders have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to an aggregate of           additional shares of common stock at the public offering price listed on the cover page of this prospectus, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the shares of common stock offered by this prospectus. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional shares of common stock as the number listed next to the underwriter’s name in the preceding table bears to the total number of shares of common stock listed next to the names of all underwriters in the preceding table. If the underwriters’ option is exercised in full, the total price to the public would be $     , the total underwriters’ discounts and commissions would be $      , and total proceeds to the selling stockholders would be $      .

The underwriters have informed us that they do not intend sales to discretionary accounts to exceed five percent of the total number of shares of common stock offered by them.

Application has been made to have the common stock approved for quotation on the NASDAQ Global Market under the symbol “GCAP”.

Each of us, the selling stockholders, our directors, executive officers and certain of our other stockholders has agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated and Deutsche Bank Securities Inc. on behalf of the underwriters, it will not, during the period ending 180 days after the date of this prospectus:

•	offer, pledge, sell, contract to sell, grant any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock; or

•	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock;

whether any such transaction described above is to be settled by delivery of common stock or such other securities, in cash or otherwise. The restrictions described in this paragraph do not apply to:

•	the sale of shares to the underwriters;

•	transactions relating to shares of common stock or other securities acquired in open market transactions after completion of our initial public offering;

•	transfers of shares of common stock or any security convertible into common stock as a bona fide gift;

•	distributions of shares of common stock or any security convertible into common stock to limited partners or stockholders;

•	the establishment of a trading plan pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934 for the transfer of shares of Common Stock, provided that no such transfer occurs during the period;

•	transfers of shares of Common Stock to any affiliated entities of the transferor; or

•	the issuance by us of shares of common stock upon the exercise of an option or a warrant or the conversion of a security outstanding on the date of this prospectus of which the underwriters have been advised in writing.

In order to facilitate the offering of the common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriters under the over allotment option. The underwriters can close out a covered short sale by exercising the over allotment option or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under the over allotment option. The underwriters may also sell shares in excess of the over allotment option, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the underwriters may bid for, and purchase, shares of common stock in the open market to stabilize the price of the common stock. The underwriting syndicate may also reclaim selling concessions allowed to an underwriter or a dealer for distributing the common stock in the offering, if the syndicate repurchases previously distributed common stock to cover syndicate short positions or to stabilize the price of the common stock. These activities may raise or maintain the market price of the common stock above independent market levels or prevent or retard a decline in the market price of the common stock. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

GCAM, LLC, one of our subsidiaries, has entered into a foreign currency exchange prime brokerage agreement with Deutsche Bank AG, London Branch, an affiliate of Deutsche Bank Securities Inc., pursuant to which Deutsche Bank AG, London Branch receives customary transaction-based fees.

The underwriters have agreed to pay for their expenses incurred in connection with the offering of the common stock.

We, the selling stockholders and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

Directed Share Program

At our request, the underwriters have reserved for sale, at the initial public offering price, up to          shares offered in this prospectus for directors, officers, employees, business associates and related persons of GAIN. The number of shares of common stock available for sale to the general public will be reduced to the extent such persons purchase such reserved shares. Any reserved shares which are not so purchased will be offered by the underwriters to the general public on the same basis as the other shares offered in this prospectus.

Pricing of the Offering

Prior to this offering, there has been no public market for the shares of our common stock. The initial public offering price will be determined by negotiations among us, the selling stockholders and the representatives of the underwriters. Among the factors to be considered in determining the initial public offering price will be our future prospects and those of our industry in general, our sales, earnings and certain other financial operating information in recent periods, and the price-earnings ratios, price-sales ratios, market prices of securities and certain financial and operating information of companies engaged in activities similar to ours. The estimated initial public offering price range set forth on the cover page of this preliminary prospectus is subject to change as a result of market conditions and other factors.

LEGAL MATTERS

Certain legal matters with respect to the validity of the shares of common stock offered hereby will be passed upon for us by Morgan, Lewis & Bockius LLP, Princeton, New Jersey. Davis Polk & Wardwell LLP, New York, New York, will pass upon certain legal matters for the underwriters in connection with this offering.

EXPERTS

The consolidated financial statements and financial statement schedule as of December 31, 2007 and 2008, and for each of the three years in the period ended December 31, 2008, included in this Prospectus, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein and elsewhere in the Registration Statement. Such consolidated financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock the selling stockholders are offering to sell. This prospectus, which constitutes part of the registration statement, does not include all of the information contained in the registration statement. You should refer to the registration statement and its exhibits for additional information. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document. When we complete this offering, we will also be required to file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. We anticipate making these documents publicly available, free of charge, on our website at www.gaincapital.com as soon as reasonably practicable after filing such documents with the Securities and Exchange Commission. The information on our website is not incorporated by reference into this prospectus and should not be considered to be a part of this prospectus. We have included our website address as an inactive textual reference only.

You can read the registration statement and our future filings with the Securities and Exchange Commission, over the Internet at the Securities and Exchange Commission’s web site at http://www.sec.gov. You may also read and copy any document that we file with the Securities and Exchange Commission at its public reference room at 100 F Street N.E., Washington, District of Columbia, 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the public reference room.

INDUSTRY AND MARKET DATA

We obtained the industry, market and competitive position data in this prospectus from our own internal estimates and research as well as from industry and general publications and research, surveys and studies conducted by third parties. Industry publications, studies and surveys generally state that they have been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. While we believe that each of these studies and publications is reliable, we have not independently verified market and industry data from third party sources. While we believe our internal company research is reliable and the market definitions are appropriate, neither such research nor these definitions have been verified by any independent source.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS AND
FINANCIAL STATEMENT SCHEDULE

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of
GAIN Capital Holdings, Inc.:
Bedminster, New Jersey

We have audited the accompanying consolidated statements of financial condition of GAIN Capital Holdings, Inc. and subsidiaries (the “Company”) as of December 31, 2007 and 2008, and the related consolidated statements of operations and comprehensive income/(loss), shareholders’ deficit, and cash flows for each of the three years in the period ended December 31, 2008. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of GAIN Capital Holdings, Inc. and subsidiaries at December 31, 2007 and 2008, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2008, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

New York, New York
August 31, 2009

GAIN CAPITAL HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	As of December 31,
	2007	2008
	(in thousands, except share and per share data)

ASSETS:
Cash and cash equivalents	$98,894	$176,431
Receivables from brokers	74,630	75,817
Property and equipment — (net of accumulated depreciation and amortization of $3,343 and $5,278 at December 31, 2007 and 2008, respectively)	3,423	3,937
Prepaid assets	619	1,632
Deferred financing costs	402	313
Deferred initial public offering costs	42	—
Goodwill	1,078	3,092
Intangible assets — (net of accumulated amortization of $406 and $609 at December 31, 2007 and 2008, respectively)	523	320
Other assets — (net of allowance for doubtful accounts of $1,129 and $2,213 at December 31, 2007 and 2008, respectively)	1,017	3,274

Total	$180,628	$264,816

LIABILITIES AND SHAREHOLDERS’ DEFICIT:
Liabilities
Payables to brokers, dealers, FCM’s and other regulated entities	$2,163	$1,679
Payables to customers	106,741	122,293
Accrued compensation and benefits	4,928	5,282
Accrued expenses and other liabilities	4,552	5,627
Income tax payable	8,742	10,539
Deferred taxes	842	—
Convertible, redeemable preferred stock embedded derivative	264,566	82,785
Notes payable	49,875	39,375

Total liabilities	442,409	267,580

Commitments and Contingencies (See Note 14)
Convertible, Redeemable Preferred Stock
Series A Convertible, Redeemable Preferred Stock; ($0.00001 par value; 4,545,455 shares authorized; 2,027,402 and 865,154 shares issued and outstanding as of December 31, 2007 and 2008, respectively)	3,288	2,009
Series B Convertible, Redeemable Preferred Stock; ($0.00001 par value; 7,000,000 shares authorized; 2,611,811 and 2,610,210 shares issued and outstanding as of December 31, 2007 and 2008, respectively)	5,414	5,412
Series C Convertible, Redeemable Preferred Stock; ($0.00001 par value; 2,496,879 shares authorized; 1,229,570 and 1,055,739 shares issued and outstanding as of December 31, 2007 and 2008, respectively)	6,017	5,319
Series D Convertible, Redeemable Preferred Stock; ($0.00001 par value; 3,254,678 shares authorized, issued and outstanding as of December 31, 2007 and 2008, respectively)	39,840	39,840
Series E Convertible, Redeemable Preferred Stock; ($0.00001 par value; 3,738,688 shares authorized; 2,611,606 shares issued and outstanding as of December 31, 2008)	—	116,810

Total convertible, redeemable preferred stock	54,559	169,390

Deficit
GAIN Capital Holdings, Inc. Shareholders’ Deficit
Common Stock; ($0.00001 par value; 23,000,000 and 27,000,000 shares authorized; 1,534,253 and 1,304,029 shares issued and outstanding as of December 31, 2007 and 2008)	—	—
Accumulated other comprehensive income	—	21
Additional paid-in capital	(95,115)	(182,891)
Retained earnings/(accumulated deficit)	(221,225)	10,201

Total Gain Capital Holdings, Inc. shareholders’ deficit	(316,340)	(172,669)

Noncontrolling interest	—	515

Total deficit	(316,340)	(172,154)

Total	$180,628	$264,816

See Notes to Consolidated Financial Statements

GAIN CAPITAL HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME/(LOSS)

	For the Fiscal Year Ended December 31,
	2006	2007	2008
	(in thousands, except share and
	per share data)

REVENUE:
Trading revenue	$69,471	$118,176	$186,004
Other revenue	242	437	2,366

Total non-interest revenue	69,713	118,613	188,370
Interest revenue	3,145	5,024	3,635
Interest expense	(356)	(611)	(1,208)

Total net interest revenue	2,789	4,413	2,427

Net revenue	72,502	123,026	190,797

EXPENSES:
Employee compensation and benefits	17,258	25,093	37,024
Selling and marketing	12,517	21,836	29,312
Trading expenses and commissions	10,321	10,436	16,310
Interest expense on notes payable	2,075	3,688	2,697
Bank fees	935	2,316	3,754
Depreciation and amortization	897	1,911	2,496
Communications and data processing	873	1,659	2,467
Occupancy and equipment	1,045	1,616	2,419
Bad debt provision	574	1,164	1,418
Professional fees	1,295	1,380	3,104
Software expense	78	123	888
Professional dues and memberships	48	187	773
Write-off of initial public offering costs	—	—	1,897
Change in fair value of convertible, redeemable preferred stock embedded derivative	61,732	165,280	(181,782)
Impairment of intangible assets	165	—	—
Other	3,085	(627)	1,424

Total	112,898	236,062	(75,799)

INCOME/(LOSS) BEFORE INCOME TAX EXPENSE AND EQUITY IN EARNINGS OF EQUITY METHOD INVESTMENT	(40,396)	(113,036)	266,596
Income tax expense	9,063	21,615	34,977
Equity in earnings of equity method investment	(43)	—	(214)

NET INCOME/(LOSS)	(49,502)	(134,651)	231,405

Net loss applicable to noncontrolling interest	—	—	(21)

NET INCOME/(LOSS) APPLICABLE TO GAIN CAPITAL HOLDINGS, INC.	(49,502)	(134,651)	231,426

Other comprehensive income, net of tax:
Foreign currency translation adjustment	—	—	28

NET COMPREHENSIVE INCOME/(LOSS)	(49,502)	(134,651)	231,454

Comprehensive income applicable to noncontrolling interest, net of tax	—	—	7

NET COMPREHENSIVE INCOME/(LOSS) APPLICABLE TO GAIN CAPITAL HOLDINGS, INC.	$(49,502)	$(134,651)	$231,447

Effect of redemption of preferred shares	$(39,006)	$—	$(63,913)
Effect of preferred share accretion	2,205	—	—

Net income/(loss) applicable to GAIN Capital Holdings, Inc. common shareholders	$(86,303)	$(134,651)	$167,513

Earnings/(loss) per common share:
Basic	$(30.90)	$(70.89)	$130.12

Diluted	$(30.90)	$(70.89)	$11.17

Weighted average common shares outstanding used in computing earnings/(loss) per common share:
Basic	2,792,895	1,899,386	1,287,360

Diluted	2,792,895	1,899,386	15,002,277

See Notes to Consolidated Financial Statements

GAIN CAPITAL HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ DEFICIT

				(Accumulated	Accumulated
			Additional	Deficit)/	Other
	Common Stock		Paid in	Retained	Comprehensive	Noncontrolling
	Shares	Amount	Capital	Earnings	Income	Interest	Total
	(in thousands, except share and per share data)

BALANCE — January 1, 2006	4,528,902	$4	$954	$(39,254)	$—	$—	$(38,296)
Retirement of Tudor escrow shares	(408,450)	—	—	—	—	—	—
Exercise of options	32,397	—	85	—	—	—	85
Accretion of historical beneficial conversion feature	—	—	—	(15)	—	—	(15)
Revalue of common stock at new par value ($0.00001)	—	(4)	4	—	—	—	—
Reorganization exercise of options	1,095,085	—	1,623	—	—	—	1,623
Repurchase of common shares	(2,895,444)	—	(35,667)	—	—	—	(35,667)
Repurchase of preferred shares	—	—	(39,006)	—	—	—	(39,006)
Post reorganization option exercises	30,500	—	109	—	—	—	109
Reversal of historical accretion of preferred stock	—	—	—	2,231	—	—	2,231
Accretion of beneficial conversion features	—	—	—	(11)	—	—	(11)
Tax benefit from employee exercises	—	—	4,003	—	—	—	4,003
Stock compensation expense	—	—	204	—	—	—	204
Net loss	—	—	—	(49,502)	—	—	(49,502)

BALANCE — December 31, 2006	2,382,990	—	(67,691)	(86,551)	—	—	(154,242)
Exercise of options	21,333	—	70	—	—	—	70
Repurchase of shares	(870,070)	—	(30,000)	—	—	—	(30,000)
GCAM, LLC acquisition	—	—	—	43	—	—	43
Restricted stock units issued to acquire GCAM, LLC, net of call option liability	—	—	943	—	—	—	943
Consolidation of Gain Global Markets, Inc.	—	—	—	(66)	—	—	(66)
Stock compensation expense	—	—	1,563	—	—	—	1,563
Net loss	—	—	—	(134,651)	—	—	(134,651)

BALANCE — December 31, 2007	1,534,253	—	(95,115)	(221,225)	—	—	(316,340)
Exercise of options	617,818	—	1,686	—	—	—	1,686
Repurchase of common shares	(914,572)	—	(40,752)	—	—	—	(40,752)
Repurchase of preferred shares	—	—	(60,064)	—	—	—	(60,064)
Conversion restricted stock units into common stock	66,530	—	—	—	—	—	—
Repurchase of warrants	—	—	(3,848)	—	—	—	(3,848)
Tax benefit from employee exercises	—	—	10,709	—	—	—	10,709
Reversal of call option liability	—	—	1	—	—	—	1
Stock compensation expense	—	—	4,492	—	—	—	4,492
Foreign currency translation adjustment	—	—	—	—	21	7	28
Increase in noncontrolling interest related to acquisition of subsidiary	—	—	—	—	—	529	529
Net income	—	—	—	231,426	—	(21)	231,405

BALANCE — December 31, 2008	1,304,029	$—	$(182,891)	$10,201	$21	$515	$(172,154)

See Notes to Consolidated Financial Statements

GAIN CAPITAL HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Fiscal Year Ended December 31,
	2006	2007	2008
	(in thousands)

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income/(loss)	$(49,502)	$(134,651)	$231,405
Adjustments to reconcile net income/(loss) to cash provided by operating activities
Unrealized foreign exchange transactions — liquidity providers and customers	(5,604)	2,740	1,776
Loss on foreign currency exchange rates	—	—	191
Depreciation and amortization	897	1,911	2,496
Impairment of intangible asset	165	—	—
Litigation settlement	—	(1,479)	—
Deferred taxes	1,278	(1,538)	(932)
Write-off of deferred initial public offering costs	—	—	42
Amortization of deferred financing costs	63	89	89
Bad debt provision	574	1,164	1,418
Loss in earnings of equity method investment	43	—	214
Loss on disposal of fixed assets	22	23	91
Stock compensation expense	204	1,657	4,492
Tax benefit from employee stock option exercises	(4,003)	—	(10,709)
Change in fair value of preferred stock embedded derivative	61,732	165,280	(181,782)
Changes in operating assets and liabilities:
Receivables from brokers	(12,861)	(4,983)	(2,380)
Prepaid assets	(229)	(152)	(849)
Other assets	(1,553)	(615)	(3,043)
Current tax receivable	(4,874)	4,874	—
Deferred initial public offering costs	—	—	(42)
Payables to customers	25,763	35,473	13,528
Accrued compensation and benefits	1,634	1,453	354
Payables to brokers, dealers, FCM’s and other regulated entities	671	(3,085)	(483)
Accrued expenses and other liabilities	4,312	871	939
Income tax payable	2,071	8,742	12,505

Cash provided by operating activities	20,803	77,774	69,320

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(1,818)	(2,719)	(2,679)
Purchases of marketing lists	(774)	—	—
Cash acquired in GCAM, LLC acquisition	—	191	—
Acquisition and funding of Fortune Capital Co., Ltd, net of cash acquired	—	—	(666)
Acquisition and funding of S.L. Bruce Financial Corporation, net of cash acquired	—	—	(248)
Acquisition and funding of RCG GAIN Limited, net of cash acquired	—	—	(199)

Cash used for investing activities	(2,592)	(2,528)	(3,792)

CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of Series D preferred shares	40,000	—	—
Series D issuance costs	(160)	—	—
Deferred financing costs	(280)	(273)	—
Proceeds from notes payable	30,000	30,000	—
Payment on notes payable	(2,500)	(7,625)	(10,500)
Proceeds from exercise of stock options	1,837	70	1,686
Proceeds from exercise of warrants	—	—	97
Issuance of Series E preferred shares	—	—	117,000
Series E issuance costs	—	—	(190)
Tax benefit from employee stock option exercises	4,003	—	10,709
Repurchase of warrants	—	—	(3,945)
Repurchase of common shares	(35,687)	(30,000)	(40,752)
Repurchase of preferred shares	(46,430)	—	(62,043)

Cash provided by/(used for) financing activities	(9,217)	(7,828)	12,062

Effect of exchange rate changes on cash and cash equivalents	—	—	(53)

INCREASE IN CASH AND CASH EQUIVALENTS	8,994	67,418	77,537
CASH AND CASH EQUIVALENTS — Beginning of year	22,482	31,476	98,894

CASH AND CASH EQUIVALENTS — End of year	$31,476	$98,894	$176,431

SUPPLEMENTARY DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the year for:
Interest	$2,206	$4,093	$3,959

Taxes	$10,609	$9,524	$20,731

Non-cash investing activities:
Issuance of restricted stock units for purchase of GCAM, LLC	—	$945	—

Investment in GCAM, LLC at acquisition date	—	$43	—

Equity of GGMI at date of consolidation	—	$(66)	—

Purchase of fixed assets in accrued expense and other liabilities	—	—	$153

Investment in S.L. Bruce Financial Corporation in accrued expenses and other liabilities	—	—	$325

Non-cash financing activities:
Reversal of prior year accretion of preferred stock	$2,231	—	—

Accretion of beneficial conversion feature	$(26)	—	—

Accrued initial public offering costs	—	$42	—

Conversion of restricted stock units to common stock	—	—	$—

Reversal of call option liability	—	—	$1

See Notes to Consolidated Financial Statements

GAIN CAPITAL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Nature of Operations and Significant Accounting Policies

Nature of operations

GAIN Capital Holdings, Inc. and Subsidiaries is a Delaware corporation formed and incorporated on March 24, 2006. GAIN Holdings, LLC is a wholly-owned subsidiary of GAIN Capital Holdings, Inc., and owns all outstanding membership units in GAIN Capital Group, LLC, the operating company.

GAIN Capital Group, Inc., a Delaware corporation, was formed and incorporated on August 1, 2003. Immediately following the formation of the corporation, it acquired all the outstanding equity of GAIN Capital, Inc. On March 27, 2006, GAIN Capital Group, Inc. converted to a Delaware limited liability company known as GAIN Capital Group, LLC (“Group, LLC”).

Prior to the conversion, GAIN Capital Group, Inc. had two fully owned subsidiaries, GAIN Capital, Inc. and Forex.com.

•	GAIN Capital, Inc. acted as a retail, Internet based, market-maker for foreign exchange trading and converted to GAIN Capital, LLC on March 27, 2006. At the same time, GAIN Holdings, LLC, a newly created holding company and wholly-owned subsidiary of GAIN Capital Holdings, Inc., became the sole member and holder of all of the membership interests of Group, LLC. GAIN Capital, LLC then merged into Group, LLC on April 28, 2006 to complete the conversion.

•	Forex.com acted as a wholly owned introducing broker. Forex.com merged into GAIN Capital Group, Inc. on February 24, 2006 and no longer exists as a separate legal entity.

Group, LLC is a market-maker in a number of foreign currencies. Its internet trading platform provides a market for customers to trade, on a margin basis, spot foreign exchange. In connection with its market-making activities, Group, LLC seeks to manage its market risk by entering into offsetting positions with large money center banks and other financial institutions. As a result of its market-making operations, Group, LLC, may have open positions in various currencies at any given time. Group, LLC manages its open positions and exposure in real time. The majority of Group, LLC’s foreign exchange business relates to major foreign currencies such as U.S. dollars, Japanese yen, euros, United Kingdom pound sterling, Swiss francs and Canadian dollars.

The counterparties to Group, LLC’s foreign exchange transactions include retail traders, investment advisors, commercial banks, small to mid-sized corporations, hedge funds, investment banks and broker-dealers.

Group, LLC is a registered Futures Commission Merchant (“FCM”) with the Commodity Futures Trading Commission (“CFTC”). As such, it is subject to the regulations of the CFTC, an agency of the U.S. Government, and the rules of the National Futures Association (“NFA”), an industry self-regulatory organization.

GAIN Capital Holdings, Inc. and subsidiaries (the “Company”) strategically expanded its operations from 2006 to 2008:

•	The Company established a wholly-owned subsidiary, Jia Shen Forex Software Development Technology, LLC (“Jia Shen, LLC”) in Shanghai, China in 2007. This entity was closed in 2009. See Note 19 for additional information.

•	GCAM, LLC is a Delaware limited liability company formed on April 10, 2006 to operate as a private investment vehicle. GCAM, LLC is engaged primarily in the business of trading and investing in over the counter (“OTC”) foreign currencies and was the general partner of the GCAM Madison Fund, L.P., through the fund closure in December 31, 2008. The general partner directed the fund’s trading and investments as well as its day-to-day operations. GCAM, LLC currently directs the asset management program of Group, LLC. GAIN Capital Holdings, Inc. owned a 20.36% interest in GCAM, LLC as of December 31, 2006, and acquired the remaining 79.64% interest in GCAM, LLC as of January 1, 2007. Group, LLC subsequently transitioned its investment in GCAM, LLC to the ultimate parent, GAIN Capital Holdings, Inc.

GAIN CAPITAL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

•	Gain Global Markets, Inc. (“GGMI”) was incorporated in the Cayman Islands on January 19, 2006. In 2007, GGMI became wholly owned by GAIN Capital Holdings International, LLC., which is 100% owned by the Company. GGMI is registered with the Cayman Islands Monetary Authority (“CIMA”) as an Exchange Contracts Dealer and operates a trading platform called Trade Real-Time which provides self-directed traders with direct access to Contracts for Difference (“CFD”), Forex, Metals and Energy markets.

•	Group, LLC entered into a joint venture with Rosenthal Collins Group (“RCG”), a leading independent futures clearing firm, that was approved by the UK Financial Services Authority (“FSA”) effective January 2008 in which Group, LLC and RCG each owned a 50% interest. On December 22, 2008, Group, LLC acquired RCG’s 50% interest in RGGGL. Prior to the acquisition of the remaining 50% interest, the joint venture was accounted for as an equity method investment and was fully consolidated as of December 31, 2008. Upon achieving complete ownership, the legal name was changed to GAIN Capital Forex.com UK Limited (“GCUK”).

•	On October 3, 2008, the Company acquired all outstanding common stock of S.L. Bruce Financial Corporation, the parent company of State Discount Brokers, Inc. which is a broker-dealer registered with the Securities and Exchange Commission and a member of the Financial Industry Regulatory Authority (“FINRA”). The Company subsequently changed the company name to Gain Capital Securities, Inc. (“GCSI”).

•	GAIN Holdings International, LLC acquired a 51% controlling interest, with rights to acquire up to a 95% interest, in Fortune Capital Co., Ltd (“FORTUNE”) on December 12, 2008. FORTUNE was previously a privately owned provider of forex trading services in Japan, and has been a white label partner to Group, LLC since 2002. FORTUNE maintains a securities license with Japan’s Financial Services Agency (“FSA”).

•	The Company incorporated Gain Capital Forex.com Hong Kong Limited (“GCHK”) on July 9, 2008. In July 2009, GCHK was granted a license by the Securities and Futures Commission (“SFC”) which regulates forex trading in Hong Kong.

Summary of significant accounting policies

Basis of Accounting — The Company and its subsidiaries’ consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“generally accepted accounting principles”).

Consolidation — The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries and majority owned subsidiary. The consolidated financial statements include 100% of the assets and liabilities of the majority owned subsidiary and the ownership interest of minority investors is recorded as noncontrolling interest. All intercompany transactions and balances are eliminated in consolidation.

The Company applies FIN 46R, Consolidation of Variable Interest Entities, and ARB 51, Consolidated Financial Statements (“ARB 51”), in its principles of consolidation. FIN 46R addresses arrangements where a company does not hold a majority of the voting or similar interests of a variable interest entity (“VIE”). A company is required to consolidate a VIE if it has determined it is the primary beneficiary. ARB 51 addresses the policy when a company owns a majority of the voting or similar rights and exercises effective control.

Interest Revenue and Interest Expense — The Company reports interest expense on notes payable separately from operating interest income and operating interest expense. The Company’s Consolidated Statements of Operations and Comprehensive Income presentation is consistent with how the Company manages its business and evaluates its performance. The Company views operating interest income and operating expense as one interrelated activity, as along with trading revenues, they are generated from the operations of the Company.

Use of Estimates — The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and

GAIN CAPITAL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. In presenting the consolidated financial statements, management makes estimates regarding:

•	Valuation of assets and liabilities requiring fair value estimates;

•	The allowance for doubtful accounts;

•	The realization of deferred taxes;

•	The carrying amount of goodwill and other intangible assets;

•	The amortization period of intangible assets with definite lives;

•	Incentive based compensation accruals and valuation of share-based payment compensation arrangements; and

•	Other matters that affect the reported amounts and disclosure of contingencies in the consolidated financial statements.

Estimates, by their nature, are based on judgment and available information. Therefore, actual results could differ from those estimates and could have a material impact on the consolidated financial statements, and it is possible that such changes could occur in the near term.

The Company makes estimates of the uncollectibility of accounts receivable and records an increase in the allowance for doubtful accounts when the prospect of collecting a specific account balance becomes doubtful. Management specifically analyzes accounts receivable and historical bad debt experience when evaluating the adequacy of the allowance for doubtful accounts. Should any of these factors change, the estimates made by management will also change, which could affect the level of our future provision for doubtful accounts.

Revenue Recognition — The Company recognizes revenue in accordance with SEC Staff Accounting Bulletin No. 104, “Revenue Recognition,” (“SAB 104”). The Company generates revenue from forex trading. SAB 104 requires that four basic criteria must be met before revenue can be recognized: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred or services rendered; (3) the seller’s price to the buyer is fixed and determinable; and (4) collectibility is reasonably assured.

Foreign exchange contracts generally involve the exchange of two currencies at market rates on a specified date; spot contracts usually require the exchange of currencies to occur within two business days of the contract date. Customer transactions and related revenue and expenses are recorded on a trade date basis.

Gains or losses are realized when customer transactions are liquidated. Unrealized gains or losses on cash positions revalued at prevailing foreign currency exchange rates (the difference between contract price and market price) at the date of the statement of financial condition are included in Receivables from brokers, Payables to customers and Payables to brokers, dealers, FCM’s and other regulated entities on the Consolidated Statements of Financial Condition. Changes in net unrealized gains or losses are recorded in Trading revenue on the Consolidated Statements of Operations and Comprehensive Income.

Other revenue, on the Consolidated Statements of Operations and Comprehensive Income, is comprised primarily of trading commissions related to the Forex Pro trading program which allows customers to receive tighter spreads in return for a commission fee paid to us. The Company also records to Other revenue the inactivity fees charged monthly to customers who have not executed trades and maintained the required minimum account balance.

Interest revenue and interest expense are recorded when earned and incurred, respectively. Net interest revenue consists primarily of the revenue generated by Company cash and customer cash held and invested at banks, money market funds and deposits at wholesale forex trading partners, less interest paid to customers on their balances.

GAIN CAPITAL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Cash and Cash Equivalents — The Company considers all highly liquid investments with an original maturity of 90 days or less to be cash equivalents. Included in this balance are funds deposited by customers and funds accruing to customers as a result of trades or contracts.

Substantially all financial instruments consist of cash and cash equivalents and are carried at amounts that approximate fair value.

Prepaid Assets — The Company records as prepaid assets those goods and services paid for but not to be received until a future date. These include payments for advertising and insurance.

Receivables from Brokers — The Company has posted funds with brokers as collateral as required by agreements for holding spot foreign exchange positions. In addition, the Company has cash in excess of required collateral. These amounts are reflected as receivables from brokers and include gains or losses realized on liquidated contracts, as well as unrealized gains or losses on open positions.

Property and Equipment — Property and equipment are stated at cost, net of accumulated depreciation. Identifiable significant improvements are capitalized and expenditures for maintenance and repairs are charged to expense as incurred.

Property and equipment are depreciated on a straight-line basis over the estimated useful lives of the assets as follows:

Purchased software	3 years
Furniture and fixtures	3 years
Leasehold improvements	Shorter of lease term or estimated useful life
Telephone equipment	3 years
Office equipment	3 years
Vehicles	5 years

The Company accounts for costs incurred to develop its trading platform and related software in accordance with the American Institute of Certified Public Accountants (“AICPA”) Statement of Position 98-1 (“SOP 98-1”), Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. SOP 98-1 requires that such technology be capitalized in the application and infrastructure development stages. Costs related to training, administration and non-value-added maintenance are charged to expense as incurred. Capitalized software development costs are being amortized over the useful life, which the Company has estimated at three years.

Foreign Currencies — The Company has determined that its functional currency is U.S. dollars (“USD”). Realized foreign currency transaction gains and losses are recorded in Trading revenue on the Consolidated Statements of Operations and Comprehensive Income during the year at the exchange rate on the date of the transaction. Unrealized foreign currency transaction gains and losses are computed using the closing rate of exchange prevailing at the date of the Consolidated Statements of Financial Condition. Gains and losses arising from these transactions are also recorded in Trading revenue on the Consolidated Statements of Operations and Comprehensive Income.

In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 52, Foreign Currency Translation, monetary assets and liabilities denominated in foreign currencies are converted into USD at rates of exchange in effect at the date of the Consolidated Statements of Financial Condition. The Company recorded foreign currency transaction gains and losses in Other revenue on the Consolidated Statements of Operations and Comprehensive Income. The Company recorded a loss of $158,803, a gain of $212,578 and a loss of $191,115 for the years ended December 31, 2006, 2007 and 2008, respectively.

Intangible Assets — The Financial Accounting Standards Board (“FASB”) issued SFAS No. 142, Goodwill and Other Intangible Assets (“SFAS No. 142”), which requires purchased intangible assets other than goodwill to be amortized over their useful lives unless their lives are determined to be indefinite. If the assets are determined to

GAIN CAPITAL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

have a finite life in the future, the Company will amortize the carrying value over the remaining useful life at that time. In accordance with SFAS No. 142, the Company’s URL’s (foreignexchange.com and forex.com) are indefinite life intangible assets and are therefore not amortized. The Company compares the recorded value of its indefinite life intangible assets to their fair value on an annual basis and whenever circumstances arise that indicates that an impairment may have occurred. See Note 5 for additional information.

The Company acquired a marketing list in November 2006 for $773,885 that was amortized over its useful life, with an amortization period of 18 months. The Company recorded an impairment of $165,000 in 2006 and amortization of $405,924 and $202,961 in 2007 and 2008, respectively. No impairment was recorded in 2007 or 2008.

Goodwill — In accordance with SFAS No. 142, the Company tests goodwill for impairment on an annual basis during the fourth quarter and on an interim basis when conditions indicate impairment has occurred. Goodwill impairment is determined by comparing the estimated fair value of the reporting unit with its respective book value. The Company utilized a discounted cash flow approach in order to determine the fair value. The Company believes that its procedures for estimating discounted future cash flows were reasonable and consistent with market conditions at the time of estimation. The Company recorded goodwill with the acquisition of GCAM, LLC, GCSI, FORTUNE, and GCUK. No amount of goodwill is expected to be deductible for tax purposes.

Other Assets — The Company recorded receivables from affiliates (See Note 11), vendors, a credit card processing service and lead deposits in Other assets on the Consolidated Statements of Financial Condition. See Note 7 for additional information.

Allowance for Doubtful Accounts — The Company records an increase in the allowance for doubtful accounts when the prospect of collecting a specific customer account balance becomes doubtful. Management specifically analyzes accounts receivable and historical bad debt experience when evaluating the adequacy of the allowance for doubtful accounts. Should any of these factors change, the estimates made by management will also change, which could affect the level of our future provision for doubtful accounts. The allowance for doubtful accounts is included in Other assets on the Consolidated Statements of Financial Condition. Receivables from customers are reserved for and recorded in Bad debt provision on the Consolidated Statements of Operations and Comprehensive Income.

The allowance for doubtful accounts consisted of the following (amounts in thousands):

Balance as of January 1, 2006	$(96)
Addition to provision	(589)
Amounts written off	337

Balance as of December 31, 2006	(348)
Addition to provision	(1,209)
Amounts written off	428

Balance as of December 31, 2007	(1,129)
Addition to provision	(1,418)
Amounts written off	334

Balance as of December 31, 2008	$(2,213)

Long-Lived Assets — In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, the Company periodically evaluates the carrying value of long-lived assets when events and circumstances warrant such review. The carrying value of a long-lived asset is considered impaired when the anticipated undiscounted cash flow from such an asset is separately identifiable and is less than the carrying value. In that event, a loss is recognized in the amount by which the carrying value exceeds the fair market value of the long-lived asset. The Company has identified no such impairment losses.

GAIN CAPITAL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Payables to Customers — Payables to customers, included on the Consolidated Statements of Financial Condition, include amounts due on cash and margin transactions. These transactions include deposits, commissions and gains or losses arising from settled trades. The Payables to customers balance also reflects unrealized gains or losses arising from open positions in customer accounts.

Accrued Compensation and Benefits — Accrued compensation and benefits represents employee salaries and benefits payable.

Payables to Brokers, Dealers, FCMs and Other Regulated Entities — The Company engages in white label, or omnibus relationships, with other regulated financial institutions. The payables balance includes amounts deposited by these financial institutions in order for the Company to act as clearing broker. The payables balance includes deposits from all NFA registered entities.

Accrued Expenses and Other Liabilities — Accrued expenses and other liabilities, included on the Consolidated Statements of Financial Condition, represents operating expenses payable at year-end including professional fees.

Noncontrolling Interest — Noncontrolling interest represents the portion of the Company’s operating profit that is attributable to the ownership interest of the noncontrolling interest owners in FORTUNE as of December 31, 2008.

Accumulated Other Comprehensive Income — The Company’s Accumulated other comprehensive income, consists of foreign currency translation adjustments from their subsidiaries not using the U.S. dollar as their functional currency.

Income Taxes — Income tax expense is provided for using the asset and liability method, under which deferred tax assets and liabilities are determined based upon the temporary differences between the financial statement and income tax bases of assets and liabilities using currently enacted tax rates.

Convertible, Redeemable Preferred Stock Embedded Derivative — SFAS No. 133, Accounting for Derivatives and Hedging Activities, as amended (“SFAS No. 133”), establishes accounting and reporting standards for derivative instruments. The Company has determined that it must bifurcate and account for the conversion feature in its Series A, Series B, Series C, Series D, and Series E preferred stock. The embedded derivative is recorded at fair value and changes in the fair value are reflected in earnings.

Treasury Stock — Repurchased shares of common and preferred stock are retired and not accounted for as treasury stock.

Stock Based Compensation — In December 2004, the FASB issued SFAS No. 123R, Share-Based Payment (“SFAS No. 123R”). SFAS No. 123R is a revision of SFAS No. 123, Accounting for Stock-Based Compensation, which supersedes Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees. Generally, the approach to accounting for share-based payments under SFAS No. 123R is similar to the approach described in SFAS No. 123. However, SFAS No. 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized in the statements of operations and comprehensive income based on their fair values. Pro forma disclosure is no longer an alternative. The Company adopted the provisions of SFAS No. 123R, effective January 1, 2006.

SFAS No. 123R permits companies to adopt its requirements using either the “prospective transition” method or “modified retrospective” method. Under the “prospective transition” method, compensation cost is recognized, beginning with the effective date based on the requirements of SFAS No. 123R for all share-based payments granted after the effective date. The Company adopted SFAS No. 123R using the “prospective transition” method.

SFAS No. 123R requires measurement of compensation cost for equity-based awards at fair value and recognition of compensation cost over the service period, net of estimated forfeitures. The fair value of restricted

GAIN CAPITAL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

stock units is determined based on the number of units granted and the grant date fair value of GAIN Capital Holding, Inc.’s common stock.

See Note 12 for additional stock-based compensation disclosure.

Earnings Per Common Share — Basic earnings per common share is calculated using the weighted average common shares outstanding during the year. Common equivalent shares from stock options and restricted stock awards, using the treasury stock method, are also included in the diluted per share calculations unless their effect of inclusion would be antidilutive. See Note 16 for additional information.

Management Risk — In the normal course of business, the Company executes foreign exchange transactions with its customers upon request on a margin basis. In connection with these activities, the Company acts as a market-maker in 43 foreign currencies pairs. The Company actively trades currencies in the spot market earning a dealer spread. The Company seeks to manage its market risk by generally entering into offsetting contracts in the interbank market, also on a margin basis. The Company deposits margin collateral with large money center banks and other major financial institutions. The Company is subject to credit risk or loss from counterparty nonperformance. The Company seeks to control the risks associated with its customers’ activities by requiring its customers to maintain margin collateral. The trading platform does not allow customers to enter into trades if sufficient margin collateral is not on deposit with the Company.

The Company developed risk management systems and procedures that allow it to manage the market and credit risk associated with market-making activities in real-time. The Company does not actively initiate directional market positions in anticipation of future movements in the prices of currencies and evaluates market risk exposure on a continuous basis. As a result of the Company’s hedging activities, the Company is likely to have open positions in various currencies at any given time. An additional component of the risk management approach is that levels of capital are maintained in excess of those required under applicable regulations. The Company also maintains liquidity relationships with three established, global prime brokers and at least six other wholesale forex trading partners, providing the Company with access to a deep forex liquidity pool.

Write-Off of Initial Public Offering Costs — The Company deferred costs incurred for an initial public offering (“IPO”) of common stock in 2007 including legal, audit, tax and other professional fees. The IPO was delayed due to market conditions, and as a result the Company recorded a write-off of the deferred costs of $41,858 as well as costs incurred during the year ended December 31, 2008 of $1,855,267.

Recent Accounting Pronouncements — On June 30, 2009, the FASB issued SFAS No. 168, The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles-a replacement of FASB No. 162 (“SFAS No. 168”) . On the effective date of this statement, FASB Accounting Standards Codification (“ASC”) becomes the source of authoritative U.S. accounting and reporting standards for nongovernment entities. At that time, FASB ASC will supersede all then existing, non-SEC accounting and reporting standards for nongovernmental entities. SFAS No. 168 revises the generally accepted accounting principles hierarchy into two levels: One that is authoritative (FASB ASC) and one that is non-authoritative (not in FASB ASC). The statement is effective for financial statements issued for interim and annual periods ending after September 15, 2009. The Company does not expect the adoption of the provisions to have a material impact on the consolidated financial statements.

In June 2009, the FASB issued SFAS No. 167, Amendments to FASB Interpretation No. 46R (“SFAS No. 167”). SFAS No. 167 amends FASB Interpretation No. 46, as revised (“FIN 46R”), Consolidation of Variable Interest Entities, and changes how a reporting entity determines when an entity that is insufficiently capitalized or is not controlled through voting (or similar rights) should be consolidated. The determination of whether a reporting entity is required to consolidate another entity is based on, among other things, the other entity’s purpose and design and the reporting entity’s ability to direct the activities of the other entity that most significantly impact the other entity’s economic performance. SFAS No. 167 will be effective for the Company on January 1, 2010. The Company is currently evaluating the potential impact of adopting SFAS No. 167.

GAIN CAPITAL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

In May 2009, the FASB issued SFAS No. 165, Subsequent Events (“SFAS No. 165”). SFAS 165 is intended to establish general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. It requires the disclosure of the date through which an entity has evaluated subsequent events and the basis for selecting that date, that is, whether that date represents the date the financial statements were issued or were available to be issued. SFAS 165 is effective for interim or annual financial periods ending after June 15, 2009. The Company does not expect the adoption of the provisions to have a material impact on the consolidated financial statements.

In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities (“SFAS No. 161”). SFAS No. 161 amends and expands the disclosure requirements of SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, and requires entities to provide enhanced qualitative disclosures about objectives and strategies for using derivatives, quantitative disclosures about fair values and amounts of gains and losses on derivative contracts, and disclosures about credit-risk-related contingent features in derivative agreements. SFAS No. 161 will be effective for the Company’s fiscal 2009 interim and annual consolidated financial statements. The Company does not expect the adoption of the provisions to have a material impact on the consolidated financial statements.

On December 4, 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements (“SFAS 160”). SFAS 160 clarifies that a noncontrolling or minority interest in a subsidiary is considered an ownership interest and accordingly, requires all entities to report such interests in subsidiaries as equity in the consolidated financial statements. SFAS 160 is effective for fiscal years beginning after December 15, 2008 and early adoption is prohibited. SFAS No. 160 is required to be adopted prospectively, with the exception of certain presentation and disclosure requirements (e.g., reclassifying noncontrolling interests to appear in equity), which are required to be adopted retrospectively. The Company adopted SFAS No. 160 on January 1, 2009 and reflected the change in the presentation of the fiscal 2008 consolidated financial statements.

In February 2007, the FASB issued Statement No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (“SFAS No. 159”). This statement provides a “fair value option” election under which a company may irrevocably elect fair value as the initial and subsequent measurement attribute for certain financial assets and liabilities. This fair value option will be available on a contract-by-contract basis with change in fair value recognized in earnings as those changes occur. The effective date for this statement is the beginning of an entity’s first fiscal year that begins after November 15, 2007. The statement also allows an entity to early adopt provided that the entity also adopts the requirements of SFAS No. 157.

SFAS No. 159 allows companies to choose to measure eligible financial instruments and certain other items at fair value that are not required to be measured at fair value. SFAS No. 159 requires that unrealized gains and losses on items for which the fair value option has been elected be reported in earnings at each reporting date. The Company adopted SFAS No. 159 during the first quarter of 2008, but has not elected the fair value option for any eligible financial instruments as of December 31, 2008.

In September 2006, the FASB issued Statement No. 157, Fair Value Measurements (“SFAS No. 157”). This statement establishes, among other things, a framework for measuring fair value and expands disclosure requirements as they relate to fair value measurements. The statement is effective at the beginning of an entity’s first fiscal year that begins after November 15, 2007.

SFAS No. 157 establishes a hierarchy for information and valuations used in measuring fair value, which is broken down into three levels. Level 1 valuations are based on quoted prices in active markets for identical assets or liabilities. Level 2 valuations are based on inputs, other than quoted prices included within Level 1, that are observable, either directly or indirectly. Level 3 valuations are based on information that is unobservable and significant to the overall fair value measurement. A financial instrument’s level within the fair value hierarchy is based on the lowest level of input significant to the fair value measurement where Level 1 is the highest and Level 3

GAIN CAPITAL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

is the lowest. The implementation of SFAS No. 157 did not result in a material change to the Consolidated Statements of Financial Condition.

In October 2008, the FASB issued FASB ASC 820-10-65-2 (‘‘FSP SFAS 157-3”, Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active). FSP SFAS 157-3 clarifies the application of SFAS No. 157, Fair Value Measurements, in a market that is not active and provides an example to illustrate key considerations in determining the fair value of a financial asset when the market for that financial asset is not active. FSP SFAS 157-3 is effective upon issuance, including for prior periods for which financial statements have not been issued. The adoption of FSP SFAS No. 157-3 did not have a material effect on the Company’s consolidated financial statements.

In April 2009, the FASB issued FASB ASC 820-10-65-4 (‘‘FSP SFAS 157-4”, Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly). FSP SFAS 157-4 provides additional application guidance in determining fair values when there is no active market or where the price inputs being used represent distressed sales. Specifically, it reaffirms the need to use judgment to ascertain if a formerly active market has become inactive and in determining fair values when markets have become inactive. FSP SFAS 157-4 shall be effective for interim and annual reporting periods ending after June 15, 2009, and shall be applied prospectively. The Company does not expect the adoption of the provisions to have a material impact on the consolidated financial statements.

In April 2008, the FASB issued FSP SFAS 142-3, Determination of the Useful Life of Intangible Assets (“FSP SFAS 142-3”). FSP SFAS 142-3 removes the requirement of SFAS No. 142, “Goodwill and Other Intangible Assets” (“SFAS No. 142”) for an entity to consider, when determining the useful life of an acquired intangible asset, whether the intangible asset can be renewed without substantial cost or material modifications to the existing terms and conditions associated with the intangible asset. FSP SFAS 142-3 replaces the previous useful-life assessment criteria with a requirement that an entity shall consider its own experience in renewing similar arrangements. If the entity has no relevant experience, it would consider market participant assumptions regarding renewal. The Company does not expect the adoption of FSP SFAS 142-3 to have a material impact on the Company’s consolidated financial statements.

In December 2007, the FASB issued SFAS No. 141R, Business Combinations (“SFAS No. 141R”). SFAS 141R requires the acquiring entity in a business combination to recognize the full fair value of assets acquired and liabilities assumed in the transaction (whether a full or partial acquisition); establishes the acquisition-date fair value as the measurement objective for all assets acquired and liabilities assumed; requires expensing of most transaction and restructuring costs; and requires the acquirer to disclose to investors and other users all of the information needed to evaluate and understand the nature and financial effect of the business combination. SFAS No. 141R applies to all transactions or other events in which the Company obtains control of one or more businesses, including those sometimes referred to as “true mergers” or “mergers of equals” and combinations achieved without the transfer of consideration, for example, by contract alone or through the lapse of minority veto rights. SFAS No. 141R applies prospectively to business combinations for which the acquisition date is on or after December 15, 2009. The Company expects SFAS No. 141R will have an impact on accounting for business combinations once adopted but the effect is dependent upon acquisitions at that time.

GAIN CAPITAL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

2.	Fair Value Disclosures

The following table presents the Company’s assets and liabilities that are measured at fair value and the related hierarchy levels:

	Fair Value Measurements on a Recurring Basis
	as of December 31, 2008
	Level 1	Level 2	Level 3	Netting(1)	Total

Assets:
Receivables from brokers	$(163,900)	$—	$—	$190,259	$26,359
Liabilities:
Convertible, redeemable preferred stock embedded derivative	$—	$—	$82,784,841	$—	$82,784,841

(1)	Represents cash collateral netting.

Level 1 Financial Assets

The Company has futures contracts that are Level 1 financial instruments. The futures contracts are recorded in Receivables from brokers at fair value.

Level 3 Financial Assets

The Company measures the fair value of the embedded derivative through the use of unobservable inputs which include estimations for the expected volatility of common stock, an appropriate risk-free interest rate plus a credit spread and the fair value of the common stock. See Note 9 for additional information.

The table below provides a reconciliation of the fair value of the embedded derivative measured on a recurring basis for which the Company used Level 3 for the year ended December 31, 2008:

Beginning January 1, 2008	$264,566,409
Unrealized gain included in change in fair value of convertible, redeemable preferred stock embedded derivative	$(184,151,912)
Purchases, issuances and settlements	$2,370,344
Transfers in/out of Level 3	$—
Balance at December 31, 2008	$82,784,841

The Level 3 purchases, issuances and settlements is attributable to the change in fair value of the convertible, redeemable preferred stock embedded derivative related to the issuance of Series E preferred stock during 2008.

3.	Receivables From Brokers

Amounts receivable from brokers consisted of the following at December 31 (amounts in thousands):

	2007	2008

Required collateral	$3,158	$1,687
Cash in excess of required collateral	$69,540	$73,598
Open foreign exchange positions	$1,932	$532

	$74,630	$75,817

GAIN CAPITAL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The Company has posted funds with brokers as collateral as required by agreements for holding spot foreign exchange positions. In addition, the Company has cash in excess of required collateral, which includes the value of futures contracts recorded based upon listed or quoted market rates that approximate fair value. Open foreign exchange positions include the unrealized gains or losses due to the differences in exchange rates between the dates at which a trade was initiated versus the exchange rates in effect at the date of the consolidated financial statements. These amounts are reflected as Receivables from brokers in the Consolidated Statements of Financial Condition.

4.	Property and Equipment

Property and equipment, including leasehold improvements and capitalized software development costs, consisted of the following as of December 31 (amounts in thousands):

	2007	2008

Software	$3,496	$5,419
Computer equipment	2,682	3,048
Leasehold improvements	199	243
Telephone equipment	171	146
Office equipment	101	159
Furniture and fixtures	62	145
Web site development costs	43	43
Vehicles	12	12

	6,766	9,215
Less: Accumulated depreciation and amortization	(3,343)	(5,278)

Property and equipment, net	$3,423	$3,937

Depreciation expense was $897,093, $1,505,511, and $2,293,455 for the years ended December 31, 2006, 2007 and 2008, respectively.

5.	Intangible Assets

In 2003, the Company acquired the Forex.com domain name for $220,000, and in 2004, the foreignexchange.com domain name was purchased for $100,000. Based on the fact that the rights to use these domain names requires the payment of a nominal annual renewal fee, management determined that there was no legal or regulatory limitations on the useful life and furthermore that there is currently no technological limitation to their useful lives. These indefinite-lived assets are not amortized. In accordance with SFAS No. 142, the Company tests intangible assets for impairment on an annual basis in the fourth quarter and on an interim basis when conditions indicate impairment has occurred.

The Company acquired a marketing list in November 2006 for $773,885 that is being amortized over its useful life, with an amortization period no longer than 18 months. The Company recorded an impairment of $165,000 in 2006 for the portion of the list considered impaired subsequent to the purchase. No amortization was recorded in 2006 and amortization of $405,924 and $202,961 was recorded in 2007 and 2008, respectively, with no impairment recorded in either year. The marketing list was fully amortized as of June 30, 2008.

GAIN CAPITAL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

As of December 31, 2007 and 2008, the accumulated amortization related to intangibles was $405,924 and $608,885, respectively. Intangible assets consisted of the following (amounts in thousands):

Balance at January 1, 2006	$320
Purchase of marketing list	774
Impairment of marketing list	(165)

Balance at December 31, 2006	929
Amortization of marketing list	(406)

Balance at December 31, 2007	523
Amortization of marketing list	(203)

Balance at December 31, 2008	$320

6.	Goodwill

Goodwill is calculated as the difference between the cost of acquisition and the fair value of the net assets of an acquired business. Goodwill consists of the following as of December 31 (amounts in thousands):

	2007	2008

FORTUNE	$—	$1,278
GCAM, LLC	1,078	1,078
Gain Capital Securities, Inc. (formerly S.L. Bruce Financial Corp.)	—	533
Gain Capital Forex.com UK, Ltd (formerly RCGGL)	—	203

	$1,078	$3,092

The Company owned a 20.36% interest in GCAM, LLC as of December 31, 2006 that was acquired on December 30, 2005, and acquired the remaining 79.64% interest in GCAM, LLC on January 1, 2007. The Company issued 68,250 Restricted Stock Units (“RSUs”) in exchange for 13,980 shares in GCAM, LLC. The RSU agreement relating to the purchase of GCAM, LLC in 2007 was revised, so that the restricted shares at January 1, 2008 unrestrict over 24 months. At December 31, 2007 and 2008, the goodwill associated with the acquisition was $1,078,240.

Goodwill associated with the acquisition of 51% of the outstanding shares of FORTUNE on December 12, 2008 amounted to $1,277,568. The purchase agreement includes a second tranche to acquire up to 70% of the outstanding shares of FORTUNE when certain trading milestones are met. The Company may acquire up to 95% of the outstanding shares of FORTUNE after the second tranche has been executed, but no later than December 31, 2011.

The Company acquired S.L. Bruce Financial Corporation, the parent company of State Discount Brokers, Inc. on October 3, 2008, generating $532,776 in goodwill from the transaction. The acquisition required an initial payment of $325,000, with another tranche payment due in the amount of $325,000 in 2009. The second tranche payment is accrued in Accrued expenses and other liabilities on the Consolidated Statements of Financial Condition.

The joint venture, entered into on December 20, 2007 and known as RCGGL, received regulatory approval from the UK Financial Services Authority (“FSA”) in January 2008 and was subsequently transferred to the Company on December 22, 2008 with a transfer of 100,000 shares. The Company acquired the remaining 100,000 shares of RCGGL owned by RCG on December 31, 2008, resulting in complete control of the legal entity. Goodwill associated with the purchase of RCG’s shares of RCGGL amounted to $203,028. RCG owned 50%

GAIN CAPITAL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

interest in the joint venture, and the purchase and transfer of these shares provided the Company with 100% ownership of RCGGL, now known as GAIN Capital-Forex.com UK, Ltd.

The acquisitions, individually and in the aggregate, did not meet the conditions of a material business combination and therefore were not subject to the disclosure requirements of SFAS No. 141, Business Combinations. The consolidated financial statements include the operating results of each business from the date of acquisition. No goodwill impairment was recorded for the years ended December 31, 2006, 2007 and 2008.

7.	Other Assets

Other assets consisted of the following at December 31 (amounts in thousands):

	2007	2008

Vendor and security deposits	$919	$2,807
Customer receivable balances, net of allowance for doubtful accounts	22	82
Deferred tax asset	—	90
Miscellaneous receivables	76	295

	$1,017	$3,274

8.	Notes Payable

The Company entered into a Loan and Security Agreement with Silicon Valley Bank and JPMorgan Chase (the “Loan”) for $30,000,000 on March 29, 2006. Silicon Valley Bank acts as the collateral and administrative agent for the loan, and the joint lenders received a security interest in GAIN Capital Holdings, Inc. The pledge agreement stipulates that the Company pledges its membership interest in GAIN Holdings, LLC.

The Loan term required a 6-month interest only period, and thereafter repayment of principal in twelve quarterly installments. The interest is paid monthly and is based upon Prime Rate plus the Prime Rate Margin (0.75)%. When the Total Funded Debt/Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) drops below 1 x EBITDA, the Prime Rate Margin will decline by 0.5%. The interest rate at December 31, 2008 was 4.75%.

On October 16, 2006, a loan modification was made to add a revolving credit line of $5,000,000. Interest on advances are subject to the same floating per annum interest rate as the base loan. On March 20, 2007, a second loan modification increased the revolving credit line from $5,000,000 to $10,000,000. The Company had a zero balance due under the advance line of credit for the years ended December 31, 2007 and 2008.

On June 6, 2007, a third loan modification increased the loan amount to $52,500,000. The financing from the increased debt was utilized to repurchase and retire common stock from the Company’s founder. The five year term loan is payable in 20 quarterly installments of principal with the first payment commencing on October 1, 2007. Accrued interest is payable on a monthly basis. The term loan maturity date is July 1, 2012.

On March 18, 2008, the Company entered into a fourth loan modification which increased the amount available under the revolving line of credit to $20,000,000 from $10,000,000, with a credit line maturity date of March 17, 2009. The credit line is subject to an annual renewal that was executed on March 17, 2009 and matures on June 17, 2010. The Company entered into a fifth loan modification on June 18, 2009 which changed the interest rate for the revolving line of credit from the prime rate of interest plus 0.75% to a floating per annum rate equal to the greater of either 4.75% or the prime rate of interest plus 0.75%.

The debt agreement contains reporting and financial covenants. The reporting covenant requires the Company to provide monthly financial statements, annual audited financial statements and all regulatory filings. The financial covenant requires the Company to maintain a minimum quarterly debt service ratio and total funded debt/EBITDA

GAIN CAPITAL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

ratio. The Company was in compliance with all financial covenants at December 31, 2007 and 2008. The carrying amount of notes payable approximates fair value. The Company had a balance of $49,875,000 and $39,375,000 outstanding on the Loan as of December 31, 2007 and 2008, respectively, with future maturities of the notes payable as follows (amounts in thousands):

Years Ended December 31:

2009	$10,500
2010	10,500
2011	10,500
2012	7,875

$39,375

Loan fees were capitalized to deferred finance costs and are being amortized over the life of the loan. The Company capitalized loan costs of $280,334 in 2006, $273,027 in 2007 and $0 in 2008. Deferred loan costs amortized to interest expense were $63,075, $88,626 and $88,553 for the years ended December 31, 2006, 2007 and 2008, respectively. The Company had Deferred financing costs on the Consolidated Statements of Financial Condition of $401,660 and $313,107 at December 31, 2007 and 2008, respectively.

9.	Convertible, Redeemable Preferred Stock

Convertible, Redeemable Series A Preferred Stock — The Company has authorized 4,545,455 shares of Convertible, redeemable Series A Preferred Stock (“Series A”). The Series A shares convert on a one for one basis. The liquidation value of Series A is calculated as the purchase price of the shares plus 8 percent per year, commencing upon the initial issuance date. The Series A redemption price is calculated based upon the greater of (i) the purchase price plus all unpaid dividends, compounded annually from the date of issuance or (ii) the fair market value of the Series A as if converted to Common Stock.

Series A Preferred Stock have an exercise price of $1.12 per share. Warrants totaling 88,206 to purchase Series A remained outstanding as of December 31, 2007. No warrants to purchase Series A remain outstanding at December 31, 2008.

Convertible, Redeemable Series B Preferred Stock — The Company has authorized 7,000,000 shares of Convertible, redeemable Series B Preferred Stock (“Series B”). The Series B shares are convertible into common shares on a one for one basis. Conversion may occur with a majority vote, or with automatic conversion upon an initial public offering. In the event of default or liquidation, the value of these preferred shares is calculated as the greater of (i) 200 percent of the original purchase price per share ($2.22) or (ii) the amount that would be payable in such liquidation to the holder of that number of common shares into which each share of Series B would be convertible immediately prior to such liquidation.

The Company’s Board of Directors and shareholders voted on January 31, 2005 to change the mandatory redemption features of the Series B to require a super majority vote of the shareholders in the class. The Series B redemption price is calculated as the greater of (i) the original purchase price, plus an amount equal to (a) 50 percent of accrued earnings from the date of issuance to the date of redemption divided by (b) number of outstanding shares of Series B, provided that the amount shall not exceed all unpaid dividends (at 12 percent, compounded annually) or (ii) the fair market value of Series B as if converted into Common Stock, based upon an independent appraisal.

In accordance with EITF No. 00-27, Application of Issue No. 98-5 to Certain Convertible Instruments, and after considering the allocation of the proceeds to the Series B, the Company determined that the Series B contained a beneficial conversion feature (“BCF”). In prior years, the Series B Preferred Stock had a stated mandatory redemption date of August 1, 2008, so the Company was amortizing the BCF over the period from issuance until the redemption date. Accordingly, the Company recorded $26,330 of accretion for the year ended December 31, 2006.

GAIN CAPITAL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The BCF was subsequently eliminated pursuant to the Company’s Amended and Restated Certificate of Incorporation.

The Series B were issued with attached warrants to purchase Series B at $1.11 per share. The Company allocated the proceeds, net of cash transaction costs, to the Series B Preferred Stock and warrants based on the relative fair value of each instrument. The fair value of the Series B was determined based on a discounted cash flow analysis and the fair value of the warrants was determined based on the Black-Scholes options pricing model. The Company incurred $65,116 of transaction costs upon original issuance.

Warrants totaling 1,458,335 to purchase Series B remain outstanding as of December 31, 2007 and 2008, respectively.

Convertible, Redeemable Series C Preferred Stock — The Company has authorized and issued 2,496,879 shares of convertible, redeemable Series C Preferred Stock (“Series C”). The Series C shares are convertible into common shares at a ratio of 1:1.284095064.

Preferred shares can be converted by a majority vote, as defined in the preferred stock agreement. The default or liquidation value of these preferred shares is calculated as the greater of (i) 200 percent of the original price per share and all unpaid dividends (at 15 percent, compounded annually) or (ii) the amount that would be payable in such liquidation to the holder of that number of common shares into which each share of Series C would be convertible immediately prior to such liquidation.

Prior to 2005, the Company was accreting the Series C to the redemption value using the effective interest method through the redemption period of five years. The Company’s Board of Directors and stockholders voted on January 31, 2005 to change the mandatory redemption features of Series C Preferred Stock, so that it is now redeemable on a super majority vote of the shareholders in the class. The Series C redemption price is calculated as equal to the greater of (i) the Series C Liquidation value which includes all unpaid dividends or (ii) the fair market value of Series C as if converted into Common Stock, based upon an independent appraisal.

Convertible, Redeemable Series D Preferred Stock — The Company authorized and issued 3,254,678 shares of convertible, redeemable Series D Preferred Stock for $39,999,993, incurring issuance costs of $160,000, on March 29, 2006.

Preferred shares can be converted by a majority vote, as defined in the preferred stock agreement. The default or liquidation value of these preferred shares is calculated as the greater of (i) the sum of the Series D multiplier, or 1.5, times the Series D Original Purchase Price plus all unpaid dividends (at 12 percent, compounded annually) or (ii) the amount that would be payable in such liquidation to the holder of that number of common shares into which each share of Series D would be convertible immediately prior to such liquidation.

If the Company proposes to sell shares of stock in an IPO with a price range in the mid-point of which (the “Offer Price”) equals a price per share that is less than the sum of (A) the Series D multiplier, or 1.5, times the Series D Original Purchase Price, plus (B) all accrued and unpaid dividends of the Series D Preferred Stock, then the Conversion Price of the Series D Preferred Stock shall be adjusted such that the number of shares of Common Stock issuable upon conversion of the Series D Preferred Stock multiplier by the Offer Price shall be equal to the Series D Liquidation Price.

The net proceeds from the issuance of Series D Preferred Stock were used to repurchase Series A (2,323,507 shares), Series B (44,169 shares), and Series C Preferred Stock (5,075,573 shares) and common stock (2,895,444 shares), thus reducing the number of shares outstanding on a fully diluted basis. Employees holding fully vested stock option awards were able to convert their options to common stock, subject to repurchase by the Company. Existing shareholders received the same election.

GAIN CAPITAL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Convertible, Redeemable Series E Preferred Stock — On January 11, 2008, the Company authorized 3,738,688 shares and issued 2,611,606 shares of convertible, redeemable Series E Preferred Stock for $116,999,949, incurring $190,000 in issuance costs.

Preferred shares can be converted by a majority vote, as defined in the preferred stock agreement. The default or liquidation value of these preferred shares is calculated as the greater of (i) the Series E Original Purchase Price plus all unpaid dividends (at 8 percent, compounded annually) or (ii) the amount that would be payable in such liquidation to the holder of that number of common shares into which each share of Series E would be convertible immediately prior to such liquidation.

The net proceeds from the issuance of Series E Preferred Stock were used to repurchase Series A (1,162,248 shares), Series B (1,601 shares), and Series C Preferred Stock (173,831 shares) and common stock (914,572 shares), thus reducing the number of shares outstanding on a fully diluted basis. Employees holding fully vested stock option awards were able to convert a portion of their options to common stock, subject to repurchase by the Company. Existing shareholders received the same election. As a result of this election, there were 66,530 RSUs converted into common stock on a 1:1 ratio as of December 31, 2008.

Pursuant to the Second Amended and Restated Certificate of Incorporation dated January 11, 2008, there will be an adjustment to the conversion price with respect to the Series E preferred stock if the initial public offering Offer Price or Revised Offer Price, as applicable (each as defined in our Second Amended and Restated Certificate of Incorporation), is less than $53.76.

Each preferred stock shareholder who sold shares back to the Company pursuant to a repurchase agreement is required by the repurchase agreement to indemnify the Company if there is an adjustment to the Series E preferred stock conversion price, subject to the indemnification limits described below. In such an event, the shareholders will, severally (and not jointly) and pro rata to the payments they received for the repurchased securities sold by each shareholder, indemnify the Company in an aggregate amount equal to the product of (a) the number of additional shares of common stock issuable as a result of any adjustment to the Series E preferred stock conversion price with respect to 2,070,312 out of a total of 3,738,688 authorized shares of Series E preferred stock, multiplied by (b) the offer price or revised offer price, as applicable. The preferred stock shareholder shall be entitled to make any indemnification payments in cash or in shares of Company common stock. The repurchase agreement provides that the indemnification obligation is capped at an offer price or revised offer price, as applicable, of $48.96. Should the offer price or revised offer price, as applicable, be lower than $48.96, it shall be deemed to be $48.96 for the purpose of calculating the indemnification amount.

Dividends — As set forth in the Amended and Restated Certificate of Incorporation dated January 11, 2008, dividends can be issued upon approval in writing by holders of a majority of the outstanding shares of preferred stock, voting together as a single class, if the board determines that the fully diluted equity value of the Company exceeds $400,000,000. Dividends would be declared and paid to the holders of common stock and preferred stock (on an as-converted basis).

Rank — The Series D Preferred Stock ranks senior to the Series A, Series B, Series C, and Series E Preferred Stock and the common stock as to dividends and upon redemption, liquidation, or default. Series C and Series B Preferred Stock rank equally and senior to Series A, Series E and common stock as to dividends and upon redemption, liquidation or default. Series A Preferred Stock ranks senior to Series E Preferred Stock and common stock as to dividends and upon redemption, liquidation or default, with Series E then ranking senior to common stock.

Rights and Privileges on Convertible, Redeemable Preferred Stock — At December 31, 2008, the Company had five series of convertible, redeemable preferred stock subject to certain rights and privileges under the Company’s Second Amended and Restated Certificate of Incorporation.

GAIN CAPITAL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The Company classifies the convertible, redeemable preferred stock as mezzanine equity on the Consolidated Statements of Financial Condition at the carrying value of the preferred stock. The holders of the preferred stock have the option to redeem on or after March 31, 2011. Given that the redemption option is outside of the control of the Company, the preferred stock is classified as mezzanine equity.

The following table presents a summary of the convertible, redeemable preferred stock (amounts in thousands):

						Total
						Convertible,
	Preferred	Preferred	Preferred	Preferred	Preferred	Redeemable
	Stock	Stock	Stock	Stock	Stock	Preferred
	Series A	Series B	Series C	Series D	Series E	Stock

BALANCE — January 1, 2006	$6,704	$5,425	$12,219	$—	$—	$24,348
Accretion of historical beneficial conversion feature		15				15
Reorganization exercise of options		20				20
Repurchase of shares	(2,324)	(44)	(5,076)			(7,444)
Issuance of Series D preferred stock				40,000		40,000
Series D issuance costs				(160)		(160)
Reversal of historical accretion of preferred stock	(1,092)	(13)	(1,126)			(2,231)
Accretion of beneficial conversion features		11				11

BALANCE — December 31, 2006	3,288	5,414	6,017	39,840	—	54,559

BALANCE — December 31, 2007	3,288	5,414	6,017	39,840	—	54,559
Repurchase of shares	(1,279)	(2)	(698)			(1,979)
Issuance of Series E preferred stock					117,000	117,000
Series E issuance costs					(190)	(190)
Exercise of warrants	97					97
Repurchase of warrants	(97)					(97)

BALANCE — December 31, 2008	$2,009	$5,412	$5,319	$39,840	$116,810	$169,390

Redemption — At any time on and after March 31, 2011, upon the written request of at least a majority of the outstanding shares of preferred stock (on an as-converted to common stock basis) voting together as a single class that all of the shares of preferred stock be redeemed, the Corporation shall redeem all of the shares of preferred stock then outstanding upon payment in cash in respect of each share redeemed in an amount equal to the redemption price.

Automatic Conversion — Preferred stock converts to common stock immediately prior to a qualified initial public offering (“IPO”), as defined in the investor rights agreement for each series of preferred stock. Series A,

GAIN CAPITAL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Series B, Series D preferred stock convert on a one-to-one basis into shares of common stock, and the Series C preferred stock converts on a 1:1284095064 basis into shares of common stock.

If the majority of Series E preferred stockholders vote to do so, or the IPO price equals or exceeds $67.20, all outstanding shares of Series E preferred stock will be converted on a one-to-one basis into shares of common stock. If the IPO price is less than $67.20, the Series E preferred stock will be converted into shares of common stock if a majority of all preferred stockholders, voting as one class, approve such conversion. In the event there is a conversion of Series E preferred stock where the IPO price is less than $53.76, there will be an adjustment to the Series E preferred stock conversion price as outlined in the Second Amended and Restated Certificate of Incorporation dated January 11, 2008.

Preferred Stock Embedded Derivative — The Company has determined that the conversion feature in the Company’s Convertible, Redeemable Preferred Stock Series A, Series B, Series C, Series D and Series E meets the definition of an “embedded derivative” in accordance with SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities.

The redemption feature enables the holder to elect a net cash settlement at date of redemption. This event is deemed to be outside the control of the Company. These provisions require that these instruments be bifurcated such that the embedded conversion option is separated from the host contract, and accounted for as a derivative liability in accordance with Emerging Issues Task Force (“EITF”) 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock.

The pricing model that the Company uses for determining fair values of the embedded derivative is a Black-Scholes options pricing model, which requires the input of highly subjective assumptions. These assumptions include estimating the expected volatility of our common stock, an appropriate risk-free interest rate plus a credit spread and the fair value of the underlying common stock. The expected volatility is calculated based on stock volatilities for publicly traded companies in a similar industry and general stage of development as the Company. The risk-free interest rate is based on the U.S. Treasury yield curve consistent with the expected life of the preferred shares until the date of redemption. The expected term of the conversion option is based upon the period remaining until the redemption date of March 31, 2011. Valuations derived from this model are subject to ongoing internal and external verification and review. Separating an embedded derivative from its host contract requires careful analysis and judgment, and an understanding of the terms and conditions of the instrument. Selection of inputs involves management’s judgment and may impact net income.

The embedded derivative is recorded at fair value and reported in Preferred stock embedded derivative on the Consolidated Statements of Financial Condition with change in fair value recorded in the Company’s Consolidated Statements of Operations and Comprehensive Income. The losses on the preferred stock embedded derivative amounted to $61,731,813 and $165,280,438 at December 31, 2006 and 2007, respectively, and the gain on the embedded derivative amounted to $181,781,568 at December 31, 2008.

The following summarizes the preferred stock conversion value by preferred stock share class as of December 31 (amounts in thousands):

	2007	2008

Preferred stock series A	$67,840	$13,317
Preferred stock series B	86,083	38,634
Preferred stock series C	45,588	13,562
Preferred stock series D	65,055	14,902
Preferred stock series E	—	2,370

	$264,566	$82,785

GAIN CAPITAL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

10.	Shareholders’ Deficit

Common Stock — At December 31, 2007, the Company had authorized 23,000,000 shares of Common Stock (“Common Stock”), of which 1,534,253 shares were issued and outstanding. At December 31, 2008, the Company had authorized 27,000,000 shares of Common Stock, with 1,304,029 shares issued and outstanding.

The net proceeds from the issuance of Series E Preferred Stock were used to repurchase 914,572 shares of common stock. Employees holding fully vested stock option awards were able to convert a portion of their options to common stock, subject to repurchase by the Company. Existing shareholders received the same election. As a result of this election, there were 66,530 restricted stock units converted into common stock on a 1:1 ratio as of December 31, 2008.

11.	Related Party Transactions

In 2005, the Group, LLC purchased a 20.36% interest in GCAM, LLC. The investment of $3,574 was recorded using the equity method of accounting. Accordingly, the investment in GCAM, LLC was initially recorded at cost, and adjusted to recognize the Group, LLC’s share of the income or losses after the date of acquisition. Group, LLC recorded $43,331 in a net loss for the year ended December 31, 2006. In 2007, GAIN Capital Holdings, Inc. acquired the remaining 79.64% interest in GCAM, LLC as of January 1, 2007. Group, LLC subsequently transferred its investment in GCAM, LLC to GAIN Capital Holdings, Inc. The Company issued Restricted Stock Units in exchange for the shares in GCAM, LLC owned by Mark Galant, the Company founder and current Chairman of the Board, and Glenn Stevens, the Company’s CEO.

The Company recorded $944,889 in 2007 for the purchase of GCAM, LLC based upon the fair market value of the restricted stock units at the date of acquisition, with $850,788 allocated toward the purchase price with the remainder recognized in expense as the restricted stock units vest. Restricted units were immediately unrestricted as per the term of the purchase agreement, or they continue to unrestrict over 27 months. The Company recorded $94,101 and $64,162 in stock compensation expense after the date of acquisition in 2007 and 2008, respectively, in Employee compensation and benefits on the Consolidated Statements of Operations and Comprehensive Income. The Company also recorded a liability for call options of $1,770 in the Consolidated Statements of Financial Condition as of December 31, 2007.

The RSU agreement relating to the purchase of GCAM, LLC in 2007 was revised effective January 1, 2008, so that the restricted shares at January 1, 2008 unrestrict over 24 months and the call option was eliminated. The Company recorded $64,162 in stock compensation expense in 2008 in Employee compensation and benefits on the Consolidated Statements of Operations and Comprehensive Income. The Company fully reversed the liability for call options in Accrued expenses and other liabilities on the Consolidated Statements of Financial Condition as of December 31, 2008.

The Company owns 100% interest in GAIN Global Markets, Inc. (“GGMI”) incorporated in the Cayman Islands. GGMI was established in 2006 by Mark Galant and Glenn Stevens. In 2007, Mr. Stevens maintained $1,200,000 of his personal funds on deposit with GGMI. This was the required capital limit set by the regulatory authority. Mr. Stevens received a return of his $1,200,000 account balance and $41,442 in interest, and transferred his ownership interest to the Company on September 18, 2007.

On December 12, 2008, the Company completed the acquisition of 51% of the outstanding shares of FORTUNE. The Company had a receivable of $90,514 from the president of FORTUNE, which was recorded in Other assets on their Statements of Financial Condition as of December 31, 2008. The receivable balance was repaid in January 2009.

The acquisition of GCSI included purchase terms requiring an escrow balance for the last tranche of the purchase payment. The balance due to the original owner of S.L. Bruce Financial Corporation of $325,000 is included in Accrued expenses and other liabilities on the Consolidated Statements of Financial Condition.

GAIN CAPITAL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Management has personal funds on deposit in customer accounts of Group, LLC, recorded in Payables to customers on the Consolidated Statements of Financial Condition. The balance was $1,100,000, and $1,218,906 at December 31, 2007, and 2008, respectively, with $59,837, $31,680 and $13,327 of interest paid for the years ended December 31, 2006, 2007 and 2008, respectively.

Group, LLC entered into a services agreement with Scivantage, Inc. on February 1, 2008 for a one year term with an option to renew whereby Scivantage provided certain office workstations and related services in Jersey City, New Jersey. The agreement was later amended to add additional workstations and services extending the term until December 31, 2009 for a fee of $24,000 per month. Scivantage also provides hosting services to GCSI under a master hosting services agreement entered into on September 16, 2003 in which Scivantage provides the technology infrastructure hosting facility for GCSI, who provides brokerage securities services. Two of our board members, Messrs. Galant and Sugden, are members of the board of directors of Scivantage.

12.	Employee Compensation Plans

Equity-Based Compensation Plans — Employees participate in compensation plans sponsored by GAIN Capital Holdings, Inc. The 2006 Equity Compensation Plan (the “Plan”) provides for the issuance of up to 4,750,000 shares of common stock for incentive stock options (“ISOs”), nonqualified stock options (“NQSOs”) and restricted stock units (“RSUs”). ISOs, NQSOs and RSUs are granted with exercise or conversion prices determined by the Board of Directors.

Incentive Stock Options — The Plan provides for the issuance of ISOs and NQSOs that vest over three years, with one-third vesting upon the grant anniversary date.

The following table summarizes ISO and NQSO activity:

			Weighted
		Weighted	Average
	Number of	Average	Remaining	Aggregate
	Options	Exercise Price	Life (Years)	Intrinsic Value

Outstanding, January 1, 2008	2,172,599	$3.64
Granted	—	—
Exercised	(617,818)	2.98
Forfeited	(682)	7.04

Outstanding, December 31, 2008	1,554,099	$3.90	5.94	$21,244,313

Vested and expected to vest options	1,554,099	$3.90	5.94	$21,244,313

Exercisable, December 31, 2008	1,544,270	$3.88	5.93	$21,141,461

Fair market value of common stock at exercise date	$27,224,737
Cost to exercise	1,839,872

Net value of ISOs and NQSOs exercised	$25,384,865

GAIN CAPITAL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table summarizes ISOs and NQSOs outstanding and exercisable at December 31, 2008:

	ISOs and NQSOs Outstanding
			Weighted	ISOs and NQSOs
			Average	Exercisable
		Weighted	Remaining	Number of	Weighted
		Average	Contractual	Options	Average
Exercise Price	Number	Exercise Price	Life (Years)	Exercisable	Exercise Price

$0.85	18,275	$0.01	0.02	18,275	$0.01
$1.10	2,500	$0.00	0.01	2,500	$0.00
$1.75	208,813	$0.24	0.59	208,813	$0.24
$2.50	213,178	$0.34	0.71	213,178	$0.35
$3.50	187,356	$0.42	0.72	187,356	$0.42
$4.50	627,822	$1.83	2.58	627,822	$1.84
$5.50	268,072	$0.95	1.19	268,072	$0.95
$6.50	27,050	$0.11	0.12	17,719	$0.07
$7.50	683	$0.00	0.00	351	$0.00
$8.50	350	$0.00	0.00	184	$0.00

	1,554,099	$3.90	5.94	1,544,270	$3.88

The following table summarizes the status of the non-vested ISOs and NQSOs shares as of December 31, 2008:

		Weighted Average
	Number of	Grant Date
	Options	Fair Value

Nonvested at January 1, 2008	401,119	$5.20
Vested	(390,792)	$5.06
Forfeited	(498)	$7.48

Nonvested at December 31, 2008	9,829	$10.56

The weighted-average remaining contractual life for the 1,554,099 outstanding options as of December 31, 2008, is approximately 5.94 years. There are 1,544,270 ISOs and NQSOs exercisable as of December 31, 2008.

The total intrinsic value of ISOs and NQSOs exercised during 2006, 2007 and 2008 respectively were $10,279,160, $323,869, and $25,384,865. During 2008, the Company had 390,792 shares of ISOs and NQSOs vest. The value of these vested options at date of grant was $1,977,408 and at vesting date was $6,866,544. The Company received $1,836,640, $69,667, and $1,686,299 from ISO and NQSO exercises in 2006, 2007 and 2008, respectively.

No ISOs or NQSOs were granted in 2007 or 2008.

Based on management’s estimate, the fair market value of ISO’s at the date of grant during the year ended December 31, 2006 was $396,580.

GAIN CAPITAL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The fair market value of each option grant in prior years was estimated based on a Black Scholes option pricing model using the following assumptions as approved by the Compensation Committee of the Company’s Board of Directors.

For the Fiscal Year
Ended December 31,
2006

Average risk-free interest rate	4.67%
Expected dividend yield	0.00%
Expected life	5 years
Expected volatility	20%

The expected volatility was calculated based upon the volatility of public companies in similar industries or financial service companies. The average risk free rate is based upon the five year bond rate converted to a continuously compounded interest rate.

The Company recorded stock-based compensation expense in accordance with SFAS No. 123R of $84,974, $23,721 and $54,541 for the years ended December 31, 2006, 2007 and 2008, respectively. The stock-based compensation expense is recorded in Employee compensation and benefits on the Consolidated Statements of Operations and Comprehensive Income.

Restricted Stock Units — The Plan provides for the issuance of RSUs that are convertible on a 1:1 basis into shares of GAIN Capital Holdings, Inc.’s common stock. GAIN Capital Holdings, Inc. maintains a restricted unit account for each grantee. Restrictions lapse over four years, with 25% lapsing on each anniversary date of the grant. After the restrictions lapse, the grantee shall receive payment in the form of cash, shares of GAIN Capital Holdings, Inc.’s common stock, or in a combination of the two, as determined by GAIN Capital Holdings, Inc., upon a change in control of GAIN Capital Holdings, Inc. or the employee leaving the Company. GAIN Capital Holdings, Inc. may also issue performance grants which have restrictions lapsing immediately, but delivery of the common stock deferred until a later date.

GAIN Capital Holdings, Inc. RSUs are assigned the value of the common stock at date of grant issuance, and the cost is amortized over a four year period. GAIN Capital Holdings, Inc. issued 289,875 restricted units on December 31, 2006 and 295,750 restricted units in 2007, with 68,250 for the GCAM, LLC acquisition and 227,500 for employee grants. GAIN Capital Holdings, Inc. issued 211,850 restricted units to employees in 2008, with an additional 13,301 issued to board members that unrestricted immediately.

The Company recorded $118,875, $1,633,671 and $4,437,243 in stock-based compensation expense related to RSUs as of December 31, 2006, 2007 and 2008, respectively. GAIN Capital Holdings, Inc. recorded $94,101 and $64,162 in stock-based compensation expense associated with the acquisition of GCAM, LLC in Employee compensation and benefits on the Consolidated Statements of Operations and Comprehensive Income for the years ended December 31, 2007 and 2008, respectively.

GAIN CAPITAL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

A summary of RSU activity under the Plan as of December 31, 2008 and changes during the year then ended is presented below:

		Weighted Average	Aggregate
		Remaining Life	Intrinsic
	Number of RSUs	(Years)	Value

Outstanding, January 1, 2008	570,063	—	—
Granted	225,151	—	—
Converted	(66,530)	—	—
Forfeited	(8,459)	—	—

Outstanding, December 31, 2008	720,225	5.94	$(6,132,635)

Vested and expected to vest RSUs	720,225	5.94	$(6,132,635)

Exercisable, December 31, 2008	228,553	5.94	$(400,020)

The weighted-average grant-date fair value of RSUs granted during the years 2006, 2007 and 2008 was $15.85, $23.87, and $38.85, respectively. There were no RSUs converted for the years ended December 31, 2006 and 2007. There were 66,530 RSUs converted to common stock for the year ended December 31, 2008.

A summary of the status of the non-vested RSUs of GAIN Capital Holdings, Inc. as of December 31, 2008 and changes during the year ended December 31, 2008 is presented below:

		Weighted Average
		Grant Date
Non-Vested Shares	Number of RSUs	Fair Value

Non-vested at January 1, 2008	429,678	$21.07
Granted	225,151	$38.85
Vested	(154,698)	$20.17
Forfeited	(8,459)	$36.53

Non-vested at December 31, 2008	491,672	$29.23

As of December 31, 2008 there was $11,382,380 of total unrecognized compensation cost related to non-vested share-based compensation arrangements granted under the Plan. The cost is expected to be recognized over a weighted-average period of approximately three years. Based on management’s estimate, the fair market value of RSUs vested during the years ended December 31, 2006, 2007 and 2008 was $118,875, $2,238,849 and $3,121,032, respectively.

RSUs that were unrestricted as of December 31, 2008 had a value at grant date of $4,415,696. The total value of these RSUs was $4,015,676 at the date they became unrestricted.

Based on management’s estimate, the fair market value of RSUs at the date of grant during the years ended December 31, 2006, 2007 and 2008 was $4,594,519, $7,059,600, and $8,747,739, respectively.

GAIN CAPITAL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

13.	Income Taxes

The provision for income tax expense consisted of:

	For the Fiscal Year Ended December 31,
	2006	2007	2008
	(amounts in thousands)

Current
Federal	$6,056	$17,827	$27,775
State	1,729	5,326	8,059
Non U.S.	—	—	75

	7,785	23,153	35,909

Deferred
Federal	974	(1,203)	(723)
State	304	(335)	(209)
Non U.S.	—	—	284
Valuation allowance	—	—	(284)

	1,278	(1,538)	(932)

Total income tax expense	$9,063	$21,615	$34,977

Deferred income taxes reflect the net tax effects of temporary differences between the financial reporting and tax basis of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when such differences are expected to reverse. Significant components of the Company’s deferred tax assets and liabilities at December 31, 2007 and 2008 were as follows:

	2007	2008
	(amounts in thousands)

Deferred tax assets
State taxes	$66	$—
Allowance for doubtful accounts	59	1,009
Deferred rent	78	43
Accrued expenses	852	62
Stock-based compensation expense	728	2,526

Total deferred tax assets	$1,783	$3,640

Deferred tax liabilities
Unrealized trading differences	$(2,536)	$(3,466)
Basis difference in property and equipment	(89)	(84)

Total deferred tax liabilities	$(2,625)	$(3,550)

Net deferred tax assets/(liabilities)	$(842)	$90

GAIN CAPITAL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table reconciles the provision to the U.S. federal statutory income tax rate:

	2006	2007	2008

Federal income tax at statutory rate	(35.00)%	(35.00)%	35.00%
Increase/(decrease) in taxes resulting from:
State income tax	1.84%	2.87%	1.91%
Embedded derivative	53.49%	51.24%	(23.92)%
ISOs and NQSOs	0.30%	0.45%	—
Foreign earnings	—	—	0.16%
Meals & entertainment	0.08%	0.10%	0.03%
Other permanent differences	1.73%	(0.54)%	(0.07)%

Effective Tax Rate	22.44%	19.12%	13.11%

The Company has $1,141,386 in foreign net operating loss (“NOL”) carryforwards as of December 31, 2008, for which a full valuation allowance has been established. These NOL’s begin to expire in 2013.

No provision has been made for foreign taxes associated with the cumulative undistributed earnings of foreign subsidiaries as of December 31, 2008, as these earnings are expected to be reinvested in working capital and other business needs indefinitely. Upon repatriation of those earnings, in the form of dividends or otherwise, the Company would be subject to income taxes, subject to an adjustment for the participation exemption and foreign tax credits. A determination of the amount of the unrecognized deferred tax liability with respect to such earnings is not practicable.

In July 2006, the FASB issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes (“FIN 48”), an interpretation of SFAS No. 109, Accounting for Income Taxes, FIN 48 provides measurement and recognition guidance related to accounting for uncertainty in income taxes by prescribing a recognition threshold for tax positions. FIN 48 also requires extensive disclosures about uncertainties in the income tax positions taken.

Effective January 1, 2007, the Company adopted the provisions of FIN 48, which the Company determined had no material impact to its financial statements. The Company’s open tax years for its federal returns range from 2007 through 2008 and from 2006 through 2008 for its major state jurisdictions.

14.	Commitments and Contingencies

Leases — The Company leases office space under non-cancelable operating lease agreements that expire on various dates through 2011. Future annual minimum lease payments, including maintenance and management fees, for non-cancellable operating leases, are as follows (amounts in thousands):

Years Ended December 31:

2009	$1,567
2010	433
2011	14

$2,014

Rent expense was $828,298, $1,217,613 and $1,408,296 for the years ended December 31, 2006, 2007 and 2008, respectively.

Litigation — Refco Inc. filed for bankruptcy on October 17, 2005. The Refco Trustee (“RCM”) filed a court motion on February 13, 2007 to recover a payment made to the Company in 2005, alleging that such payment constituted a “Preferential Transfer”. The Company received a return of a deposit in October 2005 in the amount of

GAIN CAPITAL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

$2,279,391 and contested the petition. The Company fully reserved for the $2,279,391 as of December 31, 2006 in Accrued expenses and other liabilities on the Consolidated Statements of Financial Condition.

The Company settled with and issued payment to RCM on November 7, 2007 in the amount of $800,000. The difference between the settlement amount of $800,000 and the reserve of $2,279,391 as of December 31, 2006 resulted in income of $1,479,391 for the year ended December 31, 2007. The Company also recovered $40,484 from RCM related to a proprietary account balance held with Refco at the time of their bankruptcy. The loss of $40,484 was charged to Bad debt provision in 2005 on the Consolidated Statements of Operations and Comprehensive Income, and the subsequent recovery in 2007 was recorded as a credit to Bad debt provision.

The Company has no material litigation pending as of December 31, 2008.

15.	Retirement Plans

The Company sponsors a 401k retirement plan. Substantially all of the Company’s employees are eligible to participate in the plan. Pursuant to the provisions of the plan, the Company is obligated to match 25% of the employee’s contribution to the plan up to 15% of the employee’s compensation for each payroll period. The Company matches 50% for employees with three years or more of service.

In January 2008, the Company added a 401k/Profit sharing plan which was made available to eligible employees and added a Roth 401k option to the plan. As of December 31, 2008, the 401k/Profit sharing plan was merged into the original 401k retirement plan. The expense recorded to employee compensation and benefits on the Consolidated Statements of Operations and Comprehensive Income by the Company for its employees’ participation in the plan during the years ended December 31, 2006, 2007 and 2008 was $115,529, $239,985 and $577,675, respectively.

16.	Earnings per Common Share

Basic and diluted earnings per common share is computed by dividing net income by the weighted average number of common shares outstanding during the period. Diluted earnings per share includes the determinants of basic net income/(loss) per share and, in addition, gives effect to the potential dilution that would occur if securities or other contracts to issue common stock are exercised, vested or converted into common stock unless they are anti-dilutive. Diluted weighted average common shares includes preferred stock, warrants, vested and unvested stock options and unvested restricted stock units. For the years ended December 31, 2006 and 2007, the diluted loss per share excluded the impact of the conversion of all preferred stock, warrants, stock options and restricted stock units since their effect would be anti-dilutive. No stock options or restricted stock units were excluded from the calculation of diluted earnings per share for the years ended 2006, 2007 and 2008.

GAIN CAPITAL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table sets forth the computation of earnings per share:

	For the Years Ended December 31,
	2006	2007	2008
	(amounts in thousands, except share and per share data)

Net income/(loss)	$(49,502)	$(134,651)	$231,426
Effect of redemption of preferred shares	(39,006)	—	(63,913)
Effect of preferred share accretion	2,205	—	—

Net income/(loss) applicable to GAIN Capital Holdings, Inc. common shareholders	$(86,303)	$(134,651)	$167,513

Weighted average common shares outstanding:
Basic weighted average common shares outstanding	2,792,895	1,899,386	1,287,360

Effect of dilutive securities:
Preferred stock series A			899,666
Preferred stock series B			2,610,254
Preferred stock series C			1,361,768
Preferred stock series D			3,254,678
Preferred stock series E			2,540,251
Warrants			1,408,725
ISOs and NQSOs			1,380,283
RSUs			259,292

Diluted weighted average common shares outstanding	2,792,895	1,899,386	15,002,277

Earnings/(loss) per common share
Basic	$(30.90)	$(70.89)	$130.12

Diluted	$(30.90)	$(70.89)	$11.17

The following common stock equivalents were excluded from the calculation of diluted net loss per share since the effects are anti-dilutive:

	For the Years Ended December 31,
	2006	2007	2008

Number of potential shares that are anti-dilutive:
Preferred stock	9,614,037	9,467,741	—
Warrants	1,412,191	1,484,670	—
ISOs and NQSOs	1,824,889	1,892,604	—
RSUs	—	169,187	—

	12,851,117	13,014,202	—

GAIN CAPITAL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

17.	Regulatory Requirements

As a registered futures commission merchant and forex dealer member, GAIN Capital Group, LLC is subject to the net capital requirements of Rule 1.17 (the “Rule”) under the Commodity Exchange Act (the “Act”) and capital requirements of the CFTC and NFA. Under the Rule, the minimum required net capital, as defined, shall be the greater of $10,000,000 or 5% of the total payables to customers, brokers, dealers, FCM’s and other regulated entities. The Company was compliant with the regulations.

	For the Years Ended December 31,
	2006	2007	2008
	(amounts in thousands)

GAIN Capital Group, LLC
Net capital	$19,326	$53,954	$114,978
Adjusted net capital	$18,086	$49,604	$107,726
Excess adjusted net capital	$15,296	$44,148	$97,726

CIMA Schedule 1 requirements provide that the Company’s Cayman Island subsidiary, GAIN Global Markets, Inc. (“GGMI”) must maintain a capital level that is the greater of one quarter of relevant annual expenditure, or $100,000. A licensee must at all times maintain financial resources in excess of its financial resources requirement. GGMI was compliant with CIMA regulations and required capital levels at December 31, 2008.

GCSI is a broker-dealer registered with the Securities and Exchange Commission under the Securities Exchange Act of 1934. GCSI is a member of the Financial Industry Regulatory Authority (“FINRA”), Municipal Securities Rulemaking Board (“MSRB”), and Securities Investor Protection Corporation (“SIPC”). GCSI is required to maintain a minimum net capital balance (as defined) of $50,000, pursuant to the SEC’s Uniform Net Capital Rule 15c3-1. GCSI’s net capital balance was $378,732 at December 31, 2008. GCSI must also maintain a ratio of aggregate indebtedness (as defined) to net capital of not more than 15 to 1. Their ratio was .61 to 1 at December 31, 2008.

GCUK is authorized and regulated by the Financial Services Authority (“FSA”). At December 31, 2008, GCUK had £200,000, or $291,800 of share capital. The share capital held was in excess of the FSA’s £50,000, or $72,950 regulatory minimum. Following a review of its Internal Capital Adequacy Assessment Policy, GCUK deemed its capital level to be adequate.

FORTUNE became a registered financial futures business firm under the Foreign Exchange and Foreign Trade Law (“FFTL”) as of March 17, 2006. After the Financial Instruments and Exchange Law (“FIEL”) came into effect on September 30, 2007, upon which FFTL was repealed, the registered financial futures business firm under the FFTL was deemed to be registered as an FFIB Firm under the FIEL (Article 60, Paragraph 1 of the Law concerning the Adjustment of Related Laws in accordance with the Enforcement of the Law for Amendment of Part of the Securities and Exchange Law, et al. (Shouken Torihiki Hou-tou Kaisei Kankei Houritsu Seibi Hou; Law No. 66 of 2006).

FORTUNE received the Financial & Futures license from Financial Services Agency of Japan in accordance to Japanese Financial Futures regulation law No. 56th. It is a member of the Financial Futures Association of Japan. FORTUNE is subject to a minimum capital adequacy ratio of 140%. This calculation is derived by dividing Net Capital divided by the sum of FORTUNE’s market, counterparty credit risk, and operational risk. FORTUNE was compliant with regulations and required capital levels at December 31, 2008.

18.	Segment Information

FASB Statement No. 131, Disclosures about Segments of an Enterprise and Related Information, establishes standards for reporting information about operating segments. Operating segments are defined as components of an

GAIN CAPITAL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker, or decision making group, in deciding how to allocate resources and in assessing performance. The Company’s operations relate to foreign exchange trading and related services. Based on the Company’s management strategies, and common production, marketing, development and client coverage teams, the Company assesses that it operates in a single operating segment.

For fiscal years ended December 31, 2006, 2007 and 2008, no single customer accounted for more than 10% of the Company’s trading revenue. The Company does not allocate revenues by geographic regions since the Company selectively hedges customer trades on an aggregate basis and does not have a method to systematically attribute trading volume from a geographic region to associated trading revenue from a particular geographic region.

19.	Closure of Shanghai Company

Group, LLC incorporated Jia Shen Forex Software Development Technology, LLC (“Jia Shen”) in Shanghai, China, and commenced operations on January 1, 2007. Upon registration of Jia Shen with the Shanghai Jin An District government, Group, LLC funded registration capital of $800,000.

When the Company, through Group, LLC, commenced offering its forex trading services through its Chinese language website to residents of China in October 2003, the Company believed that its operations were in compliance with applicable Chinese regulations. However, as a result of the Company’s review of its regulatory compliance in China, in May 2008 the Company became aware of a China Banking and Regulatory Commission (CBRC) prohibition on forex trading firms providing retail forex trading services to Chinese residents through the Internet without a CBRC permit. The Company does not have such a permit and to the Company’s knowledge, no such permit exists. As a result of this regulatory uncertainty, the Company decided to terminate all service offerings to residents of China and ceased its trading support operations located in that country. The Company also became aware that the CBRC may, at a future date, issue regulations by which certain institutions will be allowed to engage in retail forex trading services. There is no assurance as to when these clarifying regulations will be issued or, if issued, whether the Company will be able to offer its trading services to Chinese residents under such regulations. As a result, as of December 31, 2008 the Company no longer accepts new customers or maintains direct customer accounts from residents of China. However, a small number of existing customer accounts, which were originally opened through the Company’s relationship with one of its white label partners prior to the termination of its service offering in China, continued to trade using the Company’s platform. The trading activity by these residual accounts resulted in an immaterial amount of trading volume to the Company. The Company expects this volume to continue to be insignificant because the Company no longer accepts accounts from China through this white label partner and anticipate that existing activity will decrease. The Company will continue to monitor the regulatory environment in China and, when possible, will seek to obtain the necessary permits, licenses or approvals from the applicable Chinese regulators, or to partner with a firm with such approval, to resume the Company’s retail forex trading services in China.

Jia Shen reduced its work force in 2008 and expects to formally file for closure with Chinese authorities by July 2009. The Shanghai lease expires in 2009 and there were no vendor contract termination costs.

20.	Subsequent Events

GCUK applied for Variation of Permission approval from the FSA to alter their registration status to deal in investments as a principal. GCUK could act as an introducing broker to Group, LLC, but the registration change allows GCUK to act as a counterparty to customer trades and accept and control customer funds in the UK. The variance permission, as approved on April 20, 2009, permits GCUK to also trade in metals and contracts for difference (“CFD’s”), which cannot currently be offered in the U.S. This expands the Company’s product offerings to UK customers.

******

GAIN CAPITAL HOLDINGS, INC. AND SUBSIDIARIES

INDEX TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

AS OF SEPTEMBER 30, 2009 AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2008 AND 2009

(UNAUDITED)

GAIN CAPITAL HOLDINGS, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF FINANCIAL CONDITION

As of September 30, 2009
(in thousands, except share
and per share data)
(unaudited)

ASSETS:
Cash and cash equivalents	$197,938
Receivables from brokers	100,171
Property and equipment — (net of accumulated depreciation and amortization of $6,635)	4,421
Prepaid assets	1,932
Deferred financing costs	248
Deferred initial public offering costs	1,108
Goodwill	3,092
Intangible assets	320
Other assets — (net of allowance for doubtful accounts of $1,833)	6,480

Total	$315,710

LIABILITIES AND SHAREHOLDERS’ DEFICIT:
Liabilities
Payables to brokers, dealers, FCM’s and other regulated entities	$1,732
Payables to customers	168,266
Accrued compensation and benefits	3,192
Accrued expenses and other liabilities	6,108
Deferred taxes	749
Convertible, redeemable preferred stock embedded derivative	123,604
Notes payable	31,500

Total liabilities	335,151

Commitments and Contingencies (See Note 13)
Convertible, Redeemable Preferred Stock
Series A Convertible, Redeemable Preferred Stock; ($0.00001 par value; 4,545,455 shares authorized and 865,154 shares issued and outstanding)	2,009
Series B Convertible, Redeemable Preferred Stock; ($0.00001 par value; 7,000,000 shares authorized and 2,610,210 shares issued and outstanding)	5,412
Series C Convertible, Redeemable Preferred Stock; ($0.00001 par value; 2,496,879 shares authorized and 1,055,739 shares issued and outstanding)	5,319
Series D Convertible, Redeemable Preferred Stock; ($0.00001 par value; 3,254,678 shares authorized, issued and outstanding)	39,840
Series E Convertible, Redeemable Preferred Stock; ($0.00001 par value; 3,738,688 shares authorized and 2,611,606 shares issued and outstanding)	116,810

Total convertible, redeemable preferred stock	169,390

Deficit
Gain Capital Holdings, Inc. Shareholders’ Deficit
Common Stock; ($0.00001 par value; 27,000,000 shares authorized and 1,309,052 issued and outstanding)	—
Accumulated other comprehensive income	484
Additional paid-in capital	(179,516)
Accumulated deficit	(10,318)

Total Gain Capital Holdings, Inc. shareholders’ deficit	(189,343)

Noncontrolling interest	519

Total deficit	(188,831)

Total	$315,710

See Notes to Condensed Consolidated Financial Statements

GAIN CAPITAL HOLDINGS, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND
COMPREHENSIVE INCOME/(LOSS)

	For the Nine Months Ended September 30,
	2008	2009
	(in thousands, except share and per share data)
	(unaudited)

REVENUE:
Trading revenue	$129,331	$113,797
Other revenue	1,984	1,654

Total non-interest revenue	131,315	115,451
Interest revenue	3,180	228
Interest expense	(980)	(554)

Total net interest revenue/(expense)	2,200	(326)

Net revenue	133,515	115,125

EXPENSES:
Employee compensation and benefits	27,453	29,621
Selling and marketing	21,975	26,791
Trading expenses and commissions	12,992	10,431
Interest expense on notes payable	2,177	1,294
Bank fees	2,595	3,415
Depreciation and amortization	1,897	2,013
Communications and data processing	1,681	1,950
Occupancy and equipment	1,715	2,391
Bad debt provision/(recovery)	1,289	593
Professional fees	1,981	2,549
Software expense	541	712
Professional dues and memberships	566	565
Change in fair value of convertible, redeemable preferred stock embedded derivative	(170,279)	40,820
Other	1,041	1,091

Total	(92,376)	124,236

INCOME/(LOSS) BEFORE INCOME TAX EXPENSE AND EQUITY IN EARNINGS OF EQUITY METHOD INVESTMENT	225,891	(9,111)
Income tax expense	24,040	11,423
Equity in earnings of equity method investment	(80)	—

NET INCOME/(LOSS)	201,771	(20,534)
Net income/(loss) applicable to noncontrolling interest	—	(15)

NET INCOME/(LOSS) APPLICABLE TO GAIN CAPITAL HOLDINGS, INC.	201,771	(20,519)
Other comprehensive income, net of tax:
Foreign currency translation adjustment	11	482

TOTAL COMPREHENSIVE INCOME/(LOSS)	201,782	(20,037)

Comprehensive loss applicable to noncontrolling interest, net of tax	—	11

TOTAL COMPREHENSIVE INCOME/(LOSS) APPLICABLE TO GAIN CAPITAL HOLDINGS, INC.	$201,782	$(20,048)

Effect of redemption of preferred shares	$(63,913)	$—

Net income/(loss) applicable to GAIN Capital Holdings, Inc. common shareholders	$137,858	$(20,519)

Earnings/(loss) per common share:
Basic	$107.06	$(15.71)

Diluted	$9.18	$(15.71)

Weighted average common shares outstanding used in computing earnings/(loss) per common share:
Basic	1,287,650	1,306,265

Diluted	15,019,396	1,306,265

See Notes to Condensed Consolidated Financial Statements

GAIN CAPITAL HOLDINGS, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF SHAREHOLDERS’ DEFICIT

				(Accumulated	Accumulated
			Additional	Deficit)/	Other
	Common Stock		Paid in	Retained	Comprehensive	Noncontrolling
	Shares	Amount	Capital	Earnings	Income	Interest	Total
	(in thousands, except share data)

BALANCE — January 1, 2009	1,304,029	$—	$(182,891)	$10,201	$21	$515	$(172,154)
Exercise of options	2,508	—	3	—	—	—	3
Conversion of RSUs into common stock	2,515	—	—	—	—	—	—
Stock compensation expense	—	—	3,372	—	—	—	3,372
Foreign currency translation adjustment	—	—	—	—	463	19	482
Net loss	—	—	—	(20,519)	—	(15)	(20,534)

BALANCE — September 30, 2009	1,309,052	$—	$(179,516)	$(10,318)	$484	$519	$(188,831)

See Notes to Condensed Consolidated Financial Statements

GAIN CAPITAL HOLDINGS, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Nine Months
	Ended September 30,
	2008	2009
	(in thousands) (unaudited)

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income/(loss)	$201,771	$(20,534)
Adjustments to reconcile net income/(loss) to cash provided by operating activities
Unrealized foreign exchange transactions — liquidity providers and customers	(11,822)	(11,522)
Gain on foreign currency exchange rates	15	(49)
Depreciation and amortization	1,897	2,013
Deferred taxes	5,153	838
Amortization of deferred financing costs	67	65
Bad debt provision/(recovery)	1,289	593
Loss in earnings of equity method investment	80	—
Loss on disposal of fixed assets	—	258
Stock compensation expense	2,920	3,372
Tax benefit from employee stock option exercises	(10,709)	—
Change in fair value of preferred stock embedded derivative	(170,279)	40,820
Changes in operating assets and liabilities:
Receivables from brokers	(25,922)	(20,815)
Prepaid assets	(532)	(299)
Other assets	1,341	(5,444)
Payables to customers	63,951	53,421
Accrued compensation and benefits	313	(2,091)
Payables to brokers, dealers, FCM’s and other regulated entities	(603)	53
Accrued expenses and other liabilities	1,017	7,056
Income tax payable	(8,742)	(10,538)

Cash provided by operating activities	51,205	37,197

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(2,260)	(2,748)

Cash used for investing activities	(2,260)	(2,748)

CASH FLOWS FROM FINANCING ACTIVITIES:
Initial public offering related costs	(1,877)	(701)
Issuance of Series E preferred shares	117,000	—
Series E issuance costs	(190)	—
Payment on notes payable	(7,875)	(7,875)
Proceeds from exercise of stock options	1,581	3
Proceeds from exercise of warrants	97	—
Tax benefit from employee stock option exercises	10,709	—
Repurchase of warrants	(3,945)
Repurchase of common shares	(40,752)	—
Repurchase of preferred shares	(62,043)	—

Cash provided by/(used for) financing activities	12,705	(8,573)

Effect of exchange rate changes on cash and cash equivalents	(349)	(4,369)

INCREASE IN CASH AND CASH EQUIVALENTS	61,301	21,507
CASH AND CASH EQUIVALENTS — Beginning of period	98,894	176,431

CASH AND CASH EQUIVALENTS — End of period	$160,195	$197,938

SUPPLEMENTARY DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the period for:
Interest	$3,711	$1,824

Taxes	$20,731	$23,950

Non-cash investing activities:
Purchase of fixed assets in accrued expenses and other liabilities	$103	$7

Non-cash financing activities:
Accrued initial public offering costs	—	$407

See Notes to Condensed Consolidated Financial Statements

GAIN CAPITAL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2008 AND 2009
(UNAUDITED)

1.	Significant Accounting Policies

The Company’s significant accounting policies as of September 30, 2009 are similar to those at December 31, 2008, which are included elsewhere in the prospectus.

Unaudited Interim Financial Statements — The accompanying interim condensed consolidated statement of financial condition as of September 30, 2009, the condensed consolidated statements of operations and comprehensive income/(loss) for the nine months ended September 30, 2008 and 2009, the condensed consolidated statements of shareholders’ deficit for the nine months ended September 30, 2008 and 2009, and the condensed consolidated statements of cash flows for the nine months ended September 30, 2008 and 2009 are unaudited and have been prepared in accordance with the rules and regulations of the Securities and Exchange Commission. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements. The unaudited interim condensed consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and, in the opinion of management, reflect all adjustments consisting of normal recurring accruals considered necessary to present fairly the Company’s financial position as of September 30, 2009 and results of its operations for the nine months ended September 30, 2008 and 2009, and cash flows for the nine months ended September 30, 2008 and 2009. The results of operations for the nine months ended September 30, 2009 are not necessarily indicative of the results that may be expected for the year ending December 31, 2009. These unaudited interim condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and accompanying notes for the years ended December 31, 2006, 2007 and 2008 included elsewhere in this prospectus.

Foreign Currencies — The Company has determined that its functional currency is U.S. dollars (“USD”). Realized foreign currency transaction gains and losses are recorded in Trading revenue on the Condensed Consolidated Statements of Operations and Comprehensive Income during the year at the exchange rate on the date of the transaction. Unrealized foreign currency transaction gains and losses are computed using the closing rate of exchange prevailing at the date of the Condensed Consolidated Statement of Financial Condition. Gains and losses arising from these transactions are also recorded in Trading revenue on the Condensed Consolidated Statements of Operations and Comprehensive Income.

In accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 830, Foreign Currency Matters (Prior authoritative literature: Statement of Financial Accounting Standards “SFAS” No. 52, Foreign Currency Translation), monetary assets and liabilities denominated in foreign currencies are converted into USD at rates of exchange in effect at the date of the Condensed Consolidated Statements of Financial Condition. The Company recorded foreign currency transaction gains and losses in Other revenue on the Condensed Consolidated Statements of Operations and Comprehensive Income/(Loss). The Company recorded a loss of $15,088 and a gain of $48,764 for the nine months ended September 30, 2008 and 2009, respectively.

Allowance for Doubtful Accounts — The Company records an increase in the allowance for doubtful accounts when the prospect of collecting a specific account balance becomes doubtful. Management specifically analyzes accounts receivable and historical bad debt experience when evaluating the adequacy of the allowance for doubtful accounts. Should any of these factors change, the estimates made by management will also change, which could affect the level of our future provision for doubtful accounts. The allowance for doubtful accounts is included in Other assets on the Condensed Consolidated Statement of Financial Condition.

GAIN CAPITAL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2008 AND 2009
(UNAUDITED)

The allowance for doubtful accounts consisted of the following (amounts in thousands):

Balance as of January 1, 2008	$(1,129)
Addition to provision	(372)

Balance as of September 30, 2008	(1,501)
Addition to provision	(1,046)
Amounts written off	334

Balance as of December 31, 2008	(2,213)
Addition to provision	(828)
Recovery	242
Amounts written off	966

Balance as of September 30, 2009	$(1,833)

Noncontrolling Interest — Noncontrolling interest represents the portion of the Company’s operating profit that is attributable to the ownership interest of the noncontrolling interest owner in FORTUNE as of September 30, 2009.

Income Taxes — Income tax expense is provided for using the asset and liability method, under which deferred tax assets and liabilities are determined based upon the temporary differences between the financial statement and income tax bases of assets and liabilities using currently enacted tax rates.

Convertible, Redeemable Preferred Stock Embedded Derivative — FASB ASC 815, Derivatives and Hedging (Prior authoritative literature: SFAS No. 133, Accounting for Derivatives and Hedging), establishes accounting and reporting standards for derivative instruments. The Company has determined that it must bifurcate and account for the conversion feature in its Series A, Series B, Series C, Series D, and Series E preferred stock. The embedded derivative is recorded at fair value and changes in the fair value are reflected in earnings.

Deferred Initial Public Offering Costs — Specific incremental costs directly associated with the Company’s initial public offering (“IPO”), primarily legal, accounting and printing costs, were deferred and reflected as an asset until reclassification to shareholders’ deficit upon closing of the IPO in 2009.

Recent Accounting Pronouncements — On June 30, 2009, the FASB issued SFAS No. 168, The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles (“the Codification”). SFAS 168 replaces SFAS 162 and establishes the Codification as the source of authoritative accounting principles recognized by the FASB to be applied by nongovernmental entities in the preparation of financial statements, as required by ASC 105, U.S. Generally Accepted Accounting Principles (“GAAP”). The Codification is effective for financial statements issued for interim and annual periods ending after September 15, 2009. The adoption of this pronouncement by the Company in the third quarter of 2009 did not have a material impact on the financial statements and references to both current GAAP and the Codification are included in this filing.

In June 2009, the FASB issued FASB ASC 810, Consolidation (“SFAS No. 167”) “Amendments to FASB Interpretation No. 46R”. SFAS No. 167 amends FASB Interpretation No. 46, as revised (“FIN 46R”), “Consolidation of Variable Interest Entities” and changes how a reporting entity determines when an entity that is insufficiently capitalized or is not controlled through voting (or similar rights) should be consolidated. The determination of whether a reporting entity is required to consolidate another entity is based on, among other things, the other entity’s purpose and design and the reporting entity’s ability to direct the activities of the other entity that most significantly impact the other entity’s economic performance. SFAS No. 167 will be effective for the Company

GAIN CAPITAL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2008 AND 2009
(UNAUDITED)

on January 1, 2010. The Company is currently evaluating the impact of adoption of SFAS No. 167 will have on its financial statements.

In May 2009, the FASB issued FASB ASC 855, Subsequent Events (“SFAS No. 165”) . SFAS 165 is intended to establish general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. It requires the disclosure of the date through which an entity has evaluated subsequent events and the basis for selecting that date, that is, whether that date represents the date the financial statements were issued or were available to be issued. SFAS 165 is effective for interim or annual financial periods ending after June 15, 2009. The Company adopted SFAS No. 165 in the second quarter of 2009. The adoption of SFAS No. 165 did not have a material impact on the Company’s condensed consolidated financial statements.

In March 2008, the FASB issued FASB ASC 815, Derivatives and Hedging (“SFAS No. 161”, Disclosures about Derivative Instruments and Hedging Activities). SFAS No. 161 amends and expands the disclosure requirements of SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, and requires entities to provide enhanced qualitative disclosures about objectives and strategies for using derivatives, quantitative disclosures about fair values and amounts of gains and losses on derivative contracts, and disclosures about credit-risk-related contingent features in derivative agreements. The Company adopted SFAS No. 161 in the first quarter of 2009. The adoption of SFAS No. 161 did not have a material impact on the Company’s condensed consolidated financial statements.

On December 4, 2007, the FASB issued FASB ASC 810-10-65 (“SFAS No. 160”, Noncontrolling Interests in Consolidated Financial Statements). SFAS 160 clarifies that a noncontrolling or minority interest in a subsidiary is considered an ownership interest and accordingly, requires all entities to report such interests in subsidiaries as equity in the consolidated financial statements. SFAS 160 is effective for fiscal years beginning after December 15, 2008 and early adoption is prohibited. SFAS No. 160 is required to be adopted prospectively, with the exception of certain presentation and disclosure requirements (e.g., reclassifying noncontrolling interests to appear in equity), which are required to be adopted retrospectively. The Company adopted SFAS No. 160 in the first quarter of 2009. The adoption of this pronouncement did not have a material impact on the Company’s condensed consolidated financial statements.

In September 2006, the FASB issued FASB ASC 820, Fair Value Measurements and Disclosures (“SFAS No. 157”, Fair Value Measurements). This statement establishes, among other things, a framework for measuring fair value and expands disclosure requirements as they relate to fair value measurements. The statement is effective at the beginning of an entity’s first fiscal year that begins after November 15, 2007.

FASB ASC 820 establishes a hierarchy for information and valuations used in measuring fair value, which is broken down into three levels. Level 1 valuations are based on quoted prices in active markets for identical assets or liabilities. Level 2 valuations are based on inputs, other than quoted prices included within Level 1, that are observable, either directly or indirectly. Level 3 valuations are based on information that is unobservable and significant to the overall fair value measurement. A financial instrument’s level within the fair value hierarchy is based on the lowest level of input significant to the fair value measurement where Level 1 is the highest and Level 3 is the lowest. The implementation of SFAS No. 157 did not result in a material change to the Consolidated Statements of Financial Condition.

In October 2008, the FASB issued FASB ASC 820-10-65-2 (“FSP SFAS 157-3”, Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active). FSP SFAS 157-3 clarifies the application of SFAS No. 157, Fair Value Measurements, in a market that is not active and provides an example to illustrate key considerations in determining the fair value of a financial asset when the market for that financial asset is not active. FSP SFAS 157-3 is effective upon issuance, including for prior periods for which financial statements have not been

GAIN CAPITAL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2008 AND 2009
(UNAUDITED)

issued. The adoption of FSP SFAS No. 157-3 did not have a material effect on the Company’s consolidated financial statements.

In April 2009, the FASB issued FASB ASC 820-10-65-4 (“FSP SFAS 157-4”, Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly). FSP SFAS 157-4 provides additional application guidance in determining fair values when there is no active market or where the price inputs being used represent distressed sales. Specifically, it reaffirms the need to use judgment to ascertain if a formerly active market has become inactive and in determining fair values when markets have become inactive. FSP SFAS 157-4 shall be effective for interim and annual reporting periods ending after June 15, 2009, and shall be applied prospectively. The adoption of FSP SFAS No. 157-4 did not have a material impact on the Company’s consolidated financial statements.

In December 2007, the FASB issued FASB ASC 805-10 (“SFAS No. 141R”, Business Combinations). SFAS 141R requires the acquiring entity in a business combination to recognize the full fair value of assets acquired and liabilities assumed in the transaction (whether a full or partial acquisition); establishes the acquisition-date fair value as the measurement objective for all assets acquired and liabilities assumed; requires expensing of most transaction and restructuring costs; and requires the acquirer to disclose to investors and other users all of the information needed to evaluate and understand the nature and financial effect of the business combination. SFAS No. 141R applies to all transactions or other events in which the Company obtains control of one or more businesses, including those sometimes referred to as “true mergers” or “mergers of equals” and combinations achieved without the transfer of consideration, for example, by contract alone or through the lapse of minority veto rights. FASB ASC 805-10 applies prospectively to business combinations for which the acquisition date is on or after December 15, 2008. The adoption of FASB ASC 805-10 will impact the accounting for business combinations once adopted but the impact on accounting for business combinations in the future cannot currently be determined.

2.	Fair Value Disclosures

The following table presents the Company’s assets and liabilities that are measured at fair value and the related hierarchy levels:

	Fair Value Measurements on a Recurring Basis
	as of September 30, 2009
	Level 1	Level 2	Level 3	Netting(1)	Total

Assets:
Receivables from brokers	$(147,200)	$—	$—	$194,454	$47,254
Liabilities:
Convertible, redeemable preferred stock embedded derivative	$—	$—	$123,604,432	$—	$123,604,432

(1)	Represents cash collateral netting.

Level 1 financial assets

The Company has futures contracts that are Level 1 financial instruments. The futures contracts are recorded in Receivables from brokers at fair value.

GAIN CAPITAL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2008 AND 2009
(UNAUDITED)

Level 3 financial assets

The Company measures the fair value of the embedded derivative through the use of unobservable inputs which include estimations for the expected volatility of common stock, an appropriate risk-free interest rate plus a credit spread and the fair value of the common stock. See Note 9 for additional information.

The table below provides a reconciliation of the fair value of the embedded derivative measured on a recurring basis for which the Company used Level 3 for the year ended September 30, 2009:

Beginning January 1, 2009	$82,784,841
Unrealized loss included in change in fair value of convertible, redeemable preferred stock embedded derivative	$40,819,591
Transfers in/out of Level 3	$—
Balance at September 30, 2009	$123,604,432

3.	Receivables from Brokers

Amounts receivable from brokers consisted of the following as of (amounts in thousands):

September 30, 2009

Required collateral	$18,097
Cash in excess of required collateral	82,692
Open foreign exchange positions	(618)

$100,171

The Company has posted funds with brokers as collateral as required by agreements for holding spot foreign exchange positions. In addition, the Company has cash in excess of required collateral, which includes the value of futures contracts recorded based upon listed or quoted market rates that approximate fair value. Open foreign exchange positions include the unrealized gains or losses due to the differences in exchange rates between the dates at which a trade was initiated versus the exchange rates in effect at the date of the consolidated financial statements. These amounts are reflected as Receivables from brokers in the Consolidated Statements of Financial Condition.

GAIN CAPITAL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2008 AND 2009
(UNAUDITED)

4.	Property and Equipment

Property and equipment, including leasehold improvements and capitalized software development costs, consisted of the following as of (amounts in thousands):

September 30, 2009

Software	$7,398
Computer equipment	2,735
Leasehold improvements	281
Office equipment	200
Telephone equipment	175
Furniture and fixtures	172
Web site development costs	95

11,056
Less: Accumulated depreciation and amortization	(6,635)

Property and equipment, net	$4,421

Depreciation expense was $1,693,765 and $2,012,831 for the nine months ended September 30, 2008 and 2009, respectively.

5.	Intangible Assets

The Company acquired the foreignexchange.com domain name for $100,000 in January 2004, and the Forex.com domain name for $220,000 in December 2002. The Company acquired a marketing list in November 2006 for $773,885 that was amortized over its useful life, with an amortization period of 18 months. The Company recognized $202,961 in amortization expense for the nine months ended September 30, 2008. The marketing list was fully amortized as of September 30, 2008. In accordance with FASB ASC 350 (Prior authoritative literature: SFAS No. 142), the Company tests goodwill for impairment on an annual basis in the fourth quarter and on an interim basis when conditions indicate impairment has occurred.

6.	Goodwill

Goodwill is calculated as the difference between the cost of acquisition and the fair value of the net assets of an acquired business. FORTUNE was renamed GAIN Capital Japan Co., Ltd (“GC Japan”) on July 1, 2009. Goodwill consists of the following as of (amounts in thousands):

September 30, 2009

GC Japan (formerly FORTUNE)	$1,278
GCAM, LLC	1,078
Gain Capital Securities, Inc. (formerly S.L. Bruce Financial Corp.)	533
Gain Capital Forex.com UK, Ltd (formerly RCGGL)	203

$3,092

No goodwill impairment was recorded for the nine months ended September 30, 2008 and 2009. In accordance with FASB ASC 350 Intangibles-Goodwill and Other (Prior authoritative literature: SFAS No. 142), the Company

GAIN CAPITAL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2008 AND 2009
(UNAUDITED)

tests goodwill for impairment on an annual basis in the fourth quarter and on an interim basis when conditions indicate impairment has occurred.

7.	Other Assets

Other assets consisted of the following (amounts in thousands):

September 30, 2009

Vendor and security deposits	$3,155
Customer receivable balances, net of allowance for doubtful accounts	5
Miscellaneous receivables	301
Current tax receivable	3,019

$6,480

8.	Notes Payable

The Company entered into a Loan and Security Agreement with Silicon Valley Bank and JPMorgan Chase (the “Loan”) for $30,000,000 on March 29, 2006. The Loan term required a 6-month interest only period, and thereafter repayment of principal in twelve quarterly installments. The interest is paid monthly and is based upon Prime Rate plus the Prime Rate Margin (0.75)%. When the Total Funded Debt/Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) drops below 1x EBITDA, the Prime Rate Margin will decline by 0.5%. The interest rate at September 30, 2009 was 4%. The carrying amount of notes payable approximates fair value.

In June 2007, the Company entered into a loan modification agreement with Silicon Valley Bank and JPMorgan Chase. The term loan amount was increased to $52,500,000 from $22,500,000. The term loan maturity date is July 1, 2012. On March 18, 2008, the Company entered into a fourth loan modification agreement relating to the term loan. The loan modification increases the revolving credit line from $10,000,000 to $20,000,000, and amends the revolving line maturity date from October 15, 2007 to March 17, 2009. The credit line is subject to an annual renewal that was executed on March 17, 2009 and matures on June 17, 2010. There was no amount due on the revolving credit line at September 30, 2009.

The Company has a balance of $31,500,000 outstanding on the Loan as of September 30, 2009 with scheduled repayments as follows (amounts in thousands):

Years Ended December 31:

2009	$2,625
2010	10,500
2011	10,500
2012	7,875

$31,500

Loan fees were capitalized to deferred finance and are being amortized over the life of the loan. The Company capitalized loan costs of $280,334 in 2006, and $273,027 in 2007 and $0 in 2008. Deferred loan costs amortized to interest expense were $66,708 and $65,534 for the nine months ended September 30, 2008 and 2009, respectively.

GAIN CAPITAL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2008 AND 2009
(UNAUDITED)

The Loan agreement terms grant the Company a revolving advance line of credit. Interest on advances are subject to the same floating per annum interest rate as the base loan. The Company had a zero balance due under this advance line of credit at September 30, 2009.

9.	Convertible, Redeemable Preferred Stock

The following table presents a summary of the convertible, redeemable preferred stock (amounts in thousands):

						Total
	Preferred	Preferred	Preferred	Preferred	Preferred	Convertible,
	Stock	Stock	Stock	Stock	Stock	Redeemable
	Series A	Series B	Series C	Series D	Series E	Preferred Stock

BALANCE —
January 1, 2009	$2,009	$5,412	$5,319	$39,840	$116,810	$169,390
	—	—	—	—	—	—

BALANCE —
September 30, 2009	$2,009	$5,412	$5,319	$39,840	$116,810	$169,390

Preferred Stock Embedded Derivative — The Company has determined that the convertible feature in the Company’s Convertible, Redeemable Preferred Stock Series A, Series B, Series C, Series D and Series E meets the definition of an “embedded derivative” in accordance with SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities.

The redemption feature enables the holder to elect a net cash settlement at date of redemption. This event is deemed to be outside the control of the Company. These provisions require that these instruments be bifurcated such that the embedded conversion option is separated from the host contract, and accounted for as a derivative liability in accordance with FASB ASC 815-40, Derivatives and Hedging, Contracts in Entity’s Own Equity (Prior authoritative literature: Emerging Issues Task Force (“EITF”) 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock.

The pricing model that the Company uses for determining fair values of the embedded derivative is a Black-Scholes options pricing model, which requires the input of highly subjective assumptions. These assumptions include estimating the expected volatility of our common stock, an appropriate risk-free interest rate plus a credit spread and the fair value of the underlying common stock. The expected volatility is calculated based on stock volatilities for publicly traded companies in a similar industry and general stage of development as the Company. The risk-free interest rate is based on the U.S. Treasury yield curve consistent with the expected life of the preferred shares until the date of redemption. The expected term of the conversion option is based upon the period remaining until the redemption date of March 31, 2011. Valuations derived from this model are subject to ongoing verifications and review. Separating an embedded derivative from its host contract requires careful analysis and judgment, and an understanding of the terms and conditions of the instrument. Selection of inputs involves management’s judgment and may impact net income.

The embedded derivative is recorded at fair value and reported in Preferred stock embedded derivative on the Condensed Consolidated Statement of Financial Condition with change in fair value recorded in the Company’s Condensed Consolidated Statements of Operations and Comprehensive Income. The Company recorded a gain on the preferred stock embedded derivative of $170,279,168 and a loss of $40,819,591 at September 30, 2008 and 2009, respectively.

GAIN CAPITAL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2008 AND 2009
(UNAUDITED)

The following summarizes the preferred stock conversion value by preferred stock share class as of September 30 (amounts in thousands):

2009

Preferred stock series A	$18,266
Preferred stock series B	53,466
Preferred stock series C	20,838
Preferred stock series D	26,267
Preferred stock series E	4,767

$123,604

Warrants — Warrants totaling 1,458,335 to purchase Series B remain outstanding as of September 30, 2009.

10.	Related Party Transactions

The acquisition of GCSI included purchase terms requiring an escrow balance for the last tranche of the purchase payment. The balance due to the original owner of S.L. Bruce Financial Corporation of $325,000 is included in Accrued expenses and other liabilities at September 30, 2009 on the Condensed Consolidated Statement of Financial Condition. The final payment of $325,000 was paid in October 2009.

Management has funds on deposit in Group, LLC customer accounts with balances of $2,817,964 on deposit at September 30, 2009. Management received interest of $11,527 and $1,391 for the nine months ended September 30, 2008 and 2009, respectively.

Group, LLC entered into a services agreement with Scivantage, Inc. on February 1, 2008 for a one year term with an option to renew whereby Scivantage provided certain office workstations and related services in Jersey City, New Jersey. The agreement was later amended to add additional workstations and services extending the term until December 31, 2009 for a fee of $14,745 per month. Scivantage also provides hosting services to GCSI under a master hosting services agreement entered into on September 16, 2003 in which Scivantage provides the technology infrastructure hosting facility for GCSI, who provides brokerage securities services. Two of our board members, Messrs. Galant and Sugden, are members of the board of directors of Scivantage.

11.	Employee Compensation Plans

Stock based compensation is recognized as provided under FASB ASC 718-10, Stock Compensation (Prior authoritative literature: FASB Statement 123(R), “Share Based Payment.”) Companies must recognize the cost of employee services received in exchange for awards of equity instruments based on the grant-date fair value of those awards (the “fair-value-based” method).

GAIN CAPITAL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2008 AND 2009
(UNAUDITED)

Total share-based compensation for the nine months ended September 30, 2008 and 2009 are summarized in the following table (amounts in thousands):

	Nine Months Ended
	September 30, 2008	September 30, 2009

Share based compensation:
Incentive stock options and nonqualified stock options	$41	$—
Restricted stock units	2,879	3,372

	$2,920	$3,372

There were no restricted stock unit grants awarded during the nine month period ended September 30, 2009.

12.	Income Taxes

FASB ASC 740-10-65 (Prior authoritative literature: FASB interpretation No. 48 “Accounting for Uncertainty in Income Taxes”, an interpretation of FASB Statement 109) provides measurement and recognition guidance related to accounting for uncertainty in income taxes by prescribing a recognition threshold for tax positions. FASB ASC 740-10-65 also requires extensive disclosures about uncertainties in the income tax positions taken.

The Company has $3,453,711 in foreign net operating loss (“NOL”) carryforwards as of September 30, 2009, for which a full valuation allowance has been established. These NOL’s begin to expire in 2013.

The Company classifies interest expense and potential penalties related to unrecognized tax benefits as a component of income tax expense. The Company’s open tax years for its federal returns range from 2007 through 2008 and from 2006 through 2008 for its major state jurisdictions.

The decrease in our effective tax rate was primarily due to the reduced effect of state and local income taxes and other permanent items in relation to the increase of income before taxes.

The following table reconciles the provision to the U.S. federal statutory income tax rate:

	Nine Months Ended
	September 30, 2008	September 30, 2009

Federal income tax at statutory rate	35.00%	(35.00)%
Increase/(decrease) in taxes resulting from:
State income tax	1.77%	(0.81)%
Embedded derivative	(26.38)%	156.81%
ISOs and NQSOs	—	—
Foreign earnings	0.16%	9.42%
Research and development tax credit	—	(3.61)%
Meals & entertainment	—	0.49%
Other permanent differences	0.09%	(1.92)%

Effective Tax Rate	10.64%	125.38%

GAIN CAPITAL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2008 AND 2009
(UNAUDITED)

13.	Commitments and Contingencies

Leases — The Company leases office space under non-cancelable operating lease agreements that expire on various dates through 2025. Future annual minimum lease payments, including maintenance and management fees, for non-cancellable operating leases, are as follows as of September 30, 2009 (amounts in thousands):

Years Ended December 31:

2009	$496
2010	1,219
2011	1,159
2012	990
2013	990
Thereafter	13,043

$17,897

Rent expense was $1,084,954 and $1,453,712 for the nine months ended September 30, 2008 and 2009, respectively.

Litigation — The Company has no material litigation pending as of September 30, 2009.

14.	Retirement Plans

The Company sponsors a 401k retirement plan. Substantially all of the Company’s employees are eligible to participate in the plan. Pursuant to the provisions of the plan, the Company is obligated to match 25% of the employee’s contribution to the plan up to 15% of the employee’s compensation for each payroll period. The Company matches 50% for employees with three years or more of service. The expense recorded to Employee compensation and benefits on the Condensed Consolidated Statements of Operations and Comprehensive Income by the Company for its employees’ participation in the plan for the nine months ended September 30, 2008 and 2009 was $472,352 and $394,727, respectively.

GAIN CAPITAL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2008 AND 2009
(UNAUDITED)

15.	Earnings Per Common Share

Basic and diluted earnings per common share is computed by dividing net income by the weighted average number of common shares outstanding during the period.

	For the Nine Months Ended September 30
	2008	2009
	(amounts in thousands, except share and per share data)

Net income/(loss)	$201,771	$(20,519)
Effect of redemption of preferred shares	(63,913)	—

Net income/(loss) applicable to GAIN Capital Holdings, Inc.	$137,858	$(20,519)

Weighted average common shares outstanding:
Basic weighted average common shares outstanding	1,287,650	1,306,265

Effect of dilutive securities:
Preferred stock series A	911,253
Preferred stock series B	2,610,268
Preferred stock series C	1,363,816
Preferred stock series D	3,254,678
Preferred stock series E	2,516,292
Warrants	1,417,418
ISOs and NQSOs	1,416,738
RSUs	241,283

Diluted weighted average common shares outstanding	15,019,396	1,306,265

Earnings/(loss) per common share
Basic	$107.06	$(15.71)

Diluted	$9.18	$(15.71)

The following common stock equivalents were excluded from the calculation of diluted net loss per share since the effects are anti-dilutive:

	For the Nine Months
	Ended September 30,
	2008	2009

Number of potential shares that are anti-dilutive:
Preferred stock	—	10,697,317
Warrants	—	1,385,810
ISOs and NQSOs	—	1,275,545
RSUs	—	267,464

	—	13,626,136

GAIN CAPITAL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2008 AND 2009
(UNAUDITED)

16.	Regulatory Requirements

As a registered futures commission merchant and forex dealer member, GAIN Capital Group, LLC is subject to net capital requirements of Rule 1.17 (the “Rule”) under the Commodity Exchange Act (the “Act”) and capital requirements of the CFTC and NFA. Under the Rule, the minimum required net capital, as defined, shall be the greater of $20,000,000 or 5% of the total payables to customers, brokers, dealers, FCM’s and other regulated entities. The Company was compliant with the regulations for the nine month period ended September 30, 2009.

September 30, 2009
(amounts in thousands)

GAIN Capital Group, LLC
Net capital	$106,542
Adjusted net capital	$85,492
Excess adjusted net capital	$65,492

The Cayman Islands Monetary Authority (“CIMA”) Schedule 1 requirements provide that GGMI must maintain a capital level that is the greater of one quarter of relevant annual expenditure, or $100,000. A licensee must at all times maintain financial resources in excess of its financial resources requirement. GGMI was compliant with CIMA regulations and required capital levels at September 30, 2009.

GCSI is a broker-dealer registered with the Securities and Exchange Commission under the Securities Exchange Act of 1934. GCSI is a member of the Financial Industry Regulatory Authority (“FINRA”), Municipal Securities Rulemaking Board (“MSRB”), and Securities Investor Protection Corporation (“SIPC”). GCSI is required to maintain a minimum net capital balance (as defined) of $50,000, pursuant to the SEC’s Uniform Net Capital Rule 15c3-1. GCSI must also maintain a ratio of aggregate indebtedness (as defined) to net capital of not more than 15 to 1. GCSI was compliant with FINRA regulations and required capital levels at September 30, 2009.

GCUK is authorized and regulated by the Financial Services Authority (“FSA”). The FSA requires that share capital held be in excess of the FSA’s £668,680, or $1,068,484 regulatory minimum. GCUK was compliant with FSA regulations and required capital levels at September 30, 2009.

GC Japan (formerly “FORTUNE’’) has a first class financial instruments operator license from the Financial Services Agency of Japan in accordance to Japanese Financial Futures regulation law No. 56th. It is a member of the Financial Futures Association of Japan. GC Japan is subject to a minimum capital adequacy ratio of 140%. GC Japan was compliant with regulations and required capital levels at September 30, 2009.

As of July 22, 2009, Gain Capital Forex.com Hong Kong Limited (“GCHK”) became licensed with the Securities and Futures Commission (SFC) to carry on the business of Type 3 (leveraged foreign exchange trading) regulated activity as an approved introducing agent. GCHK is subject to a minimum liquid capital requirement of HKD 3,000,000 or $387,090. GCHK was compliant with regulations and required capital levels at September 30, 2009 pursuant to the requirements of section 145 of the Securities and Futures Ordinance (Cap.571) as amplified in section 56 of the Securities and Futures (Financial Resources) Rules (Cap.571N).

17.	Segment Information

FASB ASC 280, Segment Reporting (Prior authoritative literature: FASB Statement No. 131, Disclosures about Segments of an Enterprise and Related Information), establishes standards for reporting information about operating segments. Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker, or decision making group, in deciding how to allocate resources and in assessing performance. The Company’s operations relate to foreign exchange trading and related services. Based on the Company’s management strategies, and common production,

GAIN CAPITAL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2008 AND 2009
(UNAUDITED)

marketing, development and client coverage teams, the Company assesses that it operates in a single operating segment.

For the nine month periods ended September 30, 2008 and 2009, no single customer accounted for more than 10% of the Company trading revenue. The Company does not allocate revenues by geographic regions since the Company selectively hedges customer trades on an aggregate basis and does not have a method to systematically attribute trading volume from a geographic region to associated trading revenue from a particular geographic region.

18.	Subsequent Events

On October 1, 2009, the Company purchased an additional 196 shares of GC Japan (formerly FORTUNE) for a purchase price of $1,293,920 thereby increasing the ownership interest from 51% to 70% of the outstanding shares, with $944,000 paid on October 1, 2009 and $349,920 due within two months.

The Company has updated its subsequent events disclosures through November 24, 2009, the filing date of this Amendment No. 3 to the Form S-1.

GAIN CAPITAL HOLDINGS, INC. (PARENT COMPANY ONLY)

INDEX TO SCHEDULE I — FINANCIAL INFORMATION OF GAIN CAPITAL HOLDINGS, INC.
(PARENT COMPANY ONLY) AS OF DECEMBER 31, 2007 AND 2008 AND FOR
EACH OF THE THREE YEARS IN THE PERIOD ENDED DECEMBER 31, 2008

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of
GAIN Capital Holdings, Inc.:

We have audited the consolidated financial statements of GAIN Capital Holdings, Inc. and subsidiaries (the “Company”) as of December 31, 2008 and 2007, and for each of the three years in the period ended December 31, 2008; such consolidated financial statements are included in this Registration Statement. Our audits also included Schedule I listed in the Index to Consolidated Financial Statements and Financial Statement Schedule. This financial statement schedule is the responsibility of the Company’s management. Our responsibility is to express an opinion based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

/s/ Deloitte & Touche LLP

New York, New York
August 31, 2009

GAIN CAPITAL HOLDINGS, INC.
(PARENT COMPANY ONLY)

CONDENSED STATEMENTS OF FINANCIAL CONDITION

	As of December 31,
	2007	2008
	(in thousands, except share and per share data)

ASSETS:
Cash and cash equivalents	$252	$905
Investments in subsidiaries, equity basis	61,921	127,902
Receivables from affiliates	107	1,422
Other assets	443	403

Total	$62,723	$130,632

LIABILITIES AND SHAREHOLDERS’ DEFICIT:
Liabilities
Accrued expenses and other liabilities	$479	$1,212
Deferred taxes	842	—
Income tax payable	8,742	10,539
Convertible, redeemable preferred stock embedded derivative	264,566	82,785
Notes payable	49,875	39,375

Total liabilities	324,504	133,911

Commitments and Contingencies (See Note 7)
Convertible, Redeemable Preferred Stock
Series A Convertible, Redeemable Preferred Stock; ($0.00001 par value; 4,545,455 shares authorized; 2,027,402 and 865,154 shares issued and outstanding as of December 31, 2007 and 2008, respectively)	3,288	2,009
Series B Convertible, Redeemable Preferred Stock; ($0.00001 par value; 7,000,000 shares authorized; 2,611,811 and 2,610,210 shares issued and outstanding as of December 31, 2007 and 2008, respectively)	5,414	5,412
Series C Convertible, Redeemable Preferred Stock; ($0.00001 par value; 2,496,879 shares authorized; 1,229,570 and 1,055,739 shares issued and outstanding as of December 31, 2007 and 2008, respectively)	6,017	5,319
Series D Convertible, Redeemable Preferred Stock; ($0.00001 par value; 3,254,678 shares authorized, issued and outstanding as of December 31, 2007 and 2008, respectively)	39,840	39,840
Series E Convertible, Redeemable Preferred Stock; ($0.00001 par value; 3,738,688 shares authorized; 2,611,606 shares issued and outstanding as of December 31, 2008)	—	116,810

Total convertible, redeemable preferred stock	54,559	169,390
Deficit
Shareholders’ Deficit
Common Stock; ($0.00001 par value; 23,000,000 and 27,000,000 shares authorized and 1,534,253 and 1,304,029 shares issued and outstanding as of December 31, 2007 and 2008, respectively)	—	—
Accumulated other comprehensive income	—	21
Additional paid-in capital	(95,115)	(182,891)
(Accumulated deficit)/retained earnings	(221,225)	10,201

Total Shareholders’ Deficit	(316,340)	(172,669)

Total	$62,723	$130,632

See Notes to Condensed Financial Statements

GAIN CAPITAL HOLDINGS, INC.
(PARENT COMPANY ONLY)

CONDENSED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME/(LOSS)

	For the Fiscal Year Ended December 31,
	2006	2007	2008
	(in thousands, except share and per share data)

REVENUE:
Undistributed earnings of subsidiaries	$23,055	$56,722	$91,159
EXPENSES:
Employee compensation and benefits	119	317	567
Interest expense on notes payable	2,075	3,688	2,697
Bank fees	—	2	33
Professional fees	292	423	1,043
Write-off of initial public offering costs	—	—	1,897
Change in fair value of convertible, redeemable preferred stock embedded derivative	61,732	165,280	(181,782)
Other	—	48	377

Total	64,218	169,758	(175,168)

INCOME/(LOSS) BEFORE INCOME TAX EXPENSE	(41,163)	(113,036)	266,327
Income tax expense	8,339	21,615	34,901

NET INCOME/(LOSS):	$(49,502)	$(134,651)	$231,426

Other comprehensive income, net of tax:
Foreign currency translation adjustment	—	—	21

NET COMPREHENSIVE INCOME/(LOSS)	$(49,502)	$(134,651)	$231,447

Effect of redemption of preferred shares	$(39,006)	$—	$(63,913)
Effect of preferred share accretion	2,205	—	—

Net income/(loss) applicable to GAIN Capital Holdings, Inc. common shareholders	$(86,303)	$(134,651)	$167,513

See Notes to Condensed Financial Statements

GAIN CAPITAL HOLDINGS, INC.
(PARENT COMPANY ONLY)

CONDENSED STATEMENTS OF CASH FLOWS

	For the Fiscal Year Ended December 31,
	2006	2007	2008
		(in thousands)

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income/(loss)	$(49,502)	$(134,651)	$231,426
Adjustments to reconcile net income/(loss) to cash provided by operating activities
Equity in income of subsidiaries	(23,055)	(56,722)	(91,159)
Loss on foreign currency exchange rates	—	—	59
Deferred taxes	2,379	(1,538)	(842)
Write-off of deferred initial public offering costs	—	—	42
Amortization of deferred finance costs	63	89	89
Stock compensation expense	119	223	541
Tax benefit from employee stock option exercises	(4,003)	—	(10,709)
Change in fair value of preferred stock embedded derivative	61,732	165,280	(181,782)
Changes in operating assets and liabilities:
Receivables from affiliates	1,258	1,520	2,637
Other assets	—	—	(191)
Current tax receivable	(4,874)	4,874	—
Accrued expenses and other liabilities	216	221	1,102
Income tax payable	4,003	8,742	12,505

Cash used for operating activities	(11,664)	(11,962)	(36,282)

CASH FLOWS FROM INVESTING ACTIVITIES:
Investment and funding of subsidiaries	20,953	19,878	24,873

Cash provided by investing activities	20,953	19,878	24,873

CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of Series D preferred shares	40,000	—	—
Series D issuance costs	(160)	—	—
Proceeds from notes payable	30,000	30,000	—
Deferred financing costs	(280)	(273)	—
Payment on notes payable	(2,500)	(7,625)	(10,500)
Proceeds from exercise of stock options	1,837	70	1,686
Proceeds from exercise of warrants	—	—	97
Issuance of Series E preferred shares	—	—	117,000
Series E issuance costs	—	—	(190)
Tax benefit from employee stock option exercises	4,003	—	10,709
Repurchase of warrants	—	—	(3,945)
Repurchase of common shares	(35,687)	(30,000)	(40,752)
Repurchase of preferred shares	(46,430)	—	(62,043)

Cash provided by/(used for) financing activities	(9,217)	(7,828)	12,062

INCREASE IN CASH AND CASH EQUIVALENTS	72	88	653
CASH AND CASH EQUIVALENTS — Beginning of year	92	164	252

CASH AND CASH EQUIVALENTS — End of year	$164	$252	$905

SUPPLEMENTARY DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the year for:
Interest	$1,787	$3,469	$2,795

Taxes	$8,642	$9,524	$20,731

Non-cash investing activities:
Issuance of restricted stock units for purchase of GCAM, LLC	—	$945	—

Investment in GCAM, LLC at acquisition date	—	$43	—

Equity of GGMI at date of investment	—	$(66)	—

Investment in S.L. Bruce Financial Corporation in accrued expenses and other liabilities	—	—	$325

GAIN Capital Group, LLC stock compensation	$85	$1,340	$3,951

Non-cash financing activities:
Reversal of prior year accretion of preferred stock	$2,231	—	—

Accretion of beneficial conversion feature	$(26)	—	—

Accrued initial public offering costs	—	$42	—

Reversal of call option liability	—	—	$1

See Notes to Condensed Financial Statements

SCHEDULE I — GAIN CAPITAL HOLDINGS, INC.
(PARENT COMPANY ONLY)

NOTES TO CONDENSED FINANCIAL STATEMENTS

1.	Basis of Presentation

Basis of Financial Information — The accompanying financial statements of GAIN Capital Holdings, Inc. (“Parent Company”), including the notes thereto, should be read in conjunction with the financial statements of GAIN Capital Holdings, Inc. and Subsidiaries (the “Company”) and the notes thereto found on pages F-1 to F-52.

The financial statements are prepared in accordance with accounting principles generally accepted in the U.S. which require the Company or Parent Company to make estimates and assumptions regarding valuations of certain financial instruments and other matters that affect the Parent Company Financial Statements and related disclosures. Actual results could differ from these estimates.

The Parent Company on a stand alone basis, has accounted for majority-owned subsidiaries using the equity method of accounting.

Income Taxes — Income tax expense is provided for using the asset and liability method, under which deferred tax assets and liabilities are determined based upon the temporary differences between the financial statement and income tax bases of assets and liabilities using currently enacted tax rates.

Convertible, Redeemable Preferred Stock Embedded Derivative — SFAS No. 133, Accounting for Derivatives and Hedging Activities, as amended (“SFAS No. 133”), establishes accounting and reporting standards for derivative instruments. The Parent Company has determined that it must bifurcate and account for the conversion feature in its Series A, Series B, Series C, Series D, and Series E preferred stock. The embedded derivative is recorded at fair value and changes in the fair value are reflected in earnings.

2.	Notes Payable

For a discussion of notes payable, see Note 8 to the Company’s consolidated financial statements.

3.	Convertible, Redeemable Preferred Stock

For a discussion of convertible, redeemable preferred stock, see Note 9 to the Company’s consolidated financial statements.

4.	Shareholders’ Deficit

For a discussion of the shareholders’ deficit, see Note 10 to the Company’s consolidated financial statements.

5.	Transactions with Subsidiaries

The Parent Company has transactions with its subsidiaries determined on an agreed upon basis. Cash dividends from its subsidiaries totaled $10,301,121, $22,608,185 and $31,488,919 for the years ended December 31, 2006, 2007 and 2008, respectively.

The acquisition of S.L. Bruce Financial Corporation, now known as GAIN Capital Securities, Inc. (“GCSI”), included purchase terms requiring an escrow balance for the last tranche of the purchase payment. The balance due to the original owner of GCSI of $325,000 is included in Accrued expenses and other liabilities as of December 31, 2008 on the Parent Company Statements of Financial Condition.

6.	Income Taxes

In July 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”), an interpretation of SFAS No. 109, “Accounting for Income Taxes,” which provides measurement and recognition guidance related to accounting for uncertainty in income taxes by prescribing a recognition threshold for tax positions. FIN 48 also requires extensive disclosures about uncertainties in the income tax positions taken.

SCHEDULE I — GAIN CAPITAL HOLDINGS, INC.
(PARENT COMPANY ONLY)

NOTES TO CONDENSED FINANCIAL STATEMENTS — (Continued)

Effective January 1, 2007, the Parent Company adopted the provisions of FIN 48, which the Company determined had no material impact to its financial statements. The Parent Company’s open tax years for its federal returns range from 2007 through 2008 and from 2006 through 2008 for its major state jurisdictions.

The Parent Company classifies interest expense and potential penalties related to unrecognized tax benefits as a component of income tax expense.

7.	Commitments and Contingencies

For a discussion of commitments and contingencies, see Note 14 to the Company’s consolidated financial statements.

Shares

GAIN Capital Holdings, Inc.

COMMON STOCK

PROSPECTUS

MORGAN STANLEY	DEUTSCHE BANK SECURITIES

Dealer Prospectus Delivery Obligation

Through and including          , 2009 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

          , 2009

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

The following table indicates the expenses to be incurred in connection with the offering described in this Registration Statement, other than underwriting discounts and commissions, all of which will be paid by us. All amounts are estimated except the Securities and Exchange Commission (“SEC”) registration fee and the Financial Industry Regulatory Authority (“FINRA”) filing fee.

SEC registration fee		$6,975
FINRA filing fee		*
NASDAQ Global Market listing fee		*
Accountants’ fees and expenses		*
Legal fees and expenses		*
Blue Sky fees and expenses		*
Transfer Agent and Registrar’s fees and expenses		*
Printing and engraving expenses		*
Miscellaneous		*

Total	$	*

*	To be filed by amendment.

Item 14.	Indemnification of Directors and Officers.

Section 102 of the General Corporation Law of the State of Delaware permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our certificate of incorporation provides that no director shall be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability, except to the extent that the General Corporation Law of the State of Delaware prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.

Section 145 of the General Corporation Law of the State of Delaware provides that a corporation has the power to indemnify a director, officer, employee, or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he or she is or is threatened to be made a party by reason of such position, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Our certificate of incorporation provides that we will indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of us) by reason of the fact that he or she is or was, or has agreed to become, our director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (all such persons being referred to as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding and any appeal therefrom, if such Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. Our certificate of incorporation provides that we will indemnify any Indemnitee who was or is a party to an action or suit by or in the right of us to procure a judgment in our favor by reason of the fact that the Indemnitee is or was, or has agreed to become, our director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, and any appeal therefrom, if the Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to us, unless a court determines that, despite such adjudication but in view of all of the circumstances, he or she is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that any Indemnitee has been successful, on the merits or otherwise, he or she will be indemnified by us against all expenses (including attorneys’ fees) actually and reasonably incurred in connection therewith. Expenses must be advanced to an Indemnitee under certain circumstances.

In addition to the indemnification provided for in our certificate of incorporation, we expect to enter into separate indemnification agreements with each of our directors and executive officers which may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law prior to completion of this offering. These indemnification agreements may require us, among other things, to indemnify our directors and executive officers for some expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of his service as one of our directors or executive officers, or any of our subsidiaries or any other company or enterprise to which the person provides services at our request. We believe that these provisions and agreements are necessary to attract and retain qualified individuals to serve as directors and executive officers.

Item 15.	Recent Sales of Unregistered Securities.

During the three year period preceding the date of the filing of this registration statement, we have issued securities in the transactions described below without registration under the Securities Act of 1933. These securities were offered and sold by us in reliance upon exemptions from the registration requirements provided by Section 4(2) of the Securities Act of 1933, Regulation D under the Securities Act as transactions by an issuer not involving a public offering or Rule 701 under the Securities Act of 1933 as transactions pursuant to written compensatory benefit plans and contracts relating to compensation with our employees.

Issuances of capital stock

On January 11, 2008, we issued and sold an aggregate of 2,611,606 shares of Series E preferred stock to certain investors at a purchase price per share of $44.80 for an aggregate purchase price of $116,999,948.80. The investors consisted of 3i U.S. Growth Partners L.P., 3i Technology Partners III L.P., VantagePoint Venture Partners IV (Q), L.P., VantagePoint Venture Partners IV, L.P., VantagePoint Venture Partners IV Principals Fund, L.P. and VP New York Venture Partners L.P.

All purchasers of shares of our common stock and our preferred stock described above represented to us in connection with their purchase that they were accredited investors and were acquiring the shares for investment and not distribution, that they could bear the risks of the investment and could hold the securities for an indefinite period of time. The purchasers received written disclosures that the securities had not been registered under the Securities Act and that any resale must be made pursuant to a registration or an available exemption from such registration.

Repurchases of capital stock

On January 25, 2008, we repurchased an aggregate of 136,243 shares of Series A preferred stock (including 88,206 shares issued upon exercise of warrants to purchase Series A preferred stock) and 103,809 shares of common stock (which includes the exercise of options to purchase 18,001 shares of common stock) from certain stockholders, each at a repurchase price per share of $44.73 and an aggregate repurchase price of $10,728,580. Such stockholders included Silicon Valley Bank, Mark E. Galant and other stockholders.

On January 18, 2008, we repurchased an aggregate of 161,920 shares of common stock (which number includes options to purchase 156,937 shares of common stock) from certain current and former employees at a repurchase price per share of $44.73 and an aggregate purchase price of $7,242,682, pursuant to transmittal letters.

On January 11, 2008, we repurchased an aggregate of 1,114,211 shares of Series A preferred stock, 1,601 shares of Series B preferred stock, 173,381 shares of Series C preferred stock (which on an as-converted to common stock basis represents 223,215 shares), and 649,043 shares of common stock (which includes the exercise of options to purchase 398,286 shares of common stock) from certain stockholders, each at a repurchase price per share of $44.73 and an aggregate purchase price of $88,926,387. Such stockholders included Cross Atlantic Capital Partners, Inc., Blue Rock Capital, L.P., Tudor Ventures II, L.P., Silicon Valley Bank, Mark E. Galant, the senior management team of Christopher W. Calhoun, Timothy O’Sullivan and Glenn H. Stevens and other stockholders. These repurchases that occurred on January 11, 2008 were effected pursuant to either repurchase agreements or transmittal letters.

On June 7, 2007, we repurchased an aggregate of 870,070 shares of our common stock from Mark E. Galant at a repurchase price of $34.48 per share, and an aggregate purchase price of $30,000,000.

Stock option and restricted stock unit grants

On January 1, 2007, we granted an aggregate of 68,250 restricted stock units under our Amended and Restated 2006 Equity Compensation Plan to Glenn H. Stevens and Mark E. Galant in consideration for all of the membership units in GCAM, LLC, a Delaware limited liability company.

As of January 31, 2008, the Registrant had granted stock options under its Amended and Restated 2006 Equity Compensation Plan, as amended on January 11, 2008, for an aggregate of 1,593,208 shares of common stock (net of exercises, expirations and cancellations) at a weighted average exercise price of $2.67 per share.

The issuance of stock options and the common stock issuable upon the exercise of such options as described in this Item 15 were issued pursuant to written compensatory plans or arrangements with our employees, directors and consultants, in reliance on the exemption provided by Rule 701 promulgated under the Securities Act of 1933. All recipients either received adequate information about us or had access, through employment or other relationships, to such information.

All of the foregoing securities are deemed restricted securities for purposes of the Securities Act of 1933. All certificates representing the issued shares of common stock described in this Item 15 included appropriate legends setting forth that the securities had not been registered and the applicable restrictions on transfer.

Item 16.	Exhibits and financial statement schedules.

(a) Exhibits

Exhibit No.		Description

1	.1*	Underwriting Agreement.
3	.1**	Second Amended and Restated Certificate of Incorporation to be superseded by the Third Amended and Restated Certificate of Incorporation to be effective upon the closing of the offering.
3	.2*	Amended and Restated By-laws to be effective upon the closing of the offering.
3	.3*	Form of Third Amended and Restated Certificate of Incorporation to be effective upon the closing of the offering.
4	.1*	Specimen Certificate evidencing shares of common stock.

Exhibit No.		Description

4	.2**	Investor Rights Agreement, dated January 11, 2008, by and among the Company, the Investors and the Founding Stockholder, as defined therein.
5	.1*	Opinion of Morgan, Lewis & Bockius LLP.
10	.1**	2006 Equity Compensation Plan (amended and restated, effective December 31, 2006).
10	.2*	2009 Omnibus Incentive Compensation Plan.
10	.3*	2009 Employee Stock Purchase Plan.
10	.4*	Form of Incentive Stock Option Agreement.
10	.5*	Form of Nonqualified Stock Option Agreement.
10	.6*	Form of Restricted Stock Agreement.
10	.7*	Form of Restricted Stock Unit Agreement (Time Vesting).
10	.8*	Form of Restricted Stock Unit Agreement (Performance Vesting).
10	.9*	Form of Restricted Stock Unit Agreement (Immediate Vesting).
10	.10**	Form of Indemnification Agreement with the Company’s Non-Employee Directors.
10	.11**	Loan and Security Agreement, dated as of March 29, 2006, by and among GAIN Capital Holdings, Inc., Silicon Valley Bank and JPMorgan Chase Bank, N.A.
10	.12**	Pledge and Security Agreement, dated as of March 29, 2006, by and among GAIN Capital Holdings, Inc., Silicon Valley Bank and JPMorgan Chase Bank, N.A.
10	.13**	Unconditional Guaranty, dated as of March 29, 2006, by and among GAIN Holdings, LLC, Silicon Valley Bank and JPMorgan Chase Bank, N.A.
10	.14**	First Loan Modification Agreement, dated as of October 16, 2006, by and among GAIN Capital Holdings, Inc., Silicon Valley Bank and JPMorgan Chase Bank, N.A.
10	.15**	Second Loan Modification Agreement, dated as of March 20, 2007, by and among GAIN Capital Holdings, Inc., Silicon Valley Bank and JP Chase Bank, N.A.
10	.16**	Third Loan Modification Agreement, dated June 6, 2007, by and among GAIN Capital Holdings, Inc., Silicon Valley Bank and JPMorgan Chase Bank, N.A.
10	.17**	Fourth Loan Modification Agreement, dated as of March 18, 2008, by and among GAIN Capital Holdings, Inc., Silicon Valley Bank and JPMorgan Chase Bank, N.A.
10	.18**	Fifth Loan Modification Agreement, dated as of June 18, 2009 and effective as of March 17, 2009, by and among GAIN Capital Holdings, Inc., Silicon Valley Bank and JPMorgan Chase Bank, N.A.
10	.19**	Employment Agreement, dated as of January 1, 2008, by and between GAIN Capital Holdings, Inc. and Glenn Stevens.
10	.20**	Employment Letter, dated as of August 26, 2009, by and between GAIN Capital Holdings, Inc. and Christopher Calhoun.
10	.21**	Employment Letter, dated as of March 23, 2009, by and between GAIN Capital Holdings, Inc. and Henry Lyons.
10	.22**	Employment Letter, dated as of March 8, 2000, by and between GAIN Capital Holdings, Inc. and Timothy O’Sullivan.
10	.23**	Separation Agreement, dated as of January 11, 2008, by and between Mark Galant and GAIN Capital Holdings, Inc.
10	.24**†	FX Prime Brokerage Master Agreement, dated as of December 6, 2006, by and between GAIN Capital Group, LLC and The Royal Bank of Scotland, plc.
10	.25**†	FX Prime Brokerage Agreement, dated as of July 8, 2005, by and between UBS AG and GAIN Capital, Inc.

Exhibit No.		Description

10	.26**†	Foreign Exchange Prime Brokerage Agency Agreement, dated as of July 12, 2006, by and between GAIN Capital Group, LLC and The Royal Bank of Scotland, plc.
10	.27**†	Foreign Exchange Prime Brokerage Agreement, dated October 18, 2005, by and between Deutsche Bank AG, London Branch and GCAM, LLC.
10	.28**	Amendment to Foreign Exchange Prime Brokerage Agreement, dated January 26, 2006, by and between Deutsche Bank AG, London Branch and GCAM, LLC.
10	.29*	Form of ISDA Master Agreement, 1992 edition.
10	.30**	Form of Introducing Broker Agreement.
10	.31**	Form of Agreement for White Label Services.
10	.32**	Sublease, dated March 31, 2005, by and between GAIN Capital, Inc. and NUI Corporation.
10	.33**	Agreement of Sublease, dated November 14, 2005, by and between Mellon Investor Services LLC and GAIN Capital, Inc.
10	.34**	First Amendment to Sublease, dated July 20, 2006, by and between Mellon Investor Services LLC and GAIN Capital, Inc.
10	.35**	Services Agreement, dated February 1, 2008, by and between GAIN Capital Group, LLC and Scivantage, Inc.
10	.36**	Schedule 1(b) to Services Agreement, dated February 15, 2009, by and between GAIN Capital Group, LLC and Scivantage, Inc.
10	.37**	Lease and Lease Agreement, dated August 18, 2009, by and between S/K Bed One Associates LLC and GAIN Capital Holdings, Inc.
10	.38**†	Access Agreement, dated December 1, 2004, by and between Questrade, Inc. and GAIN Capital, Inc.
10	.39**	Agreement for Lease, dated May 5, 2009, by and between Pontsarn Investments Limited and GAIN Capital — Forex.com U.K., Ltd.
10	.40**†	Addendum to Access Agreement, dated July 23, 2007, by and between GAIN Capital Group, LLC and Questrade, Inc.
10	.41**†	Addendum to Access Agreement, dated October 12, 2007, by and between GAIN Capital Group, LLC and Questrade, Inc.
10	.42**†	Software Licensing and Services Agreement, dated December 1, 2004, by and between Questrade, Inc. and GAIN Capital, Inc.
10	.43**†	License Agreement, dated August 9, 2007, by and between GAIN Capital Group, LLC and Metaquotes Software Corp.
10	.44†	Agreement, dated November 22, 2004, by and between esignal, a division of Interactive Data Corporation, and GAIN Capital, Inc.
10	.45**†	Sales Lead Agreement, dated October 9, 2006, by and between GAIN Capital Group, LLC and Trading Central.
10	.46**†	Forex Introducing Broker Agreement, dated April 20, 2005, by and between GAIN Capital Group, Inc. and TradeStation Securities, Inc.
10	.47**†	Addendum to Introducing Broker Agreement, dated October 1, 2007, by and between GAIN Capital Group, LLC and TradeStation Securities, Inc.
10	.48**†	Second Addendum to Introducing Broker Agreement, dated April 1, 2009, by and between GAIN Capital Group, LLC and TradeStation Securities, Inc.
21	.1**	Subsidiaries of the Registrant.
23.1		Consent of Deloitte & Touche LLP.
23	.2*	Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 5.1).

Exhibit No.		Description

23	.3**	Consent of Aite Group, LLC.
24	.1**	Power of Attorney.

*	To be filed by amendment.

**	Previously filed.

†	Confidential treatment requested. Confidential materials omitted and filed separately with the Securities and Exchange Commission.

(b) Financial Statement Schedules.

None

Item 17.	Undertakings.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment no. 3 to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Bedminster, State of New Jersey, on this 24th day of November, 2009.

GAIN CAPITAL HOLDINGS, INC.

By:	/s/ Glenn H. Stevens
Glenn H. Stevens
President and Chief Executive Officer

SIGNATURES AND POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this amendment no. 3 to registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Glenn H. Stevens Glenn H. Stevens	President, Chief Executive Officer and Director (Principal Executive Officer)	November 24, 2009

/s/ Henry C. Lyons Henry C. Lyons	Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)	November 24, 2009

* Mark E. Galant	Chairman of the Board of Directors	November 24, 2009

* Ken Hanau	Director	November 24, 2009

* Susanne D. Lyons	Director	November 24, 2009

* Gerry McCrory	Director	November 24, 2009

* James C. Mills	Director	November 24, 2009

* Peter Quick	Director	November 24, 2009

* Joseph Schenk	Director	November 24, 2009

* Christopher S. Sugden	Director	November 24, 2009

* Roger Tarika	Director	November 24, 2009

By signature set forth below, the undersigned, pursuant to the duly authorized powers of attorney filed with the Securities and Exchange Commission, has signed this amendment no. 3 to registration statement on behalf of the persons indicated.

* By:	/s/ Glenn H. Stevens
Glenn H. Stevens
Attorney-in-Fact

EXHIBIT INDEX

Exhibit No.		Description

1	.1*	Underwriting Agreement.
3	.1**	Second Amended and Restated Certificate of Incorporation to be superseded by the Third Amended and Restated Certificate of Incorporation to be effective upon the closing of the offering.
3	.2*	Amended and Restated By-laws to be effective upon the closing of the offering.
3	.3*	Form of Third Amended and Restated Certificate of Incorporation to be effective upon the closing of the offering.
4	.1*	Specimen Certificate evidencing shares of common stock.
4	.2**	Investor Rights Agreement, dated January 11, 2008, by and among the Company, the Investors and the Founding Stockholder, as defined therein.
5	.1*	Opinion of Morgan, Lewis & Bockius LLP.
10	.1**	2006 Equity Compensation Plan (amended and restated, effective December 31, 2006).
10	.2*	2009 Omnibus Incentive Compensation Plan.
10	.3*	2009 Employee Stock Purchase Plan.
10	.4*	Form of Incentive Stock Option Agreement.
10	.5*	Form of Nonqualified Stock Option Agreement.
10	.6*	Form of Restricted Stock Agreement.
10	.7*	Form of Restricted Stock Unit Agreement (Time Vesting).
10	.8*	Form of Restricted Stock Unit Agreement (Performance Vesting).
10	.9*	Form of Restricted Stock Unit Agreement (Immediate Vesting).
10	.10**	Form of Indemnification Agreement with the Company’s Non-Employee Directors.
10	.11**	Loan and Security Agreement, dated as of March 29, 2006, by and among GAIN Capital Holdings, Inc., Silicon Valley Bank and JPMorgan Chase Bank, N.A.
10	.12**	Pledge and Security Agreement, dated as of March 29, 2006, by and among GAIN Capital Holdings, Inc., Silicon Valley Bank and JPMorgan Chase Bank, N.A.
10	.13**	Unconditional Guaranty, dated as of March 29, 2006, by and among GAIN Holdings, LLC, Silicon Valley Bank and JPMorgan Chase Bank, N.A.
10	.14**	First Loan Modification Agreement, dated as of October 16, 2006, by and among GAIN Capital Holdings, Inc., Silicon Valley Bank and JPMorgan Chase Bank, N.A.
10	.15**	Second Loan Modification Agreement, dated as of March 20, 2007, by and among GAIN Capital Holdings, Inc., Silicon Valley Bank and JP Chase Bank, N.A.
10	.16**	Third Loan Modification Agreement, dated June 6, 2007, by and among GAIN Capital Holdings, Inc., Silicon Valley Bank and JPMorgan Chase Bank, N.A.
10	.17**	Fourth Loan Modification Agreement, dated as of March 18, 2008, by and among GAIN Capital Holdings, Inc., Silicon Valley Bank and JPMorgan Chase Bank, N.A.
10	.18**	Fifth Loan Modification Agreement, dated as of June 18, 2009 and effective as of March 17, 2009, by and among GAIN Capital Holdings, Inc., Silicon Valley Bank and JPMorgan Chase Bank, N.A.
10	.19**	Employment Agreement, dated as of January 1, 2008, by and between GAIN Capital Holdings, Inc. and Glenn Stevens.
10	.20**	Employment Letter, dated as of August 26, 2009, by and between GAIN Capital Holdings, Inc. and Christopher Calhoun.
10	.21**	Employment Letter, dated as of March 23, 2009, by and between GAIN Capital Holdings, Inc. and Henry Lyons.
10	.22**	Employment Letter, dated as of March 8, 2000, by and between GAIN Capital Holdings, Inc. and Timothy O’Sullivan.

Exhibit No.		Description

10	.23**	Separation Agreement, dated as of January 11, 2008, by and between Mark Galant and GAIN Capital Holdings, Inc.
10	.24**†	FX Prime Brokerage Master Agreement, dated as of December 6, 2006, by and between GAIN Capital Group, LLC and The Royal Bank of Scotland, plc.
10	.25**†	FX Prime Brokerage Agreement, dated as of July 8, 2005, by and between UBS AG and GAIN Capital, Inc.
10	.26**†	Foreign Exchange Prime Brokerage Agency Agreement, dated as of July 12, 2006, by and between GAIN Capital Group, LLC and The Royal Bank of Scotland, plc.
10	.27**†	Foreign Exchange Prime Brokerage Agreement, dated October 18, 2005, by and between Deutsche Bank AG, London Branch and GCAM, LLC.
10	.28**	Amendment to Foreign Exchange Prime Brokerage Agreement, dated January 26, 2006, by and between Deutsche Bank AG, London Branch and GCAM, LLC.
10	.29*	Form of ISDA Master Agreement, 1992 edition.
10	.30**	Form of Introducing Broker Agreement.
10	.31**	Form of Agreement for White Label Services.
10	.32**	Sublease, dated March 31, 2005, by and between GAIN Capital, Inc. and NUI Corporation.
10	.33**	Agreement of Sublease, dated November 14, 2005, by and between Mellon Investor Services LLC and GAIN Capital, Inc.
10	.34**	First Amendment to Sublease, dated July 20, 2006, by and between Mellon Investor Services LLC and GAIN Capital, Inc.
10	.35**	Services Agreement, dated February 1, 2008, by and between GAIN Capital Group, LLC and Scivantage, Inc.
10	.36**	Schedule 1(b) to Services Agreement, dated February 15, 2009, by and between GAIN Capital Group, LLC and Scivantage, Inc.
10	.37**	Lease and Lease Agreement, dated August 18, 2009, by and between S/K Bed One Associates LLC and GAIN Capital Holdings, Inc.
10	.38**†	Access Agreement, dated December 1, 2004, by and between Questrade, Inc. and GAIN Capital, Inc.
10	.39**	Agreement for Lease, dated May 5, 2009, by and between Pontsarn Investments Limited and GAIN Capital — Forex.com U.K., Ltd.
10	.40**†	Addendum to Access Agreement, dated July 23, 2007, by and between GAIN Capital Group, LLC and Questrade, Inc.
10	.41**†	Addendum to Access Agreement, dated October 12, 2007, by and between GAIN Capital Group, LLC and Questrade, Inc.
10	.42**†	Software Licensing and Services Agreement, dated December 1, 2004, by and between Questrade, Inc. and GAIN Capital, Inc.
10	.43**†	License Agreement, dated August 9, 2007, by and between GAIN Capital Group, LLC and Metaquotes Software Corp.
10	.44†	Agreement, dated November 22, 2004, by and between esignal, a division of Interactive Data Corporation, and GAIN Capital, Inc.
10	.45**†	Sales Lead Agreement, dated October 9, 2006, by and between GAIN Capital Group, LLC and Trading Central.
10	.46**†	Forex Introducing Broker Agreement, dated April 20, 2005, by and between GAIN Capital Group, Inc. and TradeStation Securities, Inc.
10	.47**†	Addendum to Introducing Broker Agreement, dated October 1, 2007, by and between GAIN Capital Group, LLC and TradeStation Securities, Inc.
10	.48**†	Second Addendum to Introducing Broker Agreement, dated April 1, 2009, by and between GAIN Capital Group, LLC and TradeStation Securities, Inc.

Exhibit No.		Description

21	.1**	Subsidiaries of the Registrant.
23.1		Consent of Deloitte & Touche LLP.
23	.2*	Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 5.1).
23	.3**	Consent of Aite Group, LLC.
24	.1**	Power of Attorney.

*	To be filed by amendment.
**	Previously filed.
†	Confidential treatment requested. Confidential materials omitted and filed separately with the Securities and Exchange Commission.